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As filed with the Securities and Exchange Commission on September 29, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
AND

FORM F-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CONBULK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Republic of the Marshall Islands	4412	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

62 La Salle Road, Ste 304
West Hartford, CT 06107
tel: (860) 236-6320
fax: (860) 236-6325

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

John Chapman
62 La Salle Road, Ste 304
West Hartford, CT 06107
tel: (860) 236-6320
fax: (860) 236-6325

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies of communications to:

Fran Stoller, Esq.
Michael Kistler, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154-0037
(212) 407-4000 (telephone)
(212) 407-4990 (telecopier)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Agreement and Plan of Merger are satisfied or waived.

If the securities on this form are being filed in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.0001 per share	10,500,000(2)	$7.40(3)	$ 77,700,000	$3,053.61

Warrants	10,625,000(4)	$0.23(5)	$ 2,443,750	$96.04

Shares of common stock underlying the warrants	10,625,000(4)(7)	$6.00(6)	$ 63,750,000	$2,505.38

Total	31,750,000	—	$143,893,750	$5,655.03

(1)
There is no present market for the securities of Conbulk Corporation.

(2)
Pursuant to a merger agreement, Arcade Acquisition Corp. will merge with and into the Registrant with the Registrant as the surviving corporation. These shares will be issued to the stockholders of Arcade Acquisition Corp. upon consummation of the merger.

(3)
Estimated pursuant to Rule 457(c) solely for the purpose of computing the amount of the registration fee, and based on the average of the high and low prices of Arcade Acquisition Corp.'s common stock on the OTC Bulletin Board on September 24, 2008.

(4)
Includes (i) 8,625,000 warrants held by the stockholders of Arcade Acquisition Corp. that will be assumed by Conbulk Corporation following the merger and the common shares underlying such warrants and (ii) 2,000,000 warrants being registered for resale by an affiliate of the officers and directors of Arcade Acquisition Corp. and the common shares underlying such warrants.

(5)
Estimated pursuant to Rule 457(c) solely for the purpose of computing the amount of the registration fee, and based on the average of the high and low prices of Arcade Acquisition Corp.'s warrants on the OTC Bulletin Board on September 24, 2008.

(6)
Calculated pursuant to Rule 457(g) based on the exercise price of the warrants.

(7)
Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the Warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED SEPTEMBER 29, 2008
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF ARCADE ACQUISITION CORP.
AND PROSPECTUS FOR 10,500,000 SHARES OF COMMON STOCK AND 10,625,000 WARRANTS
OF CONBULK CORPORATION

Joint Proxy Statement/Prospectus dated                          , 2008
and first mailed to stockholders on or about                          , 2008

Dear Arcade Stockholders:

You are cordially invited to attend a special meeting of stockholders, or the Special Meeting, of Arcade Acquisition Corp., a Delaware corporation, or Arcade, to be held at 10:00 a.m. Eastern standard time, on                          , 2008, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York. At the meeting you will be asked to consider proposals to approve (i) the redomiciliation of Arcade as a Marshall Islands company through a merger with and into its wholly-owned Marshall Islands subsidiary, Conbulk Corporation, or Conbulk, and (ii) the acquisition by Conbulk of 10 containerships through the acquisition of 10 special purpose vehicles, or SPVs, owned by a wholly-owned subsidiary of Palmosa Shipping Corporation, or Palmosa, a global shipping company with management headquarters in Greece.

On September 19, 2008, Arcade, Palmosa and Palmosa's wholly-owned subsidiary (which we refer to as Palmosa Sub) entered into an agreement pursuant to which Conbulk will purchase all of the outstanding membership interests of 10 SPVs, each a limited liability company holding a memorandum of agreement, or MOA, to acquire one container vessel. Six of the MOAs are for the purchase of vessels from affiliates of Palmosa and four of the MOAs are for the purchase of vessels from companies whose vessels are managed by Tsakos Shipping & Trading S.A., or Tsakos. We refer to this acquisition of the SPV membership interests as the "Interest Acquisition" and the Interest Acquisition, together with the SPVs' acquisition of the vessels pursuant to the MOAs, as the "Acquisition." The aggregate purchase price for the Acquisition is $261,677,521, consisting of approximately $185,544,000 in cash and 9,661,614 common shares of Conbulk. Conbulk may issue up to an additional 3,500,000 common shares, subject to its achievement of certain annual earning targets during the fiscals years ending December 31, 2010 and 2011, all as more particularly described in this joint proxy statement/prospectus.

In order to effectuate the Acquisition, Arcade and Conbulk have entered into an agreement and plan of merger pursuant to which Arcade will merge with and into Conbulk immediately prior to the initial closing of the Acquisition, with Conbulk being the surviving entity. We refer to this merger as the Redomiciliation Merger. Throughout this joint proxy statement/prospectus, we refer to the Redomiciliation Merger and the Acquisition collectively as the Business Combination.

The Acquisition is expected to be completed pursuant to several closings. On the effective date of the Redomiciliation Merger and the Interest Acquisition, Conbulk, through the applicable SPVs, will close on MOAs to acquire at least two of the Palmosa vessels and accept delivery thereof. We refer to this initial acquisition of at least two vessels, the Interest Acquisition and Redomiciliation Merger throughout this joint proxy statement/prospectus collectively as the Initial Transaction, and we refer to the concurrent consummation of the Initial Transaction as the Initial Closing. The agreements provide that the Initial Closing must occur on or prior to January 30, 2009. Conbulk expects to close on the other MOAs held by the SPVs and take delivery of the remaining vessels within several weeks after the Initial Closing.

As provided in Arcade's certificate of incorporation, each Arcade stockholder (other than an officer or director of Arcade) who holds shares of common stock issued in Arcade's initial public offering, which we call IPO shares, has the right to vote against the Business Combination and at the same time demand that Arcade redeem such stockholder's shares for an amount in cash equal to such stockholder's pro rata portion of the trust account which contains a substantial portion of the net proceeds of Arcade's initial public offering. Because the Redomiciliation Merger and Acquisition are being voted on separately, holders of IPO shares who wish to have their shares redeemed must vote against either one or both of such proposals. IPO shares will be redeemed for cash only if the Initial Transaction is completed. If holders of 2,587,500 or more IPO shares, which represents 30% or more of the total number of IPO shares, vote against either or both of the Business Combination Proposals and demand redemption of their shares, then, in accordance with Arcade's certificate of incorporation and the terms governing the trust account, Arcade will not consummate the Business Combination. Prior to exercising redemption rights, Arcade stockholders should verify the market price of Arcade's common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights. Arcade's shares of common stock are quoted on the OTC Bulletin Board under the symbol "ACDQ." On the record date, the last sale price of Arcade's common stock was $             . As of the same date, the beneficial value per share of the amounts held in the trust account (which amount approximately equals the amount receivable upon exercise of redemption rights) was approximately $             .

Enclosed is a notice of Special Meeting and joint proxy statement/prospectus containing detailed information concerning the Business Combination, the other proposal and the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read this material carefully and vote your shares.

The registration statement of which this joint proxy statement/prospectus is a part relates to the offering by Conbulk of 10,500,000 common shares of Conbulk, par value $.0001 per share, reserved for issuance to the stockholders of Arcade upon consummation of the Redomiciliation Merger, as well as the 8,625,000 warrants to purchase common shares of Conbulk and 8,625,000 common shares underlying such warrants being assumed by Conbulk. In addition, 2,000,000 warrants and the common shares underlying such warrants are being registered for resale by an affiliate of the officers and directors of Arcade Acquisition Corp.

There is currently no market for Conbulk's securities. Conbulk has filed an application to list its common shares and warrants on the Nasdaq Global Market, or Nasdaq, under the symbols "                          " and "                          ," respectively, upon or shortly following the effective date of the Business Combination. There can be no assurance as to when, or if, Conbulk's securities will be listed on Nasdaq.

HOW TO OBTAIN ADDITIONAL INFORMATION

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Arcade with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

    Arcade Acquisition Corp.
    62 La Salle Road, Suite 304
    West Hartford, Connecticut 06107
    Attention: John Chapman
    Tel: (860) 236-6320

If you would like to request documents, please do so no later than                          , 2008, to receive them before Arcade's Special Meeting. Please be sure to include your complete name and address in your request. Please see "Where You Can Find Additional Information" to find out where you can find more information about Arcade and Conbulk. You should only rely on the information contained in this joint proxy statement/prospectus in deciding how to vote on the Business Combination. Neither Arcade nor Conbulk has authorized anyone to give any information or to make any representations other than those contained in this joint proxy statement/prospectus. Do not rely upon any information or representations made outside of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus may change after the date of this joint proxy statement/prospectus. Do not assume after the date of this joint proxy statement/prospectus that the information contained in this joint proxy statement/prospectus is still correct.

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The place, date and time of the Arcade Special Meeting is as follows: the offices of Loeb & Loeb, LLP, 345 Park Avenue, New York, New York, on                          , 2008 at 10:00 a.m.

We encourage you to read this joint proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption "RISK FACTORS" beginning on page 21.

Arcade's board of directors unanimously recommends that Arcade stockholders vote "FOR" approval of the Redomiciliation Merger, the Acquisition and the Adjournment Proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or otherwise, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

                      Board of Directors of Arcade Acquisition Corp.

                                        , 2008

3

ARCADE ACQUISITION CORP.
62 La Salle Road, Suite 304
West Hartford, Connecticut 06107

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                                         , 2008

To Arcade Stockholders:

A Special Meeting of stockholders of Arcade Acquisition Corp., a Delaware corporation, or Arcade, will be held at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York on                                         , 2008, at 10:00 a.m., for the following purposes:

•
To consider and vote upon the following two proposals relating to Arcade's initial business combination:
  •
  a proposal to adopt the agreement and plan of merger, as such may be amended from time to time, by and between Arcade and its wholly-owned Marshall Islands subsidiary, Conbulk, whereby Arcade will merge with and into Conbulk, with Conbulk as the surviving corporation. We refer to this merger as the "Redomiciliation Merger" and this proposal as the "Redomiciliation Merger Proposal." As a result of the Redomiciliation Merger: (i) the separate corporate existence of Arcade will cease; (ii) each share of Arcade common stock, par value $.0001 per share, will automatically be converted into one common share of Conbulk par value $.0001 per share; and (iii) each outstanding warrant of Arcade will be automatically assumed by Conbulk with the same terms and restrictions, except that each warrant will be exercisable for common shares of Conbulk, as more particularly described in the joint proxy statement/prospectus; and

  •
  a proposal to approve and authorize the acquisition by Conbulk immediately following the Redomiciliation Merger, of 10 containerships through the acquisition of 10 SPVs from Palmosa Sub, each SPV being the designated nominee of Palmosa Sub under one memorandum of agreement, or MOA, to acquire one container vessel, pursuant to the membership interest purchase and sale agreement dated September 19, 2008, as such may be amended from time to time. We refer to the membership interest purchase and sale agreement as the "Purchase Agreement," this acquisition of the SPVs as the "Interest Acquisition" and together with the SPVs' acquisition of the vessels pursuant to the MOAs as the "Acquisition" and this proposal as the "Acquisition Proposal." The aggregate purchase price for the Acquisition is $261,677,521, consisting of approximately $185,544,000 in cash and 9,661,614 common shares of Conbulk (excluding contingent earn-out payments of up to 3,500,000 additional common shares of Conbulk); and

•
To adjourn the Special Meeting in the event Arcade does not receive the requisite stockholder vote to approve the Redomiciliation Merger Proposal and the Acquisition Proposal. We refer to this proposal as the "Adjournment Proposal."

Throughout this joint proxy statement/prospectus, we refer to the Redomiciliation Merger and the Acquisition collectively as the "Business Combination" and to the Redomiciliation Merger Proposal and the Acquisition Proposal collectively as the "Business Combination Proposals." Pursuant to Arcade's certificate of incorporation, Arcade is required to obtain stockholder approval of the Business Combination. While each of the Redomiciliation Merger Proposal and the Acquisition Proposal will be voted on separately, both proposals must be approved for the Business Combination to be effected.

The board of directors has fixed the record date as the close of business on                                        , 2008 as the date for determining stockholders entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Only holders of record of Arcade common stock on that date are entitled to have their votes counted at the Special Meeting or any adjournment or postponement.

Arcade's initial stockholders, who are Arcade's current officers and directors and an entity affiliated with such individuals, which we refer to herein as the initial stockholders, have agreed to vote their 1,875,000 shares of Arcade common stock acquired prior to Arcade's initial public offering, representing an aggregate of 17.9% of the outstanding shares of Arcade common stock, in accordance with the vote of the majority of the IPO shares voted at the Special Meeting with respect to the Business Combination Proposals. In addition, the initial stockholders intend to vote all of their shares of Arcade common stock "FOR" the Adjournment Proposal.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the Special Meeting. If you are a stockholder of record, you may also cast your vote in person at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person at the Special Meeting by obtaining a proxy from your brokerage firm or bank.

Arcade's board of directors unanimously recommends that you vote or give instruction to vote "FOR" adoption of the Redomiciliation Merger, the Acquisition and the Adjournment Proposals.

                      By order of the Board of Directors of Arcade Acquisition Corp.

                                        , 2008

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i

EXPERTS	166
LEGAL MATTERS	166
STOCKHOLDER PROPOSALS AND OTHER MATTERS	166
INDUSTRY AND MARKET DATA	166
WHERE YOU CAN FIND ADDITIONAL INFORMATION	167
ENFORCEABILITY OF CIVIL LIABILITIES	167
GLOSSARY OF SHIPPING TERMS	168
INDEX TO FINANCIAL STATEMENTS	F-1

Appendix A	Membership Interest Purchase and Sale Agreement, dated as of September 19, 2008, by and among Palmosa, Palmosa Sub and Arcade Acquisition Corp.
Appendix B	Form of Agreement and Plan of Merger by and between Arcade Acquisition Corp., a Delaware corporation and Conbulk Corporation, a Marshall Islands corporation.
Appendix C	Forms of MOAs relating to the Palmosa vessels and the Tsakos vessels
Appendix D	Palmosa Supplemental Agreement, dated as of September 19, 2008, by and among Palmosa, Palmosa Sub, Arcade Acquisition Corp. and the sellers of the Palmosa vessels
Appendix E	Form of Proxy

ii

QUESTIONS AND ANSWERS ABOUT
THE ARCADE SPECIAL MEETING

Q.
What is the purpose of this document?

A.
This document serves as Arcade's proxy statement and as the prospectus of Conbulk. As a proxy statement, this document is being provided to Arcade stockholders because the Arcade board of directors is soliciting their proxies to vote to approve, at the Special Meeting of stockholders, (i) the agreement and plan of merger pursuant to which Arcade will merge with and into Conbulk with Conbulk continuing as the surviving company incorporated in the Republic of the Marshall Islands and (ii) the acquisition by Conbulk of 10 containerships through the acquisition of 10 SPVs. As a prospectus, Conbulk is providing this document to Arcade stockholders because Conbulk is offering its common shares in exchange for shares of Arcade common stock and Conbulk is assuming the outstanding warrants of Arcade in the Redomiciliation Merger. The registration statement on Form F-1/F-4 of which this joint proxy statement/prospectus is a part is being filed by Conbulk to register the shares being offered in exchange for the shares of Arcade, the warrants of Arcade that will be assumed by Conbulk and the common shares of Conbulk issuable upon exercise of such warrants.

Q.
What is being voted on?

A.
You are being asked to vote on three proposals:

        •  the merger of Arcade with and into Conbulk, its wholly-owned Marshall Islands subsidiary, for the purpose of redomiciling Arcade to the Marshall Islands as part of the acquisition of the SPVs, and as an effect of such merger, adopting the articles of incorporation of Conbulk and bylaws, respectively—we call this merger the "Redomiciliation Merger" and this proposal the "Redomiciliation Merger Proposal";

        •  the acquisition by Conbulk of all the outstanding membership interests of 10 SPVs owned by Palmosa, each SPV holding an MOA to acquire one container vessel, pursuant to the terms of the Purchase Agreement—we call this acquisition of the SPVs the "Interest Acquisition" and together with the SPVs' acquisition of the vessels pursuant to the MOAs the "Acquisition," this proposal the "Acquisition Proposal," the Redomiciliation together with the Acquisition the "Business Combination" and the Redomiciliation Merger Proposal together with the Acquisition Proposal the "Business Combination Proposals"; and

        •  the adjournment of the Special Meeting in the event Arcade has not received the requisite stockholder vote to approve the Redomiciliation Merger and the Acquisition—we call this proposal the "Adjournment Proposal."

  Arcade cannot effect the Business Combination unless each of the Redomiciliation Merger Proposal and the Acquisition Proposal is approved at the Special Meeting.

Q.
When will Conbulk take delivery of the 10 container vessels?

A.
On the effective date of the Business Combination, at least two container vessels currently owned by affiliates of Palmosa will be delivered to the SPVs. We refer to the concurrent closing of the Interest Acquisition and the first two (or more) MOAs constituting delivery of the first two (or more) vessels throughout this joint proxy statement/prospectus as the "Initial Closing." Under the terms of the transaction documents, the Initial Closing must occur on or prior to January 30, 2009. Conbulk expects to close on the other MOAs held by the SPVs it will have acquired and take delivery of the remaining vessels within several weeks after the Initial Closing. We refer to these subsequent closings of the vessel purchases contemplated by the MOAs individually as a "Subsequent Closing" and collectively as the "Subsequent Closings."

Q.
Why is Arcade proposing to redomicile to the Marshall Islands?

A.
Palmosa, a non-U.S. company with no substantial connection to the United States, has agreed to accept, through Palmosa Sub, a substantial portion of the consideration for the sale of its six vessels in the form of stock of the acquiring corporation, provided that such corporation is incorporated outside of the United States.

  All of the vessels that are the subject of the MOAs are operated under foreign or non-U.S. flag, and these ships are expected to continue to be operated predominantly outside of the United States after the Acquisition. As a result, given the minimal contacts with the United States, Palmosa has expressed its preference to acquire a substantial equity interest in a Marshall Islands corporation, rather than in a U.S. corporation.

  In addition, Palmosa is incorporated outside of the United States, and is aware that most of its and Palmosa Sub's competitors are incorporated in jurisdictions outside of the United States, such as the Republic of the Marshall Islands, and operate outside of the United States, and therefore are subject to little or no U.S. income tax. Prior to the proposed transaction, none of Palmosa, Palmosa Sub or any of the SPVs was subject to the U.S. income tax. If Palmosa Sub received stock in Arcade and Arcade remained a U.S. corporation, the income from operation of the vessels, when distributed to Arcade (following the Acquisition), would be subject to U.S. federal income tax at a top marginal rate of 35% at the Arcade level, and any dividends from Arcade to its non-U.S. stockholders, including Palmosa Sub, would additionally be subject to U.S. withholding tax of up to 30%. Palmosa indicated that such taxation would be unacceptable to it.

  Other factors also point in favor of redomiciling Arcade. After the Acquisition, Conbulk is expected to continue to be a foreign private issuer under the Securities Exchange Act of 1934, or the Exchange Act, which is expected to result in significantly lower costs associated with ongoing financial and reporting compliance than if Conbulk were a U.S. corporation.

  The relevant considerations are more fully described in "Reasons for the Redomiciliation Merger" under "Background and Reasons for the Business Combination."

Q.
Why is Arcade proposing the Adjournment Proposal?

A.
This proposal allows Arcade's board of directors to submit a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Business Combination Proposals.

Q.
When and where will the Special Meeting be held?

A.
The Special Meeting will be held at 10:00 a.m. Eastern standard time on                                        , 2008 at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York.

Q.
Who is entitled to vote?

A.
Only holders of record of shares of Arcade common stock as of the close of business on                          , 2008 may vote at the Special Meeting. As of the record date, there were 10,500,000 shares of Arcade common stock outstanding and entitled to vote.

Q.
What constitutes a quorum?

  The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Arcade's common stock outstanding on the record date shall constitute a quorum. A quorum is required for business to be conducted at the Special Meeting. Shares of Arcade common stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card.

Q.
What vote is required to approve the Redomiciliation Merger Proposal?

A.
Approval of the Redomiciliation Merger Proposal will require the affirmative vote of holders of a majority of the outstanding shares of Arcade's common stock. The initial stockholders have agreed to vote all of the shares owned by them prior to Arcade's initial public offering in accordance with the majority of the IPO shares voted at the Special Meeting. However, notwithstanding adoption of the Redomiciliation Merger Proposal, the Redomiciliation Merger will only proceed if (i) the Acquisition Proposal is approved and (ii) if holders of less than 30% of the IPO shares exercise their redemption rights.

Q.
What vote is required to approve the Acquisition Proposal?

A.
Approval of the Acquisition Proposal will require the affirmative vote of a majority of the IPO shares voted at the Special Meeting. The initial stockholders have agreed to vote all of the shares owned by them prior to Arcade's initial public offering in accordance with the majority of the IPO shares voted at the Special Meeting. However, notwithstanding adoption of the Acquisition Proposal, the Acquisition will only proceed if (i) the Redomiciliation Merger Proposal is approved and (ii) holders of less than 30% of the IPO shares exercise their redemption rights.

Q.
What vote is required to approve the Adjournment Proposal?

A.
The Adjournment Proposal requires the approval of holders of a majority of the Arcade common stock represented and entitled to vote at the Special Meeting. The initial stockholders intend to vote all of their shares in favor of the Adjournment Proposal.

Q.
Are warrant holders being asked to vote on the Business Combination?

A.
No vote of the warrant holders is necessary to adopt the Business Combination Proposals, and, accordingly, Arcade is not asking the warrant holders to vote on the Business Combination.

Q.
Do Arcade stockholders have appraisal rights under Delaware law?

A.
Under the General Corporation Law of the State of Delaware, you do not have appraisal rights with respect to your shares in connection with the Business Combination.

Q.
What happens post-Business Combination to the funds deposited in the trust account?

A.
Upon the Initial Closing of the Business Combination, any funds remaining in the trust account after payment of amounts to stockholders exercising their redemption rights and funding the Initial Closing will be released to Conbulk to fund the payments required in connection with the Subsequent Closings following the effective date of the Business Combination and for general corporate purposes and the trust account will cease to exist.

Q.
When do you expect the Business Combination to be effected?

A.
If all of the proposals are approved at the Special Meeting, Arcade expects to consummate the Initial Transaction promptly thereafter, but in no event later than January 30, 2009.

Q.
What will an Arcade stockholder receive in the Redomiciliation Merger?

A.
Arcade stockholders will receive an equal number of common shares of Conbulk in exchange for their shares of Arcade common stock, and Conbulk will assume the outstanding Arcade warrants, the terms and conditions of which will not change, except that they will become exercisable for Conbulk common shares.

Q.
How will the Redomiciliation Merger be accomplished?

A.
Arcade will merge into Conbulk, Arcade's wholly-owned Marshall Islands subsidiary. As a result of the Redomiciliation Merger, each currently issued outstanding share of common stock of Arcade will automatically convert into one common share of Conbulk. This procedure will result in your becoming a stockholder in Conbulk instead of Arcade. Conbulk will become a reporting company under the Exchange Act.

Q.
Will the Arcade stockholders be taxed as a result of the Redomiciliation Merger?

A.
Holders of Arcade common stock and warrants generally should not recognize any gain or loss as a result of the Redomiciliation Merger for U.S. federal income tax purposes. We urge you to consult your own tax advisors with regard to the particular tax consequences to you of the Redomiciliation Merger.

Q.
Will Arcade be taxed on the Redomiciliation Merger?

A.
Arcade generally should recognize gain, but not loss, for U.S. federal income tax purposes as a result of the Redomiciliation Merger equal to the excess, if any, of the fair market value of each Arcade asset at the effective time of the Redomiciliation Merger over the adjusted tax basis of such asset.

Q.
How much of Arcade will its current public stockholders own post-Business Combination?

A.
After the Initial Closing of the Business Combination, if no Arcade stockholders demand that Arcade redeem their shares for a pro rata portion of the trust account, Auster Finance Ltd., or Auster Finance, an entity owned by the principals of Palmosa Sub, will own approximately 22% of Conbulk's issued and outstanding common shares and Arcade's public stockholders will own approximately 64% of Conbulk's issued and outstanding common shares, a reduction from the approximately 82% of Arcade's outstanding common stock they currently own. After completion of the Subsequent Closings, assuming no redemption demands, Auster Finance will own approximately 38% of Conbulk's isused and outstanding common shares, Tsakos affiliates and designees will own approximately 10% and Arcade stockholders will be diluted so that they will own approximately 43% of Conbulk's issued and outstanding common shares. Also, following the consummation of the Initial Closing of the Business Combination, there will be outstanding warrants to purchase up to 10,625,000 shares of Conbulk. We have also agreed to issue up to an additional 3,500,000 shares of Conbulk following completion of the 2010 and 2011 fiscal years (1,750,000 per year), subject to Conbulk's achievement of certain earnings targets.

Q.
Do Arcade stockholders have redemption rights?

A.
If you hold shares of common stock issued in Arcade's initial public offering, which we call IPO shares, then you have the right to vote against the Business Combination and demand that Arcade redeem your shares for your pro rata portion of the funds in the trust account in which a substantial portion of the net proceeds of Arcade's initial public offering are held. We refer to the right to vote against the Business Combination and demand redemption of your shares for your pro rata portion of the trust account as your redemption rights. However, if the holders of 2,587,500 or more IPO shares, representing 30% or more of the total number of IPO shares, exercise their redemption rights, then, in accordance with the terms of Arcade's certificate of incorporation and the documents governing the trust account, Arcade will not effect the Business Combination and your shares will not be redeemed. Warrant holders do not have redemption rights.

Q.
How do I exercise my redemption rights?

A.
If you wish to exercise your redemption rights, you must vote against either one or both of the Business Combination Proposals and at the same time affirmatively demand that Arcade redeem your shares for cash. You will not have an opportunity to remedy an improper exercise of your redemption rights. If, notwithstanding your vote, the Business Combination is approved and the Initial Transaction is completed, then you will be entitled to receive your pro rata share of the trust account, including your pro rata share of any interest earned thereon through the date of the Special Meeting. Based on the amount of cash held in the trust account at                          , 2008, you will be entitled to redeem each share that you hold for approximately $                          . If you exercise your redemption rights, then you will be exchanging your shares for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the effective date of the Business Combination and then tender your stock certificate to Conbulk. If the Business Combination is not effected, your shares will not be redeemed for cash.

  Prior to exercising redemption rights, Arcade stockholders should verify the market price of Arcade's common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights. Arcade's shares of common stock are listed on the OTC Bulletin Board under the symbol "ACDQ."

Q.
Who will manage Conbulk after the Business Combination?

A.
Following the Initial Closing, the board of directors of Conbulk will consist of Mr. Michael Jolliffe (who will serve as non-executive chairman), Mr. Dimitris Dalakouras, Mr. George Bamiotis, Ms. Maria Tsakos, Mr. Stefanos Kardamakis, Mr. Dimitris Potamitis, Mr. Frans Malmros, Mr. Jonathan Furer and Mr. John Chapman. Mr. Dalakouras, the co-founder and majority stockholder of Palmosa, will serve as Conbulk's Chief Executive Officer, Mr. Bamiotis will serve as Conbulk's Chief Operating Officer, Ms. Tsakos will serve as Conbulk's President and Mr. Kardamakis will serve as Conbulk's Chief Financial Officer. Messrs. Furer and Chapman currently serve as directors and executive officers of Arcade.

Q.
What is the anticipated dividend policy of Conbulk?

A.
Subject to its ability to do so under applicable law, Conbulk intends to pay a quarterly base dividend of $0.16 per share to Conbulk's public stockholders beginning the end of the first full calendar quarter following the Initial Closing and a special quarterly dividend of $0.06 per share for the first four quarters. The payment of these dividends is subject to a number of risks and Conbulk may not have sufficient funds in its first year of operations to pay these dividends. See "Risk Factors—Risks Related to Conbulk's Common Shares—Investors should not rely on an investment in Conbulk if they require dividend income. It is not certain that Conbulk will pay a dividend and the return on an investment in Conbulk, if any, may come solely from the appreciation of its common shares, which is also not assured." Arcade's executive officers and directors and the recipients of Conbulk common shares comprising the Acquisition Consideration have agreed to a one-year subordination of their rights to receive dividends.

Q.
What happens if the Business Combination is not effected?

A.
If the Business Combination is not effected, Arcade will continue to search for an operating company or assets to acquire. However, pursuant to the provisions of its certificate of incorporation, if Arcade has not completed a business combination by May 21, 2009, its corporate existence will cease except for the purposes of winding up its affairs and liquidating. In any liquidation, the net proceeds of Arcade's initial public offering, or IPO, held in the trust account, plus any interest earned thereon (net of permissible amounts used for working capital and the payment of taxes), will be distributed pro rata to Arcade's stockholders holding IPO shares.

Q.
If I am not going to attend the Special Meeting in person, should I return my proxy card instead?

A.
Yes. After carefully reading and considering the information in this joint proxy statement/prospectus, please fill out and sign your proxy card. Then return it in the return envelope as soon as possible, so that your shares may be represented at the Special Meeting. A properly executed proxy will be counted for the purpose of determining the existence of a quorum.

Q.
What will happen if I abstain from voting or fail to instruct my broker to vote?

A.
An abstention or the failure to instruct your broker how to vote (also known as a broker non-vote) is not considered a vote cast at the Special Meeting with respect to the Acquisition Proposal and, therefore, your vote will have no effect on the vote relating to the Acquisition, and you will not be able to redeem your shares. An abstention or a broker non-vote will have the effect of voting against the Redomiciliation Merger Proposal; however, you will not be able to redeem your shares without voting against one of the Business Combination Proposals and making an affirmative election to exercise your redemption rights. An abstention or a broker non-vote will have the effect of voting against the Adjournment Proposal.

Q.
How do I change my vote?

A.
You may change your vote by sending a later-dated, signed proxy card or may revoke your proxy by sending a notice of revocation, to Arcade Acquisition Corp., 62 La Salle Road, Suite 304, West Hartford, Connecticut 06107, Attn: Chief Financial Officer, that is received prior to the date of the Special Meeting. You may also attend the Special Meeting and vote in person.

Q.
If my shares are held in "street name," will my broker automatically vote them for me?

A.
No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares. Your broker can tell you how to provide these instructions.

Q.
Do I need to turn in my old certificates?

A.
No. If you hold your securities in Arcade in certificated form, as opposed to holding them through your broker, you do not need to exchange them for certificates issued by Conbulk. Your current certificates will represent your rights in Conbulk. You may, however, exchange them by contacting the transfer agent, Continental Stock Transfer & Trust Company, Reorganization Department, and following their requirements for reissuance at any time after the effective date of the Business Combination. If you elect redemption, you will need to deliver your old certificate to Continental Stock Transfer & Trust Company pursuant to instructions that will be provided to you by Conbulk after completion of the Initial Transaction.

Q.
Who will pay for this proxy solicitation?

A.
Arcade has retained Morrow & Co., Inc. to aid in the solicitation of proxies. Morrow & Co., Inc. will receive a fee of approximately $5,500, as well as reimbursement for certain costs and out-of-pocket expenses incurred by them in connection with their services, all of which will be paid by Arcade. In addition, Arcade's officers and directors may solicit proxies by mail, telephone, telegraph and personal interview, for which no additional compensation will be paid, though they may be reimbursed for their out-of-pocket expenses. Arcade will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this joint proxy statement/prospectus and other material which may be sent to stockholders in connection with this solicitation. Arcade may reimburse brokerage firms and other nominee holders for their reasonable expenses in sending proxies and proxy material to the beneficial owners of our shares.

Q.
Who can help answer my questions?

A.
If you have questions about the solicitation of proxies, you may write, e-mail or call Morrow & Co., Inc., 470 West Avenue—3rd Floor, Stamford, CT 06902, E-mail: Arcade.info@morrowco.com. Banks and Brokerage Firms, please call (203) 658-9400. Stockholders, please call (800) 607-0088.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire joint proxy statement/prospectus and the other documents to which it refers you. Unless the context otherwise requires, references to "Arcade," "we, "us" or "our" refers to Arcade Acquisition Corp. before the effective date of the Business Combination and to Conbulk Corporation after the effective date of the Business Combination.

We use the term "TEU", meaning 20-foot equivalent unit, the international standard measure of container size, in describing volumes in world container trade and certain other measures, including the capacity of the containerships that Palmosa Sub, through its 10 SPVs, has MOAs to acquire, which containerships we also refer to as container vessels or vessels. For the definition of certain terms used in this joint proxy statement/prospectus, please see "Glossary of Shipping Terms" at the end of this joint proxy statement/prospectus.

The Parties

Arcade and Conbulk.    Arcade is a blank check company organized as a corporation under the laws of the State of Delaware on January 30, 2007 that was formed to effect a business combination with a suitable operating business. On May 25, 2007, Arcade consummated its initial public offering of 7,500,000 units, each unit consisting of one share of Arcade common stock and one warrant to purchase one share of Arcade common stock. Immediately prior to the consummation of the public offering, Arcade privately sold 2,000,000 warrants to an affiliate of its officers and directors for $1.00 per warrant. On June 7, 2007, the underwriters exercised their over-allotment option and purchased an additional 1,125,000 units. Arcade's common stock and warrants started trading separately as of June 14, 2007. The net proceeds from the sale of the units (including the underwriters' over-allotment option) and the insider warrants, after deducting certain offering expenses of approximately $2,949,000, including underwriting discounts of approximately $2,415,000, were approximately $68,051,000. Of this amount, $67,835,000 is being held in the trust account and the remaining proceeds are being held outside of the trust account. The remaining proceeds, along with up to $2,000,000 in interest earned on the funds in the trust account, have been available to be used by Arcade to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Other than its initial public offering and the pursuit of a business combination, Arcade has not engaged in any business to date. If Arcade does not consummate a business combination by May 21, 2009, then, pursuant to Article FIFTH of its amended and restated certificate of incorporation, Arcade's corporate existence will cease and it will distribute the funds in the trust account, together with any other remaining assets, to holders of the IPO shares after making appropriate provision for payments to creditors.

Conbulk is a corporation formed on September 2, 2008 by Arcade under the laws of the Republic of the Marshall Islands with no operating history. Its sole purpose is to be the surviving entity in the Redomiciliation Merger and effectuate the Acquisition.

The mailing address of the principal executive office of Arcade and Conbulk is 62 La Salle Road, Suite 304, West Hartford, Connecticut, and the companies' telephone number is 860-236-6320.

Palmosa and Palmosa Sub.    Palmosa is a corporation organized under the laws of the Republic of the Marshall Islands in 2002. Headquartered in Piraeus, Greece, Palmosa owns and operates container vessels that it charters out to container liner shipping operators under long-term time-charter contracts.

Palmosa Sub is a limited liability company formed on August 28, 2008 by Palmosa under the laws of the Republic of the Marshall Islands to hold the membership interests of the 10 SPVs that are being acquired by Conbulk in the Acquisition. Each SPV is a limited liability company formed under the laws of the Republic of the Marshall Islands to acquire one containership pursuant to an MOA.

The Redomiciliation Merger and the Acquisition

Pursuant to an agreement and plan of merger, or the Merger Agreement, by and between Arcade and Conbulk, Arcade will merge with and into Conbulk, its wholly-owned subsidiary incorporated in the Republic of the Marshall Islands, to effect the redomiciliation of Arcade from a U.S. company to a Marshall Islands company. On the date of the Redomiciliation Merger and immediately following its effectiveness, Conbulk will acquire all of the outstanding membership interests of 10 SPVs from Palmosa Sub pursuant to a membership interest purchase and sale agreement, or the Purchase Agreement, for an aggregate consideration of $10. We refer to this acquisition of the SPV membership interests as the "Interest Acquisition." Each SPV is an offshore limited liability company that at the time of the Initial Closing will have the right and obligation to acquire one containership pursuant to the terms of one of 10 MOAs. Six of the vessels are being acquired pursuant to MOAs with certain Palmosa affiliates. We refer to these six vessels as the "Palmosa vessels." Four of the vessels are being acquired pursuant to MOAs with companies whose vessels are managed by Tsakos affiliates. We refer to these four vessels as the "Tsakos vessels" and these four companies as the "Tsakos Companies." We refer to the Palmosa vessels and the Tsakos vessels collectively as the "Initial Fleet." The initial fleet is described in "Information Concerning the Acquired Business—The Initial Fleet." We refer to the Interest Acquisition, together with acquisition of the initial fleet, as the "Acquisition."

On the effective date of the Redomiciliation Merger and the Interest Acquisition, Conbulk, through the applicable SPVs, will close on MOAs to take delivery of at least two of the Palmosa vessels. Pursuant to the Purchase Agreement, two of these vessels must be "Kuo" vessels, meaning that at least two of the vessels acquired on such date must be from among the following vessels: Kuo Fu, Kuo Hung, Kuo Lung or Kuo Tai. We refer to this acquisition of at least two "Kuo" vessels as the "Kuo Vessel Acquisition," we refer to the Interest Acquisition, Kuo Vessel Acquisition and Redomiciliation Merger throughout this joint proxy statement/prospectus collectively as the "Initial Transaction," and we refer to the concurrent consummation of the Initial Transaction as the "Initial Closing." The agreements provide that the Initial Closing must occur on or prior to January 30, 2009. Conbulk expects to close on the other MOAs held by the SPVs and take delivery of the remaining vessels within several weeks after the Initial Closing. We refer to these subsequent closings of the vessel purchases contemplated by the MOAs following the effective date of the Business Combination individually as a "Subsequent Closing" and collectively as the "Subsequent Closings."

The purchase price payable in connection with the Initial Transaction will range from $59,021,260 to $64,021,260, assuming only two Palmosa vessels are delivered at the time of the Initial Closing, depending on which two vessels are delivered as part of the Kuo Vessel Acquisition on such date. The aggregate purchase price for the initial fleet, or the Acquisition Consideration, is $261,677,521, consisting of $185,544,000 in cash and 9,661,614 common shares of Conbulk. The Palmosa principals have agreed to accept only stock for their equity interest in the Palmosa vessels. The breakdown between cash and stock is an estimate based on an assumed December 31, 2008 closing for all of the Palmosa vessels and the associated debt balances. To the extent closings occur after such date, the outstanding debt on the Palmosa vessels may be reduced by regularly scheduled principal amortization. This will result in lowering the cash portion of the purchase price and correspondingly increasing the stock portion. Any change in allocation between cash and stock will be calculated at $7.88 per share of Conbulk stock. The Management Agreement, which is described below, also provides for two contingent earn-out payments of up to 1,750,000 common shares (up to 3,500,000 in the aggregate), which are referred to collectively as the Earn-Out Shares, to designees of Conbulk Management S.A., an affiliate of both Palmosa and Tsakos that will serve as the commercial and technical manager of the initial fleet, if Conbulk's annual earnings before interest, income taxes, depreciation and amortization, or EBITDA, during each of the years ending December 31, 2010 and 2011, achieve specified thresholds.

Arcade and/or Conbulk has entered or will enter into a number of ancillary agreements in connection with the Acquisition, including a supplemental agreement, or the Supplemental Agreement, the purpose of which, generally, is to provide for the timing of the delivery of, and payment of the consideration for, the Palmosa vessels as provided for under the related MOAs, novation agreements relating to the substitution of parties to the time charters of the vessels, a registration rights agreement, lock-up agreements and a dividend subordination agreement. These agreements, along with the Merger Agreement, the Purchase Agreement and the MOAs, are described in this joint proxy statement/prospectus under the heading "Transaction Agreements."

As of the effective date of the Business Combination, affiliates of Palmosa are expected to own between approximately 22% and 27% of Conbulk's outstanding common shares, depending on the number of IPO shares redeemed for cash, assuming the Initial Closing reflects, as it is expected, the delivery of two Palmosa vessels as described above. Assuming the applicable pre-determined conditions to issuance are satisfied, after giving effect to the Subsequent Closings (but without considering the issuance of the Earn-Out Shares) Palmosa and Tsakos affiliates and designees are expected to own between 48% and 55% of Conbulk's outstanding common shares, depending on the number of Arcade common shares redeemed for cash.

The Special Meeting

Date, Time and Place.    The Special Meeting of Arcade's stockholders will be held at 10:00 a.m., Eastern standard time, on                                        , 2008, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York.

Voting Power; Record Date.    You will be entitled to vote or direct votes to be cast at the Special Meeting, if you owned Arcade common stock at the close of business on                                        , 2008, the record date for the Special Meeting. You will have one vote for each share of Arcade common stock you owned at that time. Warrants to purchase Arcade common stock do not have voting rights.

Votes Required.    Approval of the Acquisition Proposal requires the approval of a majority of the votes cast at a meeting of stockholders at which a quorum is present, and the approval of the Redomiciliation Merger Proposal requires the affirmative vote of holders of a majority of Arcade's outstanding common stock. Notwithstanding approval of the Business Combination Proposals, the Business Combination will only proceed if holders of IPO shares representing less than 30% of the total shares sold in the initial public offering (less than 2,587,500 shares), seek to redeem their shares by voting against either or both of the Redomiciliation Proposal and the Acquisition Proposal and properly exercising their redemption rights.

Under Delaware law and Arcade's bylaws, no other business may be transacted at the Special Meeting other than the Adjournment Proposal.

At the close of business on the record date, there were 10,500,000 shares of Arcade common stock outstanding (including the 1,875,000 shares held by Arcade's officers and directors and an affiliated entity, which were not purchased in Arcade's initial public offering). Each share of Arcade common stock entitles its holder to cast one vote per proposal.

Relation of Proposals.    While each of the Redomiciliation Merger Proposal and Acquisition Proposal will be voted on separately, Arcade will not consummate the Business Combination unless both proposals are approved.

Redemption Rights.    As provided in Arcade's certificate of incorporation, holders of IPO shares may, if they vote against the Business Combination, demand that Arcade redeem their shares for cash. Because the Redomiciliation Merger Proposal and Acquisition Proposal are being voted on separately, holders of IPO shares who wish to have their shares redeemed must vote against either one or both of such proposals. The demand for redemption must be made on the proxy card at the same time that the stockholder votes against the Redomiciliation Proposal and/or the Acquisition Proposal. If so demanded, and if the Initial Transaction is completed, Arcade will redeem each share of common stock for a pro rata portion of the funds held in the trust account in which a substantial portion of the net proceeds of Arcade's initial public offering plus interest earned thereon are held. However, if the holders of 2,587,500 or more IPO shares, representing 30% or more of the total number of IPO shares, properly exercise their redemption rights, then, in accordance with the terms of Arcade's certificate of incorporation and the documents governing the trust account, Arcade will not consummate the Initial Transaction and your shares will not be redeemed. Based on the amount of cash held in the trust account at                                        , 2008, you will be entitled to redeem each share of common stock that you hold for approximately $             . If you exercise your redemption rights, then you will be exchanging your shares of Arcade's common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the Initial Transaction and then tender your stock certificate to Conbulk. Do not send your stock certificate(s) with your proxy card. If the merger is consummated, redeeming stockholders will be sent instructions on how to tender their shares of common stock and when they should expect to receive the redemption amount. Stockholders will not be requested to tender their shares of common stock before the Initial Transaction is consummated. If the Initial Transaction is not completed, then none of the shares will be redeemed for cash. A stockholder who exercises redemption rights will continue to own any warrants to acquire Arcade common stock owned by such stockholder as all warrants will remain outstanding and unaffected by any exercise of redemption rights.

Prior to exercising redemption rights, Arcade stockholders should verify the market price of Arcade's common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights. Arcade's shares of common stock are listed on the OTC Bulletin Board under the symbol "ACDQ."

If the Business Combination is not effected and so long as Arcade is not required to liquidate pursuant to the terms of its certificate of incorporation, it may seek another target business with which to effect a business combination.

Appraisal Rights.    Under the General Corporation Law of the State of Delaware, appraisal rights are not available to Arcade's stockholders in connection with the Acquisition or the Redomiciliation Merger.

Proxies; Board Solicitation.    Your proxy is being solicited by the Arcade board of directors on each proposal being presented to stockholders at the Special Meeting. Proxies may be solicited in person or by mail, telephone or other electronic means. Arcade has engaged Morrow and Co., Inc. to assist it in the solicitation of proxies. If you grant a proxy, you may still vote your shares in person, which will have the effect of revoking any proxy granted before the Special Meeting. Proxies may be solicited by mail, telephone or in person.

Stock Ownership.    The holdings of Arcade's directors and significant stockholders are detailed in "Security Ownership of Certain Beneficial Holders and Management."

Recommendations of the Boards of Directors and Reasons for the Business Combination

After careful consideration of the terms and conditions of each proposal, the board of directors of Arcade has determined that the Business Combination and the related transactions and each proposal made in this joint proxy statement/prospectus are fair to and in the best interests of Arcade and its stockholders. In reaching its decision, the board of directors of Arcade reviewed various industry and financial data and considered the due diligence and evaluation materials provided by Palmosa and Morgan Joseph and Co. Inc., or Morgan Joseph, as its financial advisor, in order to determine that the Acquisition Consideration is reasonable and that the fair market value of the assets being acquired upon the Initial Closing is at least equal to 80% of the balance of the trust account (excluding deferred underwriting discounts and commissions of approximately $2.4 million), as required by the terms of Arcade's initial public offering. Accordingly, Arcade's board of directors concluded that the Acquisition meets the requirements for a business combination set forth in Arcade's initial public offering prospectus and certificate of incorporation and recommends that Arcade stockholders vote "FOR" the Redomiciliation Proposal and the Acquisition Proposal.

Interests of Arcade Directors and Officers in the Business Combination

When you consider the recommendation of Arcade's board of directors that you vote in favor of adoption of the Business Combination Proposals, you should keep in mind that certain of Arcade's officers and directors, and certain of their affiliates and associates, have interests in the Business Combination that are different from, or in addition to, your interest as a stockholder. These interests include, among other things:

•
Arcade's officers and directors, together with an affiliated entity, were issued a total of 1,875,000 shares of Arcade common stock prior to Arcade's initial public offering. These shares, without taking into account any discount that may be associated with certain restrictions on these shares, collectively have a market value of approximately $                                        based on Arcade's share price of $             as of                                       ,

  2008. These shares cannot be sold until the first anniversary of the Business Combination during which time the value of the shares may increase or decrease; however, since such shares were acquired for approximately $.013 per share, the holders are likely to benefit from the Business Combination notwithstanding any decrease in the market price of the shares.

•
An affiliate of Arcade's officers and directors owns a total of 2,000,000 of Arcade's warrants, which it acquired in a private placement immediately prior to the IPO. These warrants, without taking into account any discount that may be associated with the restrictions on the transfer of such warrants, collectively have a market value of approximately $                          based on Arcade's warrant price of $             as of                          , 2008. These warrants (as well as all other warrants) will expire and become worthless if the Business Combination is not approved and Arcade fails to consummate an alternative business combination by May 21, 2009.

•
If the Business Combination is not approved and Arcade fails to consummate an alternative business combination by May 21, 2009 its corporate existence will cease pursuant to its certificate of incorporation and Arcade will be required to liquidate. In such event, the shares of common stock beneficially owned by Arcade's officers and directors and the affiliated entity that were acquired prior to Arcade's IPO may be worthless because no portion of the net proceeds of Arcade's IPO that may be distributed upon liquidation of Arcade will be allocated to such shares.

•
After the completion of the Initial Transaction, it is expected that Jonathan Furer and John Chapman will continue to serve on Conbulk's board of directors. Such individuals will be compensated in such manner, and in such amount, as Conbulk's board of directors may determine to be appropriate. No agreements or plans with respect to such compensation have been entered into, adopted or otherwise agreed upon.

•
In connection with Arcade's IPO, the initial stockholders agreed to indemnify Arcade to the extent of their pro rata beneficial interest in Arcade immediately prior to the IPO for debts and obligations to vendors that are owed money by Arcade for services rendered or products sold to Arcade, but only if such vendors did not waive their claims with respect to funds in the trust account and then only to the extent necessary to ensure that such debts and obligations do not reduce funds in the trust account. If the Business Combination is consummated, the initial stockholders will not have to perform such obligations. If the Business Combination is not consummated, however, Arcade's officers and directors could potentially be liable for claims against the trust account by vendors who have not explicitly waived their right to make claims against the trust account.

Prior to the record date for the Special Meeting, Arcade, its officers, directors or affiliates and/or persons or entities affiliated with Palmosa or Tsakos or working with them, which we refer to herein collectively as the "Arcade Group Members," may purchase outstanding shares of Arcade in the open market and/or in privately negotiated transactions. After the record date for the Special Meeting, the Arcade Group Members may purchase outstanding shares of Arcade in privately negotiated transactions with Arcade's stockholders. Any such negotiated transaction with an Arcade stockholder would include a contractual acknowledgement that such stockholder, although still the record holder of Arcade shares of stock, is no longer the beneficial owner thereof and therefore agrees to vote such shares at the Special Meeting as directed by the Arcade Group Members. It is the intention of the Arcade Group Members to vote or to direct the vote of any such shares of Arcade so purchased in favor of the proposals contained herein.

The Arcade Group Members may purchase shares in privately negotiated transactions from stockholders who have already cast votes against the Business Combination Proposals and requested redemption of their shares. As part of the privately negotiated arrangements with the Arcade Group Members, such selling stockholders would be required to revoke their prior votes against the Business Combination Proposals and to revoke their prior elections to redeem their shares, and cast new votes in favor of the Business Combination. The revocation of prior negative votes and substitution therefor of votes in favor of the Business Combination would have the effect of reducing redemptions and increasing votes in favor of the Business Combination. As of the date of this proxy, the Arcade Group Members have not entered into any private agreements or arrangements to purchase outstanding shares of Arcade. The Arcade Group Members may purchase shares of stock from Arcade stockholders either prior to or after the proxies are mailed to such stockholders. It is expected that any such purchases by the Arcade Group Members would be at a price per share not to exceed the estimated per share amount to be distributed from the trust account if Arcade were to be liquidated and would require that each such selling stockholder agree that the purchase be expressly subject to: (i) the seller voting in favor of the Business Combination Proposals; (ii) a waiver by such seller of any claims against the trust account arising from the transaction pursuant to which such seller agreed to sell such shares to Arcade (as compared to any claims against the trust account which such seller may have by virtue of being an Arcade stockholder); and (iii) the approval and closing of the Initial Transaction. The amount of cash available to finance Arcade operations after consummation of the Initial Transaction would be reduced by the amount expended for any such share repurchases by Arcade.

Although the Arcade Group Members currently have no intention of entering into private stock purchase arrangements with Arcade stockholders, they may do so in the future both as an expression of confidence in the value of Conbulk's common shares following the Business Combination and as a means of increasing the likelihood that the Business Combination Proposals will be approved. The Arcade Group Members anticipate that they will identify the Arcade stockholders with whom they may pursue privately negotiated purchases either by the stockholders directly contacting Arcade or by Arcade's receipt of proxy cards submitted by stockholders. Any stock purchases by the Arcade Group Members will be consummated pursuant to privately negotiated arrangements rather than through open market purchases in order to avoid disruption in the marketplace due to the relative illiquidity of Arcade's common stock and in order to avoid the potential characterization of such open market purchases as a tender offer by the Arcade Group Members.

In addition to any purchases by Arcade Group Members, there may potentially be third party investors who express an interest in purchasing a significant number of shares of Arcade's common stock in privately negotiated transactions with existing Arcade stockholders in exchange for some additional consideration in connection with such purchases. Such additional consideration could include the right to acquire some number of warrants or shares of common stock now held by Arcade's initial stockholders at prices below market value. If Arcade's founding stockholders were to provide any such additional consideration, they would require that such third party investors vote all shares held or thereafter acquired in favor of the Business Combination Proposals. As of the date hereof, the initial stockholders have not agreed to provide any additional consideration, but may attempt to negotiate such an agreement in the future as a means of increasing the likelihood that the Business Combination will be approved. In the event that Arcade Group Members enter into any such agreements more than five days prior to the date of the Special Meeting, then Arcade will file with the Securities and Exchange Commission a supplement to this joint proxy statement/prospectus disclosing the material terms of such agreements. In the event that Arcade Group Members enter into such agreements within five days of the Special Meeting, then upon consummation of the Initial Transaction, Arcade will disseminate a press release and file a Current Report of Form 8-K disclosing the material terms of such purchases.

Interest of Morgan Joseph in the Business Combination

In addition to the interests of Arcade's directors and officers in the Business Combination, you should keep in mind that certain individuals promoting the Business Combination and/or soliciting proxies on behalf of Arcade have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. Morgan Joseph & Co. Inc., or Morgan Joseph, the managing underwriter of Arcade's IPO, may be assisting Arcade's directors and officers in connection with these efforts. In connection with Arcade's initial public offering, the underwriters (including Morgan Joseph) agreed to defer fees equal to 3.5% of the gross proceeds from the sale of the units to the public stockholders, or approximately $2.4 million, until the consummation of Arcade's initial business combination. Such fees are due and payable upon the effectiveness of a Business Combination. If a Business Combination is not effected, Arcade will not be required to pay, and the underwriters will not receive, any portion of the deferred underwriting fees.

Morgan Joseph is also serving as the financial advisor to Palmosa and will be paid a transaction fee of 1.5% of the aggregate Acquisition Consideration upon consummation of the Business Combination.

Merger Consideration and Procedure

Pursuant to the Merger Agreement, each outstanding share of Arcade common stock will be converted into one common share of Conbulk and each outstanding warrant of Arcade will be assumed by Conbulk and will contain the same terms and restrictions except that each will be exercisable for common shares of Conbulk.

Promptly after the effective time of the Redomiciliation Merger, an exchange agent appointed by Conbulk will mail a letter of transmittal and instructions to Arcade stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the Merger Consideration. Arcade stockholders should not return their stock certificates with the enclosed proxy card, and they should not forward their stock certificates to the exchange agent without a letter of transmittal.

Management

Following the Initial Closing, the board of directors of Conbulk will consist of Michael Jolliffe, Dimitris Dalakouras, George Bamiotis, Maria Tsakos, Stefanos Kardamakis, Dimitris Potamitis, Frans Malmros, Jonathan Furer and John Chapman. Mr. Dalakouras, the co-founder and majority stockholder of Palmosa, will serve as Conbulk's Chief Executive Officer, Mr. Bamiotis will serve as Conbulk's Chief Operating Officer, Ms. Tsakos will serve as Conbulk's President and Stefanos Kardamakis will serve as Conbulk's Chief Financial Officer. Mr. Jolliffe will serve as the non-executive chairman of the board. Messrs. Furer and Chapman currently serve as directors and executive officers of Arcade.

Acquisition Financing

Conbulk expects to enter into a term loan facility with Lloyds Bank, whereby the latter, subject to the approval of the Redomiciliation Merger and the Acquisition and certain other conditions, will arrange a credit facility of up to $200,000,000 secured by, among other things, first mortgages on Conbulk's fleet, including additional vessels purchased following the Acquisition. Funds obtained under the financing, together with funds available from the trust account and Conbulk's common shares, will be used to fund the acquisition of the initial fleet. See "Acquisition Financing."

Certain U.S. Federal Income Tax Consequences

As described below under the heading "Tax Considerations—Material United States Federal Income Tax Considerations," the Redomiciliation Merger is expected to qualify as a nontaxable reorganization under applicable U.S. federal income tax principles. If the Redomiciliation Merger qualifies as a nontaxable reorganization, no gain or loss should be recognized by Arcade stockholders or warrant holders for U.S. federal income tax purposes as a result of their exchange of Arcade common stock or warrants for the common shares or warrants of Conbulk. Arcade, however, generally should recognize gain (but not loss) for U.S. federal income tax purposes as a result of the Redomiciliation Merger equal to the excess, if any, of the fair market value of each of its assets over such asset's adjusted tax basis at the effective time of the Redomiciliation Merger. It is expected that Conbulk should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Acquisition, and that certain "anti-inversion" provisions in the Internal Revenue Code of 1986, as amended, or the Code, should not apply to treat Conbulk as a U.S. corporation after the Kuo Vessel Acquisition and Redomiciliation Merger, but may apply to restrict Arcade from using any net operating losses that might otherwise be available to it to offset any gain it will recognize as a result of the Redomiciliation Merger.

Quotation/Listing

Arcade's common stock, warrants and units are listed on the OTC Bulletin Board under the symbols "ACDQ," "ACDQW" and "ACDQU," respectively. Conbulk has applied to list its common shares and warrants on the Nasdaq Global Market or Nasdaq under the symbols "                          " and "                          ," respectively, and has agreed to use commercially reasonable efforts to effect such listing within 60 days after the Initial Closing.

Anticipated Accounting Treatment

The acquisition of the Palmosa vessels through the acquisition of the six related SPVs will be accounted for as a "reverse merger." This determination was made on the consideration of all the quantitative and qualitative factors, including that following the closing of the Initial Transaction, each of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of Palmosa will assume the same positions at Conbulk, and the former stockholders of Palmosa represent three of nine Conbulk directors and will be responsible for recommending four of the remaining six seats. Furthermore, following completion of the Business Combination, the former stockholders of Palmosa will control the single largest block of voting shares in Conbulk through an approximately 38% equity interest in the combined entity (43% in the event of maximum stockholder redemptions). Accordingly, for accounting purposes, Palmosa will be deemed the accounting acquiror in the transaction. Under this method of accounting, the acquisition of the SPVs and the Palmosa vessels has been treated as a recapitalization of Palmosa, with Palmosa issuing shares for the net monetary assets of Arcade. The net monetary assets of Arcade will be stated at their book value which approximates fair value with no goodwill or other intangible assets recorded. Results of operations prior to this acquisition will be those of Palmosa.

The acquisition of the four SPVs from the Tsakos Companies will be accounted for under the acquisition method of accounting in accordance with International Financial Reporting Standards 3 "Business Combinations", or IFRS 3, as issued by the International Accounting Standards Board, or IASB. Under this method of accounting, the Tsakos Companies' net assets will be recorded by the recapitalized Palmosa at their respective fair values as of the date of the related Subsequent Closing (including any identifiable intangible assets). Any excess of purchase price over the net fair values of the Tsakos Companies' net assets will be recorded as goodwill. The results of operations of the Tsakos vessels will be included in the results of operations of the recapitalized Palmosa beginning upon completion of the Subsequent Closings with respect to such vessels.

Regulatory Matters

Arcade and Conbulk do not expect that the Redomiciliation Merger will be subject to any state or federal regulatory requirements other than filings under applicable securities laws and the effectiveness of the registration statement of Conbulk of which this joint proxy statement/prospectus is part, and the filing of certain merger documents with the Registrar of Corporations of the Republic of the Marshall Islands and with the Secretary of State of the State of Delaware. Arcade and Conbulk intend to comply with all such requirements. The Acquisition is not subject to any federal, state or foreign regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act).

ARCADE SELECTED FINANCIAL INFORMATION

Arcade Acquisition Corp. was incorporated in Delaware on January 30, 2007 to serve as a vehicle for the acquisition through a merger, stock exchange, asset acquisition, or other similar business combination with an operating business. Arcade has not acquired an entity as of the date of this joint proxy statement/prospectus and is deemed to be in the development stage. The selected financial information set forth below should be read in conjunction with the audited financial statements of Arcade for the period from January 30, 2007 (inception) to December 31, 2007 and the unaudited financial statements for the six months ended June 30, 2008, and related notes included elsewhere in this joint proxy statement/prospectus.

	For the period January 30, 2007 (inception) to December 31, 2007	Six Months Ended June 30, 2008 (Unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenue	$—	$—
Operating expenses:
Formation, general and administrative	228	1,034

Operating loss	(228)	(1,034)
Interest and dividend income	2,025	1,004
Interest expense	(2)

Income (loss) before taxes	1,795	(30)
Income tax provision (benefit)	630	(46)

Net income (loss)	$1,165	$16

Cash Flow Data:
Cash provided by (used in):
Operating activities	$1,343	$125
Investing activities	$(67,932)	$(20)
Financing activities	$68,076	$—
Balance Sheet Data: (end of period)
Cash	$1,487	$1,592
Investment in Trust Account	$67,932	$67,951
Total Assets	$69,512	$70,077
Total stockholders' equity	$47,201	$47,216
Weighted Average Shares Outstanding:
Basic	7,490,000	10,500,000
Diluted	9,252,000	12,451,000
Income (Loss) per Share:
Basic	$0.16	$—
Diluted	$0.13	$—

PALMOSA SELECTED FINANCIAL INFORMATION

The selected historical consolidated financial data set forth below as of December 31, 2007 and 2006 and for each of the three years ended December 31, 2007 have been derived from the audited consolidated financial statements of Palmosa Shipping Corporation which are included elsewhere in this joint proxy statement/prospectus. Palmosa's balance sheet data as of December 31, 2005 is derived from the audited financial statements, which are not included in this document. You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Acquired Business—Palmosa" and Palmosa's consolidated financial statements and notes thereto, included elsewhere in this joint proxy statement/prospectus.

The selected historical consolidated financial data, which includes Palmosa's results from the operating activities of the vessels earning revenue from carrying cargo for third party customers, are not indicative of the results Conbulk would have achieved had it historically operated as an independent ship owning company earning charter hire or of Conbulk's future results.

Selected historical financial data as of December 31, 2004 and for the years ended in December 31, 2004 and 2003 have been derived from Palmosa's unaudited financial statements, which are not included in this document. Palmosa believes the unaudited financial data reflects all adjustments necessary for the fair presentation of Palmosa's financial position and results of operations for such periods. Certain financial information has been rounded, and, as a result, certain totals shown in this joint proxy statement/prospectus may not equal the arithmetic sum of the figures that should otherwise aggregate to those totals.

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS as issued by the International Accounting Standards Board, or IASB, and are based on the historical cost convention. The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying Palmosa's accounting policies.

	Year Ended December 31,
	2007	2006	2005	2004	2003
					(Unaudited) (Unaudited)
	(in thousands, except per share data)
Income Statement Data:
Revenue	$7,056	$7,129	$12,492	$9,297	$4,977
Gains on vessels' disposals	—	6,496	—	—	—
Voyage expenses	(45)	(39)	(68)	(59)	(14)
Operating expenses	(3,718)	(3,211)	(5,798)	(3,758)	(2,667)
Depreciation charge	(1,246)	(2,269)	(3,375)	(2,649)	(1,350)
Commissions	(266)	(157)	(212)	(169)	(124)
Management fees	(763)	(702)	(567)	(523)	(362)
Other income / (expenses), net	(62)	807	995	152	—

Profit from operations	956	8,053	3,467	2,291	460

Finance costs	(1,091)	(835)	(1,133)	(1,081)	(658)
Finance income	459	438	—	—	—

Finance cost-net	(632)	(397)	(1,133)	(1,081)	(658)

(Loss) / profit for the year	$324	$7,657	$2,333	$1,210	$(198)

Other Financial Data:
Net cash generated from operating activities	$(3,820)	$4,938	$8,179	$5,699	$1,028
Net cash (used in)/generated from investing activities	(9,919)	23,909	(1,243)	(15,946)	(15,260)
Net cash generated from/(used in) financing activities	(516)	(16,483)	(7,434)	10,255	14,738
Net increase/(decrease) in cash and cash equivalents	(6,615)	12,364	(499)	8	506

	As of December 31,
	2004	2005	2006	2007
	(Unaudited)
Balance Sheet Data:
Total current assets	$975	$183	$14,305	$8,408
Total assets	33,490	30,088	24,264	26,669
Total current liabilities	7,673	6,253	9,615	7,894
Total long-term debt, including current portion	25,177	18,882	10,850	16,250
Total stockholders' equity	6,160	8,488	6,099	6,425

TSAKOS COMPANIES SELECTED FINANCIAL INFORMATION

The following selected historical financial data as of December 31, 2007 and 2006 and for the years ended December 31, 2007 and 2006 have been derived from the audited combined financial statements of the four Tsakos vessels, which we refer to as the Tsakos Companies, included elsewhere in this joint proxy statement/ prospectus as required under Rule 3-05 of Regulation S-X. Conbulk did not obtain from the seller historical operating data for the acquired business for periods prior to 2006 which were not required under Rule 3-05 of Regulations S-X, as that data was not material to the decision to purchase the business and could not be restated without unreasonable effort or expense. Accordingly, we have not included any historical financial data relating to the results of operations of the Tsakos Companies for any periods before 2006. The Tsakos Companies' audited combined financial statements have been prepared and presented in accordance with IFRS as issued by the IASB. For a description of the basis of presentation of these combined financial statements see Note 1 to the Tsakos Companies' audited combined financial statements included elsewhere in this joint proxy statement/prospectus. You should read the selected historical financial data in conjunction with those financial statements and the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Result of Operations of the Acquired Business—Tsakos Companies." The Tsakos Companies' historical results do not necessarily indicate results expected for any future periods.

	Year Ended December 31, 2007	Year Ended December 31, 2006
	(in thousands)
Income Statement Data:
Revenue from Freight/Hire	$27,866	$28,793
Direct voyage costs	(1,627)	(2,127)
Operating costs	(11,511)	(10,279)
Depreciation and amortization	(4,088)	(5,688)
Management fees	(828)	(792)
Administration expenses	(204)	(33)

Operating profit	9.608	9,874
Other income	740	551
Financial expenses	(1,846)	(1,697)
Other expenses	(341)	(74)

Profit for the year	8,162	8,655
Cash Flow Data:
Net cash provided by operating activities	9,966	9,873
Net cash used in investing activities	(632)	(1,994)
Net cash used in financing activities	(9,000)	(7,873)
Net cash increase in cash and cash equivalents	334	6
Balance Sheet Data (at end of period):
Total non-current assets	43,292	46,938
Total assets	85,166	75,695
Long-term debt, including current portion	47,363	22,858
Total equity	20,530	45,128

CONBULK UNAUDITED PRO FORMA SUMMARY FINANCIAL DATA

The following unaudited pro forma summary financial information has been prepared assuming that the Acquisition has occurred at the beginning of the applicable period for pro forma statements of operations data and at the respective date for pro forma balance sheet data and reflects the drawndown of the credit facility to finance the transaction in part. Two different levels of approval of the Acquisition by Arcade's stockholders are presented, as follows:

•
Assuming No Redemption of Shares: This presentation assumes that no stockholders exercise their redemption rights; and

•
Assuming Maximum Redemption: This presentation assumes that holders of 2,587,499 shares of Arcade's outstanding common stock (one share less than 30%) exercise their redemption rights at a redemption value of $7.86 per share based on the amount held in the trust account at June 30, 2008.

The unaudited pro forma summary information is for illustrative purposes only. You should not rely on the unaudited pro forma summary balance sheet as being indicative of the historical financial position that would have been achieved had the Acquisition been consummated as of the balance sheet date. See "Risk Factors—Risks Relating to the Acquisition—Conbulk has no operating history as a stand-alone entity or as a publicly-traded company and may not operate profitably in the future."

Unaudited Pro Forma Summary Statements of Operations Data
(in thousands, except per share amounts)

	Year Ended December 31, 2007
	Assuming No Redemption of Shares	Assuming Redemption of 2,587,499 Shares
Revenue	$58,386	$58,386
Profit from operations	$5,177	$5,177
Net income (loss)	$(37)	$(475)
Earnings (loss) per share:
Basic	$(0.01)	$(0.04)
Diluted	$(0.01)	$(0.04)
Weighted Average shares outstanding ('000)
Basic	17,151	14,564
Diluted	17,151	14,564

Unaudited Pro Forma Summary Balance Sheet Data
(in thousands)

	At December 31, 2007
	Assuming No Redemption of Shares	Assuming Redemption of 2,587,499 Shares
Current assets	$13,493	$6,821
Total assets	$235,134	$228,462
Current liabilities	$22,321	$24,656
Total liabilities	$130,249	$143,203
Stockholders' equity	$104,885	$85,259

MARKET PRICE AND DIVIDEND INFORMATION

Arcade's common stock, warrants and units are currently quoted on the OTC Bulletin Board under the symbols "ACDQ," "ACDQW" and "ACDQU," respectively. On September 19, 2008, the last day for which information was available prior to the date of the public announcement of the signing of the Purchase Agreement, the last quoted sale prices of ACDQ, ACDQW and ACDQU were $7.39, $0.17 and $7.70, respectively. Each unit of Arcade consists of one share of Arcade common stock and one redeemable common stock purchase warrant.

The following table sets forth, for the calendar quarter indicated, the quarterly high and low bid information of Arcade's common stock as reported on the OTC Bulletin Board. The quotations listed below reflect interdealer prices, without retail markup, markdown or commission, and may not necessarily represent actual transactions:

	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
2007
Second Quarter *	$7.50	$7.35	$0.95	$0.85	$8.32	$8.00
Third Quarter	$7.42	$7.23	$0.95	$0.60	$8.35	$7.83
Fourth Quarter	$7.39	$7.28	$0.70	$0.55	$8.05	$7.88
2008
First Quarter	$7.35	$7.26	$0.65	$0.30	$7.93	$7.55
Second Quarter	$7.50	$7.31	$0.49	$0.37	$7.95	$6.65
Third Quarter (through September 18, 2008)	$7.50	$7.20	$0.40	$0.15	$7.81	$6.65

*
The units commenced trading on May 22, 2007 and the common stock and warrants commenced trading on June 14, 2007.

As of                                        , 2008, there were             stockholders of record of Arcade common stock and             holders of record of Arcade warrants. Such numbers do not include beneficial owners holding shares or warrants through nominees.

Arcade is a blank check company and as a result, has never declared or paid any dividends on its common stock.

Stockholders are urged to obtain a current market quotation for Arcade securities.

Conbulk's securities are not currently listed and do not trade on any stock exchange. Conbulk has applied to list its common shares and warrants on the Nasdaq Global Market under the symbols "             " and "                          ," respectively, and has agreed to use its commercially reasonable efforts to effect such listing on or within 60 days after the Initial Closing.

Conbulk is a recently formed company and no dividends have been paid on any Conbulk securities.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this joint proxy statement/prospectus, before you decide whether to vote or direct your vote to be cast to approve the proposals contained in this proxy statement.

If we effect the Business Combination, we will be subject to a number of risks. You should carefully consider the risks we describe below and the other information included in this joint proxy statement/prospectus before you decide how you want to vote on the Redomiciliation Merger Proposal and the Acquisition Proposal. Following the closing of the Initial Transaction, the market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this joint proxy statement/prospectus, including our financial statements and the accompanying notes. You should pay particular attention to the fact that we would become a holding company with substantial operations outside of the United States. As a result, we would be subject to legal and regulatory environments that differ in many respects from those of the U.S. Our business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.

Risks Relating to the Acquisition

Conbulk has no operating history as a stand-alone entity or as a publicly-traded company and may not operate profitably in the future.

Conbulk was formed on September 2, 2008 as a wholly-owned subsidiary of Arcade. Conbulk has entered into an agreement and plan of merger with Arcade, but it has no operating history. The historical financial and operating data of Palmosa and Tsakos and the unaudited pro forma condensed combined financial information that reflects the combined operations of Arcade, Palmosa and the Tsakos Companies may not be representative of Conbulk's future results because the combined business has no operating history as a stand-alone entity or as a publicly-traded company. Conbulk's unaudited pro forma operating results have been adjusted to give effect to pro forma events that are directly attributable to the Acquisition, factually supportable, and expected to have a continuing impact, on the combined results of the SPVs and Conbulk. The results of operations, cash flows and financial condition reflected in the financial statements of Palmosa and the Tsakos Companies included in this joint proxy statement/prospectus include all expenses allocable to their respective operations. However, due to factors such as the additional administrative and financial obligations associated with operating as a publicly-traded company, such financial information may be materially different than the results of operations that Palmosa or the Tsakos Companies would have achieved had they operated as public entities for all periods presented or of future results that Conbulk may achieve as a publicly-traded company with its expected holding company structure.

Arcade did not receive an opinion as to the fairness of the terms and conditions of the Acquisition. Accordingly, you will not be able to rely on a third party opinion in determining the fairness of the transaction.

Arcade did not receive an opinion from an independent third party with respect to whether the terms and conditions of the Acquisition are fair to stockholders from a financial perspective. In making the determination that the Acquisition is fair and in the best interest of the stockholders, Arcade's board of directors relied on, among other things, the expertise and experience of its members in analyzing businesses in general. However, while the members of Arcade's board of directors are regularly engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, divestitures and for other purposes, none of such individuals has specific experience with respect to transactions in the shipping industry. In making your decision to approve the Acquisition you will not have an independent opinion on which to rely.

Conbulk's senior executive officers and directors may not be able to organize and effectively manage a publicly-traded operating company which could adversely affect Conbulk's overall financial position.

None of the individuals who will serve as Conbulk's senior executive officers or directors other than Michael Jolliffe, who will serve as non-executive chairman, and Jonathan Furer and John Chapman, who will serve as directors, have previously organized or managed a publicly-traded operating company, and Conbulk's senior executive officers and directors may not be successful in doing so. The demands of organizing and managing a publicly-traded operating company are much greater as compared to a private company and some of Conbulk's senior executive officers and directors may not be able to meet those increased demands. Failure to organize and effectively manage Conbulk have a material adverse effect on its business, results of operations and financial condition and its ability to pay dividends to its stockholders.

Conbulk may be unable to retain key management personnel, which may negatively affect the effectiveness of its management and its results of operations.

Conbulk's success will depend to a significant extent upon the abilities and efforts of Dimitris Dalakouras, its Chief Executive Officer, Maria Tsakos, its President, George Bamiotis, its Chief Operating Officer, and Stefanos Kardamakis, its Chief Financial Officer. They and members of the board of directors are crucial to the execution of its business strategies and to the growth and development of Conbulk's business. If these individuals were no longer to be affiliated with Conbulk, or if Conbulk were to otherwise cease to receive advisory services from them, Conbulk may be unable to recruit other management personnel with equivalent talent and experience, and its business and financial condition may suffer as a result.

Conbulk's growth depends on its ability to obtain new charters, for which Conbulk will face substantial competition.

One of Conbulk's principal objectives is to acquire additional vessels and charter them out to container shipping operators pursuant to profitable charters. The process of obtaining new charters is highly competitive and can take several months. Charters are awarded based upon a variety of factors relating to the vessel, including:

•
suitability of vessel for one or more particular trade routes;

•
age and condition of vessel;

•
availability of other vessels;

•
anticipated trade outlook;

•
competitiveness of overall price; and

•
reputation of the vessel owners and manager.

Conbulk expects substantial competition in expanding its business, including with respect to obtaining new container vessel charters, from a number of experienced and substantial companies. Many of these competitors currently have significantly greater financial resources than Conbulk will, and can therefore operate larger fleets and may be able to offer better charter rates. There may be an increasing number of owners with vessels available for charter, including many with strong reputations and extensive resources and experience. This increased competition may cause greater price competition for charters. As a result of these factors, Conbulk may be unable to maintain or expand its relationships with its existing charterers or to obtain new charters on a profitable basis, if at all, which would have a material adverse effect on its business, results of operations and financial condition and its ability to pay dividends to its stockholders.

Conbulk may be unable to make or realize expected benefits from vessel acquisitions, and implementing its growth strategy through acquisitions may harm its business, financial condition and operating results.

Conbulk's growth strategy includes, among other things, selectively acquiring secondhand vessels. Growing any business through acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and obtaining the necessary resources to manage an enlarged business. Conbulk cannot give any assurance that it will be successful in executing its growth plans, that Conbulk will be able to acquire additional vessels, or to employ any acquired vessels under charters with optimal terms or that it will not incur significant expenses and losses in connection with its future growth.

Factors that may limit Conbulk's ability to acquire additional vessels include the relatively small number of independent fleet owners and the limited number of modern vessels with appropriate characteristics. Competition from other purchasers could reduce Conbulk's acquisition opportunities or cause Conbulk to pay higher prices. Any acquisition of a vessel may not be profitable to Conbulk and may not generate cash flow sufficient to justify Conbulk's investment. In addition, Conbulk's acquisition growth strategy exposes Conbulk to risks that may harm its business, financial condition and operating results, including risks that Conbulk may:

•
incur additional indebtedness in the vessel owning subsidiaries, including through the issuance of guarantees;

•
fail to obtain financing and charters on acceptable terms in order to make any acquisition accretive to earnings and dividends per common share;

•
be unable to hire, train or retain qualified shore and seafaring personnel to manage and operate its growing business and fleet;

•
fail to realize anticipated benefits of cost savings or cash flow enhancements;

•
decrease its liquidity by using a significant portion of its available cash or borrowing capacity to finance acquisitions;

•
significantly increase its interest expense or financial leverage if Conbulk incurs additional debt to finance acquisitions;

•
incur or assume unanticipated liabilities, losses or costs associated with the vessels acquired; or

•
not be able to maintain its ability to pay regular dividends.

Unlike newbuildings, secondhand vessels typically do not carry warranties as to their condition at the time of acquisition. While Conbulk expects to inspect existing containerships prior to purchase, such an inspection would normally not provide Conbulk with as much knowledge of a containership's condition as if it had been built for Conbulk and operated by Conbulk during its life. Future repairs and maintenance costs for existing vessels may be difficult to predict. These additional costs could decrease Conbulk's cash flow and reduce its liquidity and its ability to pay dividends.

Conbulk will depend on ship management companies for the commercial and technical management of its initial fleet and the loss of the services of the management providers could adversely affect Conbulk's operations.

In connection with the Business Combination, Conbulk will enter into a general commercial and technical management agreement with Conbulk Management, Ltd., or Conbulk Management, a ship management company co-owned by Dimitris Dalakouras, George Bamiotis, Stefanos Kardamakis and Maria Tsakos, with respect to the initial fleet. Conbulk Management will in turn enter into technical sub-management agreements with Conbulk Shipping, S.A, or Conbulk Shipping, a company affiliated with Palmosa with respect to the six Palmosa vessels and with Tsakos with respect to the four Tsakos vessels. If any of the entities providing, directly or indirectly, commercial or technical management services to Conbulk encounter business or financial difficulties or are otherwise unable or unwilling to perform their management obligations, Conbulk may not be able to retain alternative management services for its fleet, which could materially and adversely affect Conbulk's business, financial condition, results of operations and ability to pay dividends to its stockholders.

Conbulk cannot assure you that it will be able to borrow amounts under its credit facility, and restrictive covenants in its credit facility may impose financial and other restrictions on Conbulk, such as limiting its ability to pay dividends.

Conbulk expects to enter into up to a $200 million credit facility with Lloyds Bank, which Conbulk will use to fund a portion of the initial fleet and intends to use to acquire additional vessels and fund working capital, among other things. Conbulk's ability to borrow amounts under the credit facility will be subject to compliance with terms and conditions included in the loan documents. Conbulk's ability to borrow funds from the credit facility to acquire additional vessels and include them in the security package under the credit facility will be partially dependent on whether the purchase of the acquired vessels meets certain financial criteria, and whether the vessels meet certain age and minimum capacity requirements and are to be employed by an acceptable charterer. In addition, as a condition for obtaining financing from its lenders, Conbulk's vessels needs to be certified "in class" and without material overdue recommendations or conditions of class as determined by a member of the International Association of Classification Societies Ltd., or IACS. The vessels in Conbulk's initial fleet are in class, although three vessels have outstanding recommendations which are not yet overdue. Conbulk expects to deal with these recommendations within the times permitted by the class society for their remediation. Conbulk's ability to borrow amounts under the credit facility will also be subject to, among other things, all of its borrowings under the credit facility not exceeding 60% of the aggregate fair market value of the vessels that are chartered or otherwise employed by an acceptable charterer and that secure its obligations under the credit facility.

Additionally, Conbulk's credit facility will likely provide that it may not pay dividends if there is a continuing default under the facility. Conbulk may be prohibited from paying dividends if the payment of the dividend would result in a default and any payments to be made into the retention account are not fully up to date. Conbulk's ability to declare and pay dividends therefore will depend on whether it is in compliance with its credit facility. Conbulk's credit facility will require it to make quarterly amortization which will further reduce the amount of cash available for the payment of dividends. It is probable that the market value of Conbulk's vessels will decrease over time, as vessels generally decrease in value as they age. In addition, the market value of Conbulk's vessels can fluctuate substantially depending on market supply and demand for vessels. Consequently, the ratio of its outstanding borrowings under Conbulk's credit facility relative to the asset value of its vessels may increase (to the extent such borrowings are not sufficiently reduced by scheduled principal repayment), which will negatively affect Conbulk's ability to comply with its financial ratio covenants. This, in turn, will impact Conbulk's ability to pay dividends.

The credit facility will impose additional operating and financial restrictions on Conbulk. These restrictions may limit its ability to, among other things:

•
incur additional indebtedness in the vessel owning subsidiaries, including through the issuance of guarantees;

•
change the management of its vessels without the prior consent of the lender;

•
permit liens on its assets;

•
sell its vessels or change the ownership of its subsidiaries;

•
register its vessels under a different flag;

•
merge or consolidate with, or transfer all or substantially all its assets to, another person; and

•
enter into certain types of charters.

Therefore, Conbulk may need to seek consent from its lenders in order to engage in certain corporate actions. Its lenders' interests may be different from Conbulk's, and it cannot guarantee that it will be able to obtain its lenders' consent when needed. This may limit its ability to pay dividends to you, finance its future operations, make acquisitions or pursue business opportunities. Please see "Acquisition Financing" for more information.

Conbulk cannot assure you that it will be able to service its debt or refinance any indebtedness incurred under its credit facility.

Conbulk cannot assure you that, when required, it will be able to refinance its indebtedness on terms that are acceptable to Conbulk or at all. The actual or perceived credit quality of its charterers, any defaults by them, and the market value of its fleet, among other things, may materially affect its ability to obtain new or replacement debt financing. If Conbulk is not able to refinance its indebtedness, it will have to dedicate a portion of its cash flow from operations to pay the principal and interest of its indebtedness. Conbulk cannot assure you that it will be able to generate cash flow in amounts that are sufficient for these purposes. If Conbulk is not able to satisfy its debt service obligations with its cash flow from operations, Conbulk may have to sell some or all of its assets, which may not be possible and which would have an adverse effect on its cash flows and results of operations. If Conbulk is unable to meet its debt obligations for any reason, its lenders could declare its debt, together with accrued interest and fees, to be immediately due and payable and foreclose on vessels in its fleet which are mortgaged as part security for the debt, which could result in the acceleration of other indebtedness that Conbulk may have at such time and the commencement of similar foreclosure proceedings by other lenders.

Conbulk's credit facility may only be sufficient to fund the acquisition of two vessels in addition to the initial fleet and Conbulk will need to obtain additional debt and equity financing to implement its growth plan.

Conbulk's growth plan following the Acquisition contemplates the acquisition of up to eight containerships by the middle of 2011. The credit facility with Lloyds Bank may only be sufficient to fund the purchase of two additional vessels, subject to the risks described above, and Conbulk will need to obtain additional debt and equity financing to implement its acquisition program. Conbulk does not have any arrangements or agreements for any additional financing and may not be able to obtain the financing it requires on acceptable terms, particularly in light of the current credit environment and economic conditions generally. Failure to obtain additional financing could materially adversely impact Conbulk's ability to implement its growth plan and, consequently, its operating results and financial condition.

Conbulk does not intend to engage an independent marine engineer to conduct a full inspection of the vessels.

Although Conbulk has retained an independent marine surveyor to conduct superficial condition surveys of certain of the vessels, Conbulk has not engaged an independent marine engineer to conduct full inspections of the vessels. Additionally, the MOAs do not give Conbulk the right to perform any underwater inspections prior to delivery. With respect to the Tsakos vessels, the MOAs permit the seller to deliver vessels that have outstanding class recommendations, subject to paying the cost of remediation. As a result, Conbulk will not be aware of any defects in the vessels that would be revealed only by a full inspection, and will not be aware of any underwater damage to the vessels that may exist at the time of delivery and which could only be discovered through an underwater inspection. Conbulk has agreed to purchase the Palmosa vessels in the same condition as they were on the date of the respective MOA, and the Tsakos vessels in the same condition as they were when inspected, in each case subject to "wear and tear" exceptions, subject to the sellers being responsible for any class condition or recommendation that is found to have existed at the date of delivery of the vessels. However, if any damage is subsequently found, Conbulk could incur substantial costs to repair the damage.

Delays in the deliveries of the vessels in the initial fleet could harm Conbulk's operating results.

At the time of the Initial Closing of the Business Combination, up to eight of the 10 SPVs that Conbulk is acquiring in the Acquisition will not have closed on their MOAs. While the Purchase Agreement requires that all of such MOAs be completed by March 2, 2009, the delivery of any of these vessels could be delayed and any delay could negatively affect Conbulk's operating results.

The delivery of the vessels could be delayed because of, among other things:

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non-performance of MOAs by Palmosa or Tsakos;

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a suspension or withdrawal of class that would require Palmosa or Tsakos to return the vessel to class prior to delivering the vessel to Conbulk;

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in the case of the vessels to be acquired from Palmosa, having an outstanding recommendation or condition of class attached that would require, pursuant to the applicable MOA, Palmosa to remedy such recommendation or condition of class prior to delivering a vessel to Conbulk;

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in the case of the vessels to be acquired from companies whose vessels are managed by Tsakos, having an outstanding recommendation or condition of class attached which, notwithstanding Tsakos' compensation obligation, either the flag state or the first mortgagee of the vessel would require to be remedied prior to registration or financing of the vessel; or

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damage to or destruction of a vessel while being operated by the seller prior to the delivery date.

Any delay in the delivery of the vessels in the contracted fleet, will eliminate or postpone Conbulk's receipt of revenues under the time charters for those vessels and may permanently reduce its actual and projected revenues, and would therefore adversely affect its results of operations and financial condition, including its ability to pay dividends to its stockholders, and may negatively affect its stock price.

Conbulk is a holding company and it will depend on the ability of its subsidiaries to distribute funds to Conbulk in order to satisfy its financial and other obligations.

Conbulk is a holding company and will have no significant assets other than the equity interests in its subsidiary SPVs. Conbulk's subsidiaries will own all of its vessels and payments under charters will be made to its subsidiaries. As a result, its ability to pay dividends depends on the performance of its subsidiaries and their ability to distribute funds to it. The ability of its subsidiaries to make these distributions could be affected by a claim or other action by a third party, including a creditor, or by Marshall Islands law or the laws of any jurisdiction which regulates the payment of dividends by companies. If Conbulk is unable to obtain funds from its subsidiaries, Conbulk may not be able to pay dividends.

Conbulk may incur increased operating costs as a result of the age of the initial fleet, which could adversely affect its earnings.

The initial fleet has an average age of 17.7 years. In general, the cost of maintaining a vessel in good operating condition increases with age. In addition, older vessels are typically less fuel efficient. Governmental regulations and safety or other equipment standards may also require expenditures for alterations, or the addition of new equipment, to its vessels and may restrict the type of activities in which its vessels may engage. Conbulk cannot assure you that market conditions will justify necessary expenditures associated with the age of the initial fleet or enable Conbulk to operate its vessels profitably during the remainder of their useful lives.

Conbulk's insurance may be insufficient to cover losses that may occur to its property or result from its operations.

The shipping industry has inherent operational risks. Although Conbulk will carry hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance), Conbulk may not be adequately insured against all risks and its insurers may not pay every claim. Even if its insurance coverage is adequate to cover its losses, Conbulk may not be able to obtain a replacement vessel in the event of a total or constructive loss in a timely manner. Under the terms of its credit facility, Conbulk may be subject to restrictions on the use of any proceeds Conbulk may receive from claims under its insurance policies. Furthermore, in the future, Conbulk may not be able to obtain adequate insurance coverage at reasonable rates for its fleet. Conbulk may also be subject to calls, or premiums, in amounts based not only on its own claim records but also the claim records of all other members of the protection and indemnity associations through which Conbulk receives indemnity insurance coverage for tort liability. Insurers typically have the right to increase immediately the premiums in certain "excluded areas" following acts of war or terrorism and Conbulk cannot be certain that its insurers will continue to provide cover, or that Conbulk will be able to pass these increased costs to any new charterers. Its insurance policies will also contain deductibles, limitations and exclusions which, although Conbulk believes are standard in the shipping industry, may nevertheless increase its costs.

In addition, Conbulk does not intend to carry loss-of-hire insurance for the initial fleet, which covers the loss of revenue during extended vessel off-hire periods, such as those that might occur during an unscheduled drydocking due to damage to the vessel from accidents. Accordingly, any vessel that is off-hire for an extended period of time, due to an accident or otherwise, could have a material adverse effect on its business, results of operations and financial condition and its ability to pay dividends to its stockholders.

Risks Relating to Conbulk's Industry

Conbulk's growth and long-term profitability depend mainly upon continued growth in demand for containerships and the condition of the charter market. The container shipping industry is cyclical and volatile and the industry's upward trend may have passed its peak. Should demand for containerships diminish, charterhire rates may fall, thus reducing Conbulk's ability to secure new charters at attractive rates.

The container shipping industry is both cyclical and volatile in terms of charterhire rates and profitability. Charterhire rates are below their historical highs and rates may decrease in the future. Fluctuations in charter rates result from changes in the supply and demand for ship capacity, which is driven mainly by changes in the supply and demand for world trade container shipping services. If demand growth, for example, is not at a level sufficient to absorb the additional containership capacity to be delivered in the future, there may be an over supply of ship capacity which would typically cause freight rates, and in turn charter rates, to fall. The factors affecting the supply and demand for containerships and supply and container shipping services are outside Conbulk's control, and the nature, timing and degree of changes in industry conditions are unpredictable.

The factors that influence demand for containership capacity include:

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supply and demand for products suitable for shipping in containers;

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changes in global production of products transported by containerships;

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the globalization of manufacturing;

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global and regional economic and political conditions;

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developments in international trade;

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changes in seaborne and other transportation patterns, including changes in the distances over which container cargoes are transported, the size of containerships, and the extent of trans-shipments;

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environmental and other legal and regulatory developments;

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currency exchange rates; and

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port and canal congestion.

The factors that influence the supply of containership capacity include:

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the containership newbuilding orderbook compared to the existing cellular containership fleet;

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the scrapping rate of older containerships;

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the price of steel and other raw materials;

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changes in environmental and other laws and regulations that may limit the useful life of containerships;

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the availability of shipyard capacity; and

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port and canal congestion.

Conbulk's ability to re-charter its initial fleet upon the expiration or termination of its charters, and the charter rates payable under and the duration of any renewal or replacement charters will depend upon, among other things, the then current state of the containership market and how the then current age and quality of Conbulk's initial fleet are perceived by the market. If the containership market is in a period of depression when Conbulk's vessels' charters expire for whatever reason, including an over supply of containership capacity, Conbulk may be forced to re-charter its vessels at reduced or unprofitable rates, which may reduce or eliminate its earnings or make its earnings increasingly volatile, or it may not be able to re-charter its vessels at all. The same issues will exist if Conbulk acquires additional vessels without charter arrangements in place, or at the expiration of such arrangements, obliging Conbulk to try to fix employment of the additional vessels in the spot market while attempting to subject them to a long-term time charter arrangement.

Conbulk will derive all of its revenues from a limited number of customers, and the loss of any customer or charter or vessel could result in a significant loss of revenues and cash flow.

Conbulk will derive the majority of its revenues and cash flow from a limited number of customers. Conbulk could lose an existing customer or the benefits of a charter if:

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the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise;

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the customer terminates the charter because Conbulk fails to deliver the vessel within a fixed period of time, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel, there are prolonged periods of off-hire or Conbulk defaults under the charter; or

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a force majeure event affecting the customer, including damage to or destruction of relevant production facilities, war or political unrest prevents Conbulk from performing services for that customer.

If Conbulk loses a charter, it may be unable to re-deploy the related vessel on terms as favorable to it due to the long-term nature of most charters. If it is unable to re-deploy a vessel for which the charter has been terminated, it will not receive any revenues from that vessel during the time it remains idle even though Conbulk may be required to pay expenses necessary to maintain the vessel in proper operating condition.

Conbulk principally intends to operate small to intermediate size containerships. A decline specific to this segment could hurt Conbulk's financial prospects disproportionately relative to other containership companies.

Conbulk's initial fleet ranges in size from 1,370 TEUs to approximately 3,100 TEUs, and fall in a category sometimes referred to as "feeder" ships because they perform feeder services. These ships are generally used on feeder routes that serve smaller ports where the volume of trade is insufficient to warrant larger containerships or where the facilities are inadequate to service such larger containerships. The "feeder" ships enable shippers to consolidate cargo at larger ports that serve as transoceanic hubs. The need for these smaller or intermediate size containerships could be reduced if the volume of trade from these smaller ports decreases. In addition, a significant increase in trading volume from these smaller ports could lead to these ports requiring larger containerships or upgrading their facilities to enable access for larger containerships. A decline in the need for small and intermediate size ships to serve as feeders for the large, transoceanic hubs could reduce demand for Conbulk's initial fleet and thereby adversely affect its financial performance.

If the market value of containerships substantially declines when Conbulk is attempting to sell one of its containerships, Conbulk may incur a financial loss.

Although the market values of containerships have increased since 2000 and are currently near their historic highs, containership values can fluctuate substantially over time. A number of factors may contribute to a future decrease in the market value of containerships, including:

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unfavorable economic conditions in the market in which the containership trades;

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a substantial or extended decline in world trade growth leading to reduced demand for container shipping services;

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increases or an over supply in global containership capacity; and

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the cost of retrofitting or modifying existing ships, as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards or otherwise.

If a charter terminates when the market value of its containerships has been depressed, Conbulk may be unable to re-charter the vessel at attractive rates and, rather than continue to incur costs to maintain and finance the vessel, Conbulk may seek to dispose of it. Inability to dispose of the containership at a reasonable price could result in a loss on the vessel's sale and have a material adverse effect on Conbulk's business, results of operations and financial condition and its ability to pay dividends to its stockholders.

Future fluctuations in charter rates and vessel values may trigger a possible impairment of Conbulk's vessels as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Acquired Business—Palmosa." This risk may also impact its ability to satisfy its financial covenants under its credit facility.

Terrorist attacks, international hostilities and piracy could affect its results of operations and financial condition.

Terrorist attacks, such as the attacks on the United States on September 11, 2001, and the continuing response of the United States and other countries to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets and may affect Conbulk's business, results of operations and financial condition from increased security costs and more rigorous inspection procedures at borders and ports. The conflict in Iraq and/or other conflicts may lead to additional acts of terrorism, regional conflict and other armed conflict around the world, which may contribute to further economic instability in global free trade and the financial markets. Conbulk's fleet will also be subject to the risk of piracy. These uncertainties could also adversely affect Conbulk's ability to obtain additional financing on terms acceptable to Conbulk or at all.

Terrorist attacks targeted at oceangoing vessels, such as the October 6, 2002 attack in Yemen on the VLCC Limburg, a vessel not related to Conbulk or Palmosa, or incidents of piracy may also negatively affect Conbulk's future operations and financial condition and directly impact its containerships or its customers. Future terrorist attacks could result in increased market volatility or even a recession in the United States or world markets, and could further increase inspection and security requirements and regulation that could slow its operations and negatively affect its profitability. Any of these occurrences could have a material adverse impact on its operating results, revenue and costs.

Conbulk's vessels may call on ports located in countries that are subject to restrictions imposed by the United States government, which could negatively affect the trading price of its common shares.

From time to time as required by the charterers' business, Conbulk's vessels may call on ports located in countries subject to sanctions and embargoes imposed by the United States government and countries identified by the United States government as state sponsors of terrorism, such as Syria and Iran. Although these sanctions and embargoes do not prevent Conbulk's vessels from making calls to ports in these countries, potential investors could view Conbulk's presence at those ports negatively, which could in turn adversely affect its reputation and the receptiveness of the market for Conbulk's common shares.

Risks inherent in the operation of containerships could impair the ability of Conbulk's charterers to make payments to Conbulk, increase its costs or reduce the value of Conbulk's assets.

Conbulk's containerships and its cargoes are at risk of being damaged or lost because of events such as marine accidents, bad weather, mechanical failures, human error, war, terrorism, piracy, environmental accidents and other circumstances or events. Any of these events connected to Conbulk's vessels or other vessels under the control of

Conbulk's initial charterers, or any other factor which negatively affects the charterers' business, could impair the ability of the charterers to make payments to Conbulk pursuant to their respective charters. Although the charterers are obligated to pay Conbulk regardless of the safety of the cargoes, it is possible that such events may render one or more of the charterers financially unable to pay Conbulk its hire. Furthermore, there is a risk that a vessel may become damaged, lost or destroyed and any such occurrence may cause Conbulk additional expenses to repair or substitute the vessel or may render Conbulk unable to provide the vessel for chartering, which will cause Conbulk to lose charterhire revenue.

These occurrences could also result in death or injury to persons, loss of property or environmental damage, loss of revenues from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates, and damage to Conbulk's reputation and customer relationships generally. Any of these circumstances or events could increase its costs or lower Conbulk's revenues, which could result in reduction in the market price of its common shares.

Maritime claimants could arrest Conbulk's vessels or attach its funds, which could interrupt the charterer's or Conbulk's cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of Conbulk's vessels, for valid or invalid reasons, could interrupt the charterer's or Conbulk's cash flow and require the charterer or Conbulk or Conbulk's insurance to pay a significant amount to have the arrest lifted. In addition, in some jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest both the vessel that is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert "sister ship" liability against one vessel in its fleet for claims relating to another vessel in its fleet. In any event, any lien imposed may adversely affect its results of operations by delaying the revenue gained from ships. Furthermore, a maritime claimant may be able to obtain an order of maritime attachment under Rule B of the Supplemental Rules for Certain Admiralty and Maritime Claims of the Federal Rules of Civil Procedure, seizing funds originated by or payable to the vessel owner as such funds move electronically through correspondent banks in the United States.

Governments could requisition Conbulk's vessels during a period of war or emergency without adequate compensation.

A government could requisition one or more of Conbulk's vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes its owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although Conbulk would be entitled to compensation in the event of a requisition of one or more of its vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of Conbulk's vessels may negatively impact its revenues and reduce the amount of cash Conbulk has available for distribution as dividends to its stockholders.

Technological innovation could reduce Conbulk's charterhire income and the value of Conbulk's vessels.

The charterhire rates and the value and operational life of a vessel are determined by a number of factors including the vessel's efficiency, operational flexibility and physical condition. Efficiency includes speed, fuel economy and the ability to load and discharge containers quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities, such as cranes, and pass through canals and straits. Physical condition is related to the original design and construction, maintenance and the impact of the stress of operations. If new containerships are built that are more efficient or more flexible or have longer physical lives than Conbulk's vessels, competition from these more technologically advanced containerships could adversely affect the amount of charterhire payments Conbulk receives for its vessels once their initial charters expire and the resale value of its vessels could significantly decrease. As a result, the cash available for the payment of dividends could then be adversely affected.

Compliance with safety and other vessel requirements imposed by classification societies may be costly and may adversely affect Conbulk's business and operating results.

The hull and machinery of every commercial vessel must conform to the rules and standards of a classification society approved by Conbulk's country of registry. Such societies set the rules and standards for the design, construction, classification, and surveys of vessels and conduct surveys to determine whether vessels are in compliance with such rules and standards. A certification by the society is an attestation that the vessel is in compliance with the society's rules and standards. A vessel involved in international trade must also conform to national and international regulations on safety, environment and security, including (but not limited to) the Safety of Life at Sea Convention, or SOLAS, and the International Convention for the Prevention of Pollution from Ships. A vessel conforms to such regulations by obtaining certificates from its country of registry and/or a classification society authorized by the country of registry.

A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special or class renewal survey, a vessel's machinery may be reviewed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Please see "Conbulk Business—Inspection by Classification Societies" for more information regarding annual surveys, intermediate surveys and special surveys. The classification societies for all of the vessels in Conbulk's current and contracted fleet may approve and carry out in-water inspections of the underwater parts of its vessels once every three to five years, in lieu of drydocking inspections. In-water inspections are typically less expensive than drydocking inspections and Conbulk intends to conduct in-water inspections when that option is available to it.

If a vessel does not maintain its "in class" certification or fails any annual survey, intermediate survey or special survey, port authorities may detain the vessel, refuse her entry into port or refuse to allow her to trade resulting in the vessel being unable to trade and therefore rendering her unemployable. In the event that a vessel becomes unemployable, Conbulk could also be in violation of provisions in its charters, insurance coverage, covenants in its loan agreements and ship registration requirements and its revenues and future profitability would be negatively affected.

Conbulk is subject to regulation and liability under environmental laws that could require significant expenditures and affect Conbulk's cash flows and net income.

The shipping industry, and the operations of containerships, are materially affected by environmental regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which Conbulk's containerships operate, as well as in the country or countries of their registration, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions, water discharges and ballast water management. Because such conventions, laws and regulations are often revised, Conbulk cannot predict the cost of complying with such requirements or the impact thereof on the value or useful life of its containerships. Additional conventions, laws and regulations may be adopted that could limit Conbulk's ability to do business or increase the cost of its doing business and which may materially adversely affect Conbulk's operations. Conbulk is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and financial assurances with respect to its operations. Many environmental requirements are designed to reduce the risk of pollution, such as oil spills, and compliance with these requirements can be costly.

Environmental requirements can also affect the value or useful lives of its vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, Conbulk could incur material liabilities, including cleanup obligations and natural resource damages, in the event that there is a release of oil-based products or other hazardous materials from its vessels or otherwise in connection with its operations. Conbulk could also become subject to personal injury or property damage claims relating to the release of hazardous materials associated with its existing or historic operations. Violations of, or liabilities under, environmental requirements can result in substantial penalties, fines and other sanctions, including in certain instances, criminal liabilities or seizure or detention of its vessels.

In addition, significant compliance costs could be incurred due to existing environmental laws and regulations and those that may be adopted, which could require new maintenance and inspection procedures and new restrictions on air emissions from its containerships, the development of contingency arrangements for potential spills and/or obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become increasingly strict in the future and require Conbulk to incur significant capital expenditures on its vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. Conbulk believes that regulation of the shipping industry will continue to become more stringent and more expensive for Conbulk and its competitors. Substantial violations of applicable requirements or a catastrophic release of bunker fuel from one of its containerships, among other events, could have a material adverse impact on its financial condition, results of operations and its ability to pay dividends to its stockholders.

Conbulk, or any of its foreign corporate subsidiaries, may become subject to United States federal income taxation on its U.S. source shipping income.

Some of the vessels have in the past operated to and from the United States on occasion, although no vessel currently calls on any United States port. The vessels are operated under time charters that allows the charterers to determine where the vessel goes. If a vessel operates to or from the United States, a portion of the charter income from the vessel attributable to such trips may constitute "United States source gross transportation income." United States source gross transportation income generally is subject to U.S. federal income tax at a 4% rate, unless exempt under Section 883 of the Internal Revenue Code of 1986, as amended, or the Code. Section 883 of the Code generally provides an exemption from U.S. federal income tax in respect of gross income earned by certain foreign corporations from the international operation of ships, but only if a number of requirements are met (including requirements concerning the ownership of the foreign corporation). It is unclear at this time whether the exemption under Section 883 of the Code will be available to Conbulk or any of the SPVs for any United States source gross transportation income that they might earn or whether the SPVs will be entitled to reimbursement from the charterer under any charter for any United States tax that would be imposed if the exemption is not available.

Risks Relating to Conbulk's Common Shares

Conbulk's common share price may be highly volatile and future sales of its common shares could cause the market price of its common shares to decline.

The market price of Conbulk's common shares may fluctuate significantly in response to many factors, such as actual or anticipated fluctuations in its operating results, changes in financial estimates by securities analysts, economic and regulatory trends, general market conditions, rumors and other factors, many of which are beyond Conbulk's control. Investors in Conbulk's common shares may not be able to resell their shares at or above their purchase price due to those factors, which include the risks and uncertainties set forth in this joint proxy statements/prospectus.

If outstanding warrants are exercised, the underlying common shares will be eligible for future resale in the public market. "Market overhang" from the warrants could have an adverse effect on the common stock's market price.

Outstanding warrants to purchase an aggregate of 10,625,000 shares of common stock issued in connection with Arcade's private placement and initial public offering will become exercisable after consummation of the Initial Transaction. If these warrants are exercised, a substantial number of additional common shares of Conbulk will be eligible for resale in the public market, which could adversely affect the market price. In addition, exercise of such warrants will cause dilution of existing stockholder interests in Conbulk.

Registration rights held by Arcade's stockholders who purchased securities prior to the initial public offering and the affiliates and designees of Palmosa and Tsakos who receive shares as part of the Acquisition Consideration may have an adverse effect on the market price of Conbulk's common shares.

Arcade's initial stockholders who acquired their securities prior to the initial public offering and affiliates of Palmosa and Tsakos who receive shares in connection with the Acquisition are entitled to demand that Conbulk register the resale of their shares between six months and one year after completion of the Initial Transaction and their founding director warrants commencing 30 days after completion of the Initial Transaction. If the initial stockholders exercise their registration rights with respect to all of their securities, there will be an additional 1,875,000 common shares and 2,000,000 warrants and/or up to 2,000,000 common shares issued upon exercise of the warrants eligible for trading in the public market. If the affiliates of Palmosa and Tsakos exercise their registration rights with respect to all of their securities there will be up to an additional 13,161,614 common shares eligible for trading in the public market. The sale or perception that these additional securities are available for sale may have an adverse effect on the market price of Conbulk's warrants and common shares.

Investors should not rely on an investment in Conbulk if they require dividend income. It is not certain that Conbulk will pay a dividend and the return on an investment in Conbulk, if any, may come solely from appreciation of its common shares, which is also not assured.

The payment of dividends following the Business Combination will be in the discretion of Conbulk's board of directors and will depend on market conditions and Conbulk's business strategy in any given period. The timing and amount of future dividends, if any, could also be affected by various factors, including:

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Conbulk's earnings, financial condition and anticipated cash requirements;

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delays in acquiring any or all of the vessels in its contracted fleet;

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unexpected repairs to, or required capital expenditures on, vessels or drydocking costs in excess of amounts held in reserve;

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additional acquisitions of vessels;

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the loss of a vessel;

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restrictions under its credit facility and in any future debt agreements; and

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the provisions under Marshall Islands law affecting distributions to stockholders, which generally prohibits the payment of dividends other than from surplus (retained earnings and the excess of consideration received from the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such dividend.

Conbulk may not pay dividends in the anticipated amounts and frequency set forth in this joint proxy statement/prospectus or at all.

Investor confidence and the market price of Conbulk's shares may be adversely impacted if Conbulk's management is unable to establish and maintain an effective system of internal control over financial reporting.

Conbulk will be subject to the reporting requirements of the U.S. Securities and Exchange Commission, or SEC, following the completion of the Redomiciliation Merger. The SEC, as directed by Section 404 of the U.S. Sarbanes-Oxley Act of 2002, adopted rules requiring public companies, including Conbulk following the completion of the Redomiciliation Merger, to include a report of management of their internal control structure and procedures for financial reporting in their annual reports on Form 10-K or Form 20-F, as the case may be, that contain an assessment by management of the effectiveness of their internal controls over financial reporting. In addition, independent registered public accountants of these public companies must report on the effectiveness of such internal controls over financial reporting. These requirements may first apply to Conbulk's annual report on Form 20-F for the fiscal year ending on December 31, 2009. Conbulk's management may not conclude that its internal controls over financial reporting are effective. Moreover, even if Conbulk's management does conclude that its internal controls over financial reporting are effective, if its independent registered public accountants are not satisfied with its internal control structure and procedures, the level at which its internal controls are documented, designed, operated or reviewed, or if the independent registered public accountants interpret the requirements, rules or regulations differently from Conbulk's management, they may not concur with its management's assessment or may not issue a report that is unqualified. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of Conbulk's financial statements, which could lead to a decline in the market price of its shares. We believe the total cost of Conbulk's initial compliance and the future ongoing costs of complying with these requirements may be substantial.

A change in financial reporting to U.S. GAAP could make comparison of financial information more difficult and have an adverse effect on the trading price of Conbulk's shares.

The financial statements of Palmosa and Tsakos presented in this joint proxy statement/prospectus were prepared in accordance with international financial reporting standards, or IFRS. The future management team of Conbulk is considering implementing financial information presentation under generally accepted accounting principals in the United States, or U.S. GAAP, beginning with Conbulk's financial year ending December 31, 2009. The future management team of Conbulk is not able at this time to quantify the impact that the switch from IFRS to US GAAP will have on the financial position, results of operations and cashflows of the SPVs, and therefore on Conbulk. Any such change would be expected to make comparison of financial information with historical US GAAP information more difficult and could adversely affect the trading price of Conbulk's shares.

Conbulk has anti-takeover provisions in its organizational documents that may discourage a change of control.

Certain provisions of Conbulk's articles of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Certain of these provisions provide for:

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a classified board of directors with staggered three-year terms;

•
restrictions on business combinations with certain interested stockholders;

•
directors only to be removed for cause and only with the affirmative vote of holders of at least a majority of the common shares entitled to vote in the election of directors;

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advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at annual meetings; and

•
a limited ability for stockholders to call special stockholder meetings.

These provisions could make it more difficult for a third party to acquire Conbulk, even if the third party's offer may be considered beneficial by many stockholders. As a result, stockholders may be limited in their ability to obtain a premium for their shares.

Risks Related to the Redomiciliation Merger and Tax Matters

Conbulk is incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, causing its public stockholders to have more difficulty in protecting their interests.

Conbulk's corporate affairs are governed by its articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Stockholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, Conbulk's public stockholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction. For more information with respect to how stockholder rights under Marshall Islands law compares with stockholder rights under Delaware law, please see the section entitled "Comparison of Arcade and Conbulk Stockholder Rights."

Being a foreign private issuer will exempt Conbulk from certain SEC requirements that provide stockholders the protection of information that must be made available to stockholders of United States public companies.

Conbulk is expected to continue to be a foreign private issuer within the meaning of the rules promulgated under the Securities Exchange Act of 1934. As such, it will be exempt from certain provisions applicable to United States public companies including:

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The rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

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The sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

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Provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

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The sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short swing" trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer's equity securities within less than six months).

Because of these exemptions, Conbulk's stockholders will not be afforded the same protections or information generally available to stockholders of Arcade or investors holding shares in other public companies organized in the United States.

Conbulk is incorporated under the laws of the Marshall Islands and a majority of its directors and officers are non-U.S. residents, and although you may bring an original action in the courts of the Marshall Islands or obtain a judgment against Conbulk, its directors or its management based on U.S. laws in the event you believe your rights as a stockholder have been infringed, it may be difficult to enforce judgments against Conbulk, its directors or its management.

Conbulk is incorporated under the laws of the Republic of the Marshall Islands and all of its assets are located outside of the United States. Conbulk's business will be operated primarily from its offices in Greece. In addition, Conbulk's officers and a majority of its directors following the Redomiciliation Merger will be non-residents of the United States, and all or a substantial portion of the assets of these non-residents are and are expected to continue to be located outside the United States. As a result, it may be difficult or impossible for you to bring an action against Conbulk or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against Conbulk's assets or the assets of its directors and officers. Although you may bring an original action against Conbulk, its affiliates or any expert named in this joint proxy statement/prospectus in the courts of the Marshall Islands based on U.S. laws, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against Conbulk, its affiliates or any expert named in this joint proxy statement/prospectus for a cause of action arising under Marshall Islands law, it may be impracticable for you to do so given the geographic location of the Marshall Islands. Furthermore, in order to enforce any such judgment against Conbulk, its officers or its directors, it is likely that enforcement proceedings would need to be taken in jurisdictions where such assets are located, which are likely to be outside the Marshall Islands and United States.

There is a risk that Conbulk could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the Initial Transaction, which could result in significantly greater U.S. federal income tax liability to Conbulk.

Section 7874(b) of the Code, or Section 7874(b), generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if stockholders of the acquired corporation own at least 80% (of either the voting power or the value) of the stock of the acquiring corporation after the acquisition. If Section 7874(b) were to apply to the Redomiciliation Merger, then Conbulk, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the Initial Transaction as if Conbulk were a domestic corporation.

Although it is not expected that Section 7874(b) will apply to treat Conbulk as a domestic corporation for U.S. federal income tax purposes, because of the absence of extensive guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the Initial Transaction, this result is not entirely free from doubt. As a result, stockholders and warrant holders are urged to consult their own tax advisors on this issue. The balance of this discussion assumes that Conbulk will be treated as a foreign corporation for U.S. federal income tax purposes. This topic is discussed in more detail below under the heading "Tax Considerations—Material United States Federal Income Tax Considerations."

Arcade generally will recognize gain (but not loss) for U.S. federal income tax purposes as a result of the Redomiciliation Merger, which will result in increased U.S. federal income tax liability to Arcade.

As a result of the Redomiciliation Merger, Arcade generally will recognize gain (but not loss) for U.S. federal income tax purposes equal to the excess, if any, of the fair market value of each of its assets over such asset's adjusted tax basis at the effective time of the Redomiciliation Merger. Any such gain generally would be attributable to the appreciation in value of the non-cash assets of Arcade (including its rights under the Purchase Agreement) at the time of the Redomiciliation Merger. Since any such gain will be determined based on the value of such assets at that time, the amount of such gain (and any U.S. federal income tax liability to Arcade by reason of such gain) cannot be determined at this time. This topic is discussed in more detail below under the heading "Tax Considerations—Material United States Federal Income Tax Considerations." Stockholders and warrant holders are urged to consult their own tax advisors on this tax issue and other tax issues in connection with the Redomiciliation Merger.

There is a risk that Conbulk will be classified as a passive foreign investment company, or "PFIC," which could result in adverse U.S. federal income tax consequences to U.S. holders of common shares or warrants of Conbulk.

Conbulk will be treated as a PFIC for any taxable year in which either (1) at least 75% of its gross income (looking through certain corporate subsidiaries) is passive income or (2) at least 50% of the average value of its assets (looking through certain corporate subsidiaries) produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets. If Conbulk were a PFIC for any taxable year during which a U.S. holder held its common stock or warrants, the U.S. holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Based on the expected composition of the assets and income of Conbulk and its subsidiaries after the Initial Transaction, it is not anticipated that Conbulk will be treated as a PFIC following the Initial Transaction. The actual PFIC status of Conbulk for any taxable year, however, will not be determinable until after the end of its taxable year, and accordingly there can be no assurance as to the status of Conbulk as a PFIC for the current taxable year or any future taxable year. We urge U.S. holders to consult their own tax advisors regarding the possible application of the PFIC rules. For a more detailed discussion of the PFIC rules, see "Tax Considerations—Material United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders of Common Shares and Warrants of Conbulk—Passive Foreign Investment Company Rules."

Risks Relating to Arcade Acquisition Corp.

Arcade's directors and executive officers have interests in the Business Combination that may be different from yours.

Members of Arcade's board of directors have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including the fact that the shares of common stock owned by them, or their affiliates and associates, that were acquired prior to the IPO will become worthless if the Business Combination Proposals are not approved and Arcade otherwise fails to consummate a business combination prior to its liquidation date. Such shares, as of                          , 2008, without taking into account any discount that may be associated with certain restrictions on these shares, had a market value of approximately $                          . Similarly, the warrants owned by an affiliated entity of such directors to purchase 2,000,000 shares of common stock will expire and become worthless if a business combination could not be consummated prior to the liquidation date. Moreover, if the acquisition is approved, it is expected that two of Arcade's officers and directors will continue as directors of Conbulk and be compensated in such manner, and in such amounts, as Conbulk's board of directors may determine to be appropriate.

In connection with Arcade's initial public offering, Arcade's current officers and directors agreed to indemnify Arcade to the extent of their pro rata beneficial interest in Arcade immediately prior to the initial public offering for debts and obligations to certain vendors that may be owed money by Arcade for services rendered or products sold to Arcade, but only if such vendors did not waive their claims with respect to funds in the trust account and then only to the extent necessary to ensure that certain liabilities do not reduce the initial amount held in the trust account. If the Acquisition is consummated, Arcade's officers and directors will not have to perform such obligations. If the Acquisition is not consummated, however, certain of Arcade's officers and directors would potentially be liable for any claims against the trust account by vendors who have not explicitly waived their right to make claims against the trust account.

The personal and financial interests of the members of Arcade's board of directors and executive officers may have influenced their motivation in identifying and selecting a target business and attempting to timely complete the Acquisition. Consequently, their discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular Acquisition are appropriate and in Arcade's stockholders' best interest.

Conbulk's working capital could be reduced if Arcade stockholders exercise their redemption rights.

As provided in Arcade's certificate of incorporation, holders of IPO shares may, if the stockholder votes against the Acquisition Proposal, demand that Arcade redeem their shares for cash. Arcade will not consummate the acquisition if holders of 2,587,500 or more IPO shares, representing 30% or more of the total number of IPO shares, exercise their redemption rights. To the extent the merger is consummated and holders have demanded redemption of their shares, there will be a corresponding reduction in the amount of funds available to Conbulk following the Acquisition. Based on the amount of cash held in the trust account at                                        , 2008, assuming the Acquisition is consummated, the maximum amount of funds that could be disbursed to stockholders upon the exercise of the redemption rights is approximately $                                        , or approximately 30% of the funds then held in the trust account. Any payment upon exercise of redemption rights will reduce Conbulk's cash after the Acquisition, which will reduce working capital available to consummate the remaining MOAs and operate the business.

Arcade may not have sufficient funds to complete the Acquisition.

If holders of the maximum permissible number of shares elect redemption without Arcade being required to abandon the Acquisition, as of June 30, 2008, a total of approximately $48 million would have remained available in the trust account to fund the Acquisition. Arcade estimates that Conbulk will be required to pay approximately $91 million to Palmosa in satisfaction of the cash portion of the Acquisition Consideration and that Conbulk will be required to pay approximately $95 million to Tsakos in satisfaction of the cash consideration portion of the purchase price of the Tsakos vessels. Accordingly, in the event that a substantial number of holders vote against the Business Combination Proposals and exercise their redemption rights, Arcade may not have funds available to complete the Acquisition unless it is able to obtain additional capital. In such event, the Initial Transaction may not be consummated and Arcade will be required to cease its operations and liquidate if it is unable to complete an alternative business combination on or prior to May 21, 2009.

Arcade and Palmosa have incurred and expect to incur significant costs associated with the Business Combination, whether or not the Business Combination is approved and effected and the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes.

Arcade and Palmosa have incurred and expect to incur significant costs associated with the Business Combination. If the Business Combination is completed, Conbulk expects to incur approximately $                                        in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes.

Arcade may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.

Arcade may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The board of directors of Arcade will evaluate the materiality of any waiver to determine whether amendment of this joint proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the board of directors of Arcade determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, Arcade has the discretion to complete the Business Combination without seeking further stockholder approval.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of operations or the performance of Conbulk after the Redomiciliation Merger and Acquisition, the expected completion and timing of the Redomiciliation Merger and Acquisition and other information relating to the Redomiciliation Merger or Acquisition. Words such as "projects," "predicts," "should," "forecasts," "expects," "intends," "plans," "believes," "anticipates," "estimates," and variations of such words and similar expressions are intended to identify the forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include statements regarding:

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the delivery and operation of assets of Conbulk, the surviving corporation in the Redomiciliation Merger;

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Conbulk's future operating or financial results, including the amount of fixed charter hire and profit share that Conbulk may receive;

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future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital expenditures;

•
future payments of dividends and the availability of cash for payment of dividends;

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expectations regarding the strength of the future growth of the shipping industry, including the rate of annual demand growth in the international containership industry;

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operating expenses, availability of crew, number of off-hire days, drydocking (beyond the disclosed reserve), survey requirements and insurance costs;

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expectations about the availability of ships for Conbulk to purchase or the useful lives of its ships;

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expectations about the availability of insurance on commercially reasonable terms;

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Conbulk's ability to repay its credit facility, to obtain additional financing and to obtain replacement charters for its vessels;

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assumptions regarding interest rates;

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general market conditions and shipping industry trends, including charter rates and factors affecting supply and demand;

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change in the rate of growth of the world and various regional economies;

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changes in governmental and classification societies' rules and regulations or actions taken by regulatory authorities;

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risks incident to vessel operation, including discharge of pollutants and vessel collisions; and

•
unanticipated changes in laws and regulations.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this joint proxy statement/prospectus and the documents that we reference herein and have filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part completely and with the understanding that Conbulk's actual future results and ability to pay dividends may be materially different from what we expect. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this joint proxy statement/prospectus, whether as a result of new information, future events or otherwise.

THE ARCADE SPECIAL MEETING

General

We are furnishing this joint proxy statement/prospectus to the Arcade stockholders as part of the solicitation of proxies by our board of directors for use at the Special Meeting to be held on                  , 2008, and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to our stockholders in connection with the vote on the Redomiciliation Merger Proposal and the Acquisition Proposal (which collectively comprise the Business Combination Proposals) and the Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, on                  , 2008, at 10:00 a.m. Eastern Standard time.

Purpose of the Special Meeting

At the Special Meeting, we are asking holders of Arcade common stock to approve the following proposals:

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The Business Combination Proposals—the two proposals that comprise the Business Combination proposals are:

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The Redomiciliation Merger Proposal—a proposal to adopt the Merger Agreement between Arcade and Conbulk pursuant to which Arcade will merge with and into Conbulk with Conbulk as the surviving company: and

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The Acquisition Proposal—a proposal to adopt the Purchase Agreement by and among Arcade, Palmosa and Palmosa Sub pursuant to which Conbulk will acquire the 10 containerships through the acquisition of 10 SPVs that have rights under the MOAs to acquire the initial fleet; and

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The Adjournment Proposal—a proposal to authorize the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the adoption of the Business Combination Proposals.

Record Date; Who is Entitled to Vote

The holders of record of shares of Arcade common stock as of the close of business on the record date, which was                  , 2008, are entitled to receive notice of, and to vote at, the Special Meeting. On the record date, there were 10,500,000 shares of Arcade common stock outstanding.

As of the record date, the initial stockholders owned and were entitled to vote 1,875,000 shares, or approximately 17.9% of Arcade's outstanding common stock, which were acquired by them prior to Arcade's initial public offering. With respect to the Business Combination, the initial stockholders have agreed to vote all such shares in accordance with the majority of the shares of common stock voted by the public stockholders. The initial stockholders have indicated that they intend to vote their shares "FOR" each of the other proposals although there is no agreement in place with respect to these proposals.

Quorum

The holders of a majority of the shares of Arcade common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the Special Meeting. A quorum is necessary to hold the Special Meeting. Abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. "Broker non-votes" result when the beneficial owners of shares of Arcade common stock do not provide specific voting instructions to their brokers.

Brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the proposed Business Combination, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of such matters.

Holders of shares of Arcade common stock will have one vote for each share of Arcade common stock held by them at the close of business on the record date. Arcade warrants do not have voting rights.

Required Vote

Approval of the Redomiciliation Merger requires the affirmative vote of holders of a majority of Arcade's outstanding common stock. Approval of the Acquisition requires the affirmative vote of a majority of the votes cast at the Special Meeting, provided there is a quorum. If the stockholders approve the Redomiciliation Merger and the Acquisition, the Business Combination will only proceed if holders of IPO shares representing less than 30% of the total shares sold in the initial public offering seek to redeem their shares by voting against either one or both of the Business Combination Proposals and properly exercising their right to redeem their shares for a pro rata portion of the trust account.

Abstaining from voting or not voting on a proposal (including broker non-votes), either in person or by proxy or voting instruction, will not have an effect on the vote relating to the Business Combination, since Arcade's certificate of incorporation provides that only votes cast at the Special Meeting will count toward the vote on the Acquisition. An abstention will not count toward the 30% "against and redeeming" vote that would result in the Acquisition's abandonment, and if you abstain you would be unable to exercise any redemption rights upon approval of the Acquisition. With respect to the Redomiciliation Merger Proposal an abstention or a broker non-vote will have the same effect as a vote against the proposal.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in "street name") but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors. The matters currently planned to be considered by the stockholders at the Special Meeting are not routine matters. As a result, brokers can only vote the Arcade shares if they have instructions to do so. Broker non-votes will not be counted in determining whether the proposals to be considered at the Special Meeting are approved.

Voting Your Shares

Each share of common stock that you own in your name entitles you to one vote per proposal. Your proxy card shows the number of shares you own.

There are three ways to vote your shares at the Special Meeting:

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By signing and returning the enclosed proxy card.  If you submit a proxy card, your "proxy," whose names are listed on the proxy card, will vote your shares as you instruct on the card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Arcade board "FOR "approval of each proposal.

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You can attend the Special Meeting and vote in person.  We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

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If your shares are held in "street name," consult your broker for instructions on how to revoke your proxy or change your vote.

Questions About Voting.    If you have questions about the solicitation of proxies, you may write, e-mail or call Morrow & Co., Inc., 470 West Avenue—3rd Floor, Stamford, CT 06902, E-mail: Arcade.info@morrowco.com. Banks and Brokerage Firms, please call (203) 658-9400. Stockholders, please call (800) 607-0088. You may also want to consult your financial and other advisors about the vote.

Revoking Your Proxy and Changing Your Vote.    If you give a proxy, you may revoke it or change your voting instructions at any time before it is exercised by:

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If you sent in a proxy, by sending another proxy card with a later date;

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Notifying Arcade in writing before the Special Meeting that you have revoked your proxy; or

•
Attending the Special Meeting and voting in person.

If you do not vote your shares of Arcade common stock in any of the ways described above, it will have the same effect as a vote against the adoption of the Redomiciliation Merger Proposal, but will not have the effect of a vote against the Acquisition Proposal and demand of redemption of your shares for a pro rata share of the trust account in which a substantial portion of the proceeds of Arcade's initial public offering are held.

Redemption Rights

Any holder of IPO shares who votes against either one or both of the Business Combination Proposals may demand that Arcade redeem his, her or its shares for a pro rata portion of the trust account in which a substantial portion of the net proceeds of Arcade's initial public offering are held, plus interest earned thereon. The demand for redemption must be made on the proxy card at the same time that the stockholder votes against the Redomiciliation Proposal and/or the Acquisition Proposal. If so demanded, and if the Initial Transaction is completed, Arcade will redeem the shares. A stockholder who has submitted a proxy but has not properly exercised redemption rights may still exercise those rights prior to the Special Meeting by submitting a later dated proxy, together with a demand for redemption. You will not be entitled, however, to exercise your redemption rights or correct invalidly exercised rights after the Special Meeting. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the Initial Transaction and then tender your stock certificate to Conbulk. Do not send your stock certificate(s) with your proxy card. If the Initial Transaction is consummated, redeeming stockholders will be sent instructions on how to tender their shares of common stock and when they should expect to receive the redemption amount. Stockholders will not be requested to tender their shares of common stock before the Initial Transaction is consummated. Stockholders will not be charged for costs incurred by Conbulk with respect to the exercise of redemption rights, such as the costs of redeeming shares from street name to physical certificates. If the Initial Transaction is not consummated, then these shares will not be redeemed for cash.

A stockholder who exercises redemption rights will be exchanging shares of Arcade's common stock for cash and will no longer own these shares; however, a redeeming stockholder will continue to own any warrants to acquire Arcade common stock owned by such stockholder as all warrants will remain outstanding and be assumed by Conbulk.

The closing price of Arcade's common stock on                  , 2008 was $             and the amount of cash held in the trust account on                  , 2008 was $                  . A public stockholder redeeming his or her shares as of such date would have been entitled to receive approximately $                  per share, though no assurance is given as to the actual redemption price, which could be lower than such amount.

Solicitation Costs

Arcade is soliciting proxies on behalf of the Arcade board of directors. This solicitation is being made by mail, but also may be made in person or by telephone or other electronic means. Arcade and its respective directors, officers, employees and consultants may also solicit proxies in person or by mail, telephone or other electronic means. These persons will not be paid for doing this.

Arcade has engaged Morrow and Co., Inc. to assist it in the solicitation of proxies. Arcade will pay all fees and expenses related to the retention of any proxy solicitation firm.

Arcade will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Arcade will reimburse them for their reasonable expenses.

Stock Ownership

Information concerning the holdings of certain Arcade stockholders is set forth above in the Summary and below under "Security Ownership of Certain Beneficial Owners and Management."

THE BUSINESS COMBINATION PROPOSALS

Background of the Business Combination

The following is a brief discussion of the background of the negotiations that resulted in the Redomiciliation Merger Proposal and the Acquisition Proposal that comprise the Business Combination Proposals to which this joint proxy statement/prospectus relates.

Arcade is a blank check company organized as a corporation under the laws of the State of Delaware on January 30, 2007 that was formed to effect a business combination with a suitable operating business. On May 25, 2007, Arcade consummated its initial public offering of 7,500,000 units. Immediately prior to the consummation of the public offering, Arcade sold 2,000,000 warrants to an affiliate of its officers and directors for $1.00 per warrant. On June 7, 2007, the underwriters exercised their over-allotment option and purchased an additional 1,125,000 units. Arcade's common stock and warrants started trading separately as of June 14, 2007. The net proceeds from the sale of the units (including the underwriters' over-allotment option) and the insider warrants, after deducting certain offering expenses of approximately $2,949,000, including underwriting discounts of approximately $2,415,000, were approximately $68,051,000. Of this amount, $67,835,000 is being held in the trust account and the remaining proceeds are being held outside of the trust account. The remaining proceeds, along with up to $2,000,000 in interest earned on the funds in the trust account, are available to be used by Arcade to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

As disclosed in the prospectus for the initial public offering, at no time prior to the consummation of the initial public offering did Arcade, or any of its officers, directors, advisors, consultants or affiliates, contact, or engage in any discussions regarding a business combination with, any potential target on behalf of Arcade.

Subsequent to its IPO, Arcade's officers and directors and other representatives commenced an active search for a prospective operating business. Arcade's principals evaluated potential transactions based on factors identified in its prospectus:

•
Positive and reliable cash flow

•
Experienced management team

•
Competitive position in industry

In addition, Arcade has generally focused on transactions with estimated enterprise values of at least $125 million, and on transactions in which the owners would be willing to take one-third or more of the consideration in Arcade's common stock rather than cash. The enterprise value factor is based on management's belief that companies of $125 million or larger would be more attractive to investors than smaller companies based on a potentially larger market capitalization. The stock consideration factor is based on management's belief that companies in which the original owners continue to have an ongoing ownership stake would be more attractive to investors.

As part of its efforts to identify potential acquisitions, Arcade's management contacted numerous investment bankers, private equity professionals, business brokers, business owners, lawyers and others to describe the company and share its criteria for a potential acquisition target. During these discussions, Arcade generally provided such parties with background materials it had prepared and other information concerning its organization and how a potential business combination might work with such partners. In addition, Arcade was contacted independently by a number of investment bankers, private equity professionals, business brokers, business owners, lawyers and others who were interested in bringing potential targets to its attention.

To further Arcade's search for potential business combinations, in August 2007 Arcade retained FTI Capital Advisors, LLC, or FTI, on a non-exclusive basis, to contact approximately 45 private equity firms on its behalf. FTI contacted these firms, with whom its professionals have relationships, to explore whether these firms had portfolio companies for which a business combination with Arcade would be attractive. FTI's retainer agreement called for it to be paid only if Arcade completed a business combination with a company brought to its attention through an FTI contact. The Palmosa transaction did not result from such a contact and therefore FTI is not due any payment under this engagement.

The search process described above resulted in referrals of many potential candidates ranging from opportunities that appeared unlikely to be suitable candidates based on the criteria to ones that deserved serious consideration. Some potential candidates were quickly eliminated based on size or lack of consistent profitability, and many others were eliminated for the same reason but after greater analysis and discussion. A few opportunities that appeared initially to meet Arcade's requirements were also eliminated because the targets chose to pursue other alternatives or had taken themselves off the market. In order to determine enterprise value, management often analyzed recent acquisition multiples and current public trading multiples comparable to each potential target, and determined an estimated enterprise value for each candidate based on the financial data, including revenue, operating profit, cash flow, and earnings, to which it had access. If the opportunity appeared to be of a sufficient transaction size, management performed a more detailed evaluation of the candidate's historical revenue, cash flow and profit growth, and studied its competitive position in its industry and overall industry trends. If Arcade developed a favorable view after the preliminary evaluation, it sought meetings with management in order to evaluate the management team as well as to more fully develop a point of view.

While no master list of potential target businesses was maintained Arcade management believes that it evaluated well over 100 potential targets. Of those evaluated, most were not considered suitable after a preliminary evaluation and without the receipt of any confidential information. Management signed confidentiality agreements and received confidential information on approximately 30 opportunities. Arcade submitted preliminary and non-binding proposals to seven companies, including Palmosa, that management believed to be sufficiently attractive to warrant further investigation. Summary details on the remaining six companies are as follows:

Industry	Disposition
Medical transportation	Owners accepted a competing offer
Entertainment	Unable to reach agreement
Telecommunications	Owners decided to forego a transaction
Furniture manufacturing	Owners decided to forego a transaction
Skilled nursing	Auction, owners accepted another offer
Medical device manufacturing	Auction, owners accepted another offer

On December 31, 2007, Arcade executed a letter of intent with one of the companies listed above, and Arcade had been pursuing this transaction until Arcade's management concluded in early June 2008 that it would be unable to reach agreement with the owners.

Arcade first became aware of the Palmosa transaction on March 18, 2008 when a representative of Morgan Joseph & Co., which firm served as the lead underwriter in Arcade's IPO, mentioned that it had identified a shipping company that was interested in exploring a SPAC transaction. Subsequently, Morgan Joseph was also retained by the shipping company, and Mr. Furer requested that management be provided with a summary and a non-disclosure agreement.

On March 21, 2008, an analyst with Morgan Joseph emailed management a summary of the opportunity and a non-disclosure agreement. The non-disclosure agreement was modified slightly and was subsequently executed by Arcade on March 31, 2008. Based on the summary, Arcade management expressed an interest in learning more about the opportunity. On April 1, 2008, Messrs. Furer and Chapman met with Mr. Dimitris Dalakouras, Mr. George Bamiotis and Mr. Stefanos Kardamakis of Palmosa, along with their advisors from Morgan Joseph, at the offices of Morgan Joseph in New York City. Mr. Rahman participated in the meeting by telephone. During the meeting Palmosa's management gave a detailed presentation regarding the container shipping industry and Palmosa's strategy.

During the next two weeks, Morgan Joseph supplied Arcade with various shipping industry data and related information, including a preliminary financial model.

On April 14, 2008, Arcade submitted a non-binding indication of interest addressed to Morgan Joseph expressing its interest in considering a possible business combination. Arcade's proposal indicated a preliminary enterprise value range of between $256.8 million and $276.5 million (on a debt free, cash free basis), which represented a multiple of 6.5x to 7.0x the pro forma projected EBITDA for Palmosa's first year of operations subsequent to a transaction.

For the next several weeks following the receipt of the April 14, 2008 letter, there were many emails and phone calls between Arcade management and Morgan Joseph regarding the letter and the process. Morgan Joseph requested that Arcade consider revising its offer by adding an earn-out component to it as well.

On May 22, 2008, Mr. Furer met again with Messrs. Dalakouras and Kardamakis and Morgan Joseph representatives at the offices of Morgan Joseph. Palmosa management updated Mr. Furer on the status of the transaction. While expressing Arcade's interest in the transaction, Mr. Furer disclosed to Palmosa that Arcade was in the process of negotiating definitive agreements with another business. Arcade was advised that Palmosa also was in the process of meeting with other blank check companies and soliciting business combination proposals, and that a choice of partner would be made by Palmosa within the next several weeks. Between May 22 and May 29, Morgan Joseph held various phone conversations with Arcade to update Arcade on the process and discuss Arcade's initial indication of interest. On May 30, 2008, Arcade submitted a revised non-binding indication of interest to Morgan Joseph which provided for an enterprise value of $267.4 million (a multiple of 7.0x first-year projected EBITDA of $38.2 million) and certain additional incentive payments in the form of 4.5 to 5.0 million shares of Arcade common stock tied to the achievement of EBITDA goals over a 3-year period.

On June 3, 2008, Arcade's management concluded that it would be unable to reach agreement with the owners of the other business Arcade had been pursuing, for which exclusivity had not been extended by the owners beyond May 31, 2008, and Arcade came to the decision to formally terminate the letter of intent, which it ultimately did by letter on June 10, 2008. On conference calls on June 3 and 4, 2008 among Arcade management, representatives of Morgan Joseph and the Palmosa management, Arcade's management expressed its desire to work with Palmosa on an exclusive basis. On June 5, Palmosa's management submitted a written response to Arcade's revised indication of interest, in which it proposed a slightly higher valuation and a slightly revised formula for determining the amount of earn-out shares, and set forth requests relating to board representation, stock options and fees.

Based on Palmosa's letter, Arcade submitted a preliminary letter of intent on June 6, 2008, in which the enterprise valuation was amended to reflect a multiple of 7.25x first-year projected EBITDA (which based on then-projected EBITDA of $38.2 million implied a valuation of $276.7 million), while the maximum number of shares to be paid pursuant to the earnout was reduced to 3.5 million. Between June 6 and June 15, 2008, through various emails and discussions among Arcade, Morgan Joseph and counsel to Arcade and Palmosa, certain issues regarding board composition, fees and expenses, and exclusivity were agreed. Arcade submitted a revised letter of intent to Morgan Joseph on June 17, 2008, which was executed by Palmosa on June 18, 2008. The executed letter of intent called for a purchase price unchanged from the letter of June 6, with an assumption that the purchase price would consist of approximately $187 million in cash and 11.4 million shares of Arcade's common stock. The earnout consideration would consist of up to an additional 3.5 million shares of Arcade's common stock, to be earned based on achievement of specified EBITDA targets for years 2008 and 2009.

On June 12, 2008, in anticipation of having the letter of intent executed, Arcade and Palmosa participated in a conference call with Morgan Joseph, Arcade's attorneys, Loeb & Loeb, LLP, and Palmosa's attorneys Seward & Kissell, LLP, to discuss the process of preparing documentation and to discuss certain issues involving the structure of the transaction. These issues continued to be discussed through phone conversations and emails over the succeeding few weeks. On June 19, 2008 a follow-up call was held where a proposed timeline for the transaction was discussed.

On June 23, 2008, Messrs. Chapman, Furer and Rahman met in Athens, Greece with Messrs. Dalakouras, Bamiotis, Kardamakis and a representative of Morgan Joseph to discuss in more detail Palmosa's history, business plan, financial performance and projections. Arcade's management also met with employees of Conbulk Shipping to discuss their roles in the management of Palmosa's vessels. Arcade's management also met with Mr. Michael

Jolliffe, the chairman of Stealthgas, a U.S. listed shipping company and the proposed chairman of Conbulk, to discuss his background and experience, as well as his opinions of Palmosa's strategy and the shipping industry in general.

On June 24, Arcade's management met with representatives of Palmosa's independent auditors to discuss timing of the preparation of Palmosa's financial statements and issues relating to the use of US GAAP versus IFRS accounting standards for the financial statements and for Conbulk after the transaction. They also discussed issues relating to the timing and process of the preparation of the financial statements for the Tsakos vessels, and the financial statement requirements of completing this joint proxy statement/prospectus.

On June 25, 2008 Arcade received Palmosa's preliminary historical financial statements, and in early July received and reviewed additional due diligence data, including preliminary historical financial statements for the Tsakos vessels, and detailed technical data on the Palmosa vessels.

On July 3, 2008, Morgan Joseph made Arcade's management aware that based on revisions that Palmosa had made to its financial model relating to expected first-year expenses, the first-year projected EBITDA would be reduced from $38.2 million to $37.1 million, and therefore that the enterprise valuation, which was based on a 7.25x multiple, would be reduced from approximately $276.7 million to approximately $269.1 million. Morgan Joseph also made Arcade management aware that while internal EBITDA was projected to be $37.1 million, reported U.S. GAAP EBITDA would likely be $1.8 million higher, due to difference in the presentation of amortization of drydocking expenses, but that as the purchase price was based on the internal EBITDA, there would be no adjustment to the enterprise valuation.

Also on July 3, 2008 a conference call was held among Palmosa's independent auditors and Arcade's independent auditors to discuss issues relating to the determination of the accounting acquiror based on the facts of the transaction, and the financial statement presentation requirements once such determination was agreed. After subsequent calls, the accounting firms and lawyers concurred with management's determination that in the transaction as structured Palmosa would be deemed the accounting acquiror, and should therefore provide three years of audited financial statements.

On July 7, 2008, Arcade retained the law firm of Burke & Parsons to act as special maritime counsel to assist in completing due diligence and documentation.

On July 14, 2008, Arcade's attorneys sent Palmosa and its attorneys an initial draft of the Purchase Agreement. On August 5, 2008, Palmosa's attorneys, provided comments to the Purchase Agreement, as well as drafts of several shipping-related documents, including forms of the MOAs. During July and early August, the parties had several phone conversations and exchanged several emails on various topics relating to accounting and structuring issues, documentation, due diligence, drafting of the joint proxy statement/prospectus and preparation of a slide presentation for investors.

On July 25, 2008, Mr. Kardamakis reported that based on discussions with the owners of the Tsakos vessels relating to a clarified understanding of the appraised value of one of the vessels, Tsakos had agreed to reduce the purchase price for such vessel by approximately $3.5 million. On July 31, 2008, Mr. Kardamakis further indicated that Palmosa had adjusted its first-year projected EBITDA to reflect additional forecasted overhead expenses which reduced the EBITDA by approximately $547,000. Combined, these two factors reduced the expected enterprise valuation from $269.1 million to $261.6 million.

On July 29, 2008, Mr. Kardamakis forwarded to Arcade copies of vessel inspections for the vessels Kuo Tai and Kuo Hung that had been completed in early 2008. On that same day, Mr. Kardamakis also reported that Palmosa had engaged the Belgian firm of De Meulemeester & Co. to undertake physical inspections of the four Tsakos vessels, and that such inspections would be carried out during the first two weeks of August. On August 4, 2008, Mr. Chapman contacted De Meulemeester to commission a similar inspection of the MSC Bali during the same time period.

On August 5, 2008 Mr. Kardamakis forwarded to Arcade a copy of the term sheet for a $200 million credit facility Palmosa had received from Lloyds Bank that day.

On August 8, 2008 Mr. Chapman traveled to Montreal, Canada to visit the MSC Bali as it was in the Port of Montreal. Mr. Chapman spent time with a representative of Conbulk Management's Montreal agent, Navitrans Shipping Agencies Inc., to discuss aspects of container shipping, and also spent time with the Captain of the Bali to get an understanding of ship operations and maintenance.

Through the remainder of August and early September, the parties continued drafting the transaction agreements, and negotiated various aspects of the Business Combination including terms of employment agreements and terms of the vessel management agreements, as well as details of the MOAs. During this period, the parties also continued drafting the joint proxy statement/prospectus, and continued drafting an investor presentation. During this period, Arcade and Palmosa continued to review due diligence material, including inspections of five vessels completed by De Meulemeester & Co., and vessel appraisals completed by English White Shipping Limited.

On August 19, 2008, Palmosa executed a 30-day extension to the letter of intent, extending the expiration date to September 18, 2008. On the same day, Palmosa engaged Drewry Shipping Consultants Ltd. to provide information on the shipping industry and the container sector.

On September 8, 2008, Palmosa informed Arcade that one of the Tsakos vessels had been re-chartered, and that the charter payments were slightly lower than the prior charter. As a result, first-year EBITDA was expected to be approximately $221,000 lower than previously forecast. Palmosa agreed to a reduction in the purchase price of approximately $1.6 million as a result of this decrease, resulting in a revised purchase price of approximately $260.0 million. On September 12, 2008, Arcade agreed to increase the consideration to the Tsakos owners by $1.635 million in connection with an agreement by the Tsakos owners to extend the deadlines under the MOAs to January 30, 2009, increasing the total enterprise value to $261.7 million.

On September 16, 2008, Arcade's board voted unanimously in favor of the proposed Business Combination.

On September 19, 2008, the parties executed the acquisition agreements. On September 22, 2008, Arcade filed a Form 8-K describing the transaction and attaching a press release which was also released that day. That same day Arcade filed an additional Form 8-K with an investor presentation, and announced a public conference call which took place on September 23, 2008.

Reasons for the Redomiciliation Merger

Auster Finance, as designee of Palmosa, a Marshall Islands corporation with no substantial connection to the United States, will receive a substantial portion of the consideration for the sale of the six Palmosa vessels in the form of stock of a publicly-traded corporation incorporated outside of the United States. Palmosa stated that it was not willing to accept this stock as consideration if the purchasing company is a U.S. corporation.

None of the vessels that are the subject of MOAs are operated under U.S. flag, and these vessels are currently operated and expected to continue to be operated predominantly outside of U.S. territorial waters. As a result, given the minimal contacts with the United States, Palmosa has expressed its preference to acquire a controlling interest in a Marshall Islands corporation, rather than in a U.S. corporation.

In addition, Palmosa is incorporated outside of the United States, and is aware that many of its competitors are incorporated in jurisdictions outside of the United States, such as the Republic of the Marshall Islands, operate outside of the United States, and therefore are subject to little or no U.S. income tax. Prior to the proposed transaction, neither Palmosa nor any of the SPVs was subject to the U.S. corporate net income tax. If Palmosa received stock in Arcade and Arcade remained a U.S. corporation, the income from operation of the ships, when distributed to Arcade (following the Acquisition), would be subject to U.S. federal income tax at a top marginal rate of 35% at the Arcade level, and any dividends from Arcade to its non-U.S. stockholders, including Palmosa, would additionally be subject to U.S. withholding tax of up to 30%. Palmosa indicated that such taxation would be unacceptable to it.

Palmosa and the board of directors of Arcade also concluded that redomiciling to the Marshall Islands would permit greater flexibility and possibly improved economics in structuring future acquisitions as Conbulk expands, because a non-U.S. owner of a potential target would likely view being a stockholder in a publicly-traded Marshall Islands corporation more favorably than being a stockholder in a U.S. corporation. In addition, as a foreign (non-U.S.) corporation, Conbulk is expected to qualify for foreign private issuer status with the SEC, which would reduce the reporting requirements under the Exchange Act of 1934, as amended, and result in significantly lower costs associated with ongoing financial and reporting compliance.

For the reasons described above, Palmosa and the board of directors of Arcade determined that in order to compete in the most favorable manner with other international shipping companies listed in the U.S. public markets, the majority of which are domiciled outside of the United States, it was advisable for Arcade to redomicile to the Republic of the Marshall Islands by means of the Redomiciliation Merger.

Satisfaction of the 80% Test

In accordance with the terms of Arcade's initial public offering, it is a requirement that the target of Arcade's initial business combination have a fair market value equal to at least 80% of Arcade's net assets at the time of such transaction. The Arcade board of directors, based on its collective financial experience, determined that it was qualified to make the determination with regard to the net asset requirement.

Arcade's board views the Initial Transaction and the Subsequent Closings as constituting a single transaction. Arcade's board determined that the aggregate Acquisition Consideration of $261,677,521, which amount was negotiated at arms-length, was fair to and in the best interests of Arcade and its stockholders and appropriately reflected the value of the containerships being acquired. This amount is well in excess of 80% of the net assets of Arcade, which amount, as of September 16, 2008, was estimated to be $54,100,000.

Arcade's board also examined the value of the assets being acquired at the Initial Closing to determine whether the Initial Transaction meets the 80% of net assets test. Upon the Initial Closing, Conbulk will acquire all of the outstanding membership interests of the 10 SPVs pursuant to the Purchase Agreement and, through at least two of the SPVs, will complete the Kuo Vessel Acquisition by taking delivery of at least two of the Palmosa vessels pursuant to the respective MOAs. Arcade's board of directors determined that the minimum aggregate purchase price of the assets to be acquired at the Initial Closing (based on the two least expensive of the four ships that are eligible for acquisition at the Initial Closing) of $59,021,260, consisting of $36,064,200 in cash and 2,913,333 common shares of Conbulk, which amount was negotiated at arms-length, was fair to and in the best interests of Arcade and its stockholders and appropriately reflected the value of the containerships being acquired pursuant to the MOAs held by the SPVs. On September 16, 2008, 80% of the net assets of Arcade was estimated to be $54,100,000. Accordingly, the board of directors determined that the requirement that the target of Arcade's initial business combination will have a fair market value equal to at least 80% of its net assets at the time of the business combination is satisfied upon the Initial Closing.

Arcade directors and executive officers, who have interests in the merger that may be different from, or in addition to, the interests of its unaffiliated stockholders, have actively participated in the negotiations related to the Purchase Agreement. See "Risk Factors—Risks Relating to Arcade Acquisition Corp.—Arcade's directors and executive officers have interests in the Business Combination that may be different from yours."

Recommendations of the Board of Directors

Arcade's board of directors, after reviewing the various factors set forth herein, concluded that the Business Combination is fair to and in the best interests of Arcade and its stockholders and unanimously approved the Business Combination and all transactions and documents necessary for its consummation.

Arcade Board Considerations

In determining that the Business Combination is fair to, and in the best interests of Arcade stockholders, Arcade's board of directors utilized several objective standards generally accepted by the financial community, such as actual historical and potential future revenues, actual historical and projected future growth and comparable industry multiples. Arcade's board of directors determined not to obtain a fairness opinion in connection with the Business Combination because of (i) its ability to value the business; (ii) its general exercise of business judgment and (iii) its knowledge that the valuation of the proposed Business Combination would be tested by the market and that 30% of Arcade's public stockholders can effectively veto the Business Combination if they do not deem the implicit valuation to be fair.

Comparable Company Analysis

Using publicly available information, Arcade's board compared selected pro forma financial data of the SPVs with similar data of selected public container companies it considered to be comparable to the combined SPVs. Specifically the board selected Seaspan Corporation, Danaos Corporation and Global Ship Lease, Inc. as the public companies that were most comparable to the business of Conbulk's predecessor entities. It chose these three companies because they are the only shipping companies publicly traded in the United States that focus primarily on container vessels. Arcade's board noted that although such companies were similar, none of the companies had the same management, makeup, size or combination of business as the combined SPVs. Arcade's board was assisted in its analysis of the comparable companies by Morgan Joseph. While Morgan Joseph was not retained by Arcade to analyze or provide an opinion with respect to the Business Combination, Arcade's board was assisted by Morgan Joseph with market data and other information and analysis. In analyzing the financial data, Arcade's board looked primarily at the "enterprise value," defined as common stock market value (the number of shares multiplied by the closing price of the common stock), plus total debt and preferred stock, less cash, as a multiple of 2008 and 2009 estimated EBITDA, for each of Seaspan and Danaos, each of which have been in the business for several years. As Global Ship Lease is a new company, Arcade's board used an estimate of full-year EBITDA taken from the company's publicly available information. The board also analyzed additional parameters such as the annual dividend yield, price to book ratios, leverage and other related financial information on a secondary basis. In reviewing the financial parameters, the board took into account certain operating characteristics of the comparable companies including, but not limited to, fleet characteristics such as average age, length of charter and charter rates as well as the depth, experience and reputation of management and their operating strategies. While all data was considered in the board's analysis, the board generally deemed the mean results of all the data to be more relevant than any individual company's data.

The actual consideration for the Business Combination transactions, including the earn-out payments, was arrived at through extensive arms-length negotiations between Arcade's board and Palmosa's controlling stockholders. In comparing the implied EBITDA multiples for Conbulk on a historical and a prospective basis with those of the comparable companies, Arcade's board did not seek to establish a precise value for the assets that were being acquired, but attempted instead to determine if the negotiated value was fair from a financial point of view to Arcade's stockholders. In making such determination, based on its own experience as well as through consultations with Morgan Joseph and industry participants, Arcade's board determined that, while a number of factors influence the valuation of a containership company, the ratio of its enterprise value to its EBITDA is a fair measure, and such EBITDA multiples provide an adequate basis of comparison.

Arcade's board noted that as of September 16, 2008, the average EBITDA multiple for the three publicly traded companies was 15.2x estimated 2008 EBITDA and 11.5x estimated 2009 EBITDA. The acquisition multiple for the Initial Fleet is 6.9x the projected first year's EBITDA for Conbulk. The effective transaction multiple, which includes the effect of dilution from insider shares and warrants, is 8.0x the projected first year's EBITDA. The effective transaction multiple represents discounts of 47% and 29% off the average public trading multiples for 2008 and 2009, respectively.

Positive Factors

In making its determination to recommend the Business Combination, the board considered a number of factors, including the following material factors, which it believes favor the transaction:

•
the quality and strength of Palmosa's management team;

•
the fact that the merger of Arcade with and into Conbulk with Conbulk as the surviving corporation is expected to constitute a reorganization under the Code;

•
the global container shipping industry is a fundamental part of the world economy over the long term and is growing along with the expansion of world trade;

•
Conbulk management has significant experience and contacts in the container shipping industry and plans to grow the company through rapid acquisition of additional vessels;

•
Conbulk management is receiving no cash (only Conbulk equity) as part of the transaction consideration and has the opportunity to earn a significant incentive or earn-out payment based on earnings in 2010 and 2011;

•
the terms of the charter agreements entered into by the SPVs and the good reputations of the charterers under such agreements provide for excellent visibility of near term revenues;

•
the relative predictability of Conbulk's operating expenses is expected to provide stable cash flows and the ability to pay an attractive dividend to Conbulk's stockholders;

•
the reduced level of cash outlay required to complete the purchase of the SPVs, as compared to an all cash acquisition, because Palmosa has agreed to accept shares as part of the purchase price, which will leave Conbulk with a greater amount of cash following the Acquisition;

•
the "desk appraisal" vessel valuations obtained from English White Shipping Limited, which assisted the board in its conclusion that the consideration to be paid in the transaction was reasonable;

•
positive industry dynamics as described by Drewry Shipping Consultants in their report titled "The International Containership Industry";

•
favorable comparison (in terms of valuation metrics) with three publicly-traded companies that own and operate containerships as described above under "Comparable Company Analysis";

•
the overall terms and conditions of the Business Combination, including the terms and conditions of all associated transactions;

•
Management's belief in the availability and terms and conditions of financing that allows Conbulk to leverage its growth; and

•
the fact that the agreement to purchase the 10 SPVs and the associated vessels from Palmosa was the result of a comprehensive review conducted by Arcade's board (with the assistance of its financial advisors) of the strategic alternatives available to Arcade, leading to the conclusion that the Redomiciliation Merger and Acquisition are in the best interests of Arcade's stockholders.

Negative Factors

Arcade's board of directors also considered potential risks relating to the Business Combination, including the following:

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Conbulk is a newly formed entity with no separate operating history;

•
management and certain officers and directors of Conbulk have certain different interests in the Business Combination compared to Arcade stockholders;

•
concentration of charter relationships with CMA CGM and MSC;

•
dependence on a limited number of key individuals;

•
volatility of charter rates and vessel values possibly leading to prospective financial underperformance;

•
the competitive nature of the container shipping industry and the presence of competitors, suppliers and customers of significant size with greater resources;

•
the relative age of Conbulk's fleet;

•
the risks and costs to Arcade if the Business Combination is not effected, including the need to locate, evaluate and structure a transaction with another suitable target and obtain stockholder approval and complete the business combination by May 21, 2009;

•
the decision not to obtain a fairness opinion in connection with the Business Combination which meant that the board did not undertake the kind of in depth analysis that a financial advisor may have undertaken in the rendering of a fairness opinion. Other than certain "desk appraisals", certain vessel inspection reports and an industry report, Arcade's directors did not receive any other report or appraisals related to the Business Combination; and

•
the conflict inherent in Morgan Joseph's serving as a financial advisor both to Palmosa and Arcade.

For a discussion of the existing risk factors and their possible effect on the success of the Business Combination, see "Risk Factors." In view of Arcade's board of directors, these potentially adverse factors did not, individually, or in the aggregate, outweigh the favorable factors advocating for the Business Combination.

The foregoing discussion of the information and factors considered by Arcade's board of directors is not intended to be exhaustive, but includes all currently known material factors, both positive and negative, that the board of directors considered in reaching its determination that the Redomiciliation Merger and the Acquisition is in the best interests of Arcade and its stockholders. In view of the variety of factors considered in connection with its evaluation of the Acquisition, Arcade's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors. After weighing all of the different factors, Arcade's board of directors unanimously determined to recommend that Arcade stockholders vote "FOR "the approval and authorization of the Business Combination at the Special Meeting.

Interest of Arcade Directors and Officers in the Business Combination

When you consider the recommendation of Arcade's board of directors that you vote in favor of approval of the Business Combination, you should keep in mind that certain of Arcade's officers and directors have interests in the Business Combination that may be different from, or in addition to, your interest as a stockholder. These interests currently known to us are:

•
Arcade's officers and directors, together with an affiliated entity, were issued a total of 1,875,000 shares of Arcade common stock prior to Arcade's initial public offering. These shares, without taking into account any discount that may be associated with certain restrictions on these shares, collectively have a market value of approximately $                                        based on Arcade's share price of $             as of                                        , 2008. These shares cannot be sold until the first anniversary of the Business Combination during which time the value of the shares may increase or decrease; however, since such shares were acquired for approximately $.013 per share, the holders are likely to benefit from the Business Combination notwithstanding any decrease in the market price of the shares.

•
An affiliate of Arcade's officers and directors owns a total of 2,000,000 of Arcade's warrants, which it acquired in a private placement immediately prior to the IPO. These warrants, without taking into account any discount that may be associated with the restrictions on the transfer of such warrants, collectively have a market value of approximately $                          based on Arcade's warrant price of $             as of                          , 2008. These

  warrants (as well as all other warrants) will expire and become worthless if the Business Combination is not approved and Arcade fails to consummate an alternative business combination by May 21, 2009.

•
If the Business Combination is not approved and Arcade fails to consummate an alternative business combination by May 21, 2009 its corporate existence will cease pursuant to its certificate of incorporation and Arcade will be required to liquidate. In such event, the shares of common stock beneficially owned by Arcade's officers and directors and the affiliated entity that were acquired prior to Arcade's IPO may be worthless because no portion of the net proceeds of Arcade's IPO that may be distributed upon liquidation of Arcade will be allocated to such shares.

•
After the completion of the Initial Transaction, it is expected that Jonathan Furer and John Chapman will continue to serve on Conbulk's board of directors. Such individuals will be compensated in such manner, and in such amount, as Conbulk's board of directors may determine to be appropriate. No agreements or plans with respect to such compensation have been entered into, adopted or otherwise agreed upon.

•
In connection with Arcade's IPO, the initial stockholders agreed to indemnify Arcade to the extent of their pro rata beneficial interest in Arcade immediately prior to the IPO for debts and obligations to vendors that are owed money by Arcade for services rendered or products sold to Arcade, but only if such vendors did not waive their claims with respect to funds in the trust account and then only to the extent necessary to ensure that such debts and obligations do not reduce funds in the trust account. If the Business Combination is consummated, the initial stockholders will not have to perform such obligations. If the Business Combination is not consummated, however, Arcade's officers and directors could potentially be liable for claims against the trust account by vendors who have not explicitly waived their right to make claims against the trust account.

Arcade's board of directors was aware of these arrangements during its deliberations on the merits of the Business Combination and in determining to recommend to the stockholders of Arcade that they vote for in favor of the Business Combination.

Prior to the record date for the Special Meeting, Arcade, its officers, directors or affiliates and/or persons or entities affiliated with Palmosa or Tsakos or working with them, which we refer to herein collectively as the "Arcade Group Members," may purchase outstanding shares of Arcade in the open market and/or in privately negotiated transactions. After the record date for the Special Meeting, the Arcade Group Members may purchase outstanding shares of Arcade in privately negotiated transactions with Arcade's stockholders. Any such negotiated transaction with an Arcade stockholder would include a contractual acknowledgement that such stockholder, although still the record holder of Arcade shares of stock, is no longer the beneficial owner thereof and therefore agrees to vote such shares at the Special Meeting as directed by the Arcade Group Members. It is the intention of the Arcade Group Members to vote or to direct the vote of any such shares of Arcade so purchased in favor of the proposals contained herein.

The Arcade Group Members may purchase shares in privately negotiated transactions from stockholders who have already cast votes against the Business Combination Proposals and requested redemption of their shares. As part of the privately negotiated arrangements with the Arcade Group Members, such selling stockholders would be required to revoke their prior votes against the Business Combination Proposals and to revoke their prior elections to redeem their shares, and cast new votes in favor of the Business Combination. The revocation of prior negative votes and substitution therefor of votes in favor of the Business Combination would have the effect of reducing redemptions and increasing votes in favor of the Business Combination. As of the date of this proxy, the Arcade Group Members have not entered into any private agreements or arrangements to purchase outstanding shares of Arcade. The Arcade Group Members may purchase shares of stock from Arcade stockholders either prior to or after the proxies are mailed to such stockholders. It is expected that any such purchases by Arcade would be at a price per share not to exceed the estimated per share amount to be distributed from the trust account if Arcade were to be liquidated and would require that each such selling stockholder agree that the purchase be expressly subject to: (i) the seller voting in favor of the Business Combination Proposals; (ii) a waiver by such seller of any claims against the trust account arising from the transaction pursuant to which such seller agreed to sell such shares to Arcade (as compared to any claims against the trust account which such seller may have by virtue of being an Arcade stockholder); and (iii) the approval and closing of the Initial Transaction. The amount of cash available to finance Arcade operations after consummation of the Initial Transaction would be reduced by the amount expended for any such share repurchases by Arcade.

Although the Arcade Group Members currently have no intention of entering into private stock purchase arrangements with Arcade stockholders, they may do so in the future both as an expression of confidence in the value of Conbulk's common shares following the Business Combination and as a means of increasing the likelihood that the Business Combination Proposals will be approved. The Arcade Group Members anticipate that they will identify the Arcade stockholders with whom they may pursue privately negotiated purchases either by the stockholders directly contacting Arcade or by Arcade's receipt of proxy cards submitted by stockholders. Any stock purchases by the Arcade Group Members will be consummated pursuant to privately negotiated arrangements rather than through open market purchases in order to avoid disruption in the marketplace due to the relative illiquidity of Arcade's common stock and in order to avoid the potential characterization of such open market purchases as a tender offer by the Arcade Group Members.

In addition to any purchases by Arcade Group Members, there may potentially be third party investors who express an interest in purchasing a significant number of shares of Arcade's common stock in privately negotiated transactions with existing Arcade stockholders in exchange for some additional consideration in connection with such purchases. Such additional consideration could include the right to acquire some number of warrants or shares of common stock now held by Arcade's initial stockholders at prices below market value. If Arcade's founding stockholders were to provide any such additional consideration, they would require that such third party investors vote all shares held or thereafter acquired in favor of the Business Combination Proposals. As of the date hereof, the initial stockholders have not agreed to provide any additional consideration, but may attempt to negotiate such an agreement in the future as a means of increasing the likelihood that the Business Combination will be approved. In the event that Arcade Group Members enter into any such agreements more than five days prior to the date of the Special Meeting, then Arcade will file with the Securities and Exchange Commission a supplement to this joint proxy statement/prospectus disclosing the material terms of such agreements. In the event that Arcade Group Members enter into such agreements within five days of the Special Meeting, then upon consummation of the Initial Transaction, Arcade will disseminate a press release and file a Current Report of Form 8-K disclosing the material terms of such purchases.

Anticipated Accounting Treatment

The acquisition of the Palmosa vessels through the acquisition of the six related SPVs will be accounted for as a "reverse merger." This determination was made on the consideration of all the quantitative and qualitative factors, including that following the closing of the Initial Transaction, each of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of Palmosa will assume the same positions at Conbulk, and the former stockholders of Palmosa represent three of nine Conbulk directors and were responsible for recommending four of the remaining six seats. Furthermore, following completion of the Business Combination, the former stockholders of Palmosa will control the single largest block of voting shares in Conbulk through its approximately 38% equity interest in the combined entity (43% in the event of maximum stockholder redemptions). Accordingly, for accounting purposes, Palmosa will be deemed the accounting acquiror in the transaction. Under this method of accounting, the acquisition of the SPVs and the Palmosa vessels has been treated as a recapitalization of Palmosa, with Palmosa issuing shares for the net monetary assets of Arcade. The net monetary assets of Arcade will be stated at their book value which approximates fair value with no goodwill or other intangible assets recorded. Results of operations prior to this acquisition will be those of Palmosa.

The acquisition of the Tsakos Companies will be accounted for under the acquisition method of accounting in accordance with IFRS 3. Under this method of accounting, the Tsakos Companies' net assets will be recorded by the recapitalized Palmosa at their respective fair values as of the date of the related Subsequent Closing (including any identifiable intangible assets). Any excess of purchase price over the net fair values of the Tsakos Companies' net assets will be recorded as goodwill. The results of operations of the Tsakos vessels will be included in the results of operations of the recapitalized Palmosa beginning upon completion of the Subsequent Closings with respect to such vessels.

Regulatory Approvals

Arcade and Conbulk do not expect that the Redomiciliation Merger will be subject to any state or federal regulatory requirements other than filings under applicable securities laws and the effectiveness of the registration statement of Conbulk of which this joint proxy statement/prospectus is part, and the filing of certain merger documents with the Registrar of Corporations of the Republic of the Marshall Islands and with the Secretary of State of the State of Delaware. Arcade and Conbulk intend to comply with all such requirements. We do not believe that, in connection with the completion of the Redomiciliation Merger, any consent, approval, authorization or permit of, or filing with or notification to, any merger control authority will be required in any jurisdiction.

Appraisal Rights

Under applicable Delaware law, Arcade stockholders do not have the right to dissent and exercise appraisal rights to demand payment of the fair value of their Arcade common stock if the Redomiciliation Merger is completed nor are there any appraisal rights in connection with the Acquisition.

THE ADJOURNMENT PROPOSAL

In the event there are not sufficient votes for, or otherwise in connection with, the adoption of the Business Combination Proposals and the transactions contemplated thereby, the Arcade board of directors may adjourn the Special Meeting to a later date, or dates, if necessary, to permit further solicitation of proxies. In no event will Arcade seek adjournment which would result in soliciting of proxies, having a stockholder vote, or otherwise consummating a business combination after May 21, 2009.

Recommendation of Arcade's Board of Directors

The board of directors recommends a vote "FOR" adoption of the Adjournment Proposal.

THE TRANSACTION AGREEMENTS

The following is a description of the agreements documenting the Business Combination. We refer to these documents throughout this joint proxy statement/prospectus collectively as the "Transaction Documents."

Transaction Structure and Consideration

On the date and immediately following the effectiveness of the Redomiciliation Merger, Conbulk will acquire all of the outstanding membership interests of 10 SPVs from Palmosa Sub pursuant to the Purchase Agreement described below for an aggregate consideration of $10. We refer to this acquisition of membership interests as the "Interest Acquisition." Each SPV is an offshore limited liability company that as of the Initial Closing will have the right and obligation to acquire one of the containerships comprising the initial fleet pursuant to the terms of a specific MOA and the Supplemental Agreement described below. We refer to the acquisition of the initial fleet as the "Acquisition."

On the effective date of the Redomiciliation Merger and the Interest Acquisition, Conbulk, through the applicable SPVs, will close on MOAs to acquire at least two of the Palmosa vessels and accept delivery thereof. Pursuant to the Purchase Agreement, two of these ships must be "Kuo" vessels, meaning that at least two of the ships acquired on such date must be from among the following vessels: Kuo Fu, Kuo Hung, Kuo Lung or Kuo Tai. We refer to this acquisition of at least two "Kuo" vessels as the "Kuo Vessel Acquisition," we refer to the Interest Acquisition, Kuo Vessel Acquisition and Redomiciliation Merger throughout this joint proxy statement/prospectus collectively as the "Initial Transaction," and we refer to the concurrent consummation of the Initial Transaction as the "Initial Closing."

The purchase price payable in connection with the Initial Transaction will range from $59,021,260 to $64,021,260, assuming only two Palmosa vessels are delivered, depending on which two Palmosa vessels are delivered as part of the Kuo Vessel Acquisition on such date. The aggregate purchase price for the initial fleet, or the Acquisition Consideration, is $261,677,521, consisting of $185,544,000 in cash and 9,661,614 common shares of Conbulk. The Management Agreement, which is described below, also provides for two contingent earn-out payments of up to 1,750,000 common shares (up to 3,500,000 in the aggregate) to Conbulk Management S.A, an affiliate of both Palmosa and Tsakos that will serve as the manager of the initial fleet, if Conbulk's annual earnings before interest, income taxes, depreciation and amortization, or EBITDA, during each of the years ending December 31, 2010 and 2011 achieve specified thresholds.

The Purchase Agreement

On September 19, 2008, Arcade, Palmosa and Palmosa Sub entered into the Membership Interest Purchase and Sale Agreement, which is attached as Appendix A. The summary of the material terms of the Purchase Agreement appearing below and elsewhere in this joint proxy statement/prospectus is subject to the terms and conditions of the Purchase Agreement. This summary may not contain all of the information about the Purchase Agreement that is important to you. We encourage you to read carefully the Purchase Agreement in its entirety.

Acquisition of SPVs

Palmosa is obligated to consummate, and Arcade is obligated to cause Conbulk to consummate, the Interest Acquisition on the date of the Initial Closing.

Acquisition of Kuo Vessels

Arcade is obligated to cause Conbulk to consummate the Kuo Vessel Acquisition on the date of the Initial Closing, upon the terms of the MOAs and the Supplemental Agreement (described below in "MOAs and Supplemental Agreement").

Representations and Warranties

The Purchase Agreement contains customary representations and warranties made by and to Palmosa, Palmosa Sub and Arcade. The representations and warranties are made as of specific dates and do not survive the Initial Closing. Some of the representations and warranties are subject to materiality and material adverse effect qualifications. The statements embodied in those representations and warranties were made for purposes of the Purchase Agreement between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract, may or may not be accurate as of the date they were made, and do not purport to be accurate as of the date of this joint proxy statement/prospectus.

Covenants to be Observed Prior to Closing

Covenants of Palmosa and Palmosa Sub.

During the period from September 19, 2008 until the Initial Closing, Palmosa and Palmosa Sub have agreed to undertake the following, and to cause each of the SPVs to:

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operate in the ordinary course of business;

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obtain insurance policies appropriate to insure its assets and business;

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comply in all respects with all transaction documents to which they are a party and all applicable laws;

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notify Conbulk of any claim threatened or commenced against it or any notice from any governmental authority in connection with the transactions contemplated by the Purchase Agreement;

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provide Arcade with additional financial and operating data, as requested, and afford Conbulk and its representatives, reasonable access to the Palmosa vessels;

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promptly notify Conbulk of any material adverse change in its business or the occurrence of any fact or circumstance which could make any representation made in the Purchase Agreement by Palmosa Sub or Palmosa untrue or incorrect;

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refrain from the soliciting any other acquisition proposals with respect to the Palmosa vessels; and

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cooperate with Arcade in connection with the obtaining of the debt financing and the preparation, filing and SEC review of this joint proxy statement/prospectus.

Covenants of Arcade.

During the period from September 19, 2008 until the Initial Closing, Arcade will:

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as soon as practicable following the approval of this joint proxy statement/prospectus by the SEC, hold a properly called and convened meeting of its stockholders to seek their approval of the Business Combination; and

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through its board of directors, recommend to its stockholders that they approve the Business Combination.

Covenants of all parties.

The parties have agreed that:

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Conbulk will use its commercially reasonable efforts to list its securities on the Nasdaq Global Market, or Nasdaq, concurrently with the Initial Closing or in any event no later than sixty (60) days following the Initial Closing.

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Conbulk, concurrently with the Initial Closing, will effect the changes in its board composition described below in "Director Nominees," and will establish committees of the board for the purpose of complying with the requirements of the Nasdaq.

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None of the parties will release any public release or announcement concerning the Purchase Agreement, the Redomiciliation Merger or the other transactions contemplated by the Purchase Agreement through the date of the Initial Closing without the prior consent of Arcade and Palmosa Sub, except as required by law or the rules or regulations of any United States or foreign securities exchange.

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Each party shall be subject to standard confidentiality obligations, with standard exceptions, regarding the terms and conditions of the Purchase Agreement (regardless of whether the Initial Closing takes place) and any confidential information or proprietary work product of Arcade, Conbulk or their advisor.

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The parties have agreed to cooperate with each other in connection with the preparation and filing of any tax returns required to be filed by Arcade, Conbulk or any of the SPVs after the date of the Initial Closing.

Restrictive Covenants

During the period ending on the fourth anniversary of the date of the Initial Closing, none of Palmosa Sub or its affiliates, without the prior written consent of Conbulk, directly or indirectly, individually or jointly with others, will:

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in whole or in part, own, manage, control, sponsor, organize, promote, operate, be employed by, consult for or otherwise cooperate with any business or person which directly competes with or is a customer of or licensor to Conbulk or any affiliate of Conbulk (which we refer to as the "Conbulk Group") (other than in a position unrelated to the business of Conbulk, as defined in the Purchase Agreement, and that does not affect such business or Conbulk Group);

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solicit or hire any employee of Conbulk Group or in any way interfere with the relationship between Conbulk Group and any employee thereof; or

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induce, encourage or attempt to induce or encourage any customer, supplier, consultant, licensee, licensor or other business relation of Conbulk Group to cease doing business with Conbulk Group.

The parties have agreed upon customary exceptions regarding personal investments.

Conditions Precedent

The parties' respective obligations to consummate the transactions contemplated by the Purchase Agreement are subject to the following conditions precedent:

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No applicable law or order will prohibit or impose any condition on the consummation of the transactions contemplated by the Purchase Agreement;

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There will not be pending or threatened any proceeding by a third party to enjoin or otherwise restrict the consummation of the transactions contemplated by the Purchase Agreement; and

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Arcade will have obtained the approval of its stockholders to consummate the Business Combination.

Arcade's obligation to consummate the transactions contemplated by the Purchase Agreement is subject to certain conditions precedent customary for transactions of this nature, including the following:

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The representations and warranties of Palmosa and Palmosa Sub contained in the Purchase Agreement will be true in all respects at and as of the date of the Initial Closing.

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Each of Palmosa, Palmosa Sub and SPVs will have performed and complied in all material respects with all agreements and conditions contained in the Purchase Agreement that are required to be performed or complied with by it prior to or at the Initial Closing.

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Through the date of the Initial Closing, there will have been no material adverse change (i) in the properties, prospects, results of operations, or financial condition of any or all of Palmosa Sub, Palmosa, any of the SPVs and the vessels taken individually and as a whole or (ii) in the ability of Palmosa Sub, Palmosa or any of the SPVs to consummate the transactions contemplated by the Purchase Agreement and/or the applicable MOA.

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Palmosa Sub will have arranged for and on behalf of Conbulk debt financing sufficient to enable Conbulk and the SPVs to consummate the acquisitions of the vessels and the transactions contemplated by the Purchase Agreement.

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The legal ownership of the vessels to be acquired pursuant to the Kuo Vessel Acquisition at the Initial Closing will have been delivered to the respective SPVs under their respective MOAs.

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Conbulk will have received insurance certificates or other documentation to its satisfaction, evidencing that the SPVs and Conbulk have insurance with respect to the ownership and operation of the vessels in customary amount and coverage, satisfactory to any lenders providing debt financing in connection with the acquisition of the vessels.

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Each of the Transaction Documents will have been executed and delivered by Palmosa, Tsakos, Conbulk, the Manager, Palmosa Sub and their respective affiliates, as applicable.

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Each of the SPVs will have made an election to be treated as a disregarded entity for U.S. federal income tax purposes, which will be filed and effective prior to the date of the Initial Closing.

The obligations of Palmosa Sub to consummate the transactions contemplated by the Purchase Agreement is subject to certain conditions precedent customary for transactions of this nature, including the following:

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The representations and warranties of Arcade contained in the Purchase Agreement will be true in all material respects at and as of the date of the Initial Closing.

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Arcade will have performed and complied in all material respects with all agreements and conditions contained in the Purchase Agreement that are required to be performed or complied with by it prior to or at the Initial Closing.

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Through the date of the Initial Closing, there will have been no material adverse change (i) in the properties, prospects, results of operations, or financial condition of Conbulk or Arcade, taken individually and as a whole or (ii) in the ability of Conbulk or Arcade to consummate the transactions contemplated by the Purchase Agreement.

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The Redomiciliation Merger and the transactions contemplated by the Merger Agreement will have been consummated.

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Each of the Transaction Documents will have been executed and delivered by Conbulk, Arcade and their respective affiliates.

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Arcade will have caused Conbulk to deliver the aggregate consideration for the interests in the SPVs (i.e., $10), as well as the amounts due under the Supplemental Agreement and the respective MOAs for the vessels to be acquired at the Initial Closing pursuant to the Kuo Vessel Acquisition.

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Arcade will have caused the Conbulk Corporation 2008 Incentive Plan to be adopted by Conbulk.

Director Nominees

At the effective time of the Redomiciliation Merger, at the Initial Closing, Conbulk's board of directors will consist of nine individuals, the majority of which will at all times qualify as independent persons. Two of such individuals will be nominees of Arcade, each of which will at all times qualify as an independent person, and the remaining seven individuals will be nominees of Palmosa Sub, three of which must at all times qualify as independent persons.

Upon the closing of the Initial Transaction, Conbulk's board of directors will consist of Michael Jolliffe, Dimitris Dalakouras, George Bamiotis, Maria Tsakos, Stefanos Kardamakis, Dimitris Potamitis, Frans Malmros, Jonathan Furer and John Chapman.

Termination

The Purchase Agreement will terminate and be of no further force and effect upon the earlier to occur of:

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satisfaction of all obligations of all parties to the Purchase Agreement and consummation of the Initial Closing;

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mutual written consent of Arcade and Palmosa Sub to terminate the Purchase Agreement; and

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January 30, 2009, in the event the Initial Closing has not been consummated by 11:59pm New York time on such date.

Upon termination, the Purchase Agreement will become null and void and have no effect, except for certain specified provisions.

Expenses

In the event the Initial Closing occurs, Conbulk (as successor in interest to Arcade) will bear all reasonable costs and expenses of Palmosa Sub and Palmosa in connection with the transactions contemplated by the Purchase Agreement, including, without limitation, closing costs, the transaction fee payable to Morgan Joseph pursuant to a letter agreement, dated April 18, 2008, between Morgan Joseph and Palmosa, as well as legal, financing and audit expenses of Palmosa and Palmosa Sub. In the event that the Initial Closing does not take place, then subject to all rights and remedies that a party may have against another party for breach of the Purchase Agreement, each party will bear its respective fees and expenses, including all fees of legal counsel, investment bankers and accountants.

Governing Law; Dispute Resolution

The Purchase Agreement is governed by and construed under the laws of the State of New York without regard to conflicts of laws principles. Any dispute thereunder will be settled by binding arbitration, before three arbitrators (one selected by Arcade/Conbulk, one selected by Palmosa/Palmosa Sub and the third selected by the foregoing two arbitrators); the decision of three arbitrators or that of any two of them will be final, and for the purpose of enforcing any award under the Purchase Agreement or any Transaction Document may be made a rule of the court.

The proceedings will be conducted in accordance with the Maritime Arbitration Rules of the Society of Maritime Arbitrators, Inc., New York, as amended from time to time.

The Merger Agreement

The summary of the material terms of the Merger Agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a form of which is attached to this joint proxy statement/prospectus as Appendix B. This summary may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety.

Structure and Effective Time

At the effective time of the Redomiciliation Merger, Arcade will merge with and into Conbulk, the separate corporate existence of Arcade will cease and Conbulk will be the surviving corporation. The effective time of the Redomiciliation Merger will occur as promptly as possible after the satisfaction or waiver of all conditions to closing in the Merger Agreement by filing a certificate of merger or similar document with the Secretary of State of the State of Delaware and the Registrar of Corporations of the Republic of the Marshall Islands.

Merger Consideration

Pursuant to the Merger Agreement, each outstanding share of Arcade common stock, par value $0.0001 per share, will be automatically converted into one common share of Conbulk, par value $0.0001 per share, and each outstanding warrant of Arcade will be assumed by Conbulk with the same terms and restrictions except that each will be exercisable for common shares of Conbulk.

Articles of Incorporation; Bylaws

The articles of incorporation and bylaws of Conbulk in effect immediately prior to the Redomiciliation Merger will be the articles of incorporation and bylaws of Conbulk as the surviving corporation.

Directors and Officers

Upon the closing of the Initial Transaction, Conbulk's board of directors will consist of Michael Jolliffe, Dimitris Dalakouras, George Bamiotis, Maria Tsakos, Stefanos Kardamakis, Dimitris Potamitis, Frans Malmros, Jonathan Furer and John Chapman.

Currently, Mr. Furer serves as the President of Conbulk, Mr. Chapman serves as the Treasurer, and Mr. Rahman serves as the Secretary of Conbulk. They do not and will not receive any compensation for their services. Upon completion of the Redomiciliation Merger, they will resign their positions and Mr. Dalakouras, Mr. Bamiotis, Ms. Tsakos and Mr. Kardamakis will serve as the Chief Executive Officer, Chief Operating Officer, President and Chief Financial Officer, respectively, of Conbulk.

Conditions Precedent

The consummation of the Redomiciliation Merger is subject to Arcade obtaining the requisite approval of its stockholders, and the satisfaction or waiver of all conditions precedent to the performance of the obligations of each of the parties to the Purchase Agreement (other than consummation of the Redomiciliation Merger).

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Redomiciliation Merger, whether before or after stockholder approval, by mutual consent in writing of Arcade and Conbulk or unilaterally by one party to the Merger Agreement if the other party to the Merger Agreement materially breaches one of its material representation and warranties or fails to comply with a material condition in the Merger Agreement.

MOAs and Supplemental Agreement

On September 19, 2008, Palmosa Sub entered into ten separate MOAs to acquire the ten vessels constituting the initial fleet for the purchase price set forth in the MOA. Pursuant to the Purchase Agreements, each SPV has been nominated and designed by Palmosa Sub to take delivery of a vessel under a specific MOA. The six Palmosa vessels are being acquired pursuant to MOAs with certain Palmosa affiliates. We refer to these entities throughout this joint proxy statement/prospectus as the "Palmosa Sellers." The four Tsakos vessels are being acquired pursuant to MOAs with companies whose vessels are managed by Tsakos. Attached as Appendix C are forms of the MOAs for the Palmosa vessels and the Tsakos vessels.

Each MOA, among other things:

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stipulates the previous inspection of the subject vessel by Palmosa Sub or the applicable SPV, in the event such inspection was undertaken prior to the delivery of such vessel to Conbulk;

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provides for the delivery of certain documentation to Palmosa Sub or the applicable SPV;

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provides for a warranty by the seller that the vessel is free and clear of liens and encumbrances;

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provides for the condition of the vessel at the time of delivery; and

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provides for delivery of the vessel without drydocking or underwater inspection.

Concurrently with the execution of the Purchase Agreement and the MOAs, Arcade, Palmosa, Palmosa Sub and each of the Palmosa affiliates selling vessels under the MOAs entered into the Supplemental Agreement, attached as Appendix D, which governs various aspects of the payment for and delivery of the Palmosa vessels. The Supplemental Agreement provides, among other things, for:

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the delivery of those Palmosa vessels to be delivered pursuant to the Kuo Vessel Acquisition to occur on the effective date of the Redomiciliation Merger and as simultaneously as possible;

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mutual cooperation in scheduling the delivery of all remaining Palmosa vessels;

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the payment of a specified portion of the aggregate purchase price allocated to each vessel concurrently with the delivery of such vessel;

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provides, as a condition to the Initial Closing, the novation (i.e., the substitution of parties to a contract) of the time charter of each vessel concurrently) with the delivery to Conbulk of such vessel in a form to be agreed upon as (described below); and

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in the event a Palmosa Seller or seller of any Tsakos ship is unable to deliver any vessel other than those to be delivered pursuant to the Kuo Vessel Acquisition at the Initial Closing, Palmosa's obligation to undertake commercially reasonable best efforts to locate a comparable replacement vessel within six months of the initially scheduled delivery date.

The Supplemental Agreement and each MOA will automatically be terminated in the event that the Initial Closing has not been consummated by 11:59pm New York time on January 30, 2009.

Novation Agreements

The Supplemental Agreement (applicable to the six Palmosa vessels) and the Tsakos MOAs (applicable to the four Tsakos vessels) provide for the novation (i.e., the substitution of parties to a contract) of the time charter of each such vessel concurrently with its delivery pursuant to a novation agreement in the form to be agreed upon by the parties. Each novation agreement, among other things, is expected to provide for:

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the consent by the charterer to the transfer of legal ownership of the vessel to the applicable SPV;

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the assumption by the SPV of the rights, duties and obligations of the seller of the vessel under the existing time charter to which the vessel is subject;

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the agreement by the charterer to seek redress only from the SPV, and not to the seller of the vessel, with regard to any actions, claims, demands or damages arising on or after the effective date of the novation agreement;

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indemnification of the SPV by the seller of the vessel for any actions, claims, demands or damages arising or existing prior to the effective date of the novation agreement;

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indemnification of the seller of the vessel by the SPV for any actions, claims, demands or damages arising or existing on or after the effective date of the novation agreement; and

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certain representations customary for transactions of this type.

Management Agreement

On the date of the Initial Closing, Conbulk will enter into a Management Agreement with the Manager to serve as the Manager for Conbulk's vessels. Pursuant to the Management Agreement, the Manager will, among other things:

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provide planning, managerial and advisory services for Conbulk and the SPVs;

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provide or contract for general administrative, financial, office or support services for Conbulk, the SPVs and the fleet;

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seek newbuilding opportunities and suitable ships for purchase by Conbulk or the SPVs, as well as sale opportunities for any of the vessels, and negotiate the terms of any such construction, purchase or sale and arrange and complete the terms of the construction, acquisition, sale or other disposition of such newbuildings, ships or vessels;

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seek employment for the vessels and negotiate, arrange, complete and supervise the chartering or other employment of the vessels;

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provide bunkers (i.e., fuel) and lubricants necessary for the operation of the fleet;

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upon prior instructions from Conbulk, negotiate the borrowing and deposit or lending arrangements of Conbulk and the SPVs, and such swaps or other financial instruments that may be required by Conbulk or any Subsidiary to hedge interest rates and foreign exchange rates;

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provide customary technical management services including in relation to but not limited to voyage operation, superintendence, surveys, maintenance, drydocking, repairs, alterations, maintenance and renewals to hull, machinery, boilers, auxiliaries, equipment and accommodation. The Manager will initially appoint an affiliated entity as sub-manager for the technical operation of the Palmosa vessels and Tsakos (or its successor affiliate) as a sub-manager for the technical operation of the Tsakos vessels;

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provide at cost officers and crew and perform all customary owners' obligations in relation to manning and crew welfare and amenities and usual services to the vessels.

The Management Agreement provides for the payment by Conbulk to the Manager of management fees equal to $20,000 per month per fully managed vessel and $10,000 per month per operated vessel, a sales and purchase brokerage commission of 1%, chartering commission of 1.25% (except with respect to the existing time charters), as well as certain other specified fees and reimbursement of certain costs and expenses. All the vessels in the initial fleet will be fully managed. In addition, the Management Agreement also provides for two contingent earn-out payments of up to 1,750,000 common shares (up to 3,500,000 in the aggregate) to the Manager or its designees if Conbulk's annual earnings before interest, income taxes, depreciation and amortization, or EBITDA, during each of the years ending December 31, 2010 and 2011 achieve specified thresholds. We refer to such shares throughout this joint proxy statement/prospectus as the "Earn-Out Shares." The term of the Management Agreement will initially be five years, with subsequent successive renewal terms of one year each, unless terminated by Conbulk upon no less than three years' prior written notice to the Manager.

Retention Agreements

As of the date of the Initial Closing, Conbulk will enter into employment agreements with each of Dimitris Dalakouras, Stefanos Kardamakis and George Bamiotis. Concurrently, Conbulk will enter into consulting agreements with three corporations wholly owned by Messrs. Dalaouras, Kardamakis and Bamiotis, respectively, each of which will provide that the work thereunder must be performed by the respective sole owner of the corporation. We refer to these employment and consulting agreements collectively throughout this joint proxy statement/prospectus as the "Retention Agreements," and we refer to each of Messrs. Dalakouras, Kardamakis and Bamiotis, and each of their respective corporations, throughout this joint proxy statement/prospectus as the "Retained Party." The initial term of each Retention Agreement will be five years, with automatic successive renewal terms of one year each. The initial aggregate annual compensation to which each of Messrs. Dalakouras, Kardamakis and Bamiotis will be entitled, either directly or through their wholly owned corporations will be € 251,000, € 201,000 and € 251,000, respectively. We refer to each such amount as "Retention Compensation." Additionally, each will receive additional non-discretionary cash payments equal to €6,000 per year, as well as discretionary cash bonuses.

Each Retention Agreement provides that the Retained Party is entitled to receive severance in the amount of twice its annual Retention Compensation as a single lump sum upon termination other than for cause and other than due to the death or disability of the Retained Party or its principal. In the event of a change in control of Conbulk, the Retained Party under the employment agreements would receive, to the extent he terminates his employment with Conbulk within six months of such change of control and has not yet received the severance described above, a lump-sum payment equal to its twice its annual base salary under the employment agreement. In no event will any Retained Party receive more than twice its annual Retention Compensation as severance upon termination.

Each Retention Agreement provides that, during the term thereof and for one year thereafter, the Retained Party will not acquire interests or assume obligations, and will not participate in any capacity (whether as an employee, director, officer, partner, investor, advisor, consultant or otherwise), either directly or indirectly, in any business activity relating to the feeder container vessel sector or such other sector or sectors as Conbulk or any of its affiliates may be engaged in the future, without express specific written permission of Conbulk. There are standard exceptions for:

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charitable, educational or community affairs, including serving on the board of directors of any charitable, educational or community organization;

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personal passive investments;

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upon board approval, serving as a director of another company (other than a company operating in the feeder container vessel sector); or

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engaging in other business activities that do not conflict with his duties to Conbulk or its affiliates.

Additionally, each Retention Agreement provides that, during the term thereof and for one year thereafter, the Retained Party will not:

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with respect to deals or transactions under consideration at the time of termination of the employment, solicit, induce or encourage any existing or potential client or counterparty of Conbulk or any of its affiliates to forego the proposed deal or transaction or to consummate the deal or transaction instead with another firm, company, business, partnership or enterprise, whether or not the Retained Party is employed by that entity; or

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hire, solicit, recruit, induce, procure or attempt to hire, solicit, recruit, induce or procure, directly or indirectly, any person who is an employee of Conbulk or any of its affiliates or who was such an employee at any time during the final year of the Retained Party's retention, assist in hiring any such person by any other individual, sole proprietorship, firm, company, business, partnership, or other enterprise, or encourage any such person to terminate his or her employment, without the express written consent of Conbulk.

Lock-Up Agreements

Each recipient of any common shares of Conbulk in connection with the Business Combination, including Earn-Out Shares, will enter into a Lock-Up Agreement with Conbulk, pursuant to which such recipient is generally prohibited, without the prior written consent of Conbulk, from, directly or indirectly, offering, selling, agreeing to offer or sell, soliciting offers to purchase, granting any call option or purchasing any put option with respect to, pledge, borrow or otherwise dispose of the common shares for a period of one year following the date such shares are earned.

Dividend Subordination Agreement

In connection with the Initial Closing, John Chapman, Muhit Rahman, Jonathan Furer, Arcade Acquisition Investors, LLC, Auster Finance Inc., and each Tsakos affiliate or designee acquiring shares in connection with the Acquisition (we refer to these persons throughout this joint proxy statement/prospectus as the "Insider Stockholders," and each as an "Insider Stockholder") will enter into a dividend subordination agreement, or the Dividend Agreement, with Conbulk pursuant to which they will agree to subordinate and defer dividend payments with respect to all of the Conbulk common shares acquired by them in the Redomiciliation Merger or as Acquisition Consideration, which we refer to as the "Subordinated Shares," for the first four quarterly dividend payments immediately following the Initial Closing, to the extent necessary, to allow the payment of a quarterly base dividend to all other holders of Conbulk common shares in the amount of $0.16 per share (the "Base Dividend") and a quarterly special dividend in the amount of $0.06 per share (the "Special Dividend" and, together with the Base Dividend, the "Initial Dividend") for those four quarters.

Conbulk will only become obligated to pay the Insider Stockholders the amounts owed with respect to deferred dividends on the Subordinated Shares, which we refer to as the "Subordinated Share Obligation," after the Initial Dividend has been paid to the other holders of Conbulk common shares and then if, and only if, cash available after all relevant cash expenditures, including (but not limited to) cash interest expense and principal repayments on borrowings, cash income taxes and after an allowance for the cash cost of future drydockings, but not including deductions for non-cash items, including depreciation and amortization and changes in the fair values of financial instruments and the payment of regularly scheduled dividends (to all stockholders), if any, is sufficient to make such payments prior to the fifth anniversary of the date of the Initial Closing, at which time, any remaining Subordinated Share Obligation will terminate.

If an Insider Stockholder transfers any of the Subordinated Shares prior to the payment in full of the Initial Dividend, the transferee of such shares must agree in writing to be bound by the terms and conditions of the Dividend Agreement. If any Subordinated Shares are transferred following the payment in full of the Initial Dividend, the Subordinated Share Obligation will terminate with respect to the transferred Subordinated Shares.

Registration Rights Agreement

Each recipient of common shares under the Purchase Agreement and the Management Agreement will be party to a Registration Rights Agreement with Conbulk, in which Conbulk agrees that it will, as soon as practicable:

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but in no event later than five months after the effective date of the Redomiciliation Merger, file with the SEC a registration statement to enable the resale of the common shares issued pursuant to the Supplemental Agreement and the MOAs, and use its best efforts to cause such registration statement to become effective as soon as practicable, but in no event later than six months after the effective date of the Redomiciliation Merger; and

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but in no event later than one month after the date by which the Earn-out Shares are required to be delivered pursuant to the Management Agreement (the "Earn-Out Issuance Date"), file with the SEC a registration statement to enable the resale of the Earn-out Shares and use its best efforts to cause such registration statement to become effective as soon as practicable, but in no event later than three months after the Earn-Out Issuance Date.

Release

As of the date of the Initial Closing, Palmosa Sub will execute and deliver to Conbulk a release, pursuant to which Palmosa Sub, on behalf of itself and its affiliates, will release each SPV from any actions or claims other than those relating to the Transaction Documents.

ACQUISITION FINANCING

Pursuant to an non-binding Indicative Term Sheet dated September 5, 2008, Palmosa, on behalf of Conbulk, has received a financing proposal from Lloyds TSB Bank plc (which we refer to throughout this joint proxy statement/prospectus as "Lloyds" and, together with one or more financial institutions arranged for by Lloyds, the "Lenders"), providing a $200,000,000 term loan facility, or the Credit Facility. The following is a summary of Lloyds non-binding proposal. During the pendency of Conbulk's efforts to secure financing from Lloyds and/or other lenders, no definitive agreements with respect to the Credit Facility or any other loan arrangement have as yet been entered into.

Loan Amount; Maturity

The Credit Facility includes up to $140,000,000 for the acquisition of the vessels comprising the initial fleet until January 31, 2009, and, until September 30, 2009, up to $70,000,000 for the acquisition of two more vessels built in or after 1994 by one or more Korean, Japanese or Chinese shipyards acceptable to Lloyds (we refer to these vessels throughout this joint proxy statement/prospectus, together with the vessels comprising the initial fleet, as the "Security Vessels"). The Credit Facility is divided into separate tranches for each of the Security Vessels and is capped at 60% of the market value of the Security Vessels at the time of drawdown (the lesser of $200,000,000 and such cap, the "Facility Limit"). The term loan is repayable over six years, except that portions of the loan allocable to five of the Security Vessels will have earlier maturity dates. A balloon payment will be payable at the maturity date of each of the Security Vessels.

Security Interest

The facility will be secured by first priority mortgages on the Security Vessels, Additional security includes Conbulk's pledge of all shares of the SPVs owning the Security Vessels, assignment of earnings, insurances and certain time charters of the vessels, and pledge over the collections and retention accounts in favor of the Lenders, as well as unconditional and irrevocable guarantees by each of the SPVs (as well as any future subsidiaries owning any of the Security Vessels) in favor of the Lenders.

Interest Rate

The Facility Limit will bear interest at a scalable interest margin ranging between 1.25% and 1.65% above LIBOR depending on the loan to value ratio and the Borrower will be required to hedge 50% of the facility limit for a minimum of three years. Overdue principal, interest and other amounts will bear interest at a default rate of 2.00% above LIBOR.

Fees

In connection with the Credit Facility, Conbulk will pay the following fees:

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a non-refundable arrangement fee equal to 0.55% of the Facility Limit;

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a non-refundable structuring fee equal to 0.075% of the Facility Limit;

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with respect to any undrawn portion of the Credit Facility, a commitment fee equal to 40% of the drawn margin applicable to the relevant repayment period; and

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an agency fee of $25,000 per year.

Business Covenants

During the term of the Credit Facility, Conbulk must comply with several covenants, including covenants related to the following:

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Maintenance of class, registry, flag and management of the Security Vessels;

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Maintenance of insurances for the vessels acceptable to the Lenders;

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No material adverse change in the financial condition of Conbulk or the SPVs;

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Compliance with applicable laws, and notification of defaults and material litigation;

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Maintenance of a minimum security coverage ratio of 120% (defined as the ratio of the market value of the vessels over the loan outstanding);

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20% minimum equity ownership of Conbulk by Palmosa and/or its affiliates;

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No change in directors, officers or other senior management of Conbulk without the prior written consent of the Lenders;

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Annual and quarterly submission of audited accounts;

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Limitation regarding mergers, acquisitions or disposal of assets without the prior written consent of the Lenders, not to be unreasonably withheld;

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Limitation on investments and the incurrence of new debt by the Guarantors without the prior written consent of the Lenders, not to be unreasonably withheld;

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Limitation on liens; and

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Limitation on dividends in case there is an event of default.

Financial Covenants

During the term of the Credit Facility, Conbulk must comply with several financial covenants, including the following:

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Minimum ratio of EBITDA to security coverage of 2.50:1;

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Minimum liquidity must at all times be equivalent to a minimum amount based on the average remaining charter coverage, as follows:
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  Minimum two years forward time charter coverage: $250,000 per Security Vessel;

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  Minimum one year forward time charter coverage: $500,000 per Security Vessel;

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  Minimum six months forward time charter coverage: $750,000 per Security Vessel; and

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  Less than six months forward time charter coverage: 5% of outstanding indebtedness under the Credit Facility;

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Minimum working capital: $1,000,000; and

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Maximum ratio of total net debt to total net capitalization: 0.70:1.

Events of Default

Events of default under the Credit Facility will be customary for this type of transaction, and will include the following:

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Non-payment of principal and/or interest;

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Breach of covenants, or material inaccuracy of representations and warranties;

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Change of control of Conbulk or any of the SPVs without the prior written consent of the Lenders;

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Default under any time charter or under the Management Agreement;

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Failure to maintain insurance acceptable to the Lenders;

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Bankruptcy or insolvency of Conbulk, any SPV, the Manager or any relevant charterer; and

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Arrest or detention of any Security Vessel, if not cured within 30 days.

INFORMATION CONCERNING THE ACQUIRED BUSINESS

General

Immediately following the Redomiciliation Merger, Conbulk, as the surviving entity, will acquire all of the outstanding membership interests of 10 SPVs from Palmosa Sub pursuant to the Purchase Agreement concurrently with the closing of the Kuo Vessel Acquisition on two of the six MOAs relating to the Palmosa vessels. Each of the SPVs is a wholly-owned subsidiary of Palmosa Sub, which in turn is a wholly-owned subsidiary of Palmosa. Each of the SPVs is a Marshall Islands limited liability company with no significant assets and has been set up for the purpose of acquiring and owning one containership. Six of the SPVs will acquire the Palmosa vessels under MOAs with the Palmosa Sellers. The remaining four SPVs will hold MOAs to acquire the Tsakos vessels from entities whose vessels are managed by Tsakos.

Conbulk intends to operate as an international operator of containerships, chartering its vessels to premier liner companies under multi-year charters. Conbulk's initial fleet is chartered out to Mediterranean Shipping Company, or MSC and CMA CGM (through its wholly owned subsidiary, Cheng Lie Navigation), two of the world's three largest container liner operators and to Compania Chilena de Navegacion Interoceanica SA, or CCNI, a prominent Chilean shipping company. Most of the Conbulk's revenue will be derived from vessel routes in Europe, Asia, and the Asia Pacific region. Conbulk will pursue a strategy of growing its fleet through opportunistic vessel acquisitions, while still offering an attractive dividend yield to its investors. Conbulk's acquisition strategy will seek to both increase the overall size and decrease the average age of its fleet.

Conbulk Management Ltd., the Manager, is a newly-formed entity beneficially owned and operated by Dimitris Dalakouras, George Bamiotis, Maria Tsakos and Stefanos Kardamakis, each an executive officer of Conbulk. The Manager will provide commercial, administrative, and strategic vessel management services to Conbulk. The Manager will also be responsible for the technical and commercial vessel management services of Conbulk's vessels. The Manager intends to outsource under separate sub-management agreements the technical vessel management services for the Palmosa vessels and additional vessels that it acquires in the future to Conbulk Shipping, and for the four Tsakos vessels to Tsakos. Conbulk Shipping is affiliated with Conbulk's Chief Executive Officer and Chief Operating Officer. Tsakos is an affiliate of Conbulk's President.

Vessels

The vessels in Conbulk's initial fleet are what it considers to be the "feeder" segment of the container shipping sector. The term "feeder" vessel generally refers to smaller vessels ranging in size between 1,000 and 4,000 TEUs, that provide service to smaller ports and inland waterways, and between large hub ports and smaller ports. While larger containerships have more capacity, they mainly provide service between large hub ports on major transcontinental routes and commercial hub terminals. They are often too large for certain canals, straits, harbor depths or port facilities. Conversely, feeder vessels are generally able to access most major coastal ports and waterways. Feeder vessels also have many more ports of call along a route, thus serving both the distribution function for larger vessels, as well as that of an essential service provider along the route.

In addition to the positive industry dynamics of the overall container shipping sector, as discussed in the section of this joint proxy/prospectus titled "The International Containership Industry," Conbulk's management believes that there are other factors that make the feeder segment particularly attractive. The primary factor is the supply/demand dynamics of new vessels. Shipyard capacity is predominantly booked by larger vessels. This limits the supply of smaller vessels, which, along with normal vessel scrapping rates of the world's current fleet, will create a shortage of feeder vessels. Further, as the worldwide fleet's average capacity increases and focuses more on large commercial hubs, more capacity will be required to service smaller ports and ancillary routes, further driving the demand for feeder vessels.

The Initial Fleet

Following completion of the Initial Closing and the Subsequent Closings of the Acquisition, Conbulk will own an initial fleet of 10 feeder container vessels. The initial fleet has an average age of 17.7 years. The vessels in Conbulk's initial fleet are currently chartered on fixed-term charters to major international container liner operators with an average remaining charter length of approximately 3.0 years.

Set forth below is summary information concerning the initial fleet.

Seller	Name	Year Built	Flag	TEU	Commencement of Charter	Charter Expiration	Daily Gross Charter Rate	Charterer	Next Scheduled Drydock Date
PAL	KUO FU	1995	Panama	1,370	March 2008	March 2011	$14,800	CNC (CMA CGM subsidiary)	March 2010
PAL	KUO HUNG	1997	Panama	1,370	May 2008	May 2011	$14,800	CNC (CMA CGM subsidiary)	August 2010
PAL	KUO LUNG	1998	Panama	1,370	February 2008	February 2011	$14,800	CNC (CMA CGM subsidiary)	February 2011
PAL	KUO TAI	1995	Panama	1,370	March 2008	March 2011	$14,800	CNC (CMA CGM subsidiary)	June 2010
PAL	MSC BALI	1980	Marshall Islands	2,816	June 2007	June 2011	$15,300	MSC	March 2009
PAL	MSC ZANZIBAR	1985	Panama	1,923	April 2007	January 2010	$12,200	MSC	February 2010
TSA	CCNI MEJILLONES	1995	Panama	1,625	July 2008	August 2010	$16,900	CCNI	July 2010
TSA	MSC BRASILIA	1986	Panama	3,074	May 2008	January 2013	$24,000	MSC	May 2009
TSA	MSC LONDON	1986	Cyprus	3,074	June 2008	February 2013	$24,000	MSC	June 2009
TSA	MSC SARDINIA	1986	Liberia	3,074	April 2008	December 2012	$24,000	MSC	August 2009

Total				21,066			$175,600

Competitive Strengths

Conbulk believes that its management, its fleet, and the long-standing relationships with multi-national container liner operators will provide it with a number of competitive advantages that will help position it as a leading owner and operator of container vessels following the Business Combination. These include:

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Experienced Management. The extensive shipping and maritime finance experience of Conbulk's management and affiliates, offers it the tools, skills and relationships necessary to execute its business plan. Conbulk's executive management team, including its CEO, COO, President and CFO, have extensive shipping industry experience and strong relationships with large international container liner operators. Both the Dalakouras family and the Tsakos family (the families of our CEO and President, respectively), have extensive maritime experience and a long history of owning and operating ships. Conbulk's Chairman has over 30 years of experience in the shipping sector, and is the current Chairman (and Deputy Chairman) of two major publicly traded tanker vessel owners, and is also affiliated with a large British-based ship-broking agency. Further, Conbulk and Conbulk management believe that they will garner significant advantage from their affiliation with the Tsakos family, the technical manger of four of Conbulk's ships, and their reputation within the overall shipping sector.

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Ideal growth platform. Conbulk's management is experienced in sourcing what it believes are attractive vessel acquisitions. Conbulk intends to focus on a relatively fast-paced expansion program while still offering investors an attractive dividend payout. The potential proceeds from the exercise of its outstanding warrants can provide additional capital to carry out several vessel acquisitions. The Palmosa principals are further incentivized by the potential to receive up to 3,500,000 additional shares for growing Conbulk's fleet through the achievement of EBITDA targets in 2010 and 2011 that represent projected year-over-year growth of approximately 52% and 34%, respectively.

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Term charters providing both cash flow visibility and upside flexibility. The three to four year time charter agreements under which the initial fleet operates have strong base rates, which provide relatively stable and reliable cash flows, but are short enough to allow Conbulk the flexibility to take advantage of potential rising rates in the relative near term. Conbulk's current time charters account for over $200 million of contracted revenue. The staggered expirations of Conbulk's charters help mitigate the risk of having to re-charter its fleet in a highly volatile or depressed charter market.

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Focused and unique fleet profile. Conbulk's initial fleet of feeder vessels, along with its strategy of acquiring secondhand vessels, as well as the trading acumen of its principals enables it to react swiftly to the shifting supply/demand dynamics of worldwide shipping vessels. Management believes that the current trends offer it a lucrative niche profile within the overall attractive container shipping sector. More information regarding the overall container shipping sector and the feeder sub-segment is available in "The International Containership Industry."

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Strong customer relationships. Nine of the 10 ships in the initial fleet are currently under charter to two large container liner operators, MSC and CMA-CGM (through its wholly-owned Cheng Lie subsidiary). Container liner operators are a highly segmented sector of the shipping industry and Conbulk's customers offer Conbulk recognition and credibility that it believes will allow it to pursue other major liner operators. Its remaining ship is chartered to CCNI, a prominent Chilean shipping company.

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Dedicated fleet management. The management of Conbulk's fleet will be handled by Conbulk Management, an affiliated entity that is exclusively dedicated to the Company's fleet. The technical manager for the Palmosa vessels, also an affiliate of Conbulk, is also exclusively committed to Conbulk's fleet. The Company believes that its in-house commercial management allows for better cost control than outsourcing would and will enable it to better control maintenance and the safety record of its fleet. The principals of all of Conbulk's management affiliates maintain significant equity in Conbulk, thus ensuring close attention and scrutiny of operating expenses, and ensuring the highest possible margins. The four Tsakos vessels will continue to be managed by Tsakos, an entity currently managing almost 100 vessels, pursuant to a technical sub-management agreement.

Strategy

Conbulk will seek to maximize value to its stockholders by pursuing the following strategies:

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Strategically expand and diversify the fleet through acquisitions. Conbulk intends to leverage key management experience in the secondary sale and purchase markets, or S&P market, to grow its fleet through selective acquisitions of undervalued secondhand vessels. Management believes that it can achieve a more advantageous return on investment with secondhand vessels as compared to newbuilds and will focus its acquisition program on select older vessels. It intends on focusing its efforts shortly following the Subsequent Closings to identifying and acquiring such assets to grow Conbulk's fleet and cash flows. It intends to diversify its fleet by acquiring vessels five to 15 years old. Conbulk intends to seek further debt and equity financing to fund additional acquisitions. It also expects to use the net proceeds, if any, from the exercise of warrants to execute subsequent acquisitions. Conbulk's primary focus will be the growth and diversification of its fleet and its excess cash flows will be targeted towards executing this strategy.

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Expand customer base by leveraging established credibility and relationships with large container operators. Conbulk's current customers are the Mediterranean Shipping Company and CMA-CGM (through its wholly owned subsidiary Cheng Lie Navigation), which are among the world's largest container liner operators, and CCNI, a prominent Chilean shipping company. Management intends on using its relationships and reputation with its current customers to add additional liner operators as customers. Though the universe of liner operators is highly segmented, management believes that it can successfully target other reputable liner operators as customers.

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Obtain charters with optimal contract terms. Management believes that the cyclical nature of charter rates make three to five years the ideal contract length for feeders. This contact length provides both stability and predictability of cash flows as well as offering a potential upside in periods of higher rates. Management will seek to obtain optimal contract terms with regard to prevailing charter rates while taking into consideration the market and salvage value of each respective vessel.

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Leverage expertise of its management affiliates. Conbulk believes that its Manager and technical management affiliates provide it a strong advantage in operating its fleet and that Tsakos, as the existing technical manager for the Tsakos vessels, is the ideal technical manager of the Tsakos vessels, having existing knowledge of the vessels and crew. Both the Manager and Conbulk Shipping are exclusively dedicated to Conbulk helping to ensure that the fleet is being operated efficiently and new acquisitions are fully evaluated to meet Conbulk's requirement in regards to charterer, size, age, and cash flows. Management believes that this in-house/ affiliate arrangement gives it a significant advantage over other vessel owners which need to outsource their technical management to unaffiliated third parties.

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Maintain effective capital structure. Conbulk will seek to maintain a capital structure that is both efficient for current stockholders, and flexible enough to execute its growth strategy. Management expects to maintain its leverage at approximately 60% of the estimated market value of the fleet in order to obtain the most favorable borrowing terms. It intends on using excess cash flows to pay dividends, decrease its debt obligations, and help finance new acquisitions.

Management of the Fleet

Currently, commercial and technical management of the Palmosa vessels is performed by Conbulk Shipping, an entity owned by the principals of Palmosa. Management of the Tsakos vessels is currently performed by Tsakos. The initial fleet will be managed by Conbulk Management, a newly formed company domiciled in the Marshall Islands that is owned and controlled by Messrs. Dalakouras, Bamiotis and Kardamakis and Maria Tsakos. Conbulk Management will enter into the necessary sub-management agreements with respect to each vessel with either Conbulk Shipping or Tsakos, as applicable. The principals of Conbulk Shipping will continue to be exclusively dedicated to providing Conbulk with the full commercial, financial, operational and technical oversight of its vessels.

Pursuant to the management agreement, the Manager will carry out the commercial management of the initial fleet, which includes securing employment for the vessels and identifying and developing vessel acquisition opportunities that fit Conbulk's strategy, and has sub-contracted the technical management of the initial fleet, which includes crewing, maintenance, repair, supplying, arranging for the payment of capital expenditures and drydocking and other vessel operating activities, with respect to the Palmosa vessels, to Conbulk Shipping and Tsakos with respect to the Tsakos vessels. Conbulk will pay the Manager a fee of $20,000 per month per fully managed vessel and $10,000 per month per operated vessel. Fees payable under the management agreement are subject to adjustment annually. Fees paid to Conbulk Shipping and Tsakos are the responsibility of the Manager.

Conbulk's Customers

Conbulk will have three customers: Mediterranean Shipping Company S.A. (MSC), CMA-CGM (through its wholly owned subsidiary, Cheng Lie Navigation, which it acquired in February of 2007), and Compania Chilena de Navegacion Interoceania SA (CCNI).

MSC is the world's second largest container liner operator (based on TEU capacity). MSC is based in Geneva, Switzerland and, as of August 2008, operated over 400 containerships with a capacity of over 1.3 million TEUs making approximately 270 ports of call. CMA-CGM is the world's third largest container liner operator (based on TEU capacity). CMA CGM is based in Marseille, France and, as of August 2008, operated over 380 containerships with a capacity of over 900 thousand TEUs and over 400 ports of call. CCNI is a prominent Chilean Shipping company.

Four Palmosa vessels are chartered to subsidiaries of Cheng Lie; two Palmosa vessels are chartered to MSC; three Tsakos vessels are chartered to MSC; and one Tsakos vessel is chartered to CCNI.

Charter Arrangements

The following summary of the material terms of the time charter agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the time charter agreements. Because the following is only a summary, it does not contain all information that you may find useful. For more complete information, you should read the entire time charter agreement for each vessel filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

Conbulk will charter all of its vessels on multi-year time-charter contracts to major international liner operators. Under time-charter arrangements the charter pays a fixed fee per day and is responsible for vessel voyage expenses including bunkers while the vessels owner is responsible for operating the vessel and covering its operating expenses.

Charter periods for feeders generally range from spot time charters to time period charters as long as seven years. Conbulk will target period time-charter contract lengths of two to five years for its vessels. Management believes that charter rates typically follow three to four year cycles and believes its targeted time-charter length allows it to seek out potential increases in charter rates while still maintaining steady cash flows and a strong visibility of future profits. Conbulk's management also believes that hire rates in the feeder segment are less volatile than those for larger vessels in periods of highly fluctuating rates. This offers more stability of cash flows and less risk that future charters might be renewed at usually low hire rates.

Under our time charters, the charterer pays the owner a daily payment for the use of its vessels, referred to as the "daily hire rate." The daily hire rate is typically fixed for the term of the charter, and not subject to adjustment.

The vessel owner maintains each vessels' class and is responsible for all vessel operating costs, including crewing, maintenance, drydock and surveys. The charterer is not required to pay the daily hire rate when the vessel is "off-hire." Scheduled off-hire typically covers regular drydocking, maintenance and surveys. Vessels also go off-hire due to unpredictable circumstances such as mechanical defects, regulatory deficiencies, boycotts, and others.

In turn, the charterer is responsible for vessel voyage costs, including bunker, fuel stevedoring, and port charges. This helps protect the vessel owner from the volatile increases in energy prices. Conbulk's operation and maintenance responsibilities are carried our by its management affiliates, as further discussed in "Management of the Fleet."

Officers and Crewing

Conbulk currently has no employees other than its named executive officers. Conbulk's technical managers, Conbulk Shipping and Tsakos Shipping, will be responsible for identifying, screening and recruiting, directly or through a crewing agent, the officers and all other crew members for vessels that are employed by Conbulk's vessel-owning subsidiaries. The subsidiaries that own the vessels in the initial fleet, through technical managers expect to employ approximately 240 officers and crew members.

Competition

Conbulk will operate in markets that are highly competitive. It competes for charters based upon price, customer relationships, operating expertise, professional reputation and size, age, and condition of the vessel. Competition for providing containership services comes from a number of experienced shipping companies and many have significantly greater current financial resources and larger fleets than Conbulk does and thus might be able to offer better charter rates. These competitors also have strong reputations and some have more experience, which may make Conbulk unable to expand its customer base to new charterers or obtain new charters from our current charterers at advantageous rates.

In addition to many private companies, U.S. publicly-listed competitors include Danaos Corporation, Seaspan Corporation and Global Ship Lease Inc. Conbulk will also face competition due to the relative scarcity of secondhand vessels in the open market and may also compete with other container liner companies, such as MSC and CMA CGM.

Properties

Conbulk does not own any real property. Conbulk expects to lease office space in Piraeus, Greece.

Environmental and Other Regulations

Government regulations significantly affect the ownership and operation of Conbulk's containerships. The vessels will be subject to international conventions, national, state and local laws and regulations in force in the countries in which Conbulk's vessels may operate or are registered.

A variety of governmental and private entities will subject Conbulk's vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administration (country of registry) and charterers. Certain of these entities will require Conbulk to obtain permits, licenses and certificates for the operation of its vessels. Failure to maintain necessary permits or approvals could cause Conbulk to incur substantial costs or temporarily suspend operation of one or more of its vessels.

Conbulk believes that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels. Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. Conbulk will be required to maintain operating standards for all of its vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. Conbulk believes that the operation of its vessels will be in substantial compliance with applicable environmental laws and regulations applicable to Conbulk.

International Maritime Organization

The International Maritime Organization, or IMO (the United Nations agency for maritime safety and the prevention of pollution by ships), has adopted the International Convention for the Prevention of Marine Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, which has been updated through various amendments, collectively known as the MARPOL Convention. The MARPOL Convention implements environmental standards including oil leakage or spilling, garbage management, as well as the handling and disposal of noxious liquids, harmful substances in packaged forms, sewage and air emissions.

Sewage

On September 27, 2003, Annex IV to the MARPOL Convention entered into force to control pollution of the sea by sewage. The regulations in Annex IV prohibit ships from discharging sewage within a specified distance of land, unless they have an approved treatment plant in operation. Annex IV also contains regulations regarding ships' equipment and systems for the control of sewage discharge, the provision of facilities at ports and terminals for the reception of sewage, and requirements for survey and certification. In addition, Annex IV includes a model International Sewage Pollution Prevention Certificate to be issued by national shipping administrations to ships under their jurisdiction. Governments are required to ensure the provision of adequate reception facilities at ports and terminals for the reception of sewage.

On April 1, 2004, the IMO adopted a revised Annex IV, which became effective on August 1, 2005. The revision applies to new ships of 400 gross tonnage and above or which are certified to carry more than 15 persons engaged in international voyages. Existing ships were required to comply with the provisions of the revised Annex IV starting September 27, 2008, five years after Annex IV became effective. Annex IV requires ships to be equipped with either a sewage treatment plant or a sewage comminuting and disinfecting system or a sewage holding tank. The discharge of sewage into the sea will be prohibited, except when the ship has in operation an approved sewage treatment plant or is discharging comminuted and disinfected sewage using an approved system at a distance of more than three nautical miles from the nearest land; or is discharging sewage which is not comminuted or disinfected at a distance of more than twelve nautical miles from the nearest land.

In March 2006, the IMO adopted an amendment to Annex IV that became effective on August 1, 2007. The amendment to Annex IV added a new regulation 13 on port state control on operational requirements. The regulation states that a ship, when in a port or an offshore terminal of another party, is subject to inspection by officers duly authorized by such party concerning operational requirements under the Annex, where there are clear grounds for believing that the master or crew are not familiar with essential shipboard procedures relating to the prevention of pollution by sewage.

Garbage

On December 31, 1988, Annex V to the MARPOL Convention was entered into force to control pollution of the sea by garbage. The term "garbage" includes food and domestic and operational waste, excluding fresh fish, generated during the normal operation of the vessel and liable to be disposed of continuously or periodically. Annex V totally prohibits the disposal of plastics anywhere into the sea, and severely restricts discharges of other garbage from ships into coastal waters and "Special Areas."

The Special Areas established under the Annex are the Mediterranean Sea, the Baltic Sea area, the Black Sea area, the Red Sea area, the Gulfs area, the North Sea, the Wider Caribbean Region and Antarctic Area. These are areas which have particular problems because of heavy maritime traffic or low water exchange caused by the land-locked nature of the sea concerned. We may operate our vessels in one or more Special Areas.

On November 13, 1994, the IMO adopted an amendment to Annex V that became effective on March 3, 1996. Regulation 8 includes provisions to extend port State control to cover operational requirements in order to prevent marine pollution. The regulation made it clear that port State control officers can inspect a foreign-flagged vessel "where there are clear grounds for believing that the master or crew are not familiar with essential shipboard procedures relating to the prevention of pollution by garbage."

On September 14, 1995, the IMO adopted an amendment to Annex V that became effective on July 1, 1997. Regulation 9 came into force for new ships starting July 1, 1997 and all ships built before July 1, 1997 were required to comply starting July 1, 1998. Regulation 9 requires that all ships of 400 gross tonnage and above and every ship certified to carry 15 persons or more, and every fixed or floating platform engaged in exploration and exploitation of the seabed, keep and maintain records relating to disposal and incineration operations as well as written procedures for collecting, storing, processing and disposing of garbage, including the use of equipment on board.

We believe that all our vessels will be compliant in all material respects with these regulations. Additional or new conventions, laws and regulations may be adopted that could adversely affect our business, cash flows, results of operations and financial condition.

Air Emissions

In September 1997, the IMO adopted Annex VI to the MARPOL Convention to address air pollution from ships. Annex VI was ratified in May 2004, and became effective May 19, 2005. Annex VI sets limits on sulfur oxides (SOx) and nitrogen oxides (NOx) emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. We believe that all our vessels will be compliant in all material respects with these regulations. Additional or new conventions, laws and regulations may be adopted that could adversely affect our business, cash flows, results of operations and financial condition.

In February 2007, the United States proposed a series of amendments to Annex VI regarding particulate matter, NOx and SOx emission standards. The proposed emission program would reduce air pollution from ships by establishing a new tier of performance-based standards for diesel engines on all vessels and stringent emission requirements for ships that operate in coastal areas with air-quality problems. On June 28, 2007, the World Shipping Council announced its support for these amendments. If these amendments are implemented, we may incur costs to comply with the proposed standards.

Safety Requirements

The IMO has also adopted the International Convention for the Safety of Life at Sea, or SOLAS Convention, and the International Convention on Load Lines, 1966, or LL Convention, which impose a variety of standards to design and operational features of ships. SOLAS Convention and LL Convention standards are revised periodically. We believe that all our vessels will be in substantial compliance with SOLAS Convention and LL Convention standards.

Under Chapter IX of SOLAS, the requirements contained in the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, promulgated by the IMO, also will affect our operations. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies.

The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel's management with code requirements for a safety management system. No vessel can obtain a certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. We will have obtained documents of compliance for our offices and safety management certificates for all of our vessels for which the certificates are required by the IMO. As required, we will renew these documents of compliance and safety management certificates annually.

Noncompliance with the ISM Code and other IMO regulations may subject the shipowner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The U.S. Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code by the applicable deadlines will be prohibited from trading in U.S. and European Union ports, as the case may be.

The IMO has negotiated international conventions that impose liability for oil pollution in international waters and a signatory's territorial waters. Additional or new conventions, laws and regulations may be adopted which could limit our ability to do business and which could have a material adverse effect on our business and results of operations.

Ballast Water Requirements

The IMO adopted an International Convention for the Control and Management of Ships' Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention's implementing regulations call for a phased introduction of mandatory ballast water exchange requirements (beginning in 2009), to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world's merchant shipping. As of June 30, 2008, 14 states, representing only 3.55% of the gross tonnage of the world's merchant shipping fleet, had adopted the BWM Convention.

The flag state, as defined by the United Nations Convention on Law of the Sea, has overall responsibility for the implementation and enforcement of international maritime regulations for all ships granted the right to fly its flag. The "Shipping Industry Guidelines on Flag State Performance" evaluates flag states based on factors such as sufficiency of infrastructure, ratification of international maritime treaties, implementation and enforcement of international maritime regulations, supervision of surveys, casualty investigations and participation at IMO meetings.

The initial fleet has conformed to the aforementioned environmental regulations adopted by the IMO. Additional or new conventions, laws and regulations may be adopted that could adversely affect Conbulk's ability to operate its vessels.

The United States Oil Pollution Act of 1990

The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States' territorial sea and its 200 nautical mile exclusive economic zone.

Under OPA, vessel owners, operators, and demise charterers are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel).

Conbulk expects to maintain for each of its vessel's pollution liability coverage insurance in the amount of $1 billion per incident. If the damages from a catastrophic pollution liability incident exceed its insurance coverage, it could have a material adverse effect on Conbulk's financial condition and results of operations.

OPA requires owners and operators of both tank vessels and non-tank vessels to establish and maintain with the United States Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under the OPA. On September 17, 2008, the Coast Guard issued regulations requiring evidence of financial responsibility in the amount of $1,250 per gross ton for non-tank vessels, which includes the OPA limitation on liability of $950 per gross ton and the U.S. Comprehensive Environmental Response, Compensation, and Liability Act liability limit of $300 per gross ton. Under the regulations, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance, or guaranty. Under OPA, an owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessel in the fleet having the greatest maximum liability under OPA.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states, which have enacted such legislation, have not yet issued implementing regulations defining vessels owners' responsibilities under these laws. Conbulk intends to comply in the future, with all applicable state regulations in the ports where its vessels call.

Other Environmental Initiatives

The U.S. Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, governs spills or releases of hazardous substances other than petroleum or petroleum products. CERCLA imposes joint and several liability, without regard to fault, on the owner or operator of a ship, vehicle or facility from which there has been a release, along with other specified responsible parties. Costs recoverable under CERCLA include cleanup and removal costs, natural resource damages and governmental oversight costs. Liability under CERCLA is generally limited to the greater of $300 per gross ton or $0.5 million, unless the incident is caused by gross negligence, willful misconduct or a violation of certain regulations, in which case liability is unlimited.

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in navigable waters and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under the more recent OPA and CERCLA, discussed above. Currently, under U.S. Environmental Protection Agency, or EPA, regulations that have been in place since 1978, vessels are exempt from the requirement to obtain CWA permits for the discharge in U.S. ports of ballast water and other substances incidental to the normal operation of vessels. However, on March 30, 2005, the United States District Court for the Northern District of California ruled in Northwest Environmental Advocate v. EPA, 2005 U.S. Dist. LEXIS 5373, that EPA exceeded its authority in creating an exemption for ballast water. On September 18, 2006, the court issued an order granting permanent injunctive relief to the plaintiffs, invalidating the blanket exemption in EPA's regulations for all discharges incidental to the normal operation of a vessel as of September 30, 2008, and directing EPA to develop a system for regulating all discharges from vessels by that date. Under the court's ruling, owners and operators of vessels visiting U.S. ports would be required to comply with the CWA permitting program to be developed by EPA or face penalties. The Ninth Circuit Court of Appeals, has affirmed the district court's decision to vacate the regulation. 537 F. 3d 1006 (9th Cir. 2008). On June 17, 2008, the EPA published draft regulations entitled "General Permits for Discharges Incidental to the Normal Operation of a Vessel." The district court has allowed EPA an extension of the deadline for implementing these regulations to December 19, 2008. While we do not believe that the costs associated with complying with such proposed requirements would be material, it is difficult to predict the overall impact of any CWA permitting requirements on the business.

The U.S. National Invasive Species Act, or NISA, was enacted in 1996 in response to growing reports of harmful organisms being released into U.S. ports through ballast water taken on by ships in foreign ports. The United States Coast Guard promulgated regulations pursuant to NISA in July 2004 that impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters. These requirements can be met by performing mid-ocean ballast exchange, by retaining ballast water on board the ship, or by using environmentally sound alternative ballast water management methods approved by the United States Coast Guard. (However, mid-ocean ballast exchange is mandatory for ships heading to the Great Lakes or Hudson Bay, or vessels engaged in the foreign export of Alaskan North Slope crude oil.) Mid-ocean ballast exchange is the primary method for compliance with the United States Coast Guard regulations, since holding ballast water can prevent ships from performing cargo operations upon arrival in the United States, and alternative methods are still under development. Vessels that are unable to conduct mid-ocean ballast exchange due to voyage or safety concerns may discharge minimum amounts of ballast water (in areas other than the Great Lakes and the Hudson River), provided that they comply with recordkeeping requirements and document the reasons they could not follow the required ballast water management requirements. The United States Coast Guard is developing a proposal to establish ballast water discharge standards, which could set maximum acceptable discharge limits for various invasive species, and/or lead to requirements for active treatment of ballast water.

Our operations may occasionally generate and require the transportation, treatment and disposal of both hazardous and non-hazardous solid wastes that are subject to the requirements of the U.S. Resource Conservation and Recovery Act, or RCRA, or comparable state, local or foreign requirements. In addition, from time to time we may arrange for the disposal of hazardous waste or hazardous substances at offsite disposal facilities. If such materials are improperly disposed of by third parties, we may be held liable for clean up costs under applicable laws.

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as "greenhouse gases," may be contributing to warming of the Earth's atmosphere. According to the IMO's study of greenhouse gases emissions from the global shipping fleet, greenhouse emissions from ships are predicted to rise by 38% to 72% due to increased bunker consumption by 2020 if corrective measures are not implemented. Any passage of climate control legislation or other regulatory initiatives by the IMO or individual countries where we may operate that restrict emissions of greenhouse gases could require us to make significant financial expenditures we cannot predict with certainty at this time.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facilities Security Code, or the ISPS Code. The ISPS Code is designed to protect ports and international shipping against terrorism. After July 1, 2004, to trade internationally, a vessel must attain an International Ship Security Certificate (ISSC) from a recognized security organization approved by the vessel's flag state. Among the various requirements are:

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on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship's identity, position, course, speed and navigational status;

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on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

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the development of vessel security plans;

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ship identification number to be permanently marked on a vessel's hull;

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a continuous synopsis record kept onboard showing a vessel's history including, name of the ship and of the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship's identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

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compliance with flag state security certification requirements.

The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt from MTSA vessel security measures non-U.S. vessels that have on board, as of July 1, 2004, a valid ISSC attesting to the vessel's compliance with SOLAS security requirements and the ISPS Code. Conbulk's carriers will be in compliance with the various security measures addressed by the MTSA, SOLAS and the ISPS Code. Conbulk does not believe these additional requirements will have a material financial impact on its operations.

Risk of Loss and Liability Insurance

General

The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. The United States Oil Pollution Act of 1990, or OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market. While Conbulk believes that its expected insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that it will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery Insurance

Conbulk expects to obtain marine hull and machinery and war risk insurance, which includes the risk of actual or constructive total loss, for all of its container vessels. The vessels will each be covered up to at least fair market value, with deductibles in amounts ranging from $75,000 to $100,000.

Conbulk plans to arrange, as necessary, increased value insurance for its container vessels. With the increased value insurance, in case of total loss of the vessel, Conbulk will be able to recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy. Increased value insurance also covers excess liabilities which are not recoverable in full by the hull and machinery policies by reason of under insurance.

Protection and Indemnity Insurance

Protection and indemnity insurance is expected to be provided by mutual protection and indemnity associations, or P&I Associations, which will cover Conbulk's third-party liabilities in connection with its shipping activities. This includes third-party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations.

Conbulk's protection and indemnity insurance coverage for pollution is expected to be $1 billion per vessel per incident. The 13 P&I Associations that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. Each of Conbulk's containerships will be entered with P&I Associations of the International Group. Under the International Group reinsurance program, each P&I club in the International Group is responsible for the first $7.0 million of every claim. In every claim the amount in excess of $7.0 million and up to $50.0 million is shared by the clubs under a pooling agreement. In every claim the amount in excess of $50.0 million is reinsured by the International Group under the General Excess of Loss Reinsurance Contract. This policy currently provides an additional $3.0 billion of coverage. Claims which exceed this amount are pooled by way of "overspill" calls. As a member of a P&I Association, which is a member of the International Group, Conbulk will be subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations, and members of the pool of P&I Associations comprising the International Group. The P&I Associations' policy year commences on February 20th. Calls are levied based on gross tonnage entered. Members have a liability to pay supplementary calls which might be levied by the board of directors of the club if the estimated total calls are insufficient to cover amounts paid out by the club.

Inspection by Classification Societies

Every seagoing vessel must be "classed" by a classification society. The classification society certifies that the vessel is "in class," signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

        Annual Surveys:    For seagoing vessels, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

        Intermediate Surveys:    Extended annual surveys are referred to as intermediate surveys and typically are conducted approximately two and one-half years after commissioning and each class renewal. The hull portion of the survey will be conducted while the vessel is in drydock or regulatory approvals, if required, have been obtained to inspect the hull while afloat rather than in drydock. In any event the vessel must be drydocked at least once in each five-year period.

        Class Renewal Surveys:    Class renewal surveys, also known as special surveys, are carried out for the ship's hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a shipowner has the option of arranging with the classification society for the vessel's hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle.

At an owner's application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

Vessels must be drydocked periodically in accordance with class rules to conduct inspections of the vessel and carry out repairs as necessary. If any defects are found, the classification surveyor will issue a "recommendation" which must be rectified by the ship owner within prescribed time limits.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as "in class" by a classification society which is a member of the International Association of Classification Societies. Conbulk's vessels are expected to be certified as being "in class" by a classification society that is a member of the International Association of Classification Societies.

Legal Proceedings

Neither Conbulk nor any of the SPVs are currently a party to any material lawsuit that they respectively believe, if adversely determined, would have a material adverse effect on its financial position, results of operations or liquidity.

Exchange Controls

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of Conbulk's shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF THE ACQUIRED BUSINESS

The following discussion of the financial condition and results of operations for each of Palmosa Corporation and the Tsakos Companies should be read in conjunction with Palmosa Shipping Corporation's and the Tsakos Companies' consolidated and combined financial statements, respectively, and the related notes and the financial and other information included elsewhere in this joint proxy statement/prospectus. Among other things, those financial statements include more detailed information regarding the basis of presentation for the following information. The financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and are presented in U.S. dollars. Any amounts converted from Euros or another non-U.S. currency to U.S. dollars in this joint proxy statement/prospectus are at the rate applicable at the balance sheet date.

Conbulk, a newly-formed Marshall Islands company, will commence its operations upon consummation of the Redomiciliation Merger with Arcade. Pursuant to the Transaction Documents, Conbulk will acquire all of the outstanding membership interests of 10 SPVs from Palmosa Sub. Each SPV is a Marshall Islands limited liability company that has the right to acquire one of the container ships comprising the initial fleet pursuant to the terms of a specific MOA. Six of the vessels are being acquired pursuant to MOAs with subsidiaries of Palmosa Shipping and four of the vessels are being acquired pursuant to MOAs with companies whose vessels are managed by Tsakos. The related financial statements of the Tsakos vessels have been prepared on a combined basis and being referred to as the Tsakos Companies appearing elsewhere in this joint proxy/prospectus.

This discussion contains forward-looking statements based on assumptions about Conbulk Corporation's future business. Conbulk's actual results will likely differ materially from those contained in the forward-looking statements.

Conbulk will acquire the entire fleet owned by Palmosa, consisting of six secondhand container vessels, and four secondhand container vessels from companies whose vessels are managed by Tsakos. All of the vessels have fixed rate time charters with staggered expirations ranging in terms from 15 months to four years.

Conbulk has entered into a commercial and technical vessel management agreement with the Manager for the commercial and technical management of each of the 10 containerships that will comprise its initial fleet. The Manager will be directly responsible for the commercial management of the vessels and will enter into agreements with Conbulk Shipping for the technical management of the Palmosa vessels and with Tsakos Shipping for the technical management of the Tsakos vessels.

Conbulk expects to generate revenues primarily from charter payments made to it by the charterers of its vessels. Conbulk believes that its expenses will consist mainly of fees and vessel operating expenses under its vessel management agreements as well as general and administrative expenses. Conbulk believes that its charters, fixed fees and relatively predictable operating expenses will provide it with relatively stable cash flow and sustainable profitability.

Future Business

Following the Business Combination, Conbulk does not expect, other than inspection of the physical condition of the vessels and examinations of classification society records, to conduct historical financial due diligence when acquiring vessels. Conbulk believes this practice is consistent with shipping industry practice. Accordingly, neither Conbulk nor its affiliated entities expect to obtain historical operating data for the vessels it acquires in the future from the sellers because that information will not be material to its decision to make acquisitions, nor does it believe it would be helpful to potential investors in assessing its business. Most vessels are sold under a standardized agreement, which, among other things, provides the buyer with the right to inspect the vessel and the vessel's classification society records. The standard agreement does not give the buyer the right to inspect, or receive copies of, the historical operating data of the vessel. Prior to the delivery of a purchased vessel, the seller typically removes from the vessel all records, including past financial records and accounts related to the vessel. In addition, any technical management agreement between the seller's technical manager and the seller is automatically terminated.

Consistent with shipping industry practice, Conbulk expects to treat the acquisition of vessels (whether acquired with or without charter) from unaffiliated parties as the acquisition of an asset rather than a business. Although vessels are generally acquired free of charter, Conbulk may, in the future, acquire vessels with time charters attached. Where a vessel has been under a voyage charter, the vessel is delivered to the buyer on completion of the employment and free of charter. It is rare in the shipping industry for the last charterer of the vessel in the hands of the seller to continue as the first charterer of the vessel in the hands of the buyer.

In most cases, when a vessel is under time charter and the buyer wishes to assume that charter, the vessel cannot be acquired without the charterer's consent and the buyer entering into a separate direct agreement with the charterer to assume the charter. The purchase of a vessel itself does not generally transfer the charter, because it is a separate contract between the vessel owner and the charterer.

Prior to the acquisition of a vessel under a continuing time charter, Conbulk must take the following steps:

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obtain the charterer's consent to us as the new owner;

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obtain the charterer's consent to a new technical manager;

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obtain the charterer's consent to a new flag for the vessel (if applicable);

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arrange for our crew for the vessel;

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replace all hired equipment on board;

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negotiate and enter into new insurance contracts for the vessel through our own insurance brokers;

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register the vessel under a flag state (if applicable) and perform the related inspections;

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implement new vessel management systems for the vessel;

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ensure that the new technical manager obtains new certificates for compliance with the safety and vessel security regulations of the flag state; and

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ensure all class certificates are up to date and without recommendations.

The following discussion is intended to help you understand how acquisitions of vessels will affect Conbulk's business and results of operations:

Conbulk's business comprises the following main elements:

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employment and operation of our vessels; and

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management of the financial, general and administrative elements involved in the conduct of our business and ownership of our vessels.

The employment and operation of Conbulk's vessels will consists of the following main components:

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vessel maintenance and repair;

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crew selection and training;

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vessel spares and stores supply;

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contingency response planning;

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onboard safety procedures auditing;

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accounting;

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vessel insurance arrangements;

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vessel chartering;

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vessel hire management;

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vessel surveying; and

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vessel performance monitoring.

The management of financial, general and administrative elements involved in the conduct of Conbulk's business and ownership of its vessels requires the following main components:

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management of its financial resources, including banking relationships, such as the administration of bank loans and bank accounts;

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management of its accounting system and records and financial reporting;

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administration of the legal and regulatory requirements affecting its business and assets; and

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management of the relationships with its service providers and customers.

The principal factors that affect Conbulk's profitability and cash flows include:

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rates and periods of charter hire;

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levels of vessel operating expenses;

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depreciation expenses;

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financing costs; and

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fluctuations in foreign exchange rates.

Conbulk's financial results will be largely driven by the following factors:

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The number of vessels in its fleet and their charter rates;

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The number of days that Conbulk's vessels are utilized and not subject to drydocking, special surveys or otherwise off-hire;

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Conbulk's ability to control its fixed and variable costs, including ship management fees, vessel operating costs, drydock costs, and general, administrative and other expenses including insurance costs. Operating costs may vary from month to month depending on a number of factors, including the timing of purchases of lube oil and spares and the timing of payment of insurance premium.

Palmosa and the Tsakos Companies have entered into medium to long-term fixed rate time charters for all of their vessels. All these charters will be transferred to Conbulk through novations agreements and the terms and conditions of the existing time charters are not expected to change. The charterhire rate that it will be able to achieve on renewal of the existing charters will be affected by market conditions at the time of renewal. Conbulk's revenue in a particular quarter may also depend upon the actual delivery dates of the vessels that it has agreed to purchase from Palmosa and companies whose vessels are managed by Tsakos. As discussed above, operational matters such as off-hire days for planned maintenance or for unexpected accidents and incidents may affect the actual amount of revenues Conbulk receives.

Cheng Lie Navigation, a wholly-owned subsidiary of CMA CGM, CCNI and Mediterranean Shipping Company (MSC) will initially be Conbulk's only customers. Four vessels in Conbulk's initial fleet will be chartered to Cheng Lie Navigation, one vessel will be chartered to CCNI and the remaining five vessels will be chartered to MSC. The payments under these charters will be Conbulk's sole source of operating cash flow. At any given time in the future, the cash resources of the initial charterers may be diminished or exhausted, and Conbulk cannot assure its stockholders that the initial charterers will be able to make charter payments to it. If the initial charterers are unable to make charter payments to it, Conbulk's results of operations and financial condition will be materially adversely affected. Currently, Conbulk has no reason to believe that any of charterers will not be able to meet their commitments under their charter agreements with Conbulk.

Conbulk intends to pay quarterly dividends of $0.22 per share for the first four quarters following the consummation of the merger transaction. Conbulk expects to pay the first dividend in 2009 on a pro rated basis for the portion of the quarter following the closing of this offering. There can be no assurance, however, that Conbulk will pay regular quarterly dividends in the future.

Conbulk plans to retain a substantial portion of its cash flows to fund vessel acquisitions that are expected to be accretive to earnings and cash flows, and for debt repayment and drydocking costs, as determined by management and its board of directors. Conbulk's dividend policy reflects its belief that by retaining a significant portion of its cash flows to pursue attractive growth opportunities, Conbulk can provide better value to its stockholders over the long-term.

Declaration and payment of any dividend is subject to the discretion of the board of directors. The timing and amount of dividend payments will be dependent upon Conbulk's earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in its loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to stockholders and other factors. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of the board of directors. There can be no assurance that dividends will be paid in the anticipated amounts and frequency set forth in this prospectus. Conbulk's ability to pay dividends may be limited by the amount of cash Conbulk generate from operations following the payment of fees and expenses and the establishment of any reserves as well as additional factors unrelated to its profitability. Conbulk is a holding company, and depends on the ability of its subsidiaries to distribute funds to Conbulk in order to satisfy its financial obligations and to make dividend payments. See "Risk Factors—Risks Relating to Conbulk's Common Shares" for a discussion of the risks related to Conbulk's ability to pay dividends.

Palmosa

Palmosa's consolidated financial statements have been prepared in accordance with IFRS as issued by IASB and are based on the historical cost convention. The Palmosa financial statements include the consolidated financial statements of Palmosa that include the financial information related to the vessels that Palmosa had under its ownership in the years 2005, 2006 and 2007.

Factors Affecting Results of Operations

Palmosa's business is to provide international seaborne transportation services by operating vessels in the containership sector of the shipping industry on medium to long-term time charters. The financial results of Palmosa are largely driven by the following factors:

Number of Vessels in the Fleet.    The number of vessels in the fleet is the primary factor in determining the level of Palmosa's revenues. Aggregate expenses also increase as the size of the fleet increases. Vessel acquisitions and dispositions will have a direct impact on the number of vessels in Palmosa's fleet.

Charter Rates.    Aside from the number of vessels in the fleet, the charter rates Palmosa is able to obtain for its containerships, are the principal drivers of its revenues. Charter rates are based primarily on demand for capacity as well as the available supply of containership capacity. As a result of macroeconomic conditions affecting trade flow between ports and economic conditions in the industries which use container shipping services, charter rates can fluctuate significantly. Although the length of the charters on which Palmosa deploys its containerships make it less susceptible to cyclical containership charter rates than vessels operated on shorter-term charters, Palmosa is exposed to varying charter rate environments when the current chartering arrangements expire and seeks to deploy its containerships under new charters. The staggered maturities of Palmosa's containership charters also reduce its exposure to any one stage in the shipping cycle.

Utilization of the Fleet.    Due to the length of charters under which they are operated, Palmosa's containerships have consistently been deployed at or near full utilization. Nevertheless, the amount of time the vessels spend in drydock undergoing repairs or undergoing maintenance and upgrade work affects the results of operations of Palmosa. Historically, Palmosa's fleet has had a limited number of off-hire days. However, an increase in annual off-hire days could reduce utilization rates.

Expenses.    Palmosa's ability to control its fixed and variable expenses, including those for commission expenses, crew wages and related costs, the cost of insurance, expenses for repairs and maintenance, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses also affects its financial results. In addition, factors beyond Palmosa's control, such as developments relating to market premiums for insurance and the value of the U.S. Dollar compared to currencies in which certain of Palmosa's expenses are denominated, can cause its vessels' operating expenses to increase.

Operating Revenues

Palmosa's operating revenues are driven primarily by the number of vessels in its fleet, the number of operating days during which its vessels generate revenues and the amount of daily charter hire that its vessels earn under time charters which, in turn, are affected by a number of factors, including management decisions relating to vessel acquisitions and dispositions, the amount of time that Palmosa spends positioning its vessels, the amount of time that the vessels spend in drydock undergoing repairs, maintenance and upgrade work, the age, condition and specifications of the vessels and the levels of supply and demand in the containership charter market and other factors that affect container vessel charter rates

The revenues derived from the charters of Palmosa's vessels will be affected by the delivery dates of any additional vessels Palmosa acquires in the future, as well as by the disposition of any vessels in its current fleet. Palmosa's revenues will also be affected if any of its charterers default under an existing charter. The time charter agreements have been contracted in varying rate environments and expire at different times. Generally, Palmosa does not employ its vessels under voyage charters, under which a vessel owner, in return for a fixed sum, agrees to transport cargo from one or more loading ports to one or more destinations and assumes all vessel operating costs and voyage expenses.

Following the Redomiciliation Merger, Conbulk's revenues may be affected by the delivery of the vessels in its fleet. The MOAs have a contracted delivery date. A change in the date of delivery of a vessel will impact Conbulk's revenues and results of operations.

Voyage Expenses

Voyage expenses include port and canal charges, bunker (fuel) expenses, and commissions paid to ship brokers. Under a time charter, such as those on which Palmosa charters its container vessels, the charterer bears the voyage expenses other than brokerage commissions. As such, voyage expenses represent a relatively small portion of the vessels' overall expenses.

From time to time, in accordance with industry practice and in respect of the charters for its container vessels, Palmosa pays brokerage commissions of approximately 0.5% to 3.75% of the total daily charter hire rate under the charters to unaffiliated ship brokers associated with the charterers, depending on the number of brokers involved with arranging the charter.

Vessel Operating Expenses

Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses for repairs and maintenance, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Aggregate vessel operating expenses increase as the size of the fleet increases. Factors beyond Palmosa's control, some of which may affect the shipping industry in general, including, for instance, developments relating to market premiums for insurance, may also cause these expenses to increase. In addition, a portion of approximately 20% of the vessels' operating expenses are in currencies other than the U.S. dollar and any gain or loss Palmosa incurs as a result of the U.S. dollar fluctuating in value against these currencies is included in vessel operating expenses. Palmosa funds its manager monthly in advance with amounts it will need to pay the fleet's vessel operating expenses.

Management fees

Historically, Palmosa paid Conbulk Shipping, the manager of its vessels, a fixed management fee of $650 per day for each vessel in its fleet, depending on its size and the charter arrangements. However, this fee did not cover all of Conbulk Shipping's expenses, and at the end of each fiscal year Palmosa reimbursed Conbulk Shipping for all additional expenses incurred which were related to the operation of the vessels.

Following consummation of the Initial Transaction, Conbulk will pay the Manager a monthly fee of $20,000 per fully managed vessel and $10,000 per operated vessel for providing its commercial, chartering, technical and administrative services, pro rated for the calendar days that Conbulk owns each vessel.

General and Administrative Expenses

Palmosa's consolidated financial statements for prior periods show the results of operations as a private company when Palmosa did not pay any compensation to its directors and officers other than amounts corresponding to dividends. After the consummation of the Initial Transaction, Conbulk will be a public company and is expected to incur additional general and administrative expenses going forward as a public company. It is expected that the primary components of general and administrative expenses, other than the management fees described above, will consist of the expenses associated with being a public company, which include the preparation of disclosure documents, legal and accounting costs, incremental director and officer liability insurance costs, director and executive compensation and costs related to compliance with the Sarbanes-Oxley Act of 2002. For purposes of the pro forma financial information set forth in this joint proxy statement/prospectus, it is estimated that annual public company related expenses including officer and director remuneration, will amount to $2.5 million.

Interest Expense, Interest Income and Other Finance Costs

Palmosa incurred interest expense on outstanding indebtedness under its existing credit facilities which is included in finance costs. Palmosa also incurred financing costs in connection with establishing those facilities, which is included in the finance costs. Further, Palmosa earns interest on cash deposits in interest bearing account, which is include in finance income. For a description of Palmosa's existing credit facilities, please read "Credit Facilities" below.

Results of Operations

Year ended December 31, 2007 compared to year ended December 31, 2006

During 2007, Palmosa operated one vessel for the full year and a second vessel from June through the end of the year, and in 2006, Palmosa operated one vessel for the full year and two additional vessels for the first quarter of 2006. These two vessels were sold at the end of the first quarter of 2006.

        Revenue.    Revenue decreased by 1%, or $0.07 million, to $7.06 million in 2007, compared to $7.13 million in 2006. Apart from the changes in the number of vessels owned by Palmosa explained above, the difference is attributable primarily to the termination of the charter of the Mediterranean Express with Hapag Lloyd, which generated $18,850 per day and the commencement of a new charter with MSC at $12,300 per day. During the first quarter of 2006, the company sold the vessels Agiasofia and Vlaherna generating a net gain of $6.5 million on the sale.

        Voyage expenses.    Voyage expenses increased by 16.0%, or $6,161, to $44,761 in 2007, compared to $38,600 in 2006.

        Operating expenses.    Operating expenses increased by 15.8% or $0.51 million, to $3.72 million in 2007, compared to $3.21 million in 2006. Approximately $0.3 million of the increase was due to a 38.6% increase in crew costs, which reached $1.06 million in 2007, compared to $0.77 million in 2006. The increase was also attributable to a significant increase in the cost of lubricating oil, which reached $0.33 million in 2007 compared to $0.22 million in 2006, representing a 53% increase. Amortization of drydocking and special survey costs increased by 38%, to $0.37 million in 2007, compared to $0.27 million in 2006.

        Depreciation.    A substantial decrease in depreciation charges was recorded in 2007 which was due to the sale of two vessels in the fleet in 2006. Depreciation charge decreased by 45% or $1.02 million, to $1.25 million in 2007, from $2.27 million in 2006.

        Management fees.    Management fees increased by 8.7% or $0.06 million, to $0.76 million in 2007, compared to $0.7 million in 2006. The increase was attributed primarily to the strengthening of the Euro against the U.S. dollar, given that the expenses of the management company are Euro denominated.

        Finance costs, finance income.    Finance costs increased by 30.7%, or $0.26 million, to $1.09 million in 2007, compared to $0.83 million in 2006. The increase is attributed primarily to higher borrowings in 2007 than in 2006. In April 2006, Palmosa repaid all of its debt from the sale proceeds of two vessels, resulting in the above-mentioned increase in financing costs in 2007 compared to 2006. Finance income increased by 4.8%, or $0.02 million, to $0.46 million in 2007, compared to $0.44 million in 2006. Despite the significantly lower average cash balances that Palmosa maintained in 2007 compared to 2006, the increase in finance income was achieved due to the higher interest rates on the U.S. dollars.

Year ended December 31, 2006 compared to year ended December 31, 2005

During 2006, Palmosa operated three vessels in the first quarter of the year and one vessel for the remaining three quarters of the year, and in 2005 operated three vessels for the whole year.

        Revenue.    Revenue decreased by 42.9%, or $5.36 million, to $7.13 million in 2006, compared to $12.49 million in 2005. The reduction in revenue was primarily the result of the sale of the two vessels in the fleet vessels at the end of the first quarter of 2006.

        Voyage expenses.    Voyage expenses decreased 43.5%, or $29,751, to $38,600 in 2006, compared to $68,351 in 2005. The decrease was in line with the reduction in the number of vessels in Palmosa's fleet.

        Operating expenses.    Operating expenses decreased by 44.6%, or $2.59 million, to $3.21 million in 2006, compared to $5.80 million in 2005. The sale of the two vessels at the end of the first quarter of 2006 was the reason for this reduction and this was reflected in all components comprising the operating expenses. Crew wages decreased by 41.7%, or $0.55 million, to $0.77 million in 2006 from $1.31 million in 2005. Significant reduction was also recorded in the cost of repairs and maintenance, which reached $0.57 million in 2006, compared to $1.3 million in 2005, representing a 56% year-on-year decrease, or $0.73 million. The cost of stores and spares decreased to $0.70 million in 2006 from $1.21 million in 2005, representing a 41.8% reduction. Amortization of drydocking and special survey costs decreased by 43%, or $0.20 million to $0.27 million in 2006 from $0.47 million in 2005 due to the reduction of the number of vessels in Palmosa's fleet.

        Depreciation.    Depreciation charge decreased by 32.8%, or $1.11 million, to $2.27 million in 2006, compared to $3.38 million in 2005. A substantial decrease in depreciation charges was recorded in 2006 which was attributed to the sale of the two vessels.

        Management fees.    Management fees increased by 22.8%, or $0.13 million, to $0.70 million in 2006, compared to $0.57 million in 2005. The increase is attributed primarily to the increase in the number of employees of the management company and the strengthening of the Euro against the U.S. dollar. All the expenses of the management company are Euro denominated.

        Finance costs, finance income.    Finance costs decreased by 26.3%, or $0.30 million, to $0.83 million in 2006, compared to $1.13 million in 2005. The decrease was attributed primarily to higher borrowings in 2005 than in 2006. Palmosa had no interest income from deposits in 2005 due to the low cash balances maintained in bank accounts.

Liquidity and Capital Resources

Historically, Palmosa's principal source of funds has been equity provided by its stockholders, operating cash flows and long-term bank borrowings. The principal uses of funds have been capital expenditures to establish, grow and maintain its fleet, comply with international shipping standards, environmental laws and regulations, fund working capital requirements and make interest payments and repay principal on outstanding indebtedness.

Palmosa's primary short-term liquidity needs are to fund its vessels' operating expenses. The medium and long-term liquidity needs primarily relate to the acquisition of additional vessels that will be needed in order to grow the business and for debt service and repayment. Palmosa anticipates that its primary sources of funds will be cash from new credit facilities that it will enter into, credit from the sellers of vessels that Conbulk will buy, cash from operations and the net proceeds from future debt and equity offerings. Palmosa believes that these sources of funds, even absent any future equity financings, will be sufficient to meet its liquidity needs in the foreseeable future since its contracted revenue together, together with the new Credit Facility will be sufficient to meet its currently projected liquidity needs.

Under Palmosa's present time charters, it has contracted revenues of $24.9 million for 2008, $29.7 million for 2009 and $23.7 million for 2010 based on contracted charter rates from Palmosa's current charter agreements. Although these fees are based on contractual charter rates, any contract is subject to performance of counterparties and Palmosa/Conbulk (based on novation agreement).

Following the Business Combination, Conbulk expects to pay quarterly dividends of $0.16 per share to Conbulk's stockholders beginning the first full calendar quarter following the Business Combination. Conbulk also expects to pay a special quarterly dividend of $0.06 per share during the first four quarters following the Initial Closing. Conbulk's dividend policy will impact its future liquidity needs, however, Conbulk intends to pay dividends in amounts that will allow it to retain a portion of its cash flows to fund vessel acquisitions that it believes will be accretive to earnings and cash flows, and for debt repayment and drydocking costs, as determined by management and its board of directors.

Palmosa, on behalf of Conbulk, has received an indicative offer from Lloyds TSB bank with respect to the financing of the acquisition of the initial fleet. After the consummation of the Initial Transaction, the application of the net proceeds received from Arcade and the financing of the initial fleet, upon execution of this new Credit Facility, Conbulk expects to have approximately $70 million in borrowing capacity.

Net cash generated from operating activities

Net cash flows generated from by operating activities decreased 22.6%, or $1.12 million, to $3.82 million in 2007, compared to $4.94 million in 2006, and decreased by 39.6%, or $3.24 million, to $4.94 million in 2006, from $8.18 million in 2005. The decrease in 2007 compared to 2006 was attributed primarily to the collection of $0.78 million in insurance proceeds from a claim in 2006 due to damage suffered by two of the vessels in the fleet and an increase in the operating expenses of $0.51 million in 2007 compared to 2006. The decrease in 2006 compared to 2005 was primarily attributable to the sale of such vessels, which resulted in the reduction of Palmosa's revenue in 2006 by $5.36 million.

Net cash (used in)/generated from investing activities

Net cash flows used in investing activities were $9.92 million in 2007, compared to $23.91 million net cash generated from investing activities in 2006 and $1.24 million used in investing activities in 2005, respectively. The difference between 2007 and 2006 resulted primarily from the acquisition of the MSC Bali on June 15, 2007 and the sale of the two vessels in March 31 and April 4, 2006, respectively. In 2005, there were no acquisitions or disposals of vessels and the total amount of $1.24 million was used for drydocking and repairs of the vessels that were subsequently sold.

Net cash generated from/(used in) financing activities

Net cash flows used in financing activities were $0.52 million in 2007, compared to $16.48 million and $7.43 million in 2006 and 2005, respectively. The 2007 results primarily reflect borrowings of $8.5 million for the acquisition of the MSC Bali, debt repayments of $3.1 million and the distribution of $3.84 million of dividends. The 2006 results primarily reflect borrowings of $12.00 million, principal payments on borrowings of $20.03 million and a dividend distribution of $6.21 million. The total amount of net cash flows used in financing activities in 2005 reflects principal and interest payments related to Palmosa's borrowings.

Credit facilities

The companies Castella Shipping Inc., Rouen Maritime Inc. and Ortensia Navigation Ltd (each a 100% owned subsidiary of Palmosa) were jointly and severally liable under a loan agreement dated June 16, 2004 with EFG Eurobank for an amount of $24.0 million. Of the total drawdown, an amount of US $12.0 million was taken up by Castella Shipping Inc. to partly finance the acquisition of the Mediterranean Express (now known as MSC Zanzibar). The balance of $12.0 was utilized by Rouen Maritime Inc and Ortensia Navigation Ltd ($6.0 million each) in order to re-finance in full existing debts. The outstanding balance of the loan of $15.72 million as of December 31, 2005 was fully repaid on April 6, 2006.

During 2006, Palmosa entered into a $12 million loan facility with Aegean Baltic Bank. The purpose of this loan facility was to provide Palmosa with liquidity for general corporate / investment purposes against senior liens on the MSC Zanzibar, owned by Castella Shipping Inc., which acts as the guarantor for the respective loan facility.

During the financial year ended December 31, 2007, Palmosa also successfully completed the financing of acquisition of the vessel MSC Bali. The financing of the vessel was effected through a loan agreement with EFG Eurobank dated June 15, 2007 in the amount of $8.5 million.

Security and covenants

Bank borrowings referred to above are secured by a first priority mortgage over the vessels MSC Zanzibar and MSC Bali, a cash collateral account amounting to $1.4 million for Palmosa and $1.0 million for Objective Finance S.A. (the subsidiary which owns the MSC Bali), a first priority assignment of all earnings and insurances of the vessels, a specific assignment of any and all time-charters of the vessels exceeding six months for the MSC Zanzibar and nine months for the MSC Bali and a pledge of each vessel owning subsidiary guarantors' earnings and retention accounts maintained with the banks.

Repayment Terms

Aegean Baltic Bank
Palmosa Shipping Corporation (Holding Company)

Outstanding loan balance of $8.55 million is payable in ten quarterly installments of $575,000 each and a balloon payment of $2.8 million payable on May 19, 2010. The repayments of the loan began on September 29, 2006.

EFG Eurobank
Objective Finance S.A. (M/V MSC Bali)

Outstanding loan balance of $7.7 million is payable in five quarterly installments of $400,000 each, nine quarterly installments of $325,000 and a balloon payment of $2.78 million payable on June 11, 2011. The repayments of the loan began on September 15, 2007.

Palmosa's borrowings are at floating rates of interest, which are LIBOR plus a fixed margin (different for each borrowing) per annum. The fixed margin in the case of Aegean Baltic Bank is 1.35%, and in the case of EFG Eurobank is 1.625%.

Contractual Obligations

Our contractual obligations as of December 31, 2007 were:

	Payments Due by Period
Dollars in thousands	Total	Less than 1 year (2008)	1-3 years (2009-2010)	3-5 years (2011-2012)	More than 5 years (After January 1, 2013)
Long-term debt obligations(1)	$16,250	$3,900	$8,925	$3,425	—
Interest on long-term debt obligations(2)	1,586	715	789	82	—
Payments to our manager(3)	1,424	475	949	—	—
Vessel purchase agreements(4)	—	—	—	—	—

Total	$19,260	$5,090	$10,663	$3,507	—

(1)
The long-term debt obligations of Palmosa are described in detail in the section "Credit Facilities". However, as mentioned in the section "Subsequent Developments" below, both long-term facilities have been refinanced in the first half of 2008 resulting in the amendment of the schedule of future contractual obligations of Palmosa.

(2)
The interest payments on long-term debt are based on an assumed LIBOR rate of 3.5% plus an interest margin of 1.5% (i.e. a 5% interest rate).

(3)
Under the management agreements between Conbulk Shipping S.A. and Castella Shipping Inc., the owner company of the MSC Zanzibar and Objective Finance S.A., the owner of MSC Bali, each owner pays the Manager a daily management fee of $650.

(4)
Palmosa as of December 31, 2007 has not entered into any contractual obligations to buy secondhand or newbuilding vessels.

Following the acquisition of the Palmosa vessels by Conbulk, the Palmosa vessels' associated debt will consist of amounts outstanding under the credit facility that Conbulk expects to enter into with Lloyds TSB bank.

Dividends

Palmosa paid dividends of $6.2 million during 2006 and $3.84 million in 2007 to its existing stockholders from its available cash flow.

Quantitative and Qualitative Disclosures About Market Risk

Cash flow and fair value interest rate risk

Palmosa is exposed to interest rate risk that may result from increased interest expense under its credit facilities if interest rates increase. Borrowings issued at variable rates expose Palmosa to cash flow interest rate risk. The company monitors the interest rate on borrowings closely to ensure that the borrowings are maintained at favorable rates. If interest rates currency-denominated borrowings had been 1% higher or lower with all other variables remaining constant, the profit for the year ended December 31, 2007, 2006 and 2005 would have been approximately $0.15 million, $0.10 million, and $0.19 million, lower or higher, respectively as a result of higher or lower interest expense on floating rate borrowings.

Foreign currency exchange risk

Palmosa generates all of its revenues in U.S. dollars, but incurs approximately 20% of its expenses in currencies other than U.S. dollars. Palmosa has not entered into derivative instruments to hedge the foreign currency translation of assets or liabilities or foreign currency transactions and Palmosa does not use financial instruments for trading or other speculative purposes. Considering the proportion of the expenses that are denominated in currencies other than the U.S. dollar, Palmosa believes that it is not exposed to significant foreign exchange risk especially given that all of its financial assets and financial liabilities are incurred and denominated in U.S. dollars.

Price risk

Palmosa is exposed to price risk in connection with the daily charter rates that it can secure on its vessels. The company seeks to mitigate this risk by entering into time charter agreements at fixed daily rates. Palmosa is also exposed to commodity price risk and especially oil price risks. Under a time charter, such as those on which Palmosa charters its container vessels, the charterer bears the fuel costs. However, the price of lubricating oils, which constitute a significant portion of the vessels' operating expenses is directly related to oil prices.

Off Balance Sheet Arrangements

Palmosa does not have any off balance sheet arrangements.

Subsequent Developments

On January 4, 2008, Palmosa entered into contractual agreements for the purchase of the following four vessels from one unaffiliated third party:

Vessel's name	Year built	Purchase price	Delivery dates
Kuo Lung	1998	$24,000,000	February 14, 2008
Kuo Fu	1995	$21,250,000	February 27, 2008
Kuo Tai	1995	$21,250,000	March 7, 2008
Kuo Hung	1997	$23,500,000	May 26, 2008

The vessels were chartered back to the sellers for a minimum of 36 to a maximum of 37 months under time charters with gross time charter rates of $ 14,800 per day per vessel. The sellers granted a credit to Palmosa for the acquisition of the vessels equal to 19.6% of the aggregate acquisition price, $17.64 million. The credit is repayable over the duration of the charter and bears interest at 1% over 1-month LIBOR. On February 2, 2008, Palmosa entered into a $67,500,000 loan agreement with Lloyds TSB Bank Plc to fund the acquisition costs of the four vessels discussed above.

On January 17, 2008, Castella Shipping Inc., the owner of the vessel MSC Zanzibar, entered into a new $8,550,000 loan agreement with the National Bank of Greece (NBG). The purpose of the facility was to refinance the outstanding indebtedness of Palmosa with Aegean Baltic Bank. The facility has a 5-year maturity and is repaid by 20 quarterly installments of $282,500 each plus a balloon payment equal to $2,900,000 payable at maturity. The facility is secured by a First Priority Mortgage on the MSC Zanzibar and the corporate guarantee of Palmosa.

On March 18, 2008, Objective Finance SA, the owner of the vessel MSC Bali, entered into a new $7,300,000 loan agreement with Aegean Baltic Bank. The purpose of the facility was to refinance the outstanding indebtedness of Palmosa with EFG Eurobank. The facility has a 3-year maturity and is repaid by 12 quarterly installments of $450,000 each plus a balloon payment equal to $1,900,000 payable at maturity. The facility is secured by a First Priority Mortgage on the MSC Bali and the corporate guarantee of Palmosa.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying Palmosa's accounting policies. Following is a discussion of the accounting policies that involve a higher degree of judgment and the methods of their application that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of Palmosa's financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties and potentially result in materially different results under different assumptions and conditions. For a description of all of Palmosa's significant accounting policies, See Note 2 of Palmosa's consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

Consolidation

Subsidiaries are all entities (including special purpose entities) over which Palmosa has the power to govern the financial and operating policies generally accompanying a shareholding of more than one-half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to Palmosa. They are de-consolidated from the date that control ceases.

The purchase method of accounting is used to account for the acquisition of subsidiaries by Palmosa. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of Palmosa's share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the income statement.

Inter-company transactions, balances and unrealized gains on transactions between Palmosa companies are eliminated. Unrealized losses are also eliminated but considered an impairment indicator of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by Palmosa.

Palmosa applies a policy of treating transactions with minority interests as transactions with equity owners of Palmosa. For purchases from minority interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to minority interests are also recorded in equity.

Vessels' depreciation

Depreciation is calculated on a straight-line basis to write off the vessels' cost to a residual scrap value, as estimated at the date of acquisition, over the vessels' estimated useful life of 30 years from the original construction date of the vessels.

The vessels' useful economic life and residual scrap value are reviewed and adjusted, if appropriate, at each balance sheet date. An asset's carrying amount is written down immediately to its recoverable amount if the asset's carrying amount is greater than its estimated recoverable amount. As of January 1, 2007, the useful economic life of the vessel MSC Zanzibar was reviewed and changed from 25 to 30 years.

Vessels' dry-docking and special survey costs

Vessels' dry-docking costs, special survey expenditure and major renovations are treated as a separate component of the respective vessel and amortized over the remaining useful life of the related vessel or to the date of the next dry-docking (2.5 years), special survey (5 years) or major renovation, whichever is earlier. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred or until the end of its time charter.

The component of the vessels' initial capitalized cost that relates to dry-docking or special survey expenditure, calculated by reference to the estimated economic benefits to be derived until the next scheduled dry-docking, is treated as a separate component of the vessels' initial acquisition cost and is accounted for as described in the previous paragraph.

Revenue recognition

Palmosa's revenue is derived from time charter contracts that provide for the use of the vessel over a specified period of time.

Time charter revenue

Palmosa accounts for time charter revenue under International Accounting Standard 17—Leases.

Palmosa generates its revenues derived from the charter hire of its vessels employed under time charters, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charter hire rate. Revenue is recognized as it is earned, evenly over the duration of the period of each time charter.

A time charter involves placing a vessel at the charterers' disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Under time charters, operating cost such as for crews, maintenance and insurance are typically paid by the owner of the vessel.

Revenue from chartering the vessels on time charter basis is recognized in income on a straight line basis over the term of the respective time charter contract. For time charters in progress at the balance sheet date, the proportion of income earned up to the balance sheet date is recognized in the income statement.

Accrued income represents revenue applicable to the current period, which has not yet been invoiced.

Charter revenue received in advance

Charter revenue received in advance that relates to revenue applicable to the period after the balance sheet date is recorded as deferred income within current liabilities until the respective charter services are rendered.

New standards, amendments to standards and interpretations

Certain new standards, amendments to standards and interpretations have been issued that are mandatory for periods beginning during the current reporting period and subsequent reporting periods. The Group's evaluation of the effect of these new standards, amendments to standards and interpretations is as follows:

Standards effective for 2007

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IFRS 7—Financial Instruments: Disclosures and the complementary amendment to IAS 1—Presentation of Financial Statements: Capital Disclosures, introduces new disclosures relating to financial instruments and does not have any impact on the classification and valuation of the group's financial instruments, or the disclosures relating to taxation and trade and other payables.

Interpretations effective for 2007

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IFRIC 7—Applying the Restatement Approach under IAS 29. This interpretation provides guidance on how to apply requirements of IAS 29 in a reporting period in which a company identifies the existence of hyperinflation in the economy of its functional currency, when the economy was not hyperinflationary in the prior period. As Palmosa does not operate in a hyperinflationary economy this interpretation does not affect the Group's consolidated financial statements.

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IFRIC 8—Scope of IFRS 2. This interpretation considers transactions involving the issuance of equity instruments—where the identifiable consideration received is less than the fair value of the equity instruments issued—to establish whether or not they fall within the scope of IFRS 2. This interpretation will not affect the Palmosa's consolidated financial statements.

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IFRIC 9—Reassessment of Embedded Derivatives. This interpretation requires an entity to assess whether an embedded derivative is required to be separated from the host contract and accounted for as a derivative when the entity first becomes a party to the contract. Management has performed a review of Palmosa's contractual arrangements and has concluded that this interpretation will not affect Palmosa's consolidated financial statements.

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IFRIC 10—Interim Financial Reporting and Impairment. This interpretation prohibits the impairment losses recognized in an interim period on goodwill, investments in equity instruments and investments in financial assets carried at cost to be reversed at a subsequent balance sheet date. This interpretation does not have any impact on Palmosa's consolidated financial statements since Palmosa does not prepare interim financial statements.

Standards effective after January 1, 2008

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IFRS 2—Share based payments—vesting conditions and cancellations. The amendment is effective for annual periods beginning on or after January 1, 2009 and restricts the definition of a vesting condition to a condition that includes an explicit or implicit requirement to provide services. Any other conditions are non-vesting conditions, which have to be taken into account to determine the fair value of the equity instruments granted. In the case that the award does not vest as the result of a failure to meet a non-vesting condition that is within the control of either the group or the counterparty, this must be accounted for as a cancellation. The amendment is not currently relevant to Palmosa.

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IFRS 3 (Revised)—Business Combinations. The revised standard is applicable prospectively to business combinations occurring in accounting periods beginning on or after July 1, 2009 but early adoption is permitted. If an entity early adopts, then it must early adopt both revised IFRS 3 and IAS 27 at the same time. The revised standard still requires the purchase method of accounting to be applied to business combinations but will introduce some changes to existing accounting treatment. For example, contingent consideration should be measured at fair value at the date of acquisition and subsequently remeasured to fair value with changes recognized through the income statement. All transaction costs will be expensed. Palmosa is currently assessing the potential impact of this amendment on its consolidated financial statements.

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IFRS 8—Operating Segments. This standard is effective for annual periods beginning on or after January 1, 2009, it supersedes IAS 14, and requires the reporting of segments based on Palmosa's internal component classification for management reporting purposes. Management does not expect segment disclosures to be affected under the new standard. Furthermore, the standard is not relevant to goodwill balances that would be affected given Palmosa has no goodwill.

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IAS 1 (Revised)—Presentation of financial statements. IAS 1 (Revised) prescribes the basis for presentation of financial statements to ensure comparability both with the entity's financial statements of previous periods and with the financial statements of other entities. IAS 1 (Revised) introduces a number of changes to the requirements for the presentation of financial statements, which include the following: the separate presentation and owner and non owner changes in equity; requirement for entities making restatements or reclassifications of comparative information to present a balance sheet as at the beginning of the comparative period and optional name changes for certain of the primary statements. Palmosa is currently assessing the impact of the revision on the presentation of its consolidated financial statements.

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IAS 23—Borrowing Costs. This standard is effective for annual periods beginning on or after January 1, 2009 and replaces the previous version of IAS 23. The main change is the removal of the option of immediately recognizing as an expense borrowing costs that relate to assets that need a substantial period of time to get ready for use or sale. Palmosa will apply IAS 23 from January 1, 2009, but is currently not applicable as there are no qualifying assets.

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IAS 27 (Revised)—Consolidated and separate financial statements. This revised standard is effective on or after July 1, 2009 but early adoption is permitted. If an entity elects to early adopt, then it must adopt both this standard and revised IFRS 3 at the same time. IAS 27 (Revised) requires the effects of all transactions with non-controlling interests to be recorded in equity if there is no change in control. Such transactions will no longer result in goodwill or gains or losses being recorded. IAS 27 (Revised) also specifies that when control is lost, any remaining interest should be re measured to fair value and a gain or loss recorded through the income statement. Palmosa is currently assessing the potential impact of this revised standard on its consolidated financial statements.

Interpretations effective after January 1, 2008.

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IFRIC 11—IFRS 2: Group and Treasury share transactions. This interpretation is effective for annual periods beginning on or after March 1, 2007 and clarifies the treatment where employees of a subsidiary receive the shares of a parent. It also clarifies whether certain types of transactions are accounted for as equity-settled or cash-settled transactions. This interpretation is not applicable to Palmosa as no such arrangements are in place.

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IFRIC 12—Service Concession Arrangements. This interpretation is effective for annual periods beginning on or after January 1, 2008 and applies to companies that participate in service concession arrangements. This interpretation is not relevant to Palmosa's operations.

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IFRIC 13—Customer Loyalty Programmes. This interpretation is effective for annual periods beginning on or after July 1, 2008 and clarifies the treatment of entities that grant loyalty award credits such as "points" and "travel miles" to customers who buy other goods or services. This interpretation is not relevant to the Palmosa's operations.

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IFRIC 14—The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction. This interpretation is effective for annual periods beginning on or after January 1, 2008 and applies to post-employment and other long-term employee defined benefit plans. The interpretation clarifies when refunds or reductions in future contributions should be regarded as available, how a minimum funding requirement might affect the availability of reductions in future contributions and when a minimum funding requirement might give rise to a liability. As Palmosa does not operate any such benefit plans for its employees, this interpretation is not relevant to Palmosa.

Tsakos Companies

The Tsakos Companies' combined financial statements include the carve out financial information reflecting the results and financial position of the Tsakos vessels as they were operated by the seller, in its business as a container shipping company, for the years ended December 31, 2007 and 2006. The consolidated financial statements have been prepared in accordance with IFRS as issued by IASB and are based on the historical cost convention, except for the valuation of certain financial instruments.

The Tsakos' Companies' business is to provide international seaborne transportation services by operating vessels in the containership sector of the shipping industry. The Tsakos Companies deploy their containerships on multi-year, fixed-rate time charters to take advantage of the relatively stable cash flows and high utilization rates typically associated with multi-year time charters. Tsakos' Companies four containerships are currently employed on time charters. Time-chartered containerships are generally employed on multi-year charters to large liner companies which charter-in vessels on a multi-year basis as part of their business expansion strategies.

Factors Affecting the Historical Results of Operations of the Tsakos Companies

The principal factors that have affected the results of operations and financial position of the Tsakos Companies include:

•
the charter rates of the containerships;

•
the number of days that the vessels are utilized and not subject to drydocking, special surveys or otherwise off-hire; and

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the Tsakos Companies' ability to control the fixed and variable expenses, including vessel management fees, operating costs, drydock costs, and general, administrative and other expenses, including insurance. Operating costs may vary from month to month depending on a number of factors, including the timing of purchases of lube oil, crew changes and delivery of spare parts.

Results of Operations

Year ended December 31, 2007 compared to year ended December 31, 2006

        Revenue from Freight/Hire.    Revenue from freight/hire decreased 3.1%, or $0.9 million, to $27.9 million in the year ended December 31, 2007 from $28.8 million in the same period in 2006. The decrease was mainly a result of lower revenue of MSC London and MSC Brasilia due to slightly lower rates of daily hire earned in 2007.

        Direct voyage costs.    The Tsakos Companies' direct voyage costs decreased by $0.5 million or 23.8% from $2.1 million to $1.6 million for the years ended December 31, 2007 and 2006, respectively due to vessel MSC Brazilia undergoing special-survey during 2006, requiring increased bunker consumption to sail to and from dry-dock location.

        Operating costs.    Operating costs mainly consist of crew costs, lubricating oil and repair and maintenance expenses. The Tsakos' Companies operating costs were $11.5 million in 2007 compared to $10.3 million in 2006. The increase of $1.2 million was mainly due to $0.7 million increase in sundry expenses due to the write-off of an insurance claim receivable initially recorded in 2006.

        Depreciation and amortization.    Depreciation and amortization expenses decreased by $1.6 million to $4.1 million for the year ended December 31, 2007 from $5.7 million in the same period in 2006. The decrease was mainly attributable to a $1.0 million decrease in amortization of intangible assets in 2007 due to the write-off of unamortized dry-docking costs related to MSC Brazilia, during 2006, at the point when the vessel underwent a new special survey, and $0.6 million lower depreciation expense due to a change in estimated scrap value of $400 per lwt in 2006 to $470 per lwt in 2007.

        Management fee.    The Tsakos Companies' management fee remained consistent at $0.8 million for the years ended December 31, 2007 and 2006.

        Administrative expenses.    The Tsakos Companies' administrative expenses increased to $0.2 million from $33,209 for the years ended December 31, 2007 and 2006, respectively due to increased adjusters fees in respect of companies' claims.

        Other Expenses, Net.    The Tsakos Companies' other income (expenses) primarily consists of interest expense, sundry income and gain on interest rate swap. The interest expense for the years ended December 31, 2007 and 2006 was $1.7 million and $1.6 million, respectively. The Tsakos Companies' sundry income which mainly represents insurance claim proceeds was $0.3 million and $0 for the years ended December 31, 2007 and 2006, respectively. Gain on interest rate swap decreased to $0.4 million in 2007, from $0.5 million in 2006.

Liquidity and Capital Resources

Historically, the Tsakos Companies' principal source of funds has been equity provided by the owner, operating cash flows and long-term bank borrowings. The principal use of funds has been capital expenditures to establish, grow and maintain the fleet, comply with international shipping standards, environmental laws and regulations and to fund working capital requirements.

The Tsakos Companies' primary short-term liquidity needs are to fund the vessels' operating expenses. The medium-term liquidity needs primarily relate to dry-docking requirements. The long-term liquidity needs primarily relate to debt repayment. As of December 31, 2007, the Tsakos Companies' working capital was a positive $16.9 million, increasing by $2.0 million compared to the working capital surplus of $14.9 million as of December 31, 2006.

Net cash provided by operating activities

For the year ended December 31, 2007, the Tsakos Companies' net cash from operating activities was $10.0 million, an increase of $0.1 million from the year ended December 31, 2006. This increase is primarily due to an increase in collections of trade accounts receivable.

Net cash used in investing activities

For the year ended December 31, 2007, the Tsakos Companies' net cash used in investing activities was $0.6 million, a decrease of $1.4 million from net cash used in investing activities of $2.0 million during the year ended December 31, 2006. This decrease is due to lower payment in deferred dry-docking and special surveys costs in 2007.

Net cash used in financing activities

For the year ended December 31, 2007, the Tsakos Companies' net cash used in financing activities was $9.0 million, an increase of $1.1 million from the year ended December 31, 2006. This increase was primarily due to the $40.6 million proceeds of long term debt which was offset by $32.1 million of dividends paid, $16.1 million repayment of long term debt and $1.4 million of interest paid during 2007. For the year ended December 31, 2006, there were no proceeds from long term debt or dividends paid and only $6.2 million and $1.7 million of long term debt and interest were paid, respectively.

Indebtedness and contractual obligations

The Tsakos Companies are party to two separate loan agreements at December 31, 2007, with HVB for an outstanding amount of $40.6 million utilized by MSC Sardinia and CCNI Mejillones ($20 million for MSC Sardinia and $20.6 million for CCNI Mejillones), and with Credit Lyonnais for an amount of $6.8 million utilized by MSC London and MSC Brazilia ($3.4M for MSC London and $3.4M for MSC Brazilia). The loan from HVB is part of a total loan of $85 million taken out to finance one additional vessel belonging to entities under common control with the Tsakos Companies. On October 22, 2007, this loan refinanced the Fortis loan of C/V CCNI Mejillones, which had an outstanding balance of $6.5 million and the Aegean Baltic Bank loan of MSC Sardinia, which had an outstanding balance of $3.7 million.

Following the acquisition of the Tsakos vessels by Conbulk, the Tsakos vessel associated debt will consist of amounts outstanding under the credit facility that Conbulk expects to enter into with Lloyds TSB bank.

Security and covenants

Bank borrowings referred to above are collateralized by first priority mortgages over the Tsakos Companies' vessels, as well as assignments of such vessels' earnings and insurance. The facilities restrict the Tsakos Companies from making dividends or other distribution to the stockholders without prior consent of the lenders.

  Credit facilities

Lender	Outstanding Principal Amount	Interest Rate	Maturity	Remaining Repayment Installments
HVB Tango Shipping Co. Ltd (Mejillones) Maribel Shipping Corp. (Sardinia)	$40.6 million	LIBOR + 0.785%	Due March 2014	8 semi-annual installments of $2.15 million, 12 semi-annual installments of $1.24 million and a balloon payment of $8.5 million in June 2017.
Credit Lyonnais Hedgestone Shipping Co. Ltd. (Brazilia) Korinia Shipping Co. Ltd. (London)	$6.8 million	LIBOR + 1.25%	Due June 2009	2 semi annual repayments of $1.7 million and a balloon payment of $3.4 million in June 2009

The Tsakos Companies' long-term indebtedness and other known contractual obligations are summarized below as of December 31, 2007.

	Payments Due by Period (in thousands)
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Long-Term Bank Loan	$47,363	$7,699	$11,961	$6,783	$20,921
Interest Payments on Bank Loan(1)	$10,423	$1,992	$2,950	$2,149	$3,332
Ship Management Obligations(2)	$828	$828	$—	—	—

Total	$58,614	$10,519	$14,911	$8,932	$24,253

(1)
Assuming a LIBOR of 3.5% per annum and margins as outlined in the credit facilities, above.

(2)
Based on a management fee of $550 per day per vessel.

Quantitative and Qualitative Disclosures About Market Risk

Interest rate risk

Following the acquisition of the Tsakos vessels by Conbulk, the Tsakos vessel associated debt will consist of amounts outstanding under the credit facility that Conbulk expects to enter into with Lloyds TSB bank.

The Tsakos Companies are exposed to the impact of interest rate changes primarily through floating-rate borrowings under the credit facilities. Significant increases in interest rates could adversely affect the results of operations and the Tsakos Companies' ability to service the related debt.

Counterparties to these financial instruments expose the Tsakos Companies to credit-related losses in the event of nonperformance; however, counterparties to these agreements are major financial institutions, and the Tsakos Companies consider the risk of loss due to nonperformance to be minimal and therefore, do not require collateral from these institutions.

The Tsakos Companies have entered into contracts with initial notional values totaling $62,718,733, to fix interest payments at rates ranging from 2.58% to 4.49% for periods up to August 2008. Included within the income statement are amounts of $0.4 million and $0.5 million for the years ended December 31, 2007 and 2006 respectively, representing the realized gain on these hedges during the fiscal year.

The net fair value of swaps that the Tsakos Companies entered into, at December 31, 2007, was estimated at a loss of $221,526. This amount was based on market values of equivalent instruments at the balance sheet date. All of these interest rate swaps are designated and effective as cash flow hedges and the fair value thereof has been deferred in equity.

Set forth below is a table of the Tsakos Companies interest rate swap arrangements as of December 31, 2007 and 2006.

						Fair Value
			Notional Amount on Effective Date
Counter-party	Effective Date	Termination Date		Contracted Rate	Swap Rate	December 31, 2007	December 31, 2006
	(Dollars in thousands)
Fortis Bank	18/03/03	18/03/08	$5,000	LIBOR	Cap at 4%		$73
Eurobank	12/03/04	29/12/08	$22,563	LIBOR	2.58%	$93	$283
Nordbank	11/08/2004	11/08/2008	$9,365	LIBOR	3.46%p.a.	—	$103
U.B.M.	12/10/07	16/04/12	$25,790	LIBOR	4.49% with Bank's option to cancel after year 3	$(315)	—

Total fair value						$(222)	$459

Foreign Currency Exchange Risk

The Tsakos Companies are not exposed to significant foreign currency exchange risk since substantially all of their revenues, expenses, financial assets and financial liabilities are incurred and denominated in US Dollars, which is also the functional currency of the Tsakos Companies.

Off-Balance Sheet Arrangements

Other than the commitments described above, debt instruments and interest rate swaps, the Tsakos Companies do not have any other transactions, obligations or relationships that could be considered material off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The combined financial statements reflect mainly the financial position, results of operations and cash flows of the four Tsakos vessels as they were operated by the seller, in its business as a containership operator, for the years ended December 31, 2007 and 2006. The relevant financial information has been carved out of the consolidated financial statements of the seller. The carve-out financial information on those vessels and their financial positions, results of operations and cash flows are not indicative of those that would have been realized had those or all the vessels been operated by Conbulk for the periods presented. The combined financial statements have been prepared under historical cost convention, except for valuation of certain financial instruments and in accordance with IFRS as issued by IASB. The preparation of these combined financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Tsakos Companies' accounting policies.

Following is a discussion of the accounting policies that involve a higher degree of judgment and the methods of their application that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of the Tsakos Companies' financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. For a description of all of the Tsakos

Companies' significant accounting policies, see Note 4 of the Tsakos Companies' combined financial statements included elsewhere in this joint proxy statement/prospectus.

Revenue Recognition

Vessels' gross operating profit

In the case of time charters, voyage revenues and expenses are recognized to the end of each financial year.

Voyage revenues and expenses are recognized on the percentage of completion method of accounting based on voyage costs incurred to date as compared to estimated total voyage costs. Estimated losses on voyages are provided for in full at the time such losses become evident. Revenue collected in advance is recorded as deferred income and recognized as revenue at the end of the voyage.

Vessels (net)

The vessels are shown at contract price plus capitalized expenditure net of accumulated depreciation. The cost of each vessel, less an estimated residual value is depreciated on a straight line basis over its estimated remaining useful life. Each vessel's useful life is estimated at 25 years from the date of its construction and its residual value is based on its scrap value. The estimated useful lives, residual values and depreciation are reviewed at each year end, with the effect of any changes in estimate accounted for on a prospective basis. Maintenance and repairs that do not extend the useful life of the asset are charged to operations as incurred. Major renovation costs and modifications are capitalized and depreciated over the estimated remaining useful life.

Impairment of assets

At each balance sheet date, the Tsakos Companies review the carrying amounts of its tangible and intangible assets, by preparing discounted cash flow projections and comparing them to the assets book value, to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. If the recoverable amount of the asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. Impairment losses are recognized as an expense immediately. Where an impairment loss subsequently reverses, the carrying amount of an asset is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years. A reversal of an impairment loss is recognized as income immediately.

Derivative Instruments

The Tsakos Companies may use financial instruments that reduce exposure to fluctuations in interest rates and foreign currency exchange rates. These instruments, which mainly comprise of interest rate swaps, are initially recorded at cost and are re-measured to fair value at subsequent reporting dates. Changes in the fair value of derivative financial instruments that are designated as effective cash flow hedges are recognized directly in equity. Amounts deferred in equity are recognized in the income statement in the same period in which the hedged firm commitment or forecasted transaction affects net profit or loss. Changes in the fair value of derivative financial instruments that do not qualify for hedge accounting are recognized in the income statement as they arise.

Deferred charges

Deferred charges mainly consist of special surveys and dry-docking expenses, are deferred in the year they are incurred and are amortized on a straight line basis over the period to the next special survey or dry-docking, usually five or two and a half years respectively. When significant special survey or dry-docking expenditure occur prior to the expiry of the period, the remaining balance is expended in the month of the subsequent special survey or dry-docking. Deferred charges are shown net of accumulated amortization.

INFORMATION CONCERNING ARCADE

General

Arcade is a blank check company organized as a corporation under the laws of the State of Delaware on January 30, 2007. Prior to executing the Purchase Agreement with Palmosa, Arcade's efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Offering Proceeds Held in Trust

Following the completion of Arcade's initial public offering, including the exercise of the underwriters' over-allotment option, and its private placement of warrants to its initial stockholders, net proceeds of approximately $67,835,000 were placed in a trust account to be released to Arcade only upon consummation of a business combination. The balance of the net proceeds, together with a portion of the interest earned on the trust account, is being used by Arcade to pay the expenses incurred in its pursuit of a business combination. As of                      , 2008, $                  has been released to Arcade for the payment of taxes on interest earned on the proceeds held in trust and an additional $                  has been released to fund working capital. The trust account contained approximately $                  as of                      , 2008, the record date. If the Business Combination is approved, then upon the Initial Closing any amount remaining in the trust account after payment of expenses and amounts payable to stockholders of Arcade who exercise their redemption rights will be released to Conbulk. The released funds will be used to fund the Subsequent Closings, for working capital and satisfaction of Conbulk's debt obligations.

Fair Market Value of Target Business

Pursuant to Arcade's certificate of incorporation, the initial target business that Arcade acquires must have a fair market value equal to at least 80% of Arcade's net assets at the time of such acquisition. Based on the financial analysis of the SPVs and the initial fleet, Arcade's board of directors, based on its collective financial skills and experience, which, includes, but is not limited to, acquiring and divesting businesses, determined that this requirement was met both with respect to the value of the assets being acquired upon the Initial Closing and with respect to all of the assets being acquired in the Acquisition. The board determined that the Acquisition Consideration, which amount was negotiated at arms-length, was fair to and in the best interests of Arcade and its stockholders and appropriately reflects the value of the assets being acquired. In reaching this conclusion, Arcade's board of directors considered the consideration being paid at the Initial Closing and the Subsequent Closings, as well as the contingent payment, as multiples of the Conbulk's pro forma historical as well as projected EBITDA and how such multiples compared with other publicly traded companies.

Stockholder Approval of Business Combination

Arcade will proceed with the Business Combination only if a majority of the IPO shares voted at the meeting vote in favor of the Business Combination Proposals. Arcade's initial stockholders have agreed to vote their 1,875,000 shares of Arcade common stock acquired prior to Arcade's initial public offering, representing an aggregate of 17.9% of the outstanding shares of Arcade common stock, in accordance with the vote of the majority of the IPO shares voted at the meeting. If the holders of 30% or more of Arcade's common stock issued in the IPO vote against either or both of the Business Combination Proposals and affirmatively elect to redeem their shares for their pro rata share of the trust account, then Arcade will not consummate the Business Combination.

Liquidation If No Business Combination

Arcade's certificate of incorporation provides that it will continue in existence only until May 21, 2009. This provision may not be amended without the affirmative vote of 95% of the IPO shares except in connection with the consummation of a business combination. If Arcade has not completed a business combination by May 21, 2009, its corporate existence will cease except for the purposes of winding up its affairs and liquidating, pursuant to Section 278 of the Delaware General Corporation Law. This has the same effect as if our board of directors and stockholders had formally voted to approve our dissolution pursuant to Section 275 of the Delaware General Corporation Law. Accordingly, limiting our corporate existence to a specified date as permitted by Section 102(b)(5) of the Delaware General Corporation Law removes the necessity to comply with the formal procedures set forth in Section 275 (which would have required our board of directors and stockholders to formally vote to approve our dissolution and liquidation and to have filed a certificate of dissolution with the Delaware Secretary of State).

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. To mitigate against this possibility, Arcade has received executed agreements from its significant vendors and from Palmosa, waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this, the claims that could be made against Arcade are significantly limited and the likelihood that any claim would result in any liability extending to the trust account is minimal. If Arcade winds up its affairs in compliance with either Section 280 or 281(b) of the Delaware General Corporation Law following a dissolution, pursuant to Section 282 of the Delaware General Corporation Law, the potential liability of Arcade's stockholders will be limited to the lesser of the stockholder's pro-rata share of any claim or the amount distributed to the stockholder. Further, the aggregate liability of any stockholder of Arcade for claims against Arcade will be limited to the amount distributed to the stockholder in dissolution. Even though compliance with Section 280 would provide additional protections to both Arcade's directors and stockholders, because it is Arcade's intention to make liquidating distributions to its stockholders as soon as reasonably possible following May 21, 2009, Arcade does not expect that its board of directors would elect to comply with the more complex procedures in Section 280. Under Section 281(b), Arcade would be required to seek stockholder approval to comply with Section 281(b), which would require Arcade to adopt a plan of dissolution to provide for Arcade's payment, based on facts known to Arcade at such time, of existing and pending claims, and claims that may be potentially brought against Arcade within the subsequent 10 years. Arcade estimates the costs associated with the implementation and completion of such a plan of dissolution and liquidation, to be approximately $15,000, which would be funded by any funds not held in our trust account and funds released to Arcade to fund working capital.

Facilities

Arcade maintains its executive offices at 62 La Salle Road, Suite 304, West Hartford, Connecticut 06107 which is provided by Arcade Partners, LLC, an affiliate of Messrs. Furer, Chapman and Rahman. Arcade pays Arcade Partners, LLC $7,500 per month pursuant to a letter agreement for providing administrative support and services. Arcade believes that based on rents and fees for similar services in the West Hartford, Connecticut area, the fee charged by Arcade Partners, LLC is at least as favorable as it could have obtained from an unaffiliated person.

Employees

Arcade currently has three executive officers, all of whom serve as directors. These individuals are not obligated to contribute any specific number of hours per week and devote only as much time as they deem necessary to its affairs. Arcade does not currently have any full time employees.

Legal Proceedings

To the knowledge of management, there is no litigation currently pending or contemplated against Arcade or any of its officers or directors in their capacity as such.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION OF ARCADE

Overview

Arcade was formed on January 30, 2007 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Arcade's initial business combination must be with a target business or businesses whose fair market value is at least equal to 80% of its net assets at the time of such business combination. Since our initial public offering, Arcade has been actively searching for a suitable business combination candidate. On September 19, 2008, Arcade entered into the Purchase Agreement and several related agreements relating to the Business Combination. Arcade intends to utilize cash derived from the proceeds of its initial public offering, capital stock, debt or a combination of cash, capital stock and debt, in effecting the Business Combination.

Liquidity and Capital Resources

On May 25, 2007, Arcade consummated its initial public offering of 7,500,000 units. Each unit consists of one share of common stock and one redeemable common stock purchase warrant. Immediately prior to the consummation of the IPO, Arcade sold 2,000,000 warrants to an affiliate of its officers and directors for $1.00 per warrant. Each warrant entitles the holder to purchase the one share of Arcade common stock at an exercise price of $6.00. On June 7, 2007, the underwriters exercised their over-allotment option and purchased an additional 1,125,000 units. Arcade's common stock and warrants started trading separately as of June 14, 2007. The net proceeds from the sale of the units (including the underwriters' over-allotment option) and the insider warrants, after deducting certain offering expenses of approximately $2,949,000, including underwriting discounts of approximately $2,415,000, were approximately $68,051,000. Of this amount, $67,835,000 was placed in the trust account. The remaining proceeds, along with up to $2,000,000 in interest earned on the funds in the trust account, net of taxes, are available to be used by Arcade to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Arcade will use substantially all of the net proceeds of the offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating a business combination. To the extent that its capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account, as well as any other net proceeds not expended, will be used to finance the operations of the target business. Arcade believes it will have sufficient available funds outside of the trust account to operate through May 21, 2009, or such earlier time that a business combination is consummated.

From now until the earlier of May 21, 2009 or the date when it completes a business combination, Arcade anticipates incurring expenses for the following purposes:

•
legal, accounting and other expenses attendant to due diligence investigations, structuring and negotiation of a business combination;

•
due diligence of prospective target businesses;

•
legal and accounting fees relating to our Securities and Exchange Commission reporting obligations and general corporate matters;

•
administrative fees (up to $7,500 per month);

•
working capital, director and officer liability insurance premiums and reserves (including potential deposits, down payments or funding of a "no-shop" provision in connection with a particular business combination and dissolution obligations and reserves, if any).

If Arcade is unable to effect the Business Combination or find and close on an alternative suitable transaction by May 21, 2009, it will be forced to liquidate. If it is forced to liquidate, the per share liquidation amount may be less than the initial per unit offering price because of the underwriting commissions and expenses related to its offering and because of the value of the warrants in the per unit offering price. Additionally, if third parties make claims against Arcade, the offering proceeds held in the trust account could be subject to those claims, resulting in a further reduction to the per share liquidation price. Under Delaware law, Arcade stockholders who have received distributions from it may be held liable for claims by third parties to the extent such claims have not been paid by Arcade. Furthermore, the warrants will expire worthless if Arcade liquidates before the completion of a business combination.

Results of Operations for the Period January 30, 2007 (Date of Inception) to June 30, 2008, and For the Six Months Ended June 30, 2008

For the period from January 30, 2007 (date of inception) through June 30, 2008, Arcade had net income of $1,181,176, derived from interest and dividend income less formation and operating expenses. For the six months ended June 30, 2008, Arcade had net income of $207,900, derived from interest and dividend income less formation and operating expenses.

Commencing on May 21, 2007 and ending upon the acquisition of a target business, Arcade began incurring a fee of $7,500 per month for office space and certain other additional services from Arcade Partners, LLC, an affiliate of our executive officers and directors. In addition, on February 5, 2007 and April 4, 2007, pursuant to two promissory notes, Arcade borrowed an aggregate amount of $225,000 from Arcade Partners, LLC. The notes, which bore interest at 4% per annum, were repaid on May 25, 2007.

Contractual Obligations

Arcade does not have any long-term debt, capital lease obligations, operating lease obligations, purchase obligations or other long term liabilities.

Off-Balance Sheet Arrangements

Arcade does not have any off-balance sheet arrangements.

MANAGEMENT OF CONBULK FOLLOWING THE BUSINESS COMBINATION

Directors and Executive Officers

Set forth below are the names, ages and positions of Conbulk's directors and executive officers immediately following the effective date of the Business Combination. The board of directors is elected annually on a staggered basis, and each director elected holds office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. Officers are elected from time to time by vote of Conbulk's board of directors and hold office until a successor is elected.

Name	Age	Position
Dimitris Dalakouras	39	Chief Executive Officer and Director
George Bamiotis	43	Chief Operating Officer and Director
Michael Jolliffe	58	Non-Executive Chairman of the Board of Directors
Maria Tsakos	42	President and Director
Stefanos Kardamakis	41	Chief Financial Officer
Dimitris Potamitis	67	Director
Frans Malmros	60	Director
Jonathan Furer	51	Director
John Chapman	48	Director

Dimitris Dalakouras will serve as the Chief Executive Officer and a director of Conbulk. Mr. Dalkouras co-founded Conbulk Management Ltd., the Manager. Since 2003, Mr. Dalakouras has served as the Manager of Conbulk Shipping S.A. In 2003 Mr. Dalakouras co-founded Palmosa to focus on the container shipping market and has served as its Chief Executive Officer since its establishment. From 1995 to May 2008, Mr. Dalakouras served as a Director at Dalex Shipping Co. S.A., a dry bulk and container vessel owner operated by the Dalakouras family. Dalex Shipping has acquired and managed approximately 110 vessels over the past 40 years. Mr. Dalakouras has over 13 years of ship management experience including prior ship chartering and finance experience with Howard Houlder and Den Norske Bank. He is also involved in the hotel industry, travel agency sector, and the marine paint industry. Mr. Dalakouras received his B.A. in Economics from McGill University and his M. Sc. in Shipping, Trade and Finance from City University, Cass Business School in London, U.K.

George Bamiotis will serve as the Chief Operating Officer and a director of Conbulk. Mr. Bamiotis commenced his shipping career in the chartering department of Transmed Shipping Ltd, and has 18 years of shipping experience. He co-founded Conbulk Management Ltd., the Manager. Mr. Bamiotis was previously the Chief Operating Officer of Palmosa Shipping. Since 2004 Mr. Bamiotis has served as a Director of Conbulk Shipping S.A. From 1996 to 2004, he served as joint Chartering and Operations Manager at Nicholas G. Moundreas Shipping and Union Commercial Inc. Mr. Bamiotis graduated from BCA College, Athens, Greece and later received a M. Sc. in Shipping and Finance from Plymouth Polytechnic, Plymouth, U.K.

Michael Jolliffe will serve as the Non-Executive Chairman of Conbulk. Mr. Jolliffe has over 30 years of shipping experience and 15 years of experience with publicly-listed companies. Since 2005, Mr. Jolliffe has served as the Non-Executive Chairman of Stealthgas, Inc., a NASDAQ-listed international shipping company specializing in petroleum and petrochemical gas products in liquefied form. Mr. Jolliffe has served as the Non-Executive Deputy Chairman of Tsakos Energy Navigation Ltd., an oil and product tanker shipping company listed on the New York Stock Exchange since 1993. In 1987 Mr. Jolliffe joined Wigham-Richardson Shipbrokers Ltd, one of the oldest established shipbroking companies in London, U.K., and continues to serve as its Chairman to date. Since 1979, Mr. Jolliffe has served as the Chairman of Shipping Spares Repairs and Supplies Ltd, an agency company based in Greece. He has served as the Joint President of Hanjin Eurobulk Ltd., a joint venture broking company with Hanjin Shipping of Korea since 2004. From 2005 to May 2008, Mr. Jolliffe was Deputy Chairman of LAN-NET S.A., a publicly traded telecommunications company quoted on the Athens Stock Exchange. From 2002 to 2007, Mr. Jolliffee served as the Deputy Chairman of Klonatex S.A. and Naoussa Spinning Mills S.A., two companies that together formed the third largest integrated textiles company in Europe.

Maria Tsakos will serve as President and a director of Conbulk. She has 20 years of shipping experience, including positions in shipping and operations at Sedgwick Insurance PL., Gibson Ship Broking, and since 1992, at Tsakos Shipping & Trading S.A. Tsakos Shipping manages over 100 vessels owned or controlled by the Tsakos family, including those owned by Tsakos Energy Navigation, a publicly traded company quoted on the New York Stock Exchange. She is an active member of The Hellenic Marine Environment Protection Association, a joint initiative of Greek seafarers and shipowners who seek to eliminate ship-generated marine pollution, and of the London Steam-Ship Owners Mutual Insurance Association Ltd. Ms. Tsakos received her B.A. in Economics from City of London University, London, U.K.

Stefanos Kardamakis will serve as the Chief Financial Officer of Conbulk. Mr. Kardamakis has 18 years of shipping experience. He is Palmosa's Chief Financial Officer and has served as the Chief Operation Officer of Conbulk Shipping S.A. since January 2008. From 2004 to January 2008 he was the Head of Shipping at Marfin Egnatia Bank S.A. Prior to Egnatia, from 1994 to 2004 he was the Vice President of the shipping unit of ABN AMRO Bank in Greece. Mr. Kardamakis received a M.Sc. in Mechanical Engineering from the National Technical University of Athens and a M.Sc. in Shipping, Trade and Finance from City University, Cass Business School in London, U.K.

Dirmitris Potamitis will serve as a director of Conbulk and will be the Chairman of the Audit Committee. From 2003 to 2008 he was a Partner at PricewaterhouseCoopers and was the head of the Ocean Shipping Segment. He has over 35 years of public accounting experience and is a member of the Association of Certified Accountants of Greece. In July 2008 he became the Chairman of the Audit Committee of Aegean Baltic Bank, S.A., a Greek bank specializing in shipping. Mr. Potamitis received B.A. in Accounting and Finance from the Athens University of Economics and Business Science, Greece.

Frans Malmros will serve as a director of Conbulk. He has over 35 years of experience in shipping insurance. From 1997 to July 2008 Mr. Malmros served as a Managing Director of The Swedish Club, a mutual marine insurance company and was formerly a member of its Editorial Advisory Board. Prior to joining The Swedish Club, he spent almost 20 years with the Gulf Agency Company, and most recently as the Regional Director of Middle East Operations. He received a Master's of Law degree from Lund University in Lund, Sweden.

Jonathan Furer has been Arcade's Chief Executive Officer and a member of its board of directors since inception and will continue as a director of Conbulk following the effective date of the Business Combination. He is a co-founder and has been a managing member of Arcade Partners, LLC, a private equity firm, since November 2003. Since January 2004, he has been a Managing Director of Washington & Congress Managers, a private equity firm. Mr. Furer has served on the board of directors of KapStone Paper and Packaging Corporation since April 2005. From March 2000 through December 2003, he was a Managing Director of Triumph Capital Group, Inc., a private equity firm. Mr. Furer received a B.B.A. in International Business from The George Washington University.

John Chapman has been Arcade's Chief Financial Officer and a member of its board of directors since inception and will continue as a director of Conbulk following the effective date of the Business Combination. Mr. Chapman is a co-founder and has been a managing member of Arcade Partners, LLC, since November 2003. Since January 2004, he has been a Managing Director of Washington & Congress Managers. Mr. Chapman has served on the board of directors of KapStone Paper and Packaging Corporation since April 2005. From March 1990 through December 2003, he was employed by Triumph Capital Group, Inc, last serving as a Managing Director. Mr. Chapman received a B.A. from Bates College and a M.B.A. from the Tuck School of Business at Dartmouth College.

Conbulk's board of directors is divided into three classes, as nearly equal in number as the then total number of directors permits. The Class I directors will be Dimitris Dalakouras, Maria Tsakos and John Chapman; the Class II directors will be Stefanos Kardamakis, Jonathan Furer and Frans Malmros; and the Class III directors will be Dimitris Potamitis, Michael Jolliffe and George Bamiotis. Class I directors will be up for re-election for a three year term at Conbulk's 2009 annual general meeting, Class II directors will be up for re-election for a three year term at the 2010 annual general meeting, and Class III directors will be up for re-election for a three year term at the 2011 annual general meeting. At each succeeding annual general meeting of stockholders, successors to the class of directors whose terms expire at that meeting shall be elected for a three-year term.

Director Independence

Conbulk has applied to list its securities for trading on the Nasdaq Global Market, or Nasdaq, upon the Initial Closing or within 60 days thereafter. Conbulk has evaluated whether its directors are "independent directors" within the meaning of the Nasdaq rules. Such rules provide generally that a director will not qualify as an "independent director" unless the board of directors of the listed company affirmatively determines that the director has no material relationship with the listed company that would interfere with the exercise of independent judgment. In addition, such rules generally provide that a director will not qualify as an "independent director" if: (i) the director is, or in the past three years has been, employed by the listed company; (ii) the director has an immediate family member who is, or in the past three years has been, an executive officer of the listed company; (iii) the director or a member of the director's immediate family has received payments from the listed company of more than $100,000 during the current or any of the past three years, other than for (among other things) service as a director and payments arising solely from investments in securities of the listed company; (iv) the director or a member of the director's immediate family is a current partner of the independent auditors of the listed company or is, or in the past three years, has been, employed by such auditors in a professional capacity and worked on the audit of the listed company; (v) the director or a member of the director's immediate family is, or in the past three years has been, employed as an executive officer of a company where one of the executive officers of the listed company serves on the compensation committee; or (vi) the director or a member of the director's immediate family is a partner in, or a controlling stockholder or an executive officer of, an entity that makes payments to or receive payments from the listed company in an amount which, in any fiscal year during the past three years, exceeds the greater of $200,000 or 5% of the other entity's consolidated gross revenue.

Conbulk's board of directors has determined that a majority of its directors are "independent directors" within the meaning of such rules.

Audit Committee

Conbulk's board of directors intends to establish an Audit Committee, which will have the powers and perform the functions customarily performed by such a committee (including those required of such a committee under the rules of Nasdaq and the SEC). Conbulk's Audit Committee will be responsible for meeting with its independent registered public accounting firm regarding, among other matters, audits and adequacy of its accounting and control systems. The Audit Committee must be composed of at least three directors who comply with the independence rules of Nasdaq and The Sarbanes-Oxley Act of 2002 and at least one of whom is an "audit committee financial expert" as defined under Item 401 of Regulation S-K of the Exchange Act.

Code of Conduct and Ethics

Conbulk intends to adopt a code of conduct and ethics applicable to its directors and officers in accordance with applicable federal securities laws and the rules of Nasdaq.

Compensation of Directors and Executive Officers

For the period ended December 31, 2007, no executives or directors of Conbulk had received any compensation from Conbulk. Following the Business Combination, Conbulk expects to compensate its directors, other than directors who are also members of Conbulk's management, in accordance with market standards that are customary for publicly traded companies in the container segment of the shipping industry.

Conbulk has not had any employees since inception and does not contemplate hiring employees subsequent to the Business Combination. Upon the Initial Closing, Conbulk will enter into the Retention Agreements with each of Dimitris Dalakouras, George Bamiotis and Stefanos Kardamakis. Conbulk will also enter into the Management Agreement with the Manager, an entity affiliated with such individuals and Maria Tsakos. The payment and other terms of the Retention Agreements and the Management Agreement are contained in this joint proxy statement/prospectus under the heading "Transaction Agreements."

Conbulk 2008 Incentive Plan

In September 2008, Conbulk adopted the Conbulk 2008 Incentive Plan, or the 2008 Plan, pursuant to which up to 1,400,000 common shares are authorized for issuance to employees, officers and directors of, and consultants or advisors to, Conbulk, the Manager, Conbulk Shipping, Tsakos, and any other entity, whether or not incorporated, that directly or through one or more intermediaries, controls, is controlled by or is under common control with Conbulk in each case pursuant to options, restricted stock awards or stock appreciation rights. The 2008 Plan will be administered by Conbulk's board of directors or a committee of not less than three outside members of the board.

A participant may be granted more than one award under the 2008 Plan. The committee will, in its discretion, determine (subject to the terms of the 2008 Plan), among other things, who will be granted an award, the time or times at which awards shall be granted, and the number of common shares subject to each award, whether options are incentive options or nonqualified options, the manner in which options may be exercised and the vesting schedule of any award. In making such determination, consideration will be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of Conbulk and such other factors deemed relevant in accomplishing the purposes of the 2008 Plan. No awards may be granted under the 2008 Plan after September        , 2018. The maximum number of common shares issuable pursuant to awards granted to a plan participant in a fiscal year of Conbulk is 500,000.

Options granted under the 2008 Plan may be either incentive stock options (incentive options) within the meaning of Section 422 of the Code or options that do not qualify as incentive options (nonqualified options); provided, however, that only employees of Conbulk or a parent corporation or subsidiary corporation thereof (in each case within the meaning of Code Sections 424(e) and (f)) are eligible to receive incentive options.

Incentive options granted under the 2008 Plan are exercisable for a period fixed by the committee, but no longer than 10 years from the date of grant, at an exercise price which is not less than the fair market value of the common shares on the date of the grant, except that the term of an incentive option granted under the 2008 Plan to a stockholder who owns (or is deemed to own) more than 10% of the outstanding voting power of Conbulk stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the common shares on the date of grant. To the extent that the aggregate fair market value, as of the date of grant, of the common shares for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a nonqualified option. Nonqualified options granted under the 2008 Plan are exercisable for a period fixed by the committee, but no longer than 10 years from the date of grant, at an exercise price which is not less than the fair market value of the common shares on the date of the grant.

Each option will be evidenced by a written option agreement. Options granted under the 2008 Plan to employees (including officers) of Conbulk or its affiliate may be exercised only while the optionee is employed by Conbulk or its affiliate or within three months of the date of termination of the employment relationship, except that: (i) if the individual is terminated for cause, the option shall terminate immediately and no longer be exercisable, (ii) nonqualified options which are exercisable at the time the optionee's employment is terminated by death or permanent disability may be exercised within two years of the date of termination of the employment relationship, (iii) incentive options which are exercisable at the time the optionee's employment is terminated by death or permanent disability may be exercised within one year of the date of termination of the employment relationship, and (iv) in the case of the retirement of an optionee, (a) nonqualified options will be exercisable within two years following the date of retirement and (b) incentive options will be exercisable within three months following the date of retirement; provided, however, that no option will be exercisable after its expiration date. With respect to options granted to individuals who are not employees of Conbulk or its affiliate, the committee shall determine the consequences, if any, of the termination of the optionee's relationship with such corporaion. Payment of the exercise price of an option may be made by cash or by surrender of shares having a fair market value equal to the exercise price or by any other means permitted by the committee. A plan participant holding an option will not have any rights as a stockholder with respect to the common shares covered by the option until the shares are issued.

Each restricted stock award will be evidenced by a written restricted stock award agreement. No cash or other consideration will be required to be paid by the plan participant to receive the common shares, other than in the form of services performed under the terms and conditions determined by the committee and specified in the restricted stock agreement. Terms and conditions for common shares that are part of the award may include the completion of a specified number of years of service or attaining certain performance goals prior to the restricted shares subject to the award becoming vested. Upon termination of the grantees's status, if the restricted stock is vested, Conbulk may repurchase the restricted stock from the participant on the terms and conditions contained in the restricted stock agreement. In the event of the death of disability of the grantee, unvested portions of the restricted stock will immediately vest in full. The remaining unvested portion is forfeited.

A stock appreciation right means the right to receive payment in shares (or, if permitted by Section 409A of the Code without causing the stock appreciation rights to be treated as deferred compensation subject to thereto, cash) in an amount equal to the excess of the fair market value of the common shares on the date of exercise and the fair market value of the common shares at the time of grant. Each stock appreciation right will be evidenced by a written stock appreciation right agreement. No cash or other consideration will be required to be paid by the plan participant to receive the cash or shares, other than in the form of services. Terms and conditions for common shares that are part of the award could include the completion of a specified number of years of service or attaining certain performance goals prior to the rights subject to the award becoming vested. A plan participant holding a stock appreciation right will have none of the rights of a stockholder until such time as the shares are issued. Upon termination of the employment of an employee for any reason other than death of disability, any unvested portion of a stock appreciation right will be forfeited. In the event of death or disability of the grantee, unvested portions of a stock appreciation right will immediately vest in full.

The 2008 Plan prohibits the issuance of an award to a person subject to a U.S. federal income tax under terms and conditions that would cause the award to be considered nonqualified deferred compensation under Section 409A of the Code. Awards granted under the 2008 Plan generally are not transferable other than upon the death of the holder. If the holder attempts to transfer an award in violation of the 2008 Plan, Conbulk may terminate the award. The 2008 Plan provides for appropriate adjustments in the event of a stock split stock dividend, spin off, combination or other recapitalization.

The 2008 Plan may be amended or terminated by the Board at any time, provided that no amendment requiring stockholder approval by law or by the rules of Nasdaq or any other market on which Conbulk's common shares are traded may be made without stockholder approval. Also, no amendment or termination may materially adversely affect any outstanding award without the written consent of the participant.

The 2008 Plan was approved by the directors and sole stockholder of Conbulk on September        , 2008. The foregoing summary of the 2008 Plan is qualified in its entirety by the specific language of the 2008 Plan filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part.

THE INTERNATIONAL CONTAINERSHIP INDUSTRY

The information and data in this section relating to the international containership industry has been provided by Drewry Shipping Consultants (Drewry), and is taken from Drewry databases and other sources available in the public domain. Drewry has advised us that it accurately describes the international containership industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented. Drewry's methodologies for collecting information and data, and therefore the information discussed in this section, may differ from those of other sources, and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the containtership industry.

Overview

The seaborne transportation industry is a vital link in international trade, with ocean going vessels representing the most efficient, and often the only, method of transporting large volumes of basic commodities and finished products. In 2007, approximately 5.1 billion tonnes of dry cargo was transported by sea, which represents approximately 57% of total global seaborne trade. Drybulk cargo is cargo that is shipped in large quantities and can be easily stowed in a single hold with little risk of cargo damage. Drybulk cargo is generally categorized as either major drybulk or minor drybulk. Major drybulk cargo constitutes the vast majority of drybulk cargo by weight, and includes, among other things, iron ore, coal and grain. Minor drybulk cargo includes products such as agricultural products (other than grain), mineral cargoes, cement, forest products and steel products and represents the balance of the drybulk industry. Other drybulk cargo is categorized as container cargo, which is shipped in 20- or 40- foot containers and includes a wide variety of either finished products, or non-container cargo, which includes other drybulk cargoes that cannot be shipped in a container due to size, weight or handling requirements, such as large manufacturing equipment or large industrial vehicles. The balance of seaborne trade involves the transport of liquids or gases in tanker vessels and includes products such as oil, refined oil products and chemicals.

The following table presents the breakdown of global seaborne trade by type of cargo in 2000 and 2007.

World Seaborne Trade—2000 & 2007

	Million Tonnes		CAGR(1)	% Total Seaborne Trade
	2000	2007(p)	2000-2007	2000	2007
Total Drybulk	2,150	2,964	4.6%	32.9%	33.2%
Liquid Cargo	3,051	3,881	3.5%	46.6%	43.4%
Container Cargo	620	1,272	10.8%	9.5%	14.2%
Non Container/General Cargo	720	820	1.9%	11.0%	9.2%
TOTAL	6,541	8,937	4.5%	100.0%	100.0%

(p)
Provisional.

(1)
Compound annual growth rate.

Source: Drewry

Container Shipping

Container shipping was first introduced in the 1950's and since the late 1960's has become the most common method for transporting many industrial and consumer products by sea. Container shipping is performed by container shipping companies who operate frequent scheduled or liner services, similar to a passenger airline, with pre-determined port calls, using a number of owned or chartered vessels of a particular size in each service to achieve an appropriate frequency and utilization level.

Container shipping occupies an increasingly important position in world trade and it is the fastest growing sector of international shipping, benefiting from a shift in cargo transport towards unitization as well as from changes in world trade. In 2007 container shipping volumes increased by nearly 11.5% from 2006. This growth has been sustained by general increases in world trade, increased global sourcing and manufacturing and continuing penetration of the general cargo market. Container shipping companies have also shown a trend to charter an increased percentage of their fleets from third party owners on competitive long-term charters as opposed to purchasing vessels outright. This is primarily due to the continued strong growth in capacity demand, container shipping companies' capital constraints and increased requirements for flexibility in fleet deployments to optimize changing service demands.

In 2007, approximately 1.27 billion tonnes containerized cargo was transported by sea, comprising 14% of all seaborne trade (in tonnage), representing an increase of 161.7% compared to 1997, when 486 million tonnes of cargo was carried in containers. In the period from 1997 to 2007, the average annual increase in trade based in terms of tonnes of containerized cargo carried has been approximately 10.1%, compared with 4.6% for all types of cargo transported by sea.

World Container Cargo ('000 Tonnes)

Source: Drewry

Container shipping has a number of advantages compared with other shipping methods, including:

•
Less Cargo Handling.  Containers provide a secure environment for cargo. The contents of a container, once loaded into the container, are not directly handled until they reach their final destination. Using other shipping methods, cargo may be loaded and discharged several times, resulting in a greater risk of breakage and loss.

•
Efficient Port Turnaround.  With specialized cranes and other terminal equipment, containerships can be loaded and unloaded in significantly less time and at lower cost than other cargo vessels.

•
Highly Developed Intermodal Network.  Onshore movement of containerized cargo, from points of origin, around container ports, staging or storage areas and to final destinations, benefits from the physical integration of the container with other transportation equipment such as road chassis, railcars and other means of hauling the standard-sized containers. A sophisticated port and intermodal industry has developed to support container transportation.

•
Reduced Shipping Time.  Containerships can travel at speeds of up to 25 knots per hour, even in rough seas, thereby transporting cargo over long distances in relatively short periods of time. This speed reduces transit time and facilitates the timeliness of regular scheduled port calls, compared to general cargo shipping.

The containers used in maritime transportation are steel boxes of standard dimensions. The standard unit of measure of volume or capacity in container shipping is the 20-foot equivalent unit or TEU, representing a container which is 20-foot long, and typically 8.5 feet high and 8 feet wide. A 40-foot long container is equivalent to two TEU. There are specialized containers of both sizes to carry refrigerated perishables or frozen products as well as tank containers that carry liquids such as liquefied gases, spirits or chemicals.

A container shipment begins at the shipper's premises with the delivery of an empty container. Once the container has been filled with cargo, it is transported by truck, rail or barge to a container port, where it is loaded onto a containership. The container is shipped either directly to the destination port or through an intermediate port where it is transferred to another vessel, an activity referred to as trans-shipment. When the container arrives at its destination port, it is off-loaded and delivered to the receiver's premises by truck, rail or barge.

Containership Demand

Global container trade has increased every year since the introduction of long haul containerized shipping routes in the late 1960s. Its growth is primarily driven by the growth of economic output and consumption, increases in global sourcing and changes in patterns of world trade. Therefore, container trade growth is in part dependent on levels of economic growth and regional/national GDP. GDP serves as the best indicator of prospective container volumes.

Inexpensive and reliable containerized transport has facilitated manufacturing and distribution processes that have accompanied globalization allowing manufacturing to move away from traditionally high cost production areas, such as Japan, West Europe and North America, to lower cost production areas, such as China. There has been little or no impact on the quality of the distribution process to the primary consumer markets. As an illustration of the relative low cost of containerized transportation, many technologically advanced countries are exporting component parts for assembly in other countries and re-importing the finished products. Manufacturers have also focused more on "just-in-time" delivery methods, which is facilitated by the fast transit times and frequent, reliable services offered by container line operators and the intermodal industry.

In addition to the effect of general economic conditions, there are several structural factors that also impact global container trade, and may cause the volume of container traffic to continue to rise even in periods of economic stagnation. The container shipping industry has exhibited high demand growth with a compound annual growth rate in volume terms (as measured in TEU capacity) of approximately 10% over the period from 1997 through 2007. This growth represents a multiple of approximately three times the growth in world GDP over the same period. The high growth rate was mainly due to the following factors:

•
increases in world trade;

•
increases in global sourcing and manufacturing; and

•
continuing penetration by containerization of traditional shipping sectors, such as bulk and refrigerated cargo markets.

Operators have shifted away from traditional methods of transporting general cargo and refrigerated perishables towards containerization, as more ports around the world introduce container handling technology and as container shipping productivity becomes more widely recognized.

Further, investment in port and canal infrastructure has often not been sufficient to keep up with global container demand growth with a consequence that there is congestion in some parts of the transportation chain. Congestion increases ships' time in transit and reduces overall efficiency. Finally, as the largest containerships are deployed in the major trade routes, incremental tonnage is required to feed cargo to these mother ships from ports that either do not have the volume or the infrastructure to be able to serve very large vessels directly. Congestion and increasing trans-shipment absorbs additional ship capacity for no overall growth in the container market.

World container port throughput, a measure of the level of activity of the container shipping industry, is made up of three different traffic streams: loaded containers, empty containers and trans-shipment containers (full and empty). The following chart shows world container trade in terms of both loaded and empty container movements through ports globally. In the period from 1997 to 2007, port movements of loaded containers rose from 142 million to 389 million TEU, an increase of 174%.

World Containership Port Throughput including Empty Containers and Trans-shipments (Million TEU)

Source: Drewry

Regional trends in container port throughput in the period from 2001 to 2007 are shown in the table below. In total, world throughput of loaded, empty and trans-shipment containers increased from 247.5 million TEU in 2001 to 492.8million TEU in 2007, equivalent to an increase of 99%, for an average annual growth of approximately 10.3%.

Regionally, the Far East and South East Asia accounted for 49% of global port throughput in 2007, compared with the other major markets of West Europe and North America. Collectively, these four regions accounted for 78% of all container port throughput in 2007.

Containership Port Throughput including Empty Containers
and Trans-shipments (Million TEU)

	2001	2002	2003	2004	2005	2006	2007*
North America	31.2	34.2	37.5	40.8	44.2	46.9	48.8
West Europe	52.8	57.7	63.4	70.7	76.9	82.8	92.1
North Europe	32.0	34.5	37.5	41.9	46.1	51.0	57.1
South Europe	20.8	23.3	25.9	28.8	30.8	31.8	35.0
Asia	75.2	87.6	105.4	124.7	140.1	154.2	177.0
South East Asia	36.9	41.1	45.7	51.6	54.6	59.7	66.9
Mid-East	12.3	13.7	16.0	19.8	22.6	24.3	26.9
Latin America	18.8	19.2	21.4	24.7	27.2	31.8	35.2
Caribbean/Central America	10.4	10.4	11.5	12.9	13.9	16.6	18.4
South America	8.4	8.8	9.9	11.8	13.3	15.2	16.8
Oceania	5.3	6.0	6.5	7.3	7.52	7.9	8.6
South Asia	5.9	6.6	7.3	8.5	9.4	11.5	13.7
Africa	7.6	8.5	10.3	11.4	12.4	15.5	17.0
Eastern Europe	1.5	1.9	2.4	3.2	4.4	5.3	6.6

World	247.5	276.6	316.0	363.0	339.4	440.0	492.8

*
Provisional

Source: Drewry

There are three core, or arterial, trade routes in the container shipping industry: the Transpacific, Transatlantic and Asia-Europe. These routes are often referred to as the East/West trades. Trade along the East/West routes is primarily driven by United States and European consumer demand for products made in Asia. Supporting these core routes are the North/South routes and a network of regional routes that include the Intra-Asia market, which is the largest in the world. Drewry estimates the Intra-Asia market to be over 41.8 million TEU, or 8.5% of global container volume in 2007. Other regional routes include Europe/Mediterranean, Caribbean/United States, Europe/South America, Asia/Australia and North America/South America routes. Different routes are usually served by vessels of different sizes as determined by the size of the trade, required service frequency and physical constraints of the ports visited.

The East/West routes are higher volume and longer and, as a result, are generally served by the larger containerships known as Panamax, Post-Panamax and Very Large. The North/South trade routes are generally served by smaller containerships, Handysize, Intermediate and Panamax, and regional routes are generally served by Feeder and Handysize. The following table shows the trade routes on which different sizes of containerships are likely to be suitable to trade:

Containerships (Typical Deployment by Size Category)

TEU	<1,000	1,000 - 1,999	2,000 - 2,999	3,000 - 4,999	5,000 - 7,999	8,000+
Trade Route	Feeder	Handysize	Intermediate	Panamax	Post- Panamax	Large/Very Large
East/West Routes			X	X	X	X
Intra-Asia	X	X	X	X
North/South Routes	X	X	X	X
Intra-Regional Routes	X	X	X

Source: Drewry

The chart below shows the growth, in volume, of the three East/West trades from 2000 to 2007. These trades constitute approximately 30% of global volume, with Intra-Asia, as noted above, at 41.8 million TEU in 2007 being another 8.5%.

East/West Container Trade Routes
(Thousand TEU)

Source: Drewry

The process of globalization, China's entry into the World Trade Organization in 2001 and the subsequent boom in cheap manufacturing has fueled global economic development and demand. As a result, almost all trade routes with the Far East have experienced significant annual growth in container traffic in the past five years.

For example, the Far East/Mediterranean trade volume grew to 5.4 million TEU in 2007 from 4.5 million TEU in 2006, which was an increase of 20.4%. Many liner services previously combined North Europe and Mediterranean calls on one service, but due to increased demand there is now a distinction in the market place. Similarly, trade from the Far East to the Mid-East, Africa (West and South) and the East Coast of South America has increased substantially in recent years as trade links with China have increased. Traditional buying patterns have also changed, and West African consumers, for example, now buy cheaper consumer goods from China rather than from Europe, which was the traditional trading partner.

Volumes on the North/South and regional trades are more difficult to chart, but the trend is one of continued growth in most sectors. With more free trade deals being signed within the Asian region, intra-Asian trade is also set to increase. Because there are so many individual trade routes and the level of trans-shipment is high, exact growth is difficult to track, but is generally estimated to be approximately 10% on an annualized basis for the trades within and from Asia.

The chart above also highlights the difference in volumes between the headhaul and backhaul trades, meaning the volume moved eastbound and westbound to and from its point of origin, with the imbalance being as much as three-to-one in the dominant direction. Container traffic is unbalanced on many global trade routes and in some cases the gap is widening. While continued growth in the headhaul direction is encouraging, the imbalance impacts supply, the level and pace of newbuilding and ocean freight rates in the backhaul trades. The reason for the imbalance in backhaul trades is the divide between export-dominated and import-dominant countries for containerized goods, which is largely related to the shift of manufacturing to low cost countries. This trend is set to continue.

Containership Supply

Vessel Categories

Containerships are typically "cellular," which means they are equipped with metal guide rails to allow for rapid loading and unloading, and provide for more secure carriage. Partly cellular containerships include roll-on/roll-off vessels or "ro-ro" ships and multipurpose vessels which can carry a variety of cargo including containers. Containerships may be "geared," which means they are equipped with cranes for loading and unloading containers, and thus do not need to rely on port cranes. Geared containerships are typically 2,500 TEU and smaller. All large containerships are fully cellular and call at ports with adequate shore-based loading and unloading equipment and facilities. While new investment has tended to be in building gearless vessels for the larger trade routes, geared vessels are increasingly important for regional trade lanes and areas such as West Africa, the eastern coast of South America and certain Asian regions, including Vietnam and Indonesia, where port infrastructure may be poor or, in some cases, non-existent.

The world containership fleet is generally divided into seven major categories, based on a vessel's TEU capacity. These categories consist of Very Large, Large, Post-Panamax, Panamax, Intermediate, Handysize and Feeder.

Category	Size Range— TEU
Very Large	10,000+
Large	8,000 - 9,999
Post-Panamax	5,000 - 7,999
Panamax	3,000 - 4,999
Intermediate	2,000 - 3,999
Handysize	1,000 - 1,999
Feeder	<1,000

Ships range in size from vessels able to carry less than 1,000 TEU, to those with greater than 10,000 TEU capacity. The main categories are as follows:

•
Large & Very Large:  Ships with capacity in excess of 8,000 TEU, which are restricted to employment on a small number of routes and are often unable to berth at ports with limited infrastructure or marine draught restrictions.

•
Post-Panamax:  Ships with capacity of 5,000 to 8,000 TEU, so called because of their inability to trade through the existing Panama Canal due to dimension restrictions. There are, however, plans to widen the existing Panama Canal, which when completed (scheduled for 2014) will allow ships of up to 12,000 TEU to transit the waterway.

•
Panamax:  Ships with capacity of 3,000 to 5,000 TEU, which is the maximum size of vessel that can currently transit the Panama Canal.

•
Intermediate:  Ships with capacity of 2,000 to 3,000 TEU that are generally able to trade on all routes.

•
Handysize:  Smaller ships with capacities ranging in size from 1,000 to 2,000 TEU, typically used in regional trades.

•
Feeder:  Ships of less than 1,000 TEU which are normally employed as feeder vessels for trades to and from hub ports. However, it should be noted that ships above 1,000 TEU—in some cases up to 4,000 TEU can be involved in feedering operations.

While these categories represent a convenient way of categorizing the fleet it is important to recognize that not all ships engaged in feedering operations are small. Indeed, within the container sector there has been a steady and consistent increase in ship size and this has led to a situation where vessels as large as 4.000 TEU can be involved in feedering operations.

While new investment has tended to concentrate on building gearless vessels for the larger trade routes and as port infrastructure improves, geared vessels are still very important for regional trade lanes and areas such as West Africa, the eastern coast of South America and certain Asian regions, including Vietnam and Indonesia, where port infrastructure may be poor or, in some cases, non-existent.

Because many geared ships operating in the intra-Asia arena are now quite old, there may be a shortage of such vessels at some stage in the mid-term as many of these ships are likely to be scrapped in the next few years and will need to be replaced by newbuildings.

In August 2008, the world fleet of fully cellular containerships consisted of 4,587 vessels totaling 11.6 million TEU in nominal capacity. These figures exclude multipurpose and ro-ro vessels with container carrying capability.

The average age of containerships currently in service, as of August 31st 2008, was 11.0 years. For ships below 500 TEU, the figure was 21.3 years and for ships above 8,000 TEU the average age was 1.2 years. The latter figure reflects the trend to build ever larger containerships. The average size of container vessels in service in 1997 was 1,590 TEU, but by August 2008 the average size had increased to 2,531 TEU. It will continue to rise due to the number of large sized container vessels on order. Indeed, the average size of container vessel on order as of August 2008 was 4,888 TEU. The total fleet has grown rapidly to meet the growth in demand and in capacity terms has increased by over 200% between the end of 1997 and August 2008.

Development of World Container Fleet Capacity (Million TEU)

Source: Drewry

World Cellular Containership Fleet by Size (as of 31st August, 2008)

	Size	No.	TEU
	(TEU)		(Thousand)
Feeder	<1,000	1,258	741
Handy-size	1,000 - 1,999	1,219	1,724
Intermediate	2,000 - 2,999	707	1,787
Panamax	3,000 - 4,999	764	3,025
Post Panamax	5,000 - 7,999	457	2,729
Large	8,000 - 9,999	168	1,437
Very Large	10,000+	14	168
Total		4,587	11,611

Source: Drewry

World Cellular Containership Fleet Age Profile (as of 31st August, 2008)

	Size	No.	TEU
	(TEU)		(Thousand)
Feeder	<1,000	1,244	729
Handy-size	1,000 - 1,999	1,196	1,690
Intermediate	2,000 - 2,999	688	1,736
Panamax	3,000 - 4,999	735	2,900
Post Panamax	5,000 - 7,999	442	2,639
Large	8,000 - 7,999	160	1,369
Very Large	10,000+	12	148
Total		4,477	11,212

Source: Drewry

Although the container shipping industry has exhibited high demand growth, the financial performance of charter owners and container shipping companies has been cyclical due to periodic imbalances in the supply of containerships and the demand for container shipping services. In August 2008, the containership newbuilding orderbook in terms of TEU size was equivalent to 56.9% of the existing cellular containership fleet. However, delivery of this orderbook will take almost four years which results in an annual growth rate of approximately 15%, which is close to recent growth rates in global containerized trade. If demand growth is not at a level sufficient to absorb this additional capacity (net of ship scrappings and changes in the pattern of world trade that absorb additional capacity), there may be oversupply which would typically cause freight rates to fall. In turn, this could reduce the financial performance of container shipping companies and cause ship charter rates to fall, in particular in the short term charter market. This decline could then affect the results of charter owners as charter rates reduce. If demand growth catches up with, and then exceeds, supply growth (due either to higher demand growth from increased economic activity or a reduction in supply growth as the order book is delivered and new orders are placed at a lower rate), the cycle turns with a shortage of capacity driving up freight and charter rates.

Several factors affect the pace of new ordering, notably the relative strength of the market and forecasted growth mainly on headhaul legs, the price of newbuildings and the availability of building slots at suitable shipyards.

Almost all major containership operators are concentrating on investments in large and very large containerships (8,000 TEU+) and this sector alone currently accounts for a third by capacity of all current containership orders. Since Maersk deployed the first 10,000 TEU+ vessels in the Far East/Europe trade in 2006, further orders for vessels of similar size have followed from some of the largest container operators.

Containership Orderbook by Size (as of August 31st, 2008)

Size Category	TEU	Number of Vessels	Capacity (Thousand TEU)	Orderbook Per cent. Existing Fleet	Per cent. of Total Orderbook
Very Large	10,000+	186	2,234	1507.7	34.3
Large	8,000 - 9,999	111	952	69.5	14.6
Post Panamax	5,000 - 7,999	169	1,044	39.5	16.0
Panamax	4,000 - 4,999	310	1,274	43.9	19.6
Intermediate	2,000 - 3,999	151	388	22.4	6.0
Handy-size	1,000 - 1,999	271	391	23.1	6.0
Feeder	<1,000	135	112	15.3	1.7
Total		1,333	6,513	57.0	100.0

Source: Drewry

Major Owners/Operators

The following table shows the relative size of the fleets of the world's top 20 container operators by TEU capacity. capacity. The Maersk/Safmarine grouping is by far the world's largest ocean operator in terms of slot capacity. In recent years, Mediterranean Shipping (MSC) and CMA CGM have grown to become the second and third largest operators, respectively. In addition, the two Chinese ocean operators, COSCO and China Shipping Container Lines have also expanded capacity. While there are still in excess of 500 liner companies, many of which are small regional and niche players, the top five carriers account for 40% of all global capacity.

In the container shipping sector consolidation has occurred for several reasons, including the achievement of economies of scale, gaining or strengthening a market position in a particular region and acquiring a fleet of strategically appropriate sized vessels.

The Top 20 Liner Operators by Registered Owned Capacity at June 2008

Top 20 carriers	Number of vessels	Total capacity TEU	Average size
AP Moller-Maersk/Safmarine	222	1,087,276	4,898
MSC	176	625,551	3,554
Evergreen Group	114	396,417	3,477
CMA CGM	87	304,844	3,504
Cosco	127	301,480	2,374
Hapag-Lloyd	70	289,154	4,131
NYK	63	245,318	3,894
MOL	53	237,499	4,481
K Line	55	227,015	4,128
OOCL	44	223,962	5,090
CSCL	57	216,032	3,790
Yang Ming	56	196,197	3,504
APL/NOL	50	180,630	3,613
Hanjin	33	147,309	4,464
Wan Hai	59	135,398	2,295
Hamburg Sud	36	121,752	3,382
HMM	20	111,886	5,594
PIL	73	102,152	1,399
Zim	26	92,730	3,567
UASC	26	88,549	3,406
Total	1,447	5,331,151	3,684
Others	3,096	6,081,849	1,964
Total	4,543	11,413,000	2,512

Major acquisitions in the last few years include AP Moller-Maersk's purchase of P&O Nedlloyd and Safmarine, and Hapag-Lloyds acquisition of CP Ships. In addition, Evergreen has bought Lloyd Triestino and CMA CGM acquired several operators, including Delmas, OTAL and most recently a Taiwanese operator, Cheng Lie. MSC's growth, however, has been largely organic, as has that of both COSCO and China Shipping. Another trend of recent years has been the emergence of regional, Asian owners, such as PIL and Wan Hai. Both PIL and Wan Hai have traditionally been intra-Asian specialists, but each has invested in Panamax and Post-Panamax tonnage to enter the Far East/Europe, Transpacific and Far East/East Coast South America and African trades.

Historically, the major container operators have been instrumental in ordering new ships, however, non-operator owners have also placed major orders. Non-operators charter out their vessels to operators rather than operating them directly, and thus, cater to the growing trend among major operators of chartering-in vessels. Non-operators are often referred to as "owners" or "charter owners" and include companies such as Seaspan and those established under the mainly tax driven German KG scheme.

Outright vessel ownership carries certain benefits in terms of providing base capacity at a stable, and perhaps lower, cost over the life of a vessel and long-term assets to support their balance sheets, but chartering-in provides an operator with greater flexibility, effective outsourcing of ship management, and, depending on market conditions, short term cost savings along with reduced capital requirements. Container shipping companies continue to grow their fleets and increase their use of chartered-in vessels to add capacity in their existing trade routes and establish new trade routes.

Charter owners have also played a part in the recent investment in new containerships, especially ships smaller than 4,500 TEU, where there is an active market for charter periods ranging from three years or more. An active charter market for larger vessels of Panamax and Post-Panamax size is also developing however, where charter periods are often for longer durations.

The trend among major container operators to charter-in tonnage has grown in recent years. In June 2008, chartered-in ships accounted for approximately 50% of the capacity of the top 10 container shipping companies. Just over a decade ago in 1997 it was estimated to be below 30%.

Ownership by Charter Owner versus Tramp Owner

By classifying owners into one of the two designated categories (liners and charter owners), development of the global container fleet over the last five years (2004-2008) can be seen below. The trend began some time ago, but it is evident that charter owners have become more and more important and in percentage terms, the sector's ownership had grown from 46.8% in January 2004 to 48.1% in July 2008.

Development of Ownership of the World Containership Fleet

Year	Liner TEU	%	Charter-Owned TEU	%	Total TEU	Average Size Liner-Owned TEU	Average size Charter-Owned TEU
2004	3,800,807	53.2%	3,346,870	46.8%	7,147,677	2,438	1,869
2005	4,239,917	52.3%	3,862,145	47.7%	8,102,062	2,531	1,993
2006	4,788,491	50.9%	4,627,881	49.1%	9,416,372	2,687	2,139
2007	5,483,569	51.2%	5,229,549	48.8%	10,713,118	2,882	2,168
2008*	5,905,066	51.9%	5,479,490	48.1%	11,384,556	2,990	2,168

Note: * 2008 figures as of 1 July only

Container Freight Rates

The following table shows the average container freight rate per TEU on the core East/West trade lanes: Transpacific, Far East/Europe and Transatlantic. Terminal handling charges and intermodal rates, where applicable, are included. In general, container freight rates are impacted mainly by the balance between supply of and demand for container shipping services and rates move with changes in this balance. Annual changes can be quite volatile and the decline in freight rates in 2001-2002 leading to a downturn in the global liner shipping industry was caused by a slow down in demand growth which was only 4% measured in tonnes. This slow growth in 2001 to 2002, combined with a larger increase in capacity at the time, resulted in over-capacity. When trade volumes picked up, freight rates increased accordingly during the period from 2003 to 2005, before declining again in 2006. In 2007 however, rates staged a small recovery on the back of strong growth in trade volumes.

Container Rates for East/West Routes ($/TEU)

Source: Drewry

Although the relationship between supply and demand sets the tone for the freight rate environment, other factors, including market sentiment also play a part. Indeed, in recent years the relationship between supply and demand and its impact on freight rates has become less clear. For example, in 2006 headhaul demand remained strong on the Far East/Europe and Transpacific trades, but freight rates still declined partly because the major acquisitions of P&O Nedlloyd and CP Ships by the AP Moller Group and Hapag-Lloyd respectively unsettled the market and created short-term decreases in charter rates due to increased competition for business. Predatory pricing can also be a factor in some trade routes and often, when ocean carriers start a new service in a small trade lane, the immediate reaction is for spot freight rates to fall as existing carriers protect their market share. .

Average Container Rates for East/West Routes 2000-2007

	$/TEU	Change yoy
2000	1,421	2.6%
2001	1,269	(10.7)%
2002	1,155	(9)%
2003	1,352	17.1%
2004	1,455	7.6%
2005	1,492	2.6%
2006	1,402	(6.1)%
2007	1,437	2.5%

Source: Drewry

Freight rates for specialized cargo including refrigerated products normally carry a premium due to increased costs of transportation and more expensive equipment such as temperature controlled containers. Many surcharges, including bunker fuel, congestion, currency adjustment, peak season and heavyweight are standard practice in the industry and these are normally paid in addition to the basic port to port ocean freight.

Ship Charter Rates

The same factors that drive freight rates also affect charter rates. The growth in demand for container shipping and the increasing trend among major container operators to charter-in tonnage have generally increased demand pressure and over time have caused an increase in time charter rates.

Period Averages of One Year Containership Time Charter Rates ($ per Day)

TEU	1,500 Geared	2,500 Geared	3,500 Gearless
2000	11,625	17,869	24,025
2001	9,475	13,938	19,325
2002	7,188	10,326	14,431
2003	11,741	17,833	23,666
2004	20,200	26,500	31,575
2005	25,275	29,825	30,350
2006	16,492	20,496	25,075
2007	15,775	21,336	27,479
May 2008	17,500	29,125	30,600

Source: Drewry

With some exceptions, time charter rates for all vessel sizes increased steadily from 2002 into 2005, in some cases rising by as much as 50%, as charter markets experienced significant growth; demand for vessels was largely instigated by the growth in the volume of exports from China. In 2006, time charter rates weakened due to supply rising faster than demand and also market perception. This trend continued in 2007 for certain vessel sizes, although in certain instances, time charter rates increased in 2007, as the supply in the container shipping market tightened once more. Further increases have also been seen in 2008.

The following chart indicates quarterly average rates for smaller vessels from 2000 to August 2008.

One Year Time Charter Rates for Geared/Gearless Containerships ($ per Day)

Source: Drewry

Containership Newbuilding Prices

Newbuilding prices have risen steadily since 2002, owing to a shortage in newbuilding capacity during a period of high ordering and increased shipbuilders' costs as a result of rising raw material prices, mainly steel. Shipyards in South Korea, Japan and China appear to be at capacity through to 2010, and in certain shipyards beyond that date. Since early 2006, longer delivery dates have contributed to a slowdown in new ordering across all sectors, which has led to some moderation in newbuilding prices. The following chart indicates average newbuilding prices from 2000 to August 2008.

Containership Newbuilding Prices ($ Millions)

Source: Drewry

Containership Secondhand Prices

Values are primarily driven by supply and demand for vessels. During extended periods of high demand, as evidenced by high charter rates, vessel values tend to appreciate and vice versa. However, vessel values are also influenced by age and specification and by the replacement cost (newbuilding price) in the case of vessels up to five years old.

Containership Secondhand Prices—5 Year Old Vessels ($ Millions)

Source: Drewry

Along with rising newbuilding prices and a strong charter market in 2003, 2004 and in the first half of 2005, prices for secondhand vessels increased. In 2005, secondhand prices for some five-year-old ships were close to newbuilding prices because shipowners were paying premiums for modern and immediately available vessels. However, in 2006 values decreased as a result of the downturn in the freight market, only to rebound again in 2007, with further increases taking place in the first six months of 2008, although the evidence of the last couple of months suggests a weakening in values again.

Trans-Shipment and the Feeder Vessel Market

Trans-Shipment

Trans-shipment refers to the physical movement or transfer of a container from a smaller vessel to a larger mother vessel, typically at a main "hub" port, for onward carriage to a final destination. The emergence of trans-shipment is a function of the rapid growth experienced in the global container trade and the rapidly increasing average size of container vessels. Liner companies have increasingly built and acquired larger vessels in order to reduce their portcalls, thus improving their ability to comply with fixed day sailing frequencies required by large shippers. As such, the average size of container vessels has grown from 1,590 TEU in 1997 to 2,531 TEU in 2008, with the average size of container vessels currently in the orderbook being 4,888 TEU. As a result, many larger vessels are unable to call on small ports with limited infrastructure and marine draught restrictions, which has resulted in the need for trans-shipment to serve ports that historically were served directly.

The intra-Asian market is one of the largest feeder trades in the world. In recent years, global ocean carriers have increasingly been launching services in this region, but the vessels they deploy are often fulfilling two purposes, catering to local import/export traffic and also feedering cargo to main trans-shipment hubs for European, U.S. and other markets.

Trans-shipment incidence is the highest in Central America, with South East Asia and the Middle East close behind. In pure TEU terms, over 50% of global trans-shipment (78 million TEU) currently takes place in Asia, predominantly in Singapore, Hong Kong, Busan, Kaohsiung and at Port Klang and Port Tanjung Pepelas.

Feeder Vessel Demand

Global ocean carriers can fulfill their feeder requirements by utilizing their own feeder services, third-party common feeder operators, or a combination of both. Depending on the respective large hub ports service patterns of each global carrier, feeder requirements will vary. Ocean carriers that call primarily on large hub ports will therefore require greater additional feeder capacity in order to transport volumes from whichever hub port they are using to spoke ports as required by their customers.

Increasing container volumes coupled with rising vessel sizes suggest that trans-shipment will continue to increase, and consequently, so will the amount of trans-shipment with feeder vessels. However, the rate of growth will vary, as trans-shipment volumes are only a by-product of the strength of global trade as a whole. Certain trade routes are operated as direct port to port operations, such as from southern China to main Brazilian ports. Another major consideration is the strategies of the global operators and how they configure their service portfolios. For the moment, many operators choose to trans-ship cargo to one or two regional hub ports.

However, for cost reasons, and as a result of either the introduction of larger ships or investment in a particular port, operators may increase their number of key trans-shipment ports, which, would, in turn, impact their feedering requirements. This factor is clearly influenced by the level of demand in key global consumption markets and the consequent supply of goods from the main manufacturing locations. Furthermore, should costs continue to rise in China, from which there are now many service offerings on a direct basis, and manufacturing bases shift to Vietnam, Cambodia and Indonesia, it is likely that feedering volumes will increase. The high number of individual trade routes and level of trans-shipment makes tracking exact container traffic growth difficult. However, for trades within and from Asia, container traffic growth is estimated to be approximately 10% on an annualized basis.

Containership Trans-shipment By Region

(Thousand TEU)

	2002	2003	2004	2005	2006	2007
N. AMERICA	2,057	2,240	2,425	2,647	2,717	2,769
W. EUROPE	16,959	18,320	21,202	22,459	24,910	28,837
N.Europe	7,829	7,788	9,055	10,024	11,326	13,286
S.Europe	9,130	10,532	12,147	12,434	13,584	15,552
FAR EAST	20,817	23,298	27,065	29,542	32,988	37,320
SE ASIA	19,250	21,656	25,165	27,358	30,139	34,234
MID. EAST	5,841	7,275	9,162	10,500	11,097	12,832
LAT. AMERICA	4,784	5,807	6,863	7,667	9,169	10,833
Carib/C.Am	4,073	4,916	5,821	6,623	7,868	9,331
S.Am	710	892	1,042	1,044	1,301	1,501
OCEANIA	249	286	330	335	432	466
S. ASIA	1,221	1,381	1,589	1,810	2,540	2,816
AFRICA	1,877	2,299	2,810	4,077	4,476	4,888
E. EUROPE	21	65	228	557	825	1,280
WORLD	73,075	82,628	96,840	106,951	119,292	136,275
GROWTH	15.5%	13.1%	17.2%	10.4%	11.5%	14.2%

Source: Drewry

Feeder Vessel Supply

Vessels utilized in trans-shipment are known as Feeder vessels. Feeder vessels distribute the containers transported to hub ports from spoke ports in the surrounding region. The size of vessels serving hubs has increased and so has the size of feeder ships catering to their requirements. Today it is not uncommon to see ships as large as 4,000 TEU acting as feedering units.

As global carriers deploy container vessels of 10,000+ TEU in the core East/West trades such as Asia/Europe, smaller vessels have been deployed to the regional trade level and ships are often placed in feeder type services. As a result, Panamax sized tonnage has appeared in the intra-Asian trade in the last year. Utilizing Post-Panamax and larger vessels is economically or operationally unfeasible in these systems, particularly in certain regions of the world such as Scandinavia, the Baltic, the Mediterranean, Central America, West Africa and South East Asia, where there are a large number of relatively small ports with limited infrastructure and marine draught. As such, these regions have developed thriving feeder markets.

Top Feeder Owners/Operators

The three major global feeder markets are intra-Asia, intra-Mediterranean and intra-Mid-East, which is reflected by the service portfolios of the top 10 global feeder operators. Singapore-based Regional Container Lines or "RCL" is the largest operator, but it should be noted that approximately 50% of RCL's overall cargo is classed as carrier owned containers, or "COC," which represents volumes handled for its own account rather than direct mainline operator business. Similarly, although Samudera Lines is operating a relatively large fleet in TEU terms, at least 20% of its overall volumes could be classified as COC.

Sea Consortium is the largest pure common feeder operator in the world. Sea Consortium is based in Singapore and covers a large number of services in the intra-Asian region and between Singapore and the Indian Subcontinent. X-Press Container Line is headquartered in London and covers the European and Mediterranean feeder markets. Team Lines, owned by Delphis, Unifeeder and United Feeder Services are the other major intra-European operators.

MCC Transport, an AP Moller-Maersk subsidiary and Advance Container Line, a PIL affiliate are the other dominant feeder operators within the intra-Asian geographical arena. Most of the volume is between Indonesia, Vietnam, the Philippines and Singapore.

The majority of feeder operators generally tend to charter vessels from the market because of the very high cost and associated risk of investing in newbuilds. Since they generally do not carry their own cargo or market their services to end users, they are dependent on the global ocean carriers, operators have limited opportunities to fill their slots and remain profitable should they lose an account.

As stated, some global operators have their own in-house feeder affiliates, which also carry business for outside companies. Other major global carriers such as MSC and Evergreen have chosen to set up their own feeder services in recent years using a mixture of owned tonnage and chartered vessels. This gives them flexibility and means they are less reliant on the pure feeder operators.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of                                        , 2008, certain information regarding beneficial ownership of Arcade's common stock by each person who is known by us to beneficially own more than 5% of our common stock. The table also identifies the stock ownership of each of our directors, each of our officers, and all directors and officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Stock
Arcade Acquisition Investors, LLC(1)	360,000	3.4%
John M. Chapman(2)	505,000	4.8%
Jonathan R. Furer(3)	505,000	4.8%
Muhit U. Rahman(4)	505,000	4.8%
Basso Capital Management, L.P.(5)(6)	630,300	6.0%
Basso Multi-Strategy Holding Fund Ltd.(7)	560,101	5.3%
Azimuth Opportunity Fund, Ltd.(8)	540,000	5.1%
QVT Financial LP(9)	537,750	5.1%
All directors and executive officers as a group (3 persons)(10)	1,875,000	17.9%

(1)
Excludes 2,000,000 shares of common stock that may be issued upon the exercise of warrants purchased by Arcade Acquisition Investors, LLC immediately prior to the consummation of our initial public offering that are not exercisable within 60 days. Messrs. Furer, Chapman and Rahman each own a 25% interest in this entity and, as managers, share voting and dispositive control of these shares. The business address of Arcade Acquisition Investors, LLC is c/o Muhit Rahman, 8550 Willow Run Court, Cincinnati, OH 45243.

(2)
Excludes shares held by Arcade Acquisition Investors, LLC. Mr. Chapman's business address is c/o Arcade Partners LLC, 62 La Salle Road, Suite 304, West Hartford, CT 06107.

(3)
Excludes shares held by Arcade Acquisition Investors, LLC. Mr. Furer's business address is 45 Park St., Tenafly, NJ 07670.

(4)
Excludes shares held by Arcade Acquisition Investors, LLC. Mr. Rahman's business address is 8550 Willow Run Court, Cincinnati, OH 45243.

(5)
Based on a Schedule 13G filed by Basso Capital Management L.P. on February 14, 2008. The business address of Basso Capital Management L.P. is 1266 East Main Street, 4th Floor, Stamford, Connecticut 06902. Basso Capital Management, L.P. is the investment manager of Basso Fund Ltd., which beneficially owns 70,199 shares of our common stock, and Basso Multi-Strategy Holding Fund Ltd., which beneficially owns 560,101 shares of our common stock. Accordingly, Basso Capital Management L.P. may be deemed to be the beneficial owner of an aggregate amount of 630,300 shares of our common Stock, consisting of the shares owned by Basso Fund Ltd. and Basso Multi-Strategy Holding Fund Ltd. Basso GP, LLC is the general partner of Basso Capital Management, L.P. The controlling persons of Basso GP, LLC are Howard Fischer, Philip Patek, John Lepore and Dwight Nelson.

(6)
Includes 560,101 shares of common stock beneficially owned by Basso Multi-Strategy Fund Ltd.

(7)
Based on a Schedule 13G filed by Basso Multi-Strategy Fund Ltd. on February 14, 2008. The business address of Basso Multi-Strategy Fund Ltd. is c/o M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Grand Cayman Islands, British West Indies. Basso Capital

  Management, L.P. is the investment manager of Basso Multi-Strategy Holding Fund Ltd. Basso GP, LLC is the general partner of Basso Capital Management, L.P. The controlling persons of Basso GP, LLC are Howard Fischer, Philip Patek, John Lepore and Dwight Nelson.

(8)
Based on a Schedule 13G filed by Azimuth Opportunity Fund, Ltd. on July 11, 2007. The business address of Azimuth Opportunity Fund, Ltd. is c/o Ogier, Qwomar Complex, 4th Floor, PO Box 3170, Road Town, Tortola, British Virgin Islands.

(9)
Based on a Schedule 13G filed by QVT Financial LP on February 2, 2008. The business address of QVT Financial LP is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036. QVT Financial LP is the investment manager for QVT Fund LP, which beneficially owns 432,905 shares of our common stock, and for Quintessence Fund L.P., which beneficially owns 48,557 shares of our common stock. QVT Financial LP is also the investment manager for a separate discretionary account managed for Deutsche Bank AG, which holds 56,288 shares of Common Stock. QVT Financial LP has the power to direct the vote and disposition of the shares of our common stock held by QVT Fund LP, Quintessence Fund L.P. and the separate account managed for Deutsche Bank AG. Accordingly, QVT Financial LP may be deemed to be the beneficial owner of an aggregate amount of 537,750 shares of our common Stock, consisting of the shares owned by QVT Fund LP, Quintessence Fund L.P. and the separate account managed for Deutsche Bank AG.

(10)
Includes shares held by Arcade Acquisition Investors, LLC. See footnote (1) above.

DIVIDEND POLICY OF CONBULK

Subject to its ability to do so under applicable law, Conbulk expects to pay quarterly dividends of $0.16 per share to Conbulk's stockholders beginning the first full calendar quarter following the Business Combination. Conbulk also expects to pay a special quarterly dividend of $0.06 per share during the first four quarters following the Initial Closing. These amounts should not be viewed as indicative of any dividend payments that Conbulk will make in the future and there can be no assurances that Conbulk will have the cash available for distribution of these or any dividends. See "Risk Factors—Risks Relating to Conbulk's Common Shares. Investors should not rely on an investment in Conbulk if they require dividend income. It is not certain that Conbulk will pay a dividend and the return on an investment in Conbulk, if any, may come solely from appreciation of its common shares, which is also not assured."

The payment of dividends following the Business Combination will be in the discretion of Conbulk's board of directors and will depend on market conditions and Conbulk's business strategy in any given period. The timing and amount of dividend payments will be dependent upon Conbulk's earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in its credit facility, the provisions of Marshall Islands law affecting the payment of distributions to stockholders and other factors. In general, Conbulk intends to opportunistically grow its containerships fleet through acquisitions of vessels financed by internally generated cash, as well as debt and equity capital. Conbulk's ability to pay dividends will be limited by the amount of cash it can generate from operations, primarily the charter hire, net of commissions, received by Conbulk under the charters for its vessels during the preceding calendar quarter, less expenses for that quarter, consisting primarily of vessel operating expenses (including management fees), general and administrative expenses, debt service, maintenance expenses, vessel acquisition costs, the establishment of any reserves and additional factors unrelated to its profitability. These reserves may cover, among other things, future dry-docking, repairs, claims, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital.

In connection with the Initial Closing, the Insider Stockholders will enter into the Dividend Agreement with Conbulk pursuant to which they will agree to subordinate and defer dividend payments with respect to all of the Subordinated Shares for the first four quarterly dividend payments immediately following the Initial Closing, to allow the payment of a quarterly base dividend to all other holders of Conbulk common shares in the amount of $0.16 per share (the "Base Dividend") and a quarterly special dividend in the amount of $0.06 per share (the "Special Dividend" and, together with the Base Dividend, the "Initial Dividend") for those four quarters.

Conbulk will only become obligated to pay the Insider Stockholders the amounts owed with respect to deferred dividends on the Subordinated Shares (the "Subordinated Share Obligation") after the Initial Dividend has been paid to the other holders of Conbulk common shares and then if, and only if, all available cash flow is sufficient to make such payments prior to the fifth anniversary of the date of the Initial Closing, at which time, any remaining Subordinated Share Obligation will terminate.

Because Conbulk is a holding company with no material assets other than the shares of its subsidiaries which will directly own the carriers in Conbulk's fleet, Conbulk's ability to pay dividends will depend on the earnings and cash flow of its subsidiaries and their ability to pay dividends to Conbulk. Conbulk cannot assure you that, after the expiration or earlier termination of its charters, Conbulk will have any sources of income from which dividends may be paid. If there is a substantial decline in the charter market, this would negatively affect Conbulk's earnings and limit its ability to pay dividends. In particular, Conbulk's ability to pay dividends is subject to its ability to satisfy certain financial covenants that may be contained in the credit facility that Conbulk expects to enter into.

CONBULK
UNAUDTED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS AS OF AND
FOR THE YEAR ENDED DECEMBER 31, 2007

The following unaudited pro forma condensed combined financial statements give effect to the following proposed transactions, which collectively comprise the Business Combination, which are expected to be consummated pursuant to the Transaction Documents by and between the parties set out below:

•
Arcade will effect the Redomiciliation Merger by merging with and into Conbulk immediately prior to the closing of the Palmosa Acquisition, with Conbulk being the surviving entity.

•
Conbulk will acquire all of the outstanding membership interests of six SPVs, each a limited liability company owning a memorandum of agreement, or MOA, to acquire one container vessel from a Palmosa affiliate, being sold as a group and constituting substantially all of the current operations of Palmosa in exchange for 7,631,157 common shares of Conbulk, which we refer to as the "Palmosa Acquisition", based on a trust account value of $7.88 per share and payment of $90.9 million of debt.

•
Conbulk will simultaneously acquire all of the outstanding membership interest of four SPVs, each a limited liability company holding an MOA to acquire one container vessel from entities whose vessels are managed by Tsakos, being sold as a group in exchange for approximately 2.0 million common shares of Conbulk and cash consideration of $94.6 million, which we refer to as the "Tsakos Acquisition." and which, together with the Palmosa Acquisition is referred to as the Interest Acquisition.

The Redomiciliation Merger

As a result of the Redomiciliation Merger: (i) the separate corporate existence of Arcade will cease; (ii) each share of Arcade common stock, par value $.0001 per share, will automatically be converted into one common share of Conbulk par value $.0001 per share; and (iii) each outstanding warrant of Arcade will be automatically assumed by Conbulk with the same terms and restrictions, except that each will be exercisable for common shares of Conbulk, all as more particularly described in the joint proxy statement/prospectus. The Redomiciliation Merger will have no accounting impact on Arcade or its stockholders.

The Palmosa Acquisition

The Palmosa Acquisition will be treated as a reverse merger, with Palmosa determined to be the accounting acquirer. This determination is being made based on the consideration of all quantitative and qualitative factors, including the following:

•
each of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of Palmosa will assume the same positions at Conbulk upon consummation of the Initial Transaction;

•
the former stockholders of Palmosa represent three of nine Conbulk directors, while Arcade will have two directors. The remaining four directors have also been recommended by the Palmosa stockholders; and

•
the former stockholders of Palmosa will control the single largest block of voting shares in Conbulk with the remaining shares of Conbulk being owned in smaller amounts by a diverse group of investors.

The reverse merger of Arcade, a non-operating company, by Palmosa, an operating company is viewed as the issuance of equity by Palmosa (the accounting acquirer) for the monetary assets of Arcade. Accordingly, the transaction is considered to be a capital transaction in substance rather than a business combination. The transaction will be treated as the equivalent of Palmosa issuing shares for the net monetary assets of Arcade, accompanied by a recapitalization at book value which approximates fair value with no goodwill or other intangible assets recorded.

The Tsakos Acquisition

The Tsakos Acquisition is expected to close prior to effective date of International Financial Reporting Standard 3(R), "Business Combinations (Revised)", or IFRS 3R guidance of July 1, 2009. Accordingly, the Tsakos Acquisition will be accounted for under the current purchase method of accounting in accordance with IFRS 3. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 6 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values as of the completion of the transaction. Any excess of the purchase price over the estimated fair value of the net assets acquired (including both tangible and identifiable intangible assets) is allocated to goodwill.

If the acquisition is completed on or after July 1, 2009, IFRS 3R would apply and $2.0 million of transaction costs associated with the Tsakos Acquisition would be expensed versus capitalized as part of the purchase price as it is currently done (see Note 6 to these unaudited pro forma condensed combined financial statements) and accordingly, goodwill would also decrease. The application of IFRS 3R is not expected to significantly impact the pro-forma.

****

The unaudited pro forma condensed combined financial statements presented below have been prepared in accordance with IFRS and include adjustments to give effect to the Palmosa Acquisition and the Tsakos Acquisition. The pro forma adjustments are described in the accompanying notes presented on the following pages. There were no significant intercompany balances or transactions between Palmosa, the Tsakos Companies and Arcade as of or for any of the periods presented. Certain reclassification adjustments have been made to conform the historical accounting policies of the Tsakos Companies and Arcade to the basis of presentation and accounting policies used by Palmosa.

The unaudited pro forma condensed combined balance sheet as of December 31, 2007 gives effect to the Business Combination as if it was consummated on December 31, 2007. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2007 gives effect to the Business Combination as if it was consummated on January 1, 2007.

The unaudited pro forma condensed combined balance sheet as of December 31, 2007 and the unaudited pro forma condensed combined statement of income for year ended December 31, 2007 have been prepared assuming two different levels of approval of the Business Combination by the Arcade stockholders as follows:

•
Assuming No Redemption of Shares: This presentation assumes that no stockholders of Arcade exercised their redemption rights; and

•
Assuming Maximum Redemption: This presentation assumes that holders of 2,587,499 shares (one share less than 30% of shares sold in the initial public offering) of Arcade's outstanding common stock exercise their redemption rights.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of Arcade, the historical consolidated financial statements and accompanying notes of Palmosa, and the historical combined financial statements and accompanying notes of the Tsakos Companies, all of which are also included in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent the financial condition or results of operations had the Acquisition been completed as of the dates indicated, nor are they necessarily indicative of future consolidated results of operations or financial position.

CONBULK CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
FINANCIAL POSITION
DECEMBER 31, 2007

							Pro Forma Adjustments
	Historical		Pro Forma Adjustments			Historical			Pro Forma Combined (Assuming No Redemption of Shares)			Pro Forma Combined (Assuming Maximum Redemption)
										Pro Forma Adjustments for Maximum Redemption
	Palmosa	Arcade	Palmosa Acquisition (Recapitalization) and Financing		Redomiciliation Merger & Palmosa Acquisition Subtotal	The Tsakos Companies	The Tsakos Acquisition
	(Note 1a)	(Note 2a)	(Note 3)		(unaudited)	(Note 5a)	(Note 6)		(unaudited)	(Note 8)		(unaudited)
	(US Dollars in thousands)
ASSETS
Non-current assets
Vessels, net	$18,261	$—	$90,769	3j	$109,030	$43,198	$35,802	6d	$188,030	$—		$188,030
Charter contract	—	—	—		—	—	30,000	6e	30,000	—		30,000
Goodwill	—	—	—		—	—	3,611	6f	3,611	—		3,611
Investment in Trust Account	—	67,932	(67,932	)3a	—	—	—		—	—		—
Other assets						93	(93)	6h
Deferred tax assets	—	68	(68	)3e	—	—	—		—	—		—

Total non-current assets	18,261	68,000	22,769		109,030	43,291	69,320		221,641	—		221,641

Current assets
Related parties	—	—	—		—	38,935	(38,935	)6h	—	—		—
Other current assets	—	25	—		25	358	(358	)6h	25	—		25
Inventories	192	—	—		192	437	(437	)6h	192	—		192
Trade and other receivables	51	—	—		51	1,803	(1,803	)6h	51	—		51
Restricted cash	2,400	—	(2,400	)3a	—	—	—		—	—		—
Cash and cash equivalents	5,765	1,487	102,584 3f,3g,3j,3k	3a,3c,3d,	109,836	341	(96,952 6h,6i	)6a,6c,	13,225	(6,672 8c	)8a,8b,	6,553

Total current assets	8,408	1,512	100,184		110,104	41,874	(138,485)		13,493	(6,672)		6,821

TOTAL ASSETS	$26,669	69,512	122,953		219,134	85,165	(69,165)		235,134	(6,672)		224,462

EQUITY
Ordinary shares	—	1	1	3l	2	14	(14	)6h	2	—		2
Additional paid in capital	4,439	46,034	36,424 3g,3i,3j,3l	3b,3c,3e,	86,897	18,621	(2,621	)6b,6h	102,897	(19,626	)8a,8c	83,271
Other reserves	—	—	—		—	(222)	222		—	—		—
Retained earnings	1,213	1,166	(1,166	)3b,3c	1,213	2,117	(2,117)		1,213	—		1,213
Minority interest	773	—	—		773	—	—		773	—		773

TOTAL SHAREHOLDERS' EQUITY	6,425	47,201	35,259		88,885	20,530	(4,530)		104,885	(19,626)		85,259

Common stock subject to redemption	—	20,350	(20,350	)3h	—	—	—		—	—		—

LIABILITIES					—
Non-current liabilities
Borrowings	$12,350	—	95,578 3k,3m	3d,3f,3j,	107,928	39,665	(39,665	)6h	107,928	10,619	8b	118,547
Common stock subject to redemption	—	—	—	3h, 3i	—	—	—		—	—		—
Due to underwriters		1,691	(1,691	)3g	—	—	—		—	—		—
Other financial liabilities	—	—	—		—	315	(315	)6h	—	—		—

Total non-current liabilities	12,350	1,691	93,887		107,928	39,980	(39,980)		107,928	10,619		118,547

Current liabilities
Trade and other payables	884	53			937	2,715	(2,751	)6h	937			937
Borrowings	3,900	—	14,157	3d,3m	18,057	7,699	(7,699	)6h	18,057	2,335	8b	20,392
Provisions for other liabilities and charges	—	—	—		—	992	(992	)6h	—	—		—
Income taxes payable	—	217	—		217	—	—		217	—		217
Related parties	3,110	—	—		3,110	13,249	(13,249	)6h	3,110	—		3,110

Total current liabilities	7,894	270	14,157		22,321	24,655	(24,655)		22,321	2,335		24,656

TOTAL LIABILITIES	20,244	1,961	108,044		130,249	64,635	(64,635)		130,249	12,954		143,203

TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES	$26,669	69,512	122,953		219,134	85,165	(69,165)		235,134	(6,672)		228,462

CONBULK CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2007

	Historical		Pro Forma Adjustments			Historical	Pro Forma Adjustments
	Palmosa	Arcade	Palmosa Acquisition (Recapitalization) and Financing		Redomiciliation Merger & Palmosa Acquisition Subtotal	The Tsakos Companies	Tsakos Acquisition		Pro Forma Combined (Assuming No Redemption of Shares)	Pro Forma Adjustments for Maximum Redemption		Pro Forma Combined (Assuming Maximum Redemption)
	(Note 1b)	(Note 2b)	(Note 4)		(unaudited)	(Note 5b)	(Note 7)		(unaudited)	(Note 8)		(unaudited)
	(US Dollars in thousands, except share and per-share information)
Revenue	7,056	—	23,464	4j,4m	30,520	27,866	—		58,386	—		58,386
Operating expenses and other income
Voyage expenses	(45)	—	—		(45)	(1,627)	—		(1,672)	—		(1,672)
Operating expenses	(3,717)	(228)	(13,006	)4d,4f,4k,4m	(16,951)	(11,511)	—		(28,462)	—		(28,462)
Depreciation and amortization expense	(1,246)	—	(5,432	)4g,4m	(6,678)	(4,088)	(7,380	)7a,7b	(18,146)	—		(18,146)
Commissions	(266)	—	(1,009	)4k,4m	(1,275)	—	—		(1,275)	—		(1,275)
Management fees	(763)	—	(677	)4l	(1,440)	(828)	(132	)7e	(2,400)	—		(2,400)
Administration expenses	—	—	(988	)4n	(988)	—	—		(988)	—		(988)
Other income (expense)	(62)	—	—		(62)	(204)	—		(266)	—		(266)

	(6,099)	(228)	(21,112)		(27,439)	(18,258)	(7,512)		(53,209)	—		(53,209)

Profit (loss) from operations	957	(228)	2,352		3,081	9,608	(7,512)		5,177	—		5,177

Finance costs	(1,091)	(2)	(4,521	)4a,4h	(5,614)	(1,846)	1,846	7c	(5,614)	(439	)8d,8e	(6,052)
Finance income	459	2,025	(2,484	)4b	—	—	—		—	—		—
Other non-operating income (expense)	—	—			—	400	—		400	—		400

	(632)	2,023	(7,005)		(5,614)	(1,446)	1,846		(5,214)	(439)		(5,652)

Income (loss) before income taxes	325	1,795	(4,653)		(2,533)	8,162	(5,666)		(37)	(439)		(475)

Income taxes	—	(630)	630	4e	—	—	—		—			—

Profit (loss) for the year	325	1,165	(4,023)		(2,533)	8,162	(5,666)		(37)	(439)		(475)

Net income attributable to minority interests	(67)	—	—		(67)	—	—		(67)			(67)

Net income (loss) attributable to equity holders	258	1,165	(4,023)		(2,600)	8,162	(5,666)		(104)	(439)		(542)

Earnings (loss) per share:
Basic	—	0.16	—		(0.17)	—	—		(0.01)	—		(0.04)
Diluted	—	0.13	—		(0.17)	—	—		(0.01)	—		(0.04)
Weighted average shares outstanding ('000):
Basic	—	7,490	7,631	4c	15,121	—	2,030	7d	17,151	(2,587	)8a	14,564
Diluted	—	9,252	5,869	4i	15,121	—	2,020	7d	17,151	(2,587	)8a	14,564

CONBULK CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Historical Financial Statements of Palmosa

The historical financial statements of Palmosa as of and for the year ended December 31, 2007 were prepared in accordance with IFRS and are included in this joint proxy statement/prospectus.

(a)
Reflects the audited historical financial position of Palmosa as of December 31, 2007.

(b)
Reflects the audited historical results of operations of Palmosa for the year ended December 31, 2007.

Note 2—Historical Financial Statements of Arcade

The historical financial statements of Arcade as of December 31, 2007 and for the period January 30, 2007 (inception) to December 31, 2007, which are included in this joint proxy statement/prospectus, were prepared in accordance with US GAAP, which differ in certain significant respects from IFRS. Certain balances relating to common stock subject to redemption required adjustments to present the historical financial position of Arcade as of December 31, 2007 in accordance with IFRS (see Note 3h).

(a)
Derived from the audited historical financial position of Arcade as of December 31, 2007.

(b)
Derived from the audited historical results of operations of Arcade for the period January 30, 2007 (inception) to December 31, 2007.

Note 3—Adjustments for the Palmosa Acquisition (Recapitalization) and Financing (Financial Position)

On September 19, 2008, the parties to the Palmosa Acquisition agreed that all of the outstanding membership interest of six SPVs, each a limited liability company owning an MOA to acquire one container vessel from a Palmosa affiliate, being sold as a group and constituting substantially all of the current operations of Palmosa would be acquired by Conbulk in exchange for 7,631,157 common shares of Conbulk based on value of trust per share of $7.88 and payment of $90.9 million of debt. For accounting purposes, based on the consideration of all quantitative and qualitative factors, Palmosa has been determined to be the acquirer (i.e. reverse acquisition) principally due to the following:

•
each of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of Palmosa will assume the same positions at Conbulk upon consummation of the Initial Transaction;

•
the former stockholders of Palmosa represent three of nine Conbulk directors, while Arcade will have two directors. The remaining four directors have also been recommended by the Palmosa shareholders; and

•
the former stockholders of Palmosa will control the single largest block of voting shares in Conbulk with the remaining shares of Conbulk being owned in smaller amounts by a diverse group of investors.

The reverse merger of Arcade, a non-operating company, by Palmosa, an operating company is viewed as the issuance of equity by Palmosa (the accounting acquirer) for the monetary assets of Arcade. Accordingly, the transaction is considered to be a capital transaction in substance rather than a business combination. The transaction will be treated as the equivalent of Palmosa issuing stock for the net monetary assets of Arcade, accompanied by a recapitalization at book value which approximates fair value with no goodwill or other intangible assets recorded.

(a)
Reflects the release of Arcade's restricted cash and cash held in trust and the transfer of the balance to cash and cash equivalents, assuming that no stockholders of Arcade seek to redeem their shares for a pro rata share of the trust account.

(b)
Reflects the elimination of the historical retained earnings of Arcade.

CONBULK CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 3—Adjustments for the Palmosa Acquisition (Recapitalization) and Financing (Financial Position) (Continued)

(c)
Reflects the $5.0 million in estimated costs directly attributable to the Palmosa Acquisition relating to attorneys, accountants and other advisors fees.

(d)
Reflect $127.0 million in borrowings under the $200.0 million Credit Facility in connection with the Business Combination. Of the amount borrowed, $18.1 million is classified in short-term borrowings.

(e)
Reflects the elimination of deferred tax assets of Arcade as a result of the redomiciliation of Arcade immediately prior to the consummation of the Initial Transaction. See "Tax Considerations—Material United States Federal Income Tax Considerations" for further discussions on this topic.

(f)
Reflects the payments of $150,000 for structuring fee, $698,500 for loan arrangement fee, $140,525 arrangement fee on unused portion and $25,000 for agency fees related to the Credit Facility.

(g)
Reflects $2.4 million payment due on deferred underwriter's fees upon consummation of the Business Combination. $1.7 million is accrued in non-current liabilities prior to the Business Combination.

(h)
Reflects the reclassification of the redemption value of Arcade common stock subject to possible redemption, which is classified as mezzanine under US GAAP, to liabilities in accordance with IFRS.

(i)
Reflects the reclassification of the redemption value of Arcade common stock subject to possible redemption to permanent equity assuming no Arcade common stockholders exercise their redemption rights.

(j)
Gives effect to the January and February 2008 acquisition of four vessels at $90.0 million with related capitalized dry docking and special survey costs of $769,000 as if it occurred on December 31, 2007. Purchase is financed through $67.5 million of borrowings, $18.0 million from seller's credit facility and $4.5 million in equity. The seller operates the charters on the four vessels. Payment is withheld from each of the four vessel operations at a rate of 1.0% over LIBOR plus principal over approximately three years.

(k)
Reflects the payment on Palmosa borrowings described in Note 3(j) above.

(l)
Reflect the additional $1,000 in par value of $.0001 per share for issued shares to Palmosa.

(m)
Reflects the adjustment for borrowings not assumed and paid off with acquisition proceeds.

Note 4—Adjustments for the Palmosa Acquisition (Recapitalization) and Financing (Results of Operations)

See Note 3 for additional information on the recapitalization and financing.

(a)
Reflects a reduction of annual interest expense of $1.1 million for elimination of old borrowings offset by an increase of annual interest expense of $5.0 million due to issuance of $127.0 million debt at LIBOR plus 1.45% under the Credit Facility. LIBOR is assumed at 2.5%. A hypothetical 0.125% increase in the interest rate would increase the pro forma interest expense under the Credit Facility by approximately $158,750 for the twelve months ending December 31, 2007.

(b)
Reflects the elimination of annual interest income as a result of a reduction in cash and cash equivalents.

(c)
Reflects adjustments to the historic weighted average number of shares outstanding for 7,631,157 shares issued in the Palmosa Acquisition based on value of trust per share of $7.88.

(d)
Reflects the elimination the $55,000 in fees paid to an affiliate of Arcade for general and administrative services which will no longer be paid following consummation of the Initial Transaction.

CONBULK CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 4—Adjustments for the Palmosa Acquisition (Recapitalization) and Financing (Results of Operations) (Continued)

(e)
Reflects the elimination of income tax expense of Arcade as a result of the redomiciliation of Arcade immediately prior to the consummation of the Initial Transaction. Following the Business Combination, the combined company is not expected to be subject to income taxes in the United States of America. See "Tax Considerations—Material United States Federal Income Tax Considerations" for further discussions on this topic.

(f)
Reflects $4.9 million of share based compensation expense relating to the Management Agreement (earn-out clause) with Conbulk management which is based on certain EBITDA targets in 2010 and 2011.

(g)
Reflects the additional depreciation and amortization related to Palmosa's January and February 2008 purchase of four vessels (weighted average remaining useful life of 18.2 years excluding scrap value of $4.8 million) and related capitalized dry-docking and special survey expenses (amortization period of 2.5 years) to give affect as if they were acquired on January 1, 2007.

(h)
Reflects the amortization of $171,581 on fees for borrowings of $1.0 million over the expected life of the Credit Facility of approximately six years. Refer to fees paid at Note 3(f). Also reflects the $423,400 commitment fee in 2007 (.58% of $73.0 million unused revolving line of credit).

(i)
Reflects net adjustment to the historic weighted average number of shares outstanding for 7,631,157 shares issued in the Palmosa Acquisition based on value of trust per share of $7.88 net of the 1,927,865 shares relating to Arcade warrants which were previously included in the historical EPS calculation but excluded in pro-forma EPS since the effect is anti-dilutive.

(j)
Reflects the $21.0 million in additional revenue generated by the four additional vessels acquired by Palmosa in January and February 2008 as if they were acquired on January 1, 2007, based on charter contracts rates and 355 hire days.

(k)
Reflects the $0.9 million in commission based on 355 hire days and $7.0 million in operating expenses related to the four additional vessels acquired by Palmosa in January and February 2008 as if they were acquired on January 1, 2007.

(l)
Reflects $677,000 in additional expenses related to new management fees for Palmosa's vessels at a rate of $20,000/month/fully managed vessel or $10,000/month/operated vessel. All of Palmosa's vessels would be fully managed.

(m)
Reflects $2.6 million in additional revenue and related 3.5% additional commission of $85,680 and $1.2 million and $0.5 million in additional operating and depreciation expenses, respectively for MSC Bali to fully reflect twelve months of operations since MSC Bali was only acquired and began operations under Palmosa management starting on June 15, 2007.

(n)
Reflects the $988,000 (using 2007 average conversion rate of EUR 1 = $1.37) in additional expenses related to the new retention agreement which stipulates annual payment of EUR 251,000 to each of the corporations owned by Mr. Dalakouras (Conbulk's CEO) and Mr. Bamiotis (Conbulk's COO) and EUR 201,000 to the corporation owned by Mr. Kardamakis (Conbulk's CFO). In addition, each will receive additional non-discretionary annual cash payments equal to EUR 6,000.

CONBULK CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 5—Historical Financial Statements of the Tsakos Companies

The historical financial statements of the Tsakos Companies as of and for the year ended December 31, 2007 were prepared in accordance with IFRS and are included in this joint proxy statement/prospectus.

(a)
Derived from the audited historical financial position of the Tsakos Companies as of December 31, 2007.

(b)
Derived from the audited historical results of operations of the Tsakos Companies for the year ended December 31, 2007.

Note 6—Adjustments for the Tsakos Acquisition (Financial Position)

On September 19 , 2008, the parties to the Business Combination agreed that all of the outstanding membership interest of four SPVs, each a limited liability company holding an MOA to acquire one container vessel from an entity whose vessel was managed by Tsakos, being sold as a group, would be acquired by Conbulk in exchange for 2,030,457 common shares of Conbulk having an aggregate fair value of $16.0 million, as determined based on the based on the assumed share trust redemption value at the close of the transaction of $7.88, and cash consideration of $94.6 million excluding acquisition-related expenses. For purposes of preparing these unaudited pro forma condensed combined financial statements:

•
the fair value of each Conbulk common share to be issued has been determined based on the per share trust redemption value of Arcade on December 31, 2007 (the assumed consummation date for purposes of preparing the unaudited pro forma condensed combined financial statements). The actual number of shares to be issued pursuant to the Purchase Agreement will be calculated based on the per share trust redemption value at redemption.

•
2,030,457 common shares of Conbulk were assumed to have been issued in connection with the Tsakos Acquisition ($16.0 million divided by $7.88).

The Tsakos Acquisition will be accounted for under the purchase method of accounting in accordance with IFRS 3. Under the purchase method of accounting, the total estimated purchase price, as calculated in the table below, is allocated to the net tangible and intangible assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values as of the completion of the transaction. Any excess of the purchase price over the estimated fair value of the net assets acquired (including both tangible and identifiable intangible assets) is allocated to goodwill.

CONBULK CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 6—Adjustments for the Tsakos Acquisition (Financial Position) (Continued)

The preliminary determination and allocation of purchase price, which is subject to further management review and may change materially between the preliminary valuation date and the closing date of the Business Combination, is as follows:

Amount
('000)
Estimated cash consideration(a)	$94,635
Estimated fair value of shares(b)	16,000
Estimated costs and expenses(c)	1,976

Estimated purchase price, including estimated transaction costs	$112,611

Historical book value of net assets as of December 31, 2007	43,198

Estimated fair value adjustments:
Vessels(d)	35,802
Charters(e)	30,000

Estimated fair value of identifiable net assets acquired	109,000

Estimated goodwill(f)	3,611

(a)
Reflects the $94.6 million cash portion of the total consideration to be exchanged in connection with the Tsakos Acquisition.

(b)
Reflects the $16.0 million fair value of the 2,030,457 common shares of Arcade to be issued in connection with the Tsakos Acquisition based on trust value per share of $7.88.

(c)
Reflects the $2.0 million of estimated costs directly attributable to the Tsakos Acquisition related to professional fees of attorneys, accountants and other advisors which is due on closing.

(d)
Reflects the net adjustment necessary to reflect acquired vessels and related dry-docking at their estimated fair values.

(e)
Reflects the net adjustment necessary to reflect acquired charter arrangements, associated with the vessels acquired, at their estimated fair values.

(f)
Reflects the excess of the purchase price over the estimated fair value of the net assets acquired (including both tangible and identifiable intangible assets).

(g)
Reflects the elimination of all components of the historical shareholders' equity of the Tsakos Companies.

(h)
Reflects elimination of Tsakos' assets and liabilities that are not transferred in the Tsakos Acquisition.

Note 7—Adjustments for the Tsakos Acquisition (Results of Operations)

See Note 6 for additional information on the Tsakos Acquisition.

(a)
Reflects the annual incremental amortization totaling $5.7 million resulting from charters acquired associated with the vessels. The Tsakos Companies' 2007 historical results of operations already reflected $1.1 million of

CONBULK CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 7—Adjustments for the Tsakos Acquisition (Results of Operations) (Continued)

  the $6.8 million aggregate amortization presented below. Market value is based on an estimated average remaining lives ranging from 1.7 to 4.7 years, as set out below.

	Amount of Fair Value Adjustment	Estimated Useful Life (Months)	Amortization for the Year Ended December 31, 2007
Charter related to Sardinia	$9,500,000	56	$2,035,714
Charter related to Brasilia	9,500,000	56	2,035,714
Charter related to London	9,500,000	56	2,035,714
Charter related to Mejillones	1,500,000	26	692,308

Totals	$30,000,000		$6,799,451

(b)
Reflects $1.7 million in additional annual depreciation resulting from the increased basis of acquired vessels and the effect of the change from 25 to 30 years in estimated useful lives of Palmosa's vessels, as set out below. The Tsakos Companies' 2007 historical results of operations reflected $3.0 million of the $4.7 million in total depreciation presented below.

	Fair Value of Acquired Vessels	Fair Value Less Scrape Value	Estimated Remaining Useful Life (Years)	Depreciation for the Year Ended December 31, 2007
Sardina	$18,000,000	11,376,290	9.7	$1,168,687
Brasilia	18,000,000	11,376,290	9.7	1,178,639
London	18,000,000	11,376,290	9.7	1,178,639
Mejillones	25,000,000	20,953,300	18.3	1,143,705

Totals	$79,000,000	55,082,170		$4,669,671

(c)
Reflects a reduction in annual interest expense resulting from the reduction of Tsakos borrowings.

(d)
Reflects the issuance of approximately 2,030,457 common shares of Conbulk based on trust value of $7.88/share in connection with the Tsakos Acquisition.

(e)
Reflects $132,000 in additional expenses related to new management fees for Tsakos' vessels at a rate of $20,000/month/fully managed vessel or $10,000/month/operated vessel. All of Tsakos' vessels would be fully managed.

Note 8—Adjustments for Maximum Redemption

Arcade is required to seek the approval of its stockholders prior to consummating the Business Combination. In the event that 30% or more of the outstanding stock (excluding, for this purpose, 1,875,000 shares of common stock issued prior to Arcade's initial public offering) vote against the Business Combination and elect to exercise their redemption rights, the Business Combination will not be effected. In the event the Business Combination is effected, public stockholders voting against the Business Combination will be entitled to redeem their stock for a pro rata share of the aggregate amount of cash then on deposit in the trust account, including their pro rata portion of the deferred underwriting discount and any interest earned on the trust account, net of income taxes payable on such interest income.

CONBULK CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 8—Adjustments for Maximum Redemption (Continued)

(a)
These adjustments reflect the payment of cash to the maximum possible number of redeeming Arcade stockholders (30% of shares sold in the initial public offering minus one share assuming the Business Combination is still approved) as consideration for the return and cancellation of their common stock (2,587,499 shares).

(b)
Reflects $13.0 million (or $12.94 million net of approximately $46,000 of related loan fees) of additional borrowings against the Credit Facility, of which $2.3 million would be classified as current.

(c)
Reflects the reduction in payment required to the underwriter of $724,000 relating to deferred underwriter's fee. Refer to Note 3 (g).

(d)
Reflects the interest on increased borrowings of $13.0 million on the Revolving Credit Facility as a result of returning the funds to the maximum possible number of redeeming Arcade shareholders at LIBOR plus 1.45%. LIBOR is assumed at 2.5%. A hypothetical 0.125% increase in the interest rate would increase the pro forma interest expense under the Credit Facility by approximately $16,000 for the 12 months ending December 31, 2007.

(e)
Reflects the additional amortization due to increased loan fees related to the additional $13.0 million of borrowings.

The unaudited pro forma condensed combined information is for illustrative purposes only. You should not rely on the unaudited pro forma condensed combined balance sheet as being indicative of the historical financial position that would have been achieved had the Acquisition been consummated as of this date. See "Risk Factors—Risks Relating to the Acquisition—Conbulk has no operating history as a stand-alone entity or as a publicly-traded company and may not operate profitably in the future."

CAPITALIZATION OF ARCADE

The following table sets forth the capitalization of Arcade Acquisition Corp. as of December 31, 2007:

•
on an actual basis;

•
on an as adjusted basis giving effect to the Business Combination.

•
on an as further adjusted basis giving effect to the Business Combination, the redemption of 2,587,499 common shares subject to possible redemption.

There have been no significant adjustments to Arcade's capitalization since December 31, 2007, as so adjusted. You should read this capitalization table together with '`Management's Discussion and Analysis of Financial Condition and Results of Operations of Arcade," the financial statements and related notes, and the unaudited pro forma condensed combined financial statements and related notes, all appearing elsewhere in this joint proxy statement/prospectus.

	As of December 31, 2007
	Arcade Actual	As Adjusted	As Further Adjusted
Debt:
Borrowings	$—	$127,000	$140,000
Common stock subject to possible redemption	20,350	—	—
Stockholders' Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued	—	—	—
Common stock, $0.0001 par value; 39,000,000 shares authorized; 10,500,000 shares issued and outstanding (inclusive of shares subject to possible redemption), actual, 20,161,614 shares issued and outstanding, as adjusted, and 17,574,115 shares issued and outstanding, as further adjusted	1	2	2
Additional paid-in capital	46,034	102,897	83,271
Minority interest		773	773
Retained earnings	1,166	1,213	1,213

Total stockholders' equity	47,201	104,885	85,259

Total capitalization	$67,551	$231,885	$225,259

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions in Connection with the Founding and Initial Public Offering of Arcade

On February 13, 2007, Arcade issued to the following directors and executive officers (or their affiliates) the number of shares of common stock set forth opposite their respective names for consideration of $0.013 per share.

Name	Number of Shares	Relationship to Us
Arcade Acquisition Investors, LLC	360,000	Affiliated Entity
Jonathan Furer	505,000	Chief Executive Officer and Director
John Chapman	505,000	Chief Financial Officer and Director
Muhit Rahman	505,000	Secretary and Director

Immediately prior to the completion of Arcade's initial public offering, on May 23, 2007, Arcade Acquisition Investors, LLC, an affiliate of Arcade's officers and directors, purchased 2,000,000 warrants from Arcade at $1.00 per warrant. The aggregate proceeds of the private placement are being held in the trust account. Arcade Acquisition Investors, LLC has agreed that it will not sell or otherwise transfer these until after Arcade consummates a business combination other than to its members in proportion to their membership interests, which members are subject to the same restriction on transferability, except in certain limited circumstances.

The holders of the majority of the aggregate of these shares of common stock and the shares underlying the warrants sold in the private placement are entitled to make up to two demands that Arcade register these shares. They may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow, which, except in limited circumstances, is not before one year after the consummation of a business combination. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. The initial stockholders will have substantially the same rights under the new registration rights agreement with Conbulk which will be executed on the closing date of the Acquisition. Conbulk will bear the expenses incurred in connection with the filing of any such registration statements.

Arcade has a service agreement with Arcade Partners, LLC, an affiliate of its officers and directors, whereby Arcade pays a monthly service fee of $7,500 to cover general and administrative services provided by the affiliate, including office space and utilities.

Arcade Partners, LLC advanced $225,000 to Arcade to cover expenses related to Arcade's initial public offering. This advance bore interest at the rate of 4% per annum and was repaid upon consummation of Arcade's IPO.

Arcade will reimburse members of its management team for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Arcade's behalf such as identifying and investigating possible target businesses and business combinations. Subject to availability of proceeds not placed in the trust account and interest income of up to $2.0 million (subject to the tax holdback) on the balance in the trust account, there is no limit on the amount of accountable out-of-pocket expenses reimbursable by Arcade, which will be reviewed only by its board or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account and the interest income of up to $2.0 million on the balance of the trust account (subject to the tax holdback), such out-of-pocket expenses would not be reimbursed unless Arcade consummates a business combination.

All ongoing and future transactions between Arcade and any member of its management team or their respective affiliates, will be on terms believed by Arcade at that time, based upon other similar arrangements known to it, to be no less favorable than are available from unaffiliated third parties. Such transactions, including any forgiveness of loans, will require prior approval in each instance by a majority of Arcade's uninterested "independent" directors, to the extent it has independent directors, or the members of Arcade's board who do not have an interest in the transaction, in either case who had access, at Arcade's expense, to Arcade's attorneys or independent legal counsel.

Other than the $7,500 per month administrative fees and reimbursable out-of-pocket expenses payable to members of Arcade's management team, no compensation or fees of any kind, including finders and consulting fees, will be paid to any members of Arcade's management team or to any of their respective affiliates for services rendered to Arcade prior to or with respect to the business combination.

Certain Relationships and Related Transactions with Palmosa and its Affiliates

Palmosa and certain of its affiliates have entered into or will enter into various documents and agreements relating to Palmosa Sub's formation and the operations of Palmosa Sub and Conbulk Shipping prior to the Acquisition. In particular, neither the MOAs to acquire the Palmosa vessels nor the management agreements with Conbulk Management and Conbulk Shipping are the result of third party negotiations. Please see the section of this joint proxy/prospectus entitled "The Transaction Agreements" for a description of these agreements that Conbulk will enter into with Palmosa or its affiliated entities. Certain terms in Conbulk's agreements with Palmosa and its affiliates may be the result of negotiations that were not conducted at arms-length and may not reflect market standard terms. In addition, they may include terms that may not be obtained from future negotiations with unaffiliated third parties." Please see "Risk factors" for a more detailed discussion of certain of the implications of an affiliated transaction. In addition, Palmosa's affiliate, Auster Finance, will become the holder of up to 38% of the common shares of Conbulk upon consummation of the Acquisition (exclusive of Earn-Out Shares) and could be in a position to exert significant influence over the decisions of its management and any transaction that requires the approval of stockholders.

Registration rights agreement

In addition to the registration rights agreement relating to the Arcade common stock, Conbulk will enter into a registration rights agreement with the holders of its common shares received as Acquisition Consideration as well as the additional shares that may be received as a contingent earn-out payment. These shares will be held by entities that are affiliated with members of Conbulk's executive officers and directors, including Messrs. Dalakouras, Bamiotis, Kardamakis and Ms. Tsakos. Pursuant to the registration rights agreement, not later than five months after the effective date of the Redomiciliation Merger Conbulk will file with the Securities and Exchange Commission a registration statement covering the resale of the common shares acquired as Acquisition Consideration and will also register the shares received, if any, in the earn-out contingency.

Dividend subordination agreement

Each of the Inside Stockholders, including members of Conbulk's executive officers and directors and entities affiliated with them, have agreed to subordinate dividend payments with respect Conbulk's common shares received by them in the Redomiciliation Merger or the Acquisition for a period of one year from the closing of the Redomiciliation Merger. Pursuant to the Dividend Agreement, any transferee of the common shares held by an Inside Stockholder will agree to be bound to the terms of the Agreement.

Travel-related services

Zenith Travel Ltd. is an Athens's Greece based travel agency that provides travel related services, including arranging for airplane tickets and hotel accommodations, to Conbulk Shipping and to Palmosa. It is expected that Conbulk will and its affiliated management companies will continued to use the services of Zenith Travel in the future. Zenith Travel is an Athens, Greece based entity that is owned by Dimitris Dalakouras and member of his family. Zenith received is compensated solely through commissions received in connection with its arrangement of travel and related services. The amount of the commissions received by Zenith are similar to the commissions that would be received by an unaffiliated third party for the provision of similar services.

Marine supplies

Palmosa and Conbulk Shipping purchase certain marine paints used in the maintenance of the vessels in the Palmosa fleet from Wilckens Factory Marine Paints S.A., or Wilckens, which also sells marine paints to unaffiliated third parties. Dimitris Dalakouras in the chief executive officer and chairman of Wilckens and owns approximately 2/3 of Wilckens outstanding stock. The purchase of marine paint by Palmosa and Conbulk Shipping from Wilckens is negotiated in arms length transactions, and Palmosa does not believe that it could obtain more favorable terms from unaffiliated third parties. So long as it is not able to obtain similar products more favorable terms, Conbulk expects to continue to purchase marine paints from Wilckens.

Certain Relationships and Related Transactions with Tsakos and its Affiliates

Pursuant to the vessel management agreements, Conbulk Management will be responsible for providing the commercial and technical management for Conbulk's vessels. Conbulk Management is a vessel management company that is co-owned by Dimitris Dalakouras, George Bamiotis and Maria Tsakos, each a director and an executive officer of Conbulk, and Stefanos Kardamakis, who is an executive officer of Conbulk.

Conbulk Management in turn intends to sub-contract the technical management of the Palmosa vessels and any additional vessels that Conbulk acquires in the future other than the Palmosa or Tsakos vessels, to Conbulk Shipping, a company affiliated with Palmosa, and to sub-contract the technical management of the Tsakos vessels to Tsakos, an entity affiliated with the Tsakos family.

DESCRIPTION OF CONBULK SECURITIES

Arcade stockholders who receive shares of Conbulk in the Redomiciliation Merger will become stockholders of Conbulk. Conbulk is a corporation organized under the laws of the Republic of the Marshall Islands and is subject to the provisions of Marshall Islands law. Given below is a summary of the material features of Conbulk's securities as provided in Conbulk's amended and restated articles of incorporation, as are anticipated to be in effect upon the completion of the Acquisition. This summary is not a complete discussion of the amended and restated articles of incorporation and bylaws of Conbulk that create the rights of its stockholders. You are urged to read carefully the form of amended and restated articles of incorporation and bylaws of Conbulk which have been filed as exhibits to Conbulk's registration statement on Form F-1/F-4. Please see "Where You Can Find Additional Information."

General

Conbulk is authorized to issue                     shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the date of this joint proxy statement/prospectus, 100 shares of common stock are outstanding. No shares of preferred stock are outstanding.

Common Shares

Upon consummation of the Acquisition, after giving effect to the issuance of 9,661,614 shares to designated affiliates of Palmosa and Tsakos in the Acquisition, Conbulk will have outstanding 20,161,614 common shares, assuming that no stockholders vote against the Business Combination and exercise redemption rights. In addition, Conbulk will have 10,625,000 shares of common stock reserved for issuance upon the exercise of the warrants. Under certain definitive, pre-determined circumstances, in the future, Conbulk may issue up to an additional 3,500,000 common shares to Palmosa. See "Purchase Agreement—Purchase Price."

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common shares are entitled to receive ratably all dividends, if any, declared by Conbulk's board of directors out of funds legally available for dividends. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of Conbulk's securities. All outstanding common shares are, and the shares to be issued in the Redomiciliation Merger when issued will be, fully paid and non-assessable. The rights, preferences and privileges of holders of common shares are subject to the rights of the holders of any shares of preferred stock which Conbulk may issue in the future.

There are no limitations on the right of non-residents of the Republic of the Marshall Islands to hold or vote Conbulk's common shares.

Preferred Stock

Conbulk will be authorized to issue up to 1,000,000 shares of blank check preferred stock. The rights, designations and preferences of the preferred stock can be determined, and the shares can be issued, upon the authority of Conbulk's board of directors, without any further vote or action by Conbulk's stockholders.

Warrants

Public stockholders' warrants

Upon consummation of the Redomiciliation Merger, Arcade's warrants will become warrants of Conbulk and be governed by the same warrant agreement with Continental Stock Transfer & Trust Company, as warrant agent. You should review a copy of the warrant agreement, which is filed as an exhibit to the joint proxy/registration statement of which this prospectus is a part, for a complete description of the terms and conditions of the warrants.

Each warrant will entitle the registered holder to purchase one common share at a price of $6.00 per share, subject to adjustment as discussed below, upon the completion of the Initial Transaction.

The warrants will expire on May 21, 2011, or earlier upon redemption. Provided a current registration statement covering the underlying shares is in effect, Conbulk may call the warrants for redemption:

•
in whole and not in part;

•
at a price of $.01 per warrant at any time after the warrants become exercisable;

•
upon not less than 30 days' prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the common shares equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

Arcade established these redemption criteria at the time of the initial public offering to provide warrant holders with a significant premium to the initial warrant exercise price as well as to provide a degree of liquidity to cushion the market reaction, if any, to a redemption call. If the foregoing conditions are satisfied and Conbulk calls for redemption of the warrants, each warrant holder will be entitled to exercise his or her warrant prior to the date scheduled for redemption; however, there can be no assurance that the price of the common shares will exceed $11.50 or the warrant exercise price after the redemption call is made.

The exercise price and number of common shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or a recapitalization, reorganization, merger or consolidation. However, the exercise price and number of common shares issuable on exercise of the warrants will not be adjusted for issuances of common shares at a price below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Conbulk, for the number of warrants being exercised. On the exercise of any warrant, the warrant exercise price will be paid directly to us. In no event may the warrants be net cash settled. Warrant holders do not have the rights or privileges of holders of common shares, including voting rights, until they exercise their warrants and receive common shares. After the issuance of common shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise Conbulk has registered with the SEC the common shares issuable on exercise of the warrants. Under the warrant agreement, Conbulk has agreed to use its best efforts to effectuate the registration of such common shares on a registration statement filed with the SEC immediately prior to the time the warrants become exercisable and to use our best efforts to ensure that the prospectus included in such registration statement remains current from the date such warrants become exercisable to the date such warrants expire or are redeemed. However, we cannot assure you that we will be able to effectuate such registration or be able to keep such prospectus current. The warrants may be deprived of any value and the market for the warrants may be limited if the common shares issuable on exercise of the warrants are not registered with the SEC or if the prospectus relating to the common shares issuable on exercise of the warrants is not current.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, Conbulk will round the number of common shares to be issued to the warrant holder to the nearest whole number of shares.

Founding director warrants

Subject to the terms described below, the founding director warrants will have terms and provisions that are identical to the public warrants, except that they (1) will be non-redeemable so long as Arcade Investors, LLC or its permitted transferees hold such warrants and (2) may be exercised whether or not a current prospectus relating to the common shares is effective. In addition, commencing on the date such warrants become exercisable, the funding director warrants and the underlying common shares are entitled to registration rights under the registration rights agreement to be signed prior to or upon consummation of the Initial Transaction.

COMPARISON OF ARCADE AND CONBULK STOCKHOLDER RIGHTS

In the Redomiciliation Merger, each share of Arcade common stock, par value $0.0001 per share, will be converted into one common share of Conbulk, par value $0.0001 per share, and each warrant to purchase shares of Arcade will be assumed by Conbulk and will contain the same terms and provisions except that each will be exercisable for common shares of Conbulk. Arcade is a Delaware corporation. The rights of its stockholders derive from Arcade's certificate of incorporation and bylaws and from the Delaware General Corporation Law, or DGCL. Conbulk is a Marshall Islands corporation. The rights of its stockholders derive from Conbulk's articles of incorporation and bylaws and from the Business Corporation Act, or BCA.

The following is a comparison setting forth the material differences of the rights of Arcade stockholders and Conbulk stockholders. Certain significant differences in the rights of Arcade stockholders and those of Conbulk stockholders arise from differing provisions of Arcade's and Conbulk's respective governing corporate instruments. The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of Arcade stockholders and those of Conbulk stockholders. This summary is qualified in its entirety by reference to the DGCL and the BCA and to the respective governing corporate instruments of Arcade and Conbulk, to which stockholders are referred.

Objects and Purposes

Arcade.    The purposes and powers of Arcade are set forth in the third paragraph of Arcade's certificate of incorporation. These purposes include any lawful act or activity for which corporations may be organized under the DGCL. Pursuant to Arcade's amended and restated certificate of incorporation, Arcade will dissolve and liquidate its trust account to its public stockholders if it does not complete a business combination on or prior to May 21, 2009.

Conbulk.    The purposes and powers of Conbulk are set forth in the third paragraph of Conbulk's articles of incorporation. The purpose of Conbulk is to engage in any lawful act or activity relating to the business of             .

Authorized Capital Stock

Arcade.    Arcade is authorized to issue 39,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the date of joint proxy statement/prospectus, 10,500,000 shares of common stock are outstanding and there are              record holders. No shares of preferred stock are currently outstanding.

Conbulk.    Conbulk will be authorized to issue                     shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the date of this joint proxy statement/prospectus, 100 shares of common stock are outstanding that are held by Arcade. No shares of preferred stock are currently outstanding.

Board of Directors

Arcade.    Arcade's bylaws provide that its board of directors shall consist of not less than one nor more than nine members as designated from time to time by resolution of the board. Arcade's board of directors currently has three members. Directors are elected by the affirmative vote of a majority of the shares represented at the annual meeting of stockholders. Arcade's board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

Arcade's certificate of incorporation and bylaws do not provide for cumulative voting for the election of directors. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect directors.

Conbulk.    Conbulk's articles of incorporation provides that the board of directors will be divided into three classes that are as nearly equal in number as possible, with only one class being elected each year and each class serving a three-year term. Conbulk's articles of incorporation provides that the number of persons constituting the board of directors shall not be less than three or more than twelve, as fixed from time to time by the vote of the holders of a majority of the outstanding common shares (subject to any rights of the holders of preferred shares) or by majority vote of the entire board of directors.

Conbulk's articles of incorporation does not provide for cumulative voting for the election of directors. At any meeting for the election of directors at which a quorum is present, each director will be elected by the vote of a majority of the votes cast (provided that if as of a date that is fourteen days in advance of the date Conbulk files its definitive proxy statement with the SEC the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors).

Special Meetings of Stockholders

Arcade.    Arcade's bylaws provide that a Special Meeting of stockholders may be called by a majority of the entire board of directors, or the Chief Executive Officer, and shall be called by the Secretary at the request in writing of stockholders holding not less than a majority of all of the outstanding stock of Arcade entitled to vote at such meeting.

Conbulk.    A special meeting of Conbulk's stockholders may be called at any time by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) or more of the members of the entire board of directors, or the Chief Executive Officer, and shall be called by the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.

Mergers, Share Exchanges and Sales of Assets

Arcade.    The DGCL generally requires a majority vote of the outstanding shares of the corporation entitled to vote to effectuate a merger. The certificate of incorporation of a Delaware corporation may provide for a greater vote. In addition, the vote of stockholders of the surviving corporation on a plan of merger is not required under certain definitive, pre-determined circumstances.

Arcade's certificate of incorporation provides that, in connection with a Acquisition, such as a merger, each outstanding share of common stock shall be entitled to one vote per share of common stock.

Conbulk.    The Marshall Islands Business Corporations Act, or the BCA, provides that a merger in which the Marshall Islands corporation is not the surviving corporation requires the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Marshall Islands corporation entitled to vote thereon. The BCA further provides that a sale, lease, exchange or other disposition of all or substantially all the assets of the Marshall Islands corporation, if not made in the usual or regular course of the business actually conducted by such Marshall Islands corporation, requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Marshall Islands corporation entitled to vote thereon, unless any class of shares is entitled to vote thereon as a class, in which event such authorization shall require the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon.

Anti-takeover Provisions

Arcade.    Several provisions of Arcade's certificate of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen Arcade's vulnerability to a hostile change of control and enhance the ability of the board of directors to maximize stockholder value in connection with any unsolicited offer to acquire Arcade. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of Arcade by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Arcade's certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Arcade's board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of its company or the removal of its management.

Arcade's certificate of incorporation provides for a board of directors serving staggered, three-year terms. Arcade's board of directors currently has five members. The classified board provision could discourage a third party from making a tender offer for Arcade's shares or attempting to obtain control of the company. It could also delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for up to three years.

Arcade's certificate of incorporation and bylaws prohibit cumulative voting in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Arcade's bylaws provide that a special meeting of stockholders may be called by a majority of the entire board of directors, or the Chief Executive Officer, and shall be called by the Secretary at the request in writing of stockholders holding not less than a majority of all of the outstanding stock of Arcade entitled to vote at such meeting. These provisions could prevent stockholders representing less than a majority of the outstanding stock of Arcade from forcing the board of directors to call a special meeting which could discourage, delay or prevent a change of control of the company or the removal of management.

The DGCL contains provisions which prohibit corporations from engaging in a Acquisition with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless: (1) prior to the time of the transaction that resulted in a stockholder becoming an interested stockholder, the board of directors approved either the Acquisition or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or (3) at or subsequent to the date of the transaction that resulted in the stockholder becoming an interested stockholder, the Acquisition is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of these provisions, an "Acquisition" includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested stockholder and an "interested stockholder" is any person or entity that beneficially owns 30% or more of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Conbulk.    Several provisions of Conbulk's articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen Conbulk's vulnerability to a hostile change of control and enhance the ability of the board of directors to maximize stockholder value in connection with any unsolicited offer to acquire Conbulk. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of Conbulk by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Conbulk's articles of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Conbulk's board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of the company or the removal of management.

Conbulk's articles of incorporation provides for a board of directors serving staggered, three-year terms. The classified board provision could discourage a third party from making a tender offer for Conbulk's shares or attempting to obtain control of the company. It could also delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for up to three years.

Conbulk's articles of incorporation and bylaws do not provide for cumulative voting in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Conbulk's bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder's notice must be received at Conbulk's principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Conbulk's bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede a stockholder's ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Supermajority Provisions

The BCA generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting of stockholders is required to amend a corporation's articles of incorporation, unless the articles of incorporation requires a greater percentage. Conbulk's articles of incorporation provide that the following provisions in the articles of incorporation may be amended only by an affirmative vote of 66 2/3% or more of the outstanding shares of Conbulk's capital stock entitled to vote generally in the election of directors:

•
the board of directors shall be divided into three classes;

•
the directors are authorized to make, alter, amend, change or repeal the bylaws by vote of not less than 66 2/3% of the entire board of directors; and

•
the stockholders are authorized to alter, amend or repeal our bylaws by an affirmative vote of 66 2/3% or more of the outstanding shares of Conbulk's capital stock entitled to vote generally in the election of directors.

Transfer Agent

The registrar and transfer agent for Conbulk common stock and warrant agent for warrants exercisable for shares of Conbulk is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Listing

Arcade's common stock, units and warrants are currently quoted on the OTC Bulletin Board under the symbols "ACDQ," "ACDQU" and "ACDQW", respectively. Conbulk intends to apply to list its common shares and warrants on Nasdaq under the symbols "         " and "         ", respectively, and has agreed to use its best efforts to effect such listing upon the Initial Closing or within 60 days thereafter. .

Dividends

Arcade.    The DGCL allows the board of directors of a Delaware corporation to authorize a corporation to declare and pay dividends and other distributions to its stockholders, subject to any restrictions contained in the certificate of incorporation, either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.

Conbulk.    Marshall Islands law generally prohibits the payment of dividends if the company is insolvent or would be rendered insolvent upon the payment of such dividends and dividends may be declared and paid out of surplus only; but in the case there is no surplus, dividends may be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Declaration and payment of any dividend is subject to the discretion of Conbulk's board of directors. The timing and amount of dividend payments will be dependent upon Conbulk's earnings, financial condition, cash requirements and availability, restrictions in Conbulk's loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to stockholders and other factors. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of Conbulk's board of directors. Because Conbulk is a holding company with no material assets other than the stock of its subsidiaries, Conbulk's ability to pay dividends will depend on the earnings and cash flow of its subsidiaries and their ability to pay dividends to Conbulk. If there is a substantial decline in the charter market, Conbulk's earnings would be negatively affected, thus limiting its ability to pay dividends.

Indemnification of Directors and Officers and Limitation of Liability

Arcade.    The DGCL classifies indemnification as either mandatory indemnification or permissive indemnification. A Delaware corporation is required to indemnify a present or former director or officer against expenses actually and reasonably incurred in an action that the person successfully defended on the merits or otherwise.

Under the DGCL, in non-derivative third-party proceedings, a corporation may indemnify any director, officer, employee or agent who is or is threatened to be made a party to the proceeding against expenses, judgments and settlements actually and reasonably incurred in connection with a civil proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in the best interests of and not opposed to the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. Further, in actions brought on behalf of the corporation, any director, officer, employee or agent who is or is threatened to be made a party can be indemnified for expenses actually and reasonably incurred in connection with the defense or settlement of the action if the person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the corporation; however, indemnification is not permitted with respect to any claims in which such person has been adjudged liable to the corporation unless the appropriate court determines such person is entitled to indemnity for expenses.

Unless ordered by a court, the corporation must authorize permissive indemnification for existing directors or officers in each case by: (i) a majority vote of the disinterested directors even though less than a quorum; (ii) a committee of disinterested directors, designated by a majority vote of such directors even though less than a quorum; (iii) independent legal counsel in a written opinion; or (iv) the stockholders. The statutory rights regarding indemnification are non-exclusive; consequently, a corporation can indemnify a litigant in circumstances not defined by the DGCL under any bylaw, agreement or otherwise, subject to public policy limitations.

Under the DGCL, a Delaware corporation's certificate of incorporation may eliminate director liability for monetary damages for breach of fiduciary duty except: (i) an act or omission not in good faith or that involves intentional misconduct or knowing violation of the law; (ii) a breach of the duty of loyalty; (iii) improper personal benefits; or (iv) certain unlawful distributions.

Arcade's certificate of incorporation and bylaws provide that any director, officer, employee or agent shall be indemnified to the fullest extent authorized or permissible under Delaware law, provided that such person acted in good faith and in a manner which he believed to be in, or not opposed to, the best interests of Arcade, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In order to be indemnified, such indemnification must be ordered by a court or it must be decided by a majority vote of a quorum of the whole Arcade board of directors that such person met the applicable standard of conduct set forth in this paragraph.

Arcade's certificate of incorporation provides that a director shall not be personally liable to the corporation or its stock holders for monetary damages for breach of fiduciary duty as a director; provided however, that nothing in the certificate of incorporation shall eliminate or limit the liability of any director (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Conbulk.    Conbulk's bylaws provide that any person who is or was a director or officer of Conbulk, or is or was serving at the request of Conbulk as a director or officer of another corporation, partnership, joint venture, trust or other enterprises shall be entitled to be indemnified by Conbulk upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Conbulk, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Arcade and Conbulk have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Amendments to Certificate of Incorporation and Bylaws

Under the DGCL, under the following circumstances, a class of stockholders has the right to vote separately on an amendment to a Delaware corporation's certificate of incorporation even if the certificate does not include such a right: (i) increasing or decreasing the aggregate number of authorized shares of the class (the right to a class vote under this circumstance may be eliminated by a provision in the certificate); (ii) increasing or decreasing the par value of the shares of the class; or (iii) changing the powers, preferences, or special rights of the shares of the class in a way that would affect them adversely. Approval by outstanding shares entitled generally to vote is also required. Under the DGCL, a corporation's certificate of incorporation also may require, for action by the board or by the holders of any class or series of voting securities, the vote of a greater number or proportion than is required by the DGCL.

The BCA provides that notwithstanding any provisions in the articles of incorporation, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, and in addition to the authorization of an amendment by a vote of the holders of a majority of all outstanding shares entitled to vote thereon, the amendment shall be authorized by a vote of the holders of a majority of all outstanding shares of the class if the amendment would increase or decrease the aggregate number of authorized shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but shall not affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for purposes of this section.

Arcade.    Arcade's certificate of incorporation may be amended if a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class has been voted in favor of the amendment. Arcade's bylaws may be amended or repealed, and new bylaws may be adopted, either (i) by the affirmative vote of the holders of a majority of the outstanding stock of Arcade, or (ii) by the affirmative vote of a majority of the board of directors of Arcade.

Conbulk.    Generally, the BCA provides that amendment of Conbulk's articles of incorporation may be authorized by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of stockholders or by written consent of all stockholders entitled to vote thereon. Conbulk's bylaws may be amended by the affirmative vote of 66 2/3% of entire board of directors, or by the affirmative vote of the holders of 66 2/3% or more of the outstanding shares of stock entitled to vote thereon (considered for this purpose as one class).

COMPARISON OF MARSHALL ISLANDS CORPORATE LAW TO DELAWARE CORPORATE LAW

Conbulk's corporate affairs are governed by Conbulk's amended and restated articles of incorporation, amended and restated bylaws and the Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. For example, the BCA allows the adoption of various anti-takeover measures such as stockholder rights plans. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the DGCL relating to stockholders' rights.

Marshall Islands		Delaware
•	May be held at a time and place as designated in the bylaws	•	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors
•	May be held within or outside the Marshall Islands	•	May be held within or outside Delaware
•	Notice:	•	Notice:
•
	Whenever stockholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting		•
Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders may be deemed to be present and vote at such meeting
	• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting		• Written notice shall be given not less than 10 nor more than 60 days before the meeting
•	Any action required to be taken by meeting of stockholders may be taken without meeting if consent is in writing and is signed by all the stockholders entitled to vote	•	Stockholders may act by written consent to elect directors
•	Any person authorized to vote may authorize another person or persons to act for him by proxy	•	Any person authorized to vote may authorize another person or persons to act for him by proxy
•
	Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting	•
Certificate of incorporation or bylaws may specify the number of members necessary to constitute a quorum but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. In the absence of such specifications, a majority of shares entitled to vote at the meeting shall constitute a quorum
•	The articles of incorporation may provide for cumulative voting	•	The certificate of incorporation may provide for cumulative voting

Marshall Islands		Delaware
•	There are no limits on the rights of non-resident or foreign stockholders to hold or exercise voting rights.	•	There are no limits on the rights of non-resident or foreign stockholders to hold or exercise voting rights.
•
	Any shareholder may during the usual hours of business inspect, for a purpose reasonably related to his interests as a shareholder, and make copies of extracts from the share register, books of account, and minutes of all proceedings.	•
Any stockholder, in person or through an agent, upon written demand under oath stating the purpose thereof, has the right during usual business hours to inspect and make copies or extracts from the corporation's stock ledger, a list of its stockholders, and books and records.
•	The right of inspection may not be limited in the articles or bylaws.
•
	For actions not by or in the right of the corporation, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened or pending action or proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses (including attorneys' fees), judgments and amounts paid in settlement if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.	•
For actions not by or in the right of the corporation, a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened or pending action or proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses (including attorneys' fees), judgments and amounts paid in settlement if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.
•
	Directors and officers shall discharge their duties in good faith and with that degree of diligence, care and skill which ordinarily prudent men would exercise under similar circumstances in like positions. They may rely upon financial statements of the corporation represented to them to be correct by the president or the officer having charge of its books or accounts or by independent accountants.	•	Directors owe a duty of care and a duty of loyalty to the corporation and have a duty to act in good faith.
•
	A corporation may declare and pay dividends in cash, stock or other property except when the company is insolvent or would be rendered insolvent upon payment of the dividend or when the declaration or payment would be contrary to any restrictions contained in the articles of incorporation. Dividends may be declared and paid out of surplus only, but if there is no surplus dividends may be paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.	•	Directors may declare a dividend out of its surplus, or, if there's no surplus, then out of its net profits for the year in which the dividend is declared and/or the preceding fiscal year.

Marshall Islands		Delaware
•	Except as otherwise provided in the articles of incorporation, bylaws may be amended, repealed or adopted by a vote of stockholders. If so provided in the articles of incorporation or in a shareholder approved bylaw, bylaws may also be amended, repealed, or adopted by the board of directors, but any bylaw adopted by the board of directors may be amended or repealed by the stockholders.	•	After a corporation has received any payment for any of its stock, the power to adopt, amend, or repeal bylaws shall be in the stockholders entitled to vote; provided, however, any corporation may, in its certificate of incorporation, provide that bylaws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.
•
	Any or all of the directors may be removed for cause by a vote of the stockholders or if the articles of incorporation or bylaws so provide, by the board. If the articles of incorporation or bylaws so provide, directors may be removed without cause by vote of the stockholders.	•
Any or all directors on a board without staggered terms may be removed with or without cause by the affirmative vote of a majority of shares entitled to vote in the election of directors unless the certificate of incorporation otherwise provides. Directors on a board with staggered terms may only be removed for cause by the affirmative vote of a majority of shares entitled to vote in the election of directors.
•	Board must consist of at least one member	•	Board must consist of at least one member
•	Number of members can be changed by an amendment to the bylaws, by the stockholders, or by action of the board	•
Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate
•	If the board is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)
•
	A majority of the entire board, in person or by proxy, shall constitute a quorum for the transaction of business. The bylaws may lower the number required for a quorum to one-third the number of directors but no less.	•
A majority of the total number of directors shall constitute a quorum for the transaction of business unless the certificate or bylaws require a greater number. The bylaws may lower the number required for a quorum to one-third the number of directors but no less.
•	Stockholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares	•	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to exceptions.
•
A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:
•	Alters or abolishes any preferential right of any outstanding shares having preference; or

Marshall Islands		Delaware
•	Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or
•	Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
•	Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class
•
	An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.	•
In any derivative suit instituted by a stockholder of a corporation, it shall be asserted in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder's stock thereafter devolved upon such stockholder by operation of law.
•	Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.
•	Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.
•	Attorney's fees may be awarded if the action is successful.
•
Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.
•	Rule 23 of Marshall Islands Rules of Civil Procedure allows for class action suits in the Marshall Islands and is modeled on the federal rule, F.R.C.P. Rule 23.	•	Rule 23 of the Delaware Chancery Court Rules allows for class action suits in Delaware and is modeled on the federal rule, F.R.C.P. Rule 23.

TAX CONSIDERATIONS

Material United States Federal Income Tax Considerations

General

The following are the material U.S. federal income tax consequences of the Acquisition to Conbulk, of the Redomiciliation Merger to Arcade and the holders of our common stock and warrants (which we refer to collectively as our "securities"), and of owning common shares and warrants in Conbulk following the Initial Transaction. The discussion below of the U.S. federal income tax consequences to "U.S. Holders" will apply to a beneficial owner of our securities that is for U.S. federal income tax purposes:

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an individual citizen or resident of the United States;

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a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a "Non-U.S. Holder." This discussion does not consider the tax treatment of partnerships or other pass-through entities that hold our common stock or warrants, or of persons who hold our common stock or warrants, or will hold the common shares or warrants of Conbulk, through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities (or the common shares or warrants of Conbulk), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

The U.S. federal income tax consequences applicable to Non-U.S. Holders of owning common shares and warrants in Conbulk are described below under the heading "Tax Consequences to Non-U.S. Holders of Common Shares and Warrants of Conbulk."

This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to Conbulk, Arcade or any particular holder of our securities or of common shares and warrants of Conbulk based on such holder's individual circumstances. In particular, this discussion considers only holders that own and hold our securities, and will acquire the common shares and warrants of Conbulk as a result of owning our securities, and will own and hold such common shares and warrants, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

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financial institutions or "financial services entities";

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broker-dealers;

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taxpayers who have elected mark-to-market accounting;

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tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies;

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real estate investment trusts;

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certain expatriates or former long-term residents of the United States;

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persons that actually or constructively own 10% or more of our voting shares;

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persons that hold our common stock or warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

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persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws.

We have not sought, and will not seek, a ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ARCADE, CONBULK OR TO ANY PARTICULAR HOLDER OF OUR SECURITIES OR OF THE COMMON SHARES OR WARRANTS OF CONBULK FOLLOWING THE REDOMICILIATION MERGER AND KUO VESSEL ACQUISITION MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE REDOMICILIATION MERGER AND THE ACQUISITION, AND THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES AND OF THE COMMON SHARES AND WARRANTS OF CONBULK, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS.

Tax Consequences of the Acquisition to Conbulk

Conbulk should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Acquisition.

Tax Consequences of the Redomiciliation Merger

  Tax Consequences to U.S. Holders of Common Stock and Warrants

The Redomiciliation Merger is expected to qualify as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code. If the transaction qualifies as a reorganization, a U.S. Holder of our securities should not recognize gain or loss upon the exchange of our securities solely for common shares and warrants of Conbulk pursuant to the Redomiciliation Merger. A U.S. Holder's aggregate tax basis in the common shares and warrants of Conbulk received in connection with the Redomiciliation Merger also should be the same as the aggregate tax basis of our securities surrendered in the transaction (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the transaction). The holding period of the common shares and warrants in Conbulk received in the Redomiciliation Merger should include the holding period of the securities of Arcade surrendered in the Redomiciliation Merger. A stockholder of Arcade who redeems its shares of common stock for cash (or receives cash in lieu of a fractional share of our common stock pursuant to the

Redomiciliation Merger) should recognize gain or loss in an amount equal to the difference between the amount of cash received for such shares (or fractional share) and its adjusted tax basis in such shares (or fractional share).

  Tax Consequences to Arcade and Conbulk

Section 7874(b) of the Code, or Section 7874(b), generally provides that a corporation organized outside the United States which acquires, directly or indirectly, pursuant to a plan or series of related transactions, substantially all of the assets of a corporation organized in the United States will be treated as a domestic corporation for U.S. federal income tax purposes if stockholders of the acquired corporation own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition by reason of owning shares in the acquired corporation. If Section 7874(b) were to apply to the Redomiciliation Merger, Conbulk, as the surviving entity, would be subject to U.S. federal income tax on its worldwide taxable income following the Initial Transaction as if it were a domestic corporation, and Arcade should not recognize gain (or loss) as a result of the Redomiciliation Merger.

After the completion of the Kuo Vessel Acquisition, which, as part of the Initial Transaction, will occur immediately after and as part of the same plan as the Redomiciliation Merger, Conbulk expects that the former stockholders of Arcade will own less than 80% of the shares of Conbulk. Accordingly, it is not expected that Section 7874(b) will apply to treat Conbulk as a domestic corporation for U.S. federal income tax purposes. However, due to the absence of full guidance on how the rules of Section 7874(b) will apply to the transactions contemplated by the Redomiciliation Merger and the Kuo Vessel Acquisition, this result is not entirely free from doubt. If, for example, the Redomiciliation Merger were viewed for purposes of Section 7874(b) as occurring prior to, and separate from, the Kuo Vessel Acquisition, the stock ownership threshold for applicability of Section 7874(b) generally would be satisfied because the stockholders of Arcade, by reason of owning shares of Arcade, would own all of the shares of Conbulk immediately after the Redomiciliation Merger. Although normal step transaction tax principles and an example in the temporary regulations promulgated under Section 7874(b) support the view that the Redomiciliation Merger and the Kuo Vessel Acquisition should be viewed together for purposes of determining whether Section 7874(b) is applicable, because of the absence of guidance under Section 7874(b) directly on point, this result is not entirely certain. The balance of this discussion assumes that Section 7874(b) does not apply and that Conbulk will be treated as a foreign corporation for U.S. federal income tax purposes.

Even if Section 7874(b) does not apply to a transaction, Section 7874(a) of the Code, or Section 7874(a) generally provides that where a corporation organized outside the United States acquires, directly or indirectly, pursuant to a plan or series of related transactions, substantially all of the assets of a corporation organized in the United States, the acquired corporation will be subject to U.S. federal income tax on its "inversion gain" (without reduction by certain tax attributes, such as net operating losses, otherwise available to the acquired corporation) if the stockholders of the acquired corporation own at least 60% (but less than 80%) of either the voting power or the value of the stock of the acquiring corporation after the acquisition by reason of owning shares in the acquired corporation. After the completion of the Redomiciliation Merger and the Kuo Vessel Acquisition, the former stockholders of Arcade may own more than 60% of the shares of Conbulk by reason of owning shares of Arcade prior to the Redomiciliation Merger and the Kuo Vessel Acquisition. As a result, Section 7874(a) may apply to restrict Arcade from using any net operating losses or other tax attributes that may otherwise be available to Arcade to offset any inversion gain. For this purpose, inversion gain generally would include any gain recognized under Section 367 of the Code by reason of the transfer of the properties of Arcade to Conbulk pursuant to the Redomiciliation Merger.

Under Section 367 of the Code, Arcade should recognize gain (but not loss) as a result of the Redomiciliation Merger equal to the difference between the fair market value of each asset of Arcade over such asset's adjusted tax basis at the time of the Redomiciliation Merger. Any such gain generally would be attributable to the appreciation in value of the non-cash assets of Arcade (including its rights under the Purchase Agreement) at the time of the Redomiciliation Merger.

Tax Consequences to U.S. Holders of Common Shares and Warrants of Conbulk

  Taxation of Distributions Paid on Common Shares

Subject to the passive foreign investment company, or PFIC, rules discussed below, a U.S. Holder will be required to include in gross income as ordinary income the amount of any dividend paid on the common shares of Conbulk. A distribution on such common shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of current or accumulated earnings and profits of Conbulk (as determined under U.S. federal income tax principles). Such dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of such earnings and profits will be applied against and reduce the U.S. Holder's basis in its common shares in Conbulk and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such common shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower rate applicable to long-term capital gains (see "Taxation on the Disposition of Common Stock and Warrants" below) provided that (1) the common shares of Conbulk are readily tradable on an established securities market in the United States, (2) Conbulk is not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. It is not clear whether a U.S. Holder's holding period for its shares in Conbulk would be suspended for purposes of clause (3) above for the period that such holder had a right to have its common stock in Arcade redeemed by us. Under published IRS guidance, common stock is considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if it is listed on certain exchanges, which presently include Nasdaq, but do not include the OTC Bulletin Board. Although it is expected that the Conbulk common shares would be eligible for listing on the Nasdaq, if Conbulk is unable to obtain such listing, the only exchange on which the Conbulk common shares would be listed and traded would be the OTC Bulletin Board (in which case any dividends paid on the common shares of Conbulk would not qualify for the lower rate). U.S. Holders are encouraged to consult their own tax advisors regarding the availability of the lower capital gains tax rate for any dividends paid with respect to Conbulk's common shares.

  Taxation on the Disposition of Common Shares and Warrants

Upon a sale or other taxable disposition of the common shares or warrants in Conbulk, and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in the common shares or warrants. See "—Exercise or Lapse of a Warrant" below for a discussion regarding a U.S. Holder's basis in the common shares acquired pursuant to the exercise of a warrant.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder's holding period for the common shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

  Exercise or Lapse of a Warrant

Subject to the discussion of the PFIC rules below, a U.S. Holder should not recognize gain or loss upon the exercise of a warrant to acquire common shares in Conbulk. Common stock acquired pursuant to the exercise of a warrant for cash generally will have a tax basis equal to the U.S. Holder's tax basis in the warrant, increased by the amount paid to exercise the warrant. The holding period of such common shares generally would begin on the day after the date of exercise of the warrant. The terms of the warrants of Conbulk that will be exchanged for the existing warrants of Arcade generally provide for an adjustment to the number of common shares for which the warrant may be exercised or to the exercise price of the warrants pursuant to certain anti-dilution provisions. Such adjustments may, under certain circumstances, result in constructive distributions that could be taxable to the U.S. Holder of the warrants. Conversely, the absence of an appropriate adjustment similarly may result in a constructive distribution that could be taxable to the U.S. Holders of the common shares in Conbulk. See "—Taxation of Distributions Paid on Common Shares," above. If a warrant is allowed to lapse unexercised, a U.S. Holder should recognize a capital loss equal to such holder's tax basis in the warrant. U.S. Holders should consult their own tax advisors concerning the tax treatment of any warrants of Conbulk that they hold and the effect of any adjustment provisions contained in such warrants.

  Passive Foreign Investment Company Rules

A foreign corporation will be a passive foreign investment company, or PFIC, if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any company in which it owns or is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any company in which it owns or is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the sale or other disposition of passive assets.

Based on the expected composition of the assets and income of Conbulk and its subsidiaries after the Redomiciliation Merger and the Kuo Vessel Acquisition, it is not anticipated that Conbulk will be treated as a PFIC following the Initial Transaction. Although there is no legal authority directly on point, such position is based principally on the view that, for purposes of determining whether Conbulk is a PFIC, the gross income Conbulk derives or is deemed to derive from the time chartering activities of its wholly-owned subsidiaries should constitute services income, rather than rental income. Accordingly, Conbulk intends to take the position that such income does not constitute passive income, and that the assets owned and operated by Conbulk or its wholly-owned subsidiaries in connection with the production of such income (in particular, the container vessels) do not constitute passive assets under the PFIC rules. While there is analogous legal authority supporting this position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters as services income for other tax purposes, in the absence of any direct legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with such position. The actual PFIC status of Conbulk for any taxable year will not be determinable until after the end of its taxable year, and accordingly there can be no assurance with respect to the status of Conbulk as a PFIC for the current taxable year or any future taxable year.

If Conbulk were a PFIC for any taxable year during which a U.S. Holder held its common shares or warrants, and the U.S. Holder did not make either a timely qualified electing fund, or QEF, election for the first taxable year of its holding period for the common shares or a mark-to-market election, as described below, such holder will be subject to special rules with respect to:

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any gain recognized by the U.S. Holder on the sale or other disposition of its common shares or warrants; and

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any "excess distribution" made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the common shares of Conbulk during the three preceding taxable years or, if shorter, such U.S. Holder's holding period for the common shares).

Under these rules,

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the U.S. Holder's gain or excess distribution will be allocated ratably over the U.S. Holder's holding period for the common shares or warrants;

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the amount allocated to the taxable year in which the U.S. Holder recognized the gain or received the excess distribution or any taxable year prior to the first taxable year in which Conbulk was a PFIC will be taxed as ordinary income;

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the amount allocated to other taxable years will be taxed at the highest tax rate in effect for that year applicable to the U.S. Holder; and

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the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year.

In addition, if Conbulk were a PFIC, a distribution to a U.S. Holder that is characterized as a dividend and is not an excess distribution would not be eligible for the reduced rate of tax applicable to certain dividends paid before 2011 to non-corporate U.S. Holders, as discussed above. Furthermore, if Conbulk were a PFIC, a U.S. Holder who acquires its common shares or warrants from a deceased U.S. Holder who dies before January 1, 2010 generally will be denied the step-up of U.S. federal income tax basis in such stock or warrants to their fair market value at the date of the deceased holder's death. Instead, such U.S. Holder would have a tax basis in such stock or warrants equal to the deceased holder's tax basis, if lower.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to its common shares in Conbulk by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants. As a result, if a U.S. Holder sells or otherwise disposes of a warrant to purchase common shares of Conbulk (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Conbulk was a PFIC at any time during the period the U.S. Holder held the warrants.

If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired common shares in Conbulk (or has previously made a QEF election with respect to its common shares in Conbulk), the QEF election will apply to the newly acquired common shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired common shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such stock at its fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the common shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

The QEF election is made on a stockholder-by-stockholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Stockholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from Conbulk. There is no assurance, however, that Conbulk will have timely knowledge of its status as a PFIC in the future or that Conbulk will be willing or able to provide the information needed by a U.S. Holder to support a QEF election.

If a U.S. Holder has elected the application of the QEF rules to its common shares in Conbulk, and the special tax and interest charge rules do not apply to such stock (because of a timely QEF election for the first tax year of the U.S. Holder's holding period for such stock or a purge of the PFIC taint pursuant to a purging election), any gain recognized on the appreciation of such stock generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, a U.S. Holder that has made a QEF election is currently taxed on its pro rata share of the QEF's earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally will not be taxable as a dividend. The tax basis of a U.S. Holder's shares will be increased by amounts that are included in income pursuant to the QEF election, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a PFIC with respect to which a QEF election was made.

Although a determination as to Conbulk's PFIC status will be made annually, an initial determination that it is a PFIC will generally apply for subsequent years to a U.S. Holder who held common shares or warrants of Conbulk while it was a PFIC, whether or not it met the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for the first tax year in which the U.S. Holder holds (or is deemed to hold) common shares in Conbulk and for which it is determined to be a PFIC, however, will not be subject to the PFIC tax and interest charge rules (or the denial of basis step-up at death) discussed above in respect to such stock. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such stock for the tax years in which Conbulk is not a PFIC. On the other hand, if the QEF election is not effective for each of the tax years in which Conbulk is a PFIC and the U.S. Holder holds (or is deemed to hold) common shares in Conbulk, the PFIC rules discussed above will continue to apply to such stock unless the holder makes a purging election and pays the tax and interest charge with respect to the gain inherent in such stock attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder owns common stock in a PFIC that is treated as marketable stock, the U.S. Holder may make a mark-to-market election. If the U.S. Holder makes a valid mark-to-market election for the first tax year in which the U.S. Holder holds (or is deemed to hold) common shares in Conbulk and for which it is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect of such common shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its common shares at the end of its taxable year over the adjusted basis in its common shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its common shares over the fair market value of its common shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder's basis in its common shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the common shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission (including Nasdaq), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although it is expected that the common shares of Conbulk would be eligible for listing on the Nasdaq, if Conbulk is unable to obtain such listing, the only exchange on which the Conbulk common shares would be listed and traded would be the OTC Bulletin Board, in which event such stock may not currently qualify as marketable stock for purposes of the election. U.S. Holders are encouraged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of the common shares of Conbulk under their particular circumstances.

If Conbulk is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Conbulk receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC. There is no assurance that Conbulk will have timely knowledge of the status of such subsidiary as a PFIC in the future or that Conbulk will be willing or able to provide the information needed by a U.S. Holder to support a QEF election in respect of a lower-tier PFIC. U.S. Holders are encouraged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of common shares and warrants in

Conbulk are encouraged to consult their own tax advisors concerning the application of the PFIC rules to such common shares and warrants under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Common Shares and Warrants of Conbulk

Dividends paid to a Non-U.S. Holder in respect of its common shares in Conbulk generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of common shares or warrants in Conbulk unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes will apply to distributions made on the common shares of Conbulk within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of common shares or warrants of Conbulk to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28%, generally will apply to distributions paid on the common shares of Conbulk to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of stock or warrants of Conbulk by a non-corporate U.S. Holder, in each case who:

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fails to provide an accurate taxpayer identification number;

•
is notified by the IRS that backup withholding is required; or

•
in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder's or a Non-U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

Marshall Islands Taxation

Conbulk is incorporated in the Marshall Islands. Under current Marshall Islands law, Conbulk is not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by Conbulk to its stockholders, and holders of common shares or warrants of Conbulk that are not residents of or domiciled or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of such common shares or warrants.

SHARES ELIGIBLE FOR FUTURE SALE

After the Redomiciliation Merger and the Acquisition (assuming completion of the all of the Subsequent Closings and no redemptions), there will be 20,161,614 common shares of Conbulk outstanding, of which all but 11,536,614 shares (1,875,000 shares owned by Arcade's initial stockholders and 9,661,614 shares to be issued to Palmosa Sub) will be registered and freely tradable without securities law restriction. In addition, there are outstanding warrants to purchase 10,625,000 shares of Arcade's common stock, each to purchase one share of common stock, 8,625,000 of which are freely tradable. The common stock issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise. Conbulk intends to use its best efforts to cause such a registration statement to be in effect at such time as the warrants become exercisable. In addition, in connection with Arcade's initial public offering, Arcade issued a unit purchase option to the representative of the underwriters which is exercisable for 750,000 units, consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $7.00 per unit. The securities underlying the representative's unit purchase option and underlying securities have registration rights and may be sold pursuant to Rule 144. Therefore, there are an aggregate of 11,375,000 shares of common stock that may be issued in the future upon exercise of outstanding warrants and options.

The 1,875,000 shares of Arcade's common stock owned by its officers and directors and their respective affiliates are being held in escrow with Continental Stock Transfer & Trust Company, and, subject to certain limited exceptions, such as transfers to family members and trusts for estate planning purposes and upon death, these shares will not be transferable until one year after the consummation of the Initial Transaction. These shares will not be released from escrow until such date, unless (i) Arcade is being liquidated, in which case Continental will destroy the certificates representing these shares, or (ii) Conbulk were to consummate a transaction after the Business Combination which results in all of the stockholders of Conbulk having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the release of these shares from escrow in accordance with (ii), the transfer of the shares will continue to be restricted until one year after the consummation of the Initial Transaction.

In general, under Rule 144, a person who has owned restricted shares beneficially for at least six months is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then-average preceding four weeks' average weekly trading volume or one percent of the total number of shares outstanding. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been an affiliate of the company for at least the three months immediately preceding the sale and who has beneficially owned shares for at least one years is entitled to sell the shares under Rule 144 without regard to the limitations described above.

No prediction can be made about the effect that market sales of common shares of Conbulk or the availability for sale of common shares of Conbulk will have on its market price. Sales of substantial amounts of common stock in the public market could adversely affect the market price for Conbulk' securities and could impair Conbulk' future ability to raise capital through the sale of common stock or securities linked to it.

Registration Rights

Holders of a majority of the aggregate of 1,875,000 shares of common stock issued to officers and directors of Arcade prior to its IPO are entitled to make up to two demands that Arcade registers these shares. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow, which, except in limited circumstances, is not before the completion of the Business Combination. In addition, these stockholders have certain piggyback registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Arcade, and if the Redomiciliation Merger is approved, Conbulk, as the successor to Arcade, will bear the expenses incurred in connection with the filing of any such registration statements.

Each recipient of common shares under the Purchase Agreement and the Management Agreement will be party to a Registration Rights Agreement with Conbulk, in which Conbulk agrees that it will, as soon as practicable:

•
but in no event later than five months after the effective date of the Redomiciliation Merger, file with the SEC a registration statement to enable the resale of the common shares issued pursuant to the Supplemental Agreement and the MOAs, and use its best efforts to cause such registration statement to become effective as soon as practicable, but in no event later than six months after the effective date of the Redomiciliation Merger; and

•
but in no event later than one month after the date by which the Earn-out Shares are required to be delivered pursuant to the Management Agreement (the "Earn-Out Issuance Date"), file with the SEC a registration statement to enable the resale of the Earn-out Shares and use its best efforts to cause such registration statement to become effective as soon as practicable, but in no event later than three months after the Earn-Out Issuance Date.

EXPERTS

The financial statements of Arcade as of and for the period from January 30, 2007 (date of inception) through December 31, 2007 have been audited by Rothstein, Kass & Company, P.C., independent registered public accountants.

The financial statements of Palmosa Shipping Corporation as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 included in this joint proxy statement/prospectus have been so included in reliance on the report of PriceWaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of the Tsakos Companies have been audited by Moore Stephens, Chartered Accountants A.E., independent registered public accountants.

LEGAL MATTERS

Certain matters relating to Marshall Islands law will be passed upon for Conbulk by Seward & Kissel LLP.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Management of Arcade knows of no other matters which may be brought before the Arcade Special Meeting. If any matter other than the proposed merger or related matters should properly come before the Special Meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

Under Delaware law, only business stated in the notice of Special Meeting may be transacted at the Special Meeting.

INDUSTRY AND MARKET DATA

Drewry Shipping Consultants Limited, or Drewry, an independent consulting company, has provided statistical data regarding the containership industry that was used in the discussion of the containership industry contained in "Information Concerning the Acquired Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Acquired Business," and "The International Containership Industry." Drewry has advised us that the information contained herein is drawn from its database and a number of industry sources and that this information is a general, accurate description of the international container shipping industry. Drewry's methodologies for collecting data, however, and therefore the data collected, may differ from those of other sources, and its data cannot reflect all of the actual transactions occurring in the market. We believe that the information and the data provided by Drewry is accurate in all material respects and we have relied upon such information for purposes of this joint proxy statement/prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Arcade with the SEC, such information is available without charge upon written or oral request. Please contact the following:

  Arcade Acquisition Corp.
  62 La Salle Road, Suite 304
  West Hartford, Connecticut 06107
  Attention: John Chapman
  Tel: (860) 236-6320

If you would like to request documents, please do so no later than                          , 2008, to receive them before Arcade's Special Meeting. Please be sure to include your complete name and address in your request.

Conbulk has filed a registration statement on Form F-1/F-4 to register the offering and sale of Conbulk shares to be issued in exchange for shares of Arcade pursuant to the Redomiciliation Merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Conbulk in addition to a proxy statement of Arcade for the Arcade Special Meeting. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this joint proxy statement/prospectus.

Arcade is subject to the informational requirements of the Exchange Act, and is required to file reports, any proxy statements and other information with the SEC. Any reports, statements or other information that Arcade files with the SEC, including this joint proxy statement/prospectus may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549, at prescribed rates or from the SEC's website on the internet at http://www.sec.gov, free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

Neither Arcade nor Conbulk has authorized anyone to provide you with information that differs from that contained in this joint proxy statement/prospectus. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as on any date other than the date of the joint proxy statement/prospectus, and neither the mailing of this joint proxy statement/prospectus to Arcade stockholders nor the issuance of shares of Conbulk in the merger shall create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

ENFORCEABILITY OF CIVIL LIABILITIES

Conbulk is a Marshall Islands company and its executive offices will be located outside of the U.S. in Athens, Greece following the Initial Transaction. A majority of Conbulk's directors, officers and experts named in this joint proxy statement/prospectus reside outside the U.S. In addition, a substantial portion of Conbulk assets and the assets of its directors, officers and experts are located outside of the U.S. As a result, you may have difficulty serving legal process within the U.S. upon Conbulk or any of these persons. You may also have difficulty enforcing, both in and outside the U.S., judgments you may obtain in U.S. courts against Conbulk or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. See "Risk Factors—Risks Related to the Redomiciliation Merger and Tax Matters—Conbulk is incorporated under the laws of the Marshall Islands and its directors and officers are non-U.S. residents, and although you may bring an original action in the courts of the Marshall Islands or obtain a judgment against Conbulk, its directors or its management based on U.S. laws in the event you believe your rights as a stockholder have been infringed, it may be difficult to enforce judgments against Conbulk, its directors or its management."

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the shipping industry and in this joint proxy statement/prospectus.

Annual survey.    The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Backhaul.    The return movement of a container—often empty—from a destination of unloading to a point of reloading of cargo.

Ballast.    Weight in solid or liquid form, such as sea water, taken on a ship to increase draught, to change trim, or to improve stability.

Bareboat charter.    A charter of a vessel under which the shipowner is usually paid a fixed amount of charterhire for a certain period of time during which the charterer is responsible for the vessel operating expenses and voyage expenses of the vessel and for the management of the vessel, including crewing. A bareboat charter is also known as a "demise charter" or a "time charter by demise."

Bunkers.    Heavy fuel and diesel oil used to power a vessel's engines.

Capacity.    The nominal carrying capacity of the ship

Charter.    The hire of a vessel for a specified period of time or to carry a cargo from a loading port to a discharging port. The contract for a charter is commonly called a charter party.

Charterer.    The party that hires a vessel for a period of time or for a voyage.

Charterhire.    A sum of money paid to the shipowner by a charterer for the use of a vessel.

Charter owners.    A company that owns containerships and charters out its ships to container shipping companies rather than operating the ships for liner services; also known as shipowner.

Charter rate.    The rate charged by charter owners normally as a daily rate for the use of their containerships by container shipping companies. Charter rates can be on a time charter or bareboat charter basis.

Classification society.    An independent society that certifies that a vessel has been built and maintained according to the society's rules for that type of vessel and complies with the applicable rules and regulations of the country of the vessel's registry and the international conventions of which that country is a member. A vessel that receives its certification is referred to as being "in-class."

Container shipping company.    A shipping company operating liner services using its own or chartered ships with fixed port of call schedules. Also known as a liner company or a container operator.

Drydocking.    The removal of a vessel from the water for inspection and repair of those parts of a vessel which are below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant classification society certifications are issued. Drydockings for containerships are generally required once every three to five years, one of which must be a Special Survey.

Feeder.    A smaller vessel that transports cargo to and from smaller ports and ports served by larger vessels operating on long distance routes.

Freight rate.    The amount charged by container shipping companies for transporting cargo, normally as a rate per 20-foot or 40-foot container.

Geared Containerships.    Self-sustained containerships, which are able to load and discharge containers with their own onboard cranes and derricks.

Gross tonnage.    A unit of measurement of the entire internal cubic capacity of the ship expressed in tons of 100 cubic feet to the ton.

Headhaul.    The outgoing goods to be delivered from a point of origin.

Hull.    The main body of the ship without engines, buildings and cranes.

IMO.    International Maritime Organization, a United Nations agency that issues international standards for shipping.

Intermediate survey.    The inspection of a ship by a classification society surveyor that takes place 24 to 36 months after each Special Survey.

Newbuilding.    A new vessel under construction or just completed.

Off-hire.    The period in which a ship is not available for service under a time charter and, accordingly, the charterer generally is not required to pay the hire rate. Off-hire periods can include days spent on repairs, drydocking and surveys, whether or not scheduled.

Protection and indemnity insurance.    Insurance obtained through a mutual association formed by shipowners to provide liability indemnification protection from various liabilities to which they are exposed in the course of their business, and which spreads the liability costs of each member by requiring contribution by all members in the event of a loss.

Scrapping.    The sale of a vessel for conversion into scrap metal.

Ship operating expenses.    The costs of operating a ship, primarily consisting of crew wages and associated costs, insurance premiums, ship management fee, lubricants and spare parts, and repair and maintenance costs. Ship operating expenses exclude fuel cost, port expenses, agents' fees, canal dues and extra war risk insurance, as well as commissions, which are included in "voyage expenses."

Ship management.    The provision of shore-based ship management services related to crewing, technical and safety management and the compliance with all government, flag state, class certification and international rules and regulations.

Sister ships.    Ships of the same class and specifications typically built at the same shipyard.

Special survey.    The inspection of a ship by a classification society surveyor that takes place every five years, as part of the recertification of the ship by a classification society.

Spot market.    The market for immediate chartering of a ship, usually for single voyages.

TEU.    A 20-foot equivalent unit, the international standard measure for containers and containership capacity.

Time charter.    A charter under which the shipowner hires out a ship for a specified period of time. The shipowner is responsible for providing the crew and paying ship operating expenses while the charterer is responsible for paying the voyage expenses and additional voyage insurance. The shipowner is paid charterhire, which accrues on a daily basis.

Voyage expenses.    Expenses incurred due to a ship's voyage from a loading port to a discharging port, such as bunkers cost, port expenses, agents' fees, canal dues, extra war risk insurance and commissions.

 INDEX TO FINANCIAL STATEMENTS

ARCADE ACQUISITION CORP
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of June 30, 2008 (unaudited) and December 31, 2007	F-3

Statement of Operations for the three months ended June 30, 2008 and 2007 (unaudited), for the six months ended June 30, 2008 (unaudited), for the period January 30, 2007 (date of inception) to June 30, 2007 (unaudited), for the period January 30, 2007 (date of inception) to December 31, 2007 and for the period January 30, 2007 (date of inception) to June 30, 2008 (unaudited)

F-4
Statement of Stockholders' Equity for the period January 30, 2007 (date of inception) to June 30, 2008.	F-5

Statement of Cash Flows for the six months ended June 30, 2008 (unaudited), for the period January 30, 2007 (date of inception) to June 30, 2007 (unaudited), for the period January 30, 2007 (date of inception) to December 31, 2007 and for the period January 30, 2007 (date of inception) to June 30, 2008 (unaudited)

F-6
Notes to Financial Statements	F-7
PALMOSA SHIPPING CORPORATION
Report of Independent Registered Public Accounting Firm	F-15
Consolidated Balance Sheets as at December 31, 2007 and 2006	F-16
Consolidated Income Statement of Operations for the years ended December 31, 2007, 2006 and 2005	F-17
Consolidated Statement of Changes in Equity for the years ended December 31, 2007, 2006 and 2005	F-18
Consolidated Cash Flow Statement for the years ended December 31, 2007, 2006 and 2005	F-19
Notes to Financial Statements	F-20
TSAKOS COMPANIES
Report of Independent Registered Public Firm	F-43
Combined Balance Sheet as of December 31, 2007	F-44
Combined Income Statement as of December 31, 2007	F-45
Combined Statement of Changes in Equity as of December 31, 2007	F-46
Combined Cash Flow Statement as of December 31, 2007	F-47
Notes to Financial Statements as of December 31, 2007	F-48

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Arcade Acquisition Corp.

We have audited the accompanying balance sheet of Arcade Acquisition Corp. (a corporation in the development stage) (the "Company") as of December 31, 2007 and the related statements of operations, stockholders' equity and cash flows for the period January 30, 2007 (date of inception) to December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arcade Acquisition Corp. (a corporation in the development stage) as of December 31, 2007, and the results of its operations and its cash flows for the period January 30, 2007 (date of inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ ROTHSTEIN, KASS & COMPANY, P.C.
Roseland, New Jersey March 4, 2008, except for Note K, which is as of September 19, 2008

ARCADE ACQUISITION CORP.
(a corporation in the development stage)

BALANCE SHEET

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets
Cash	$1,592,104	$1,487,025
Prepaid expense	75,702	25,494

Total current assets	1,667,806	1,512,519

Other assets
Investment in Trust Account	67,951,299	67,931,770
Deferred tax asset	457,580	67,828

Total other assets	68,408,879	67,999,598

	$70,076,685	$69,512,117

Liabilities and Stockholders' Equity
Current liabilities
Accrued expenses	$819,584	$52,860
Income taxes payable	—	217,755

Total current liabilities	819,584	270,615

Long-term liabilities, deferred underwriters' fee	1,690,500	1,690,500

Common stock subject to redemption, 2,587,499 shares at redemption value	20,350,492	20,350,492

Commitments and contingencies
Stockholders' equity
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued
Common stock, $.0001 par value, authorized 39,000,000 shares; 10,500,000 shares issued and outstanding (including 2,587,499 shares subject to possible redemption)	1,051	1,051
Additional paid-in capital	46,033,882	46,033,882
Retained earnings accumulated during the development stage	1,181,176	1,165,577

Total stockholders' equity	47,216,109	47,200,510

	$70,076,685	$69,512,117

See accompanying notes to financial statements.

ARCADE ACQUISITION CORP.
(a corporation in the development stage)

STATEMENT OF OPERATIONS

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	January 30, 2007 (date of inception) to June 30, 2007	January 30, 2007 (date of inception) to December 31, 2007	January 30, 2007 (date of inception) to June 30, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Revenue	$—	$—	$—	$—	$—	$—
Formation and operating costs	680,488	20,896	1,034,198	24,185	227,766	1,261,964

Loss from operations	(680,488)	(20,896)	(1,034,198)	(24,185)	(227,766)	(1,261,964)

Other income (expense)
Interest and dividend income	394,793	354,238	1,004,285	354,443	2,025,481	3,029,766
Interest expense	—	(1,569)	—	(2,211)	(2,211)	(2,211)

Income (loss) before provision for (benefit from) income taxes	(285,695)	331,773	(29,913)	328,047	1,795,504	1,765,591
Provision for (benefit from) income taxes	(124,729)	123,873	(45,512)	123,873	629,927	584,415

Net income (loss) applicable to common stockholders	$(160,966)	$207,900	$15,599	$204,174	$1,165,577	$1,181,176

Common shares outstanding subject to possible redemption	2,587,499	2,587,499	2,587,499	2,587,499	2,587,499	2,587,499

Net income (loss) per common share for shares subject to possible redemption	$—	$—	$—	$—	$—	$—

Weighted average number of common shares outstanding:
Basic	10,500,000	5,591,667	10,500,000	4,090,232	7,490,000	8,548,000

Diluted	10,500,000	5,591,667	12,451,000	4,090,232	9,252,000	10,390,000

Net income (loss) per common share:
Basic	$(0.02)	$0.04	$0.00	$0.05	$0.16	$0.14

Diluted	$(0.02)	$0.04	$0.00	$0.05	$0.13	$0.11

See accompanying notes to financial statements.

ARCADE ACQUISITION CORP.
(a corporation in the development stage)

STATEMENT OF STOCKHOLDERS' EQUITY
For the period January 30, 2007 (date of inception) to June 30, 2008

	Common Stock
			Additional Paid in Capital	Retained Earnings	Total Stockholders' Equity
	Shares	Amount
Common shares issued to initial stockholders on February 13, 2007 at approximately $0.013 per share	1,875,000	$188	$24,812	$—	$25,000
Proceeds from issuance of 2,000,000 warrants at $1 per warrant on May 23, 2007 in private placement			2,000,000		2,000,000
Proceeds from issuance of an option to the underwriters on May 25, 2007			100		100
Sale of 7,500,000 units on May 25, 2007 at a price of $8 per unit, (including 2,249,999 shares subject to possible redemption)	7,500,000	750	59,999,250		60,000,000
Sale of 1,125,000 units on June 7, 2007 at a price of $8 per unit, (including 337,500 shares subject to possible redemption)	1,125,000	113	8,999,887		9,000,000
Underwriters' discount and offering costs related to the May 25, 2007 and June 7, 2007 sale of units (includes $1,690,500 payable upon a business combination)			(4,639,675)		(4,639,675)
Common stock issued in the sale of units on May 25, 2007 and June 7, 2007 subject to possible redemption, 2,587,499 shares at redemption value, approximately $7.86 per share			(20,350,492)		(20,350,492)
Net income				1,165,577	1,165,577

Balances, at December 31, 2007	10,500,000	1,051	46,033,882	1,165,577	47,200,510
Net income (unaudited)				15,599	15,599

Balances, at June 30, 2008 (unaudited)	10,500,000	$1,051	$46,033,882	$1,181,176	$47,216,109

See accompanying notes to interim financial statements.

ARCADE ACQUISITION CORP.
(a corporation in the development stage)

STATEMENT OF CASH FLOWS

	Six Months Ended June 30, 2008	Period from January 30, 2007 (date of inception) to June 30, 2007	Period from January 30, 2007 (date of inception) to December 31, 2007	Period from January 30, 2007 (inception) to June 30, 2008
	(unaudited)	(unaudited)		(unaudited)
Cash flows from operating activities
Net income	$15,599	$204,174	$1,165,577	$1,181,176
Adjustments to reconcile net income to net cash provided by operating activities
Deferred taxes	(389,752)	—	(67,828)	(457,580)
Increase (decrease) in cash attributable to changes in operating assets and liabilities
Prepaid expenses	(50,208)		(25,494)	75,702
Accrued expenses	766,724	8,045	52,860	819,584
Income taxes payable	(217,755)	123,873	217,755	—

Net cash provided by operating activities	124,608	336,092	1,342,870	1,618,882

Net cash used in investing activities
Cash held in Trust Account	(19,529)	(68,188,436)	(67,931,770)	(67,951,299)
Cash provided by financing activities
Proceeds from issuance of common stock to initial stockholders	—	25,000	25,000	25,000
Proceeds from issuance of private placement warrants	—	2,000,000	2,000,000	2,000,000
Proceeds from the public offering	—	69,000,000	69,000,000	69,000,000
Proceeds from notes payable, stockholders		225,000	—	225,000
Repayment of notes payable, stockholders	—	(225,000)	—	(225,000)
Payments of underwriters' discount and offering costs	—	(2,905,945)	(2,949,175)	(2,949,175)
Proceeds from issuance of option	—	100	100	100

Net cash provided by financing activities	—	68,119,155	68,075,925	68,075,925

Net increase in cash	105,079	266,811	1,487,025	1,743,508
Cash, beginning of period	1,487,025	—	—	—

Cash, end of period	$1,592,104	$266,811	$1,487,025	$1,592,104

Supplemental cash flow information
Cash paid for:
Interest	$—	$—	$2,211	$2,211

Taxes	$616,285	$—	$480,000	$1,096,285

Supplemental disclosure of non-cash financing activity
Deferred underwriters' fees	$1,690,500	$1,690,500	$1,690,500	$1,690,500

See accompanying notes to financial statements

ARCADE ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

Note A—Description of Organization and Business Operations

Arcade Acquisition Corp. (a corporation in the development stage) (the "Company") was incorporated in Delaware on January 30, 2007. The Company was formed to acquire, through a merger, asset acquisition, stock exchange or other similar business combination, an operating business ("Business Combination"). The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting By Development Stage Enterprises", and is subject to the risks associated with activities of development stage companies.

At June 30 2008, the Company has not commenced operations or generated any revenue. All activity from inception through June 30, 2008 relates to the Company's formation, capital raising, and the initial public offering described below. The Company will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company's initial public offering was declared effective on May 21, 2007. The public offering was consummated on May 25, 2007 and the Company received gross proceeds of $60,000,000 from the sale of 7,500,000 units. Additionally, on June 7, 2007, the Company received gross proceeds of $9,000,000 from the sale of 1,125,000 units in conjunction with the exercise of the underwriters' over-allotment option (collectively, the "Public Offering"). Preceding the consummation of the Public Offering, on May 23, 2007, an affiliate of the Company's officers purchased in a private placement from the Company (the "Private Placement") 2,000,000 warrants for aggregate proceeds of $2,000,000.

The Company's management has broad discretion with respect to the specific application of the net proceeds of the Private Placement and the Public Offering although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Public Offering, an amount equal to approximately 98.3% of the gross proceeds of the Public Offering (98.6% prior to the exercise of the underwriters' over-allotment option) has been placed in a trust account (the "Trust Account"). The Trust Account is invested in U.S. "government securities," defined as any Treasury Bill issued by the United States government having a maturity of one hundred and eighty (180) days or less or money market funds meeting the conditions specified in Rule 2a-7 under the Investment Company Act of 1940, until the earlier of (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account as described below. The remaining net proceeds, plus up to $2,000,000 of income earned on funds in the Trust Account, net of taxes, may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that 30% or more of the outstanding stock (excluding, for this purpose, those shares of common stock issued prior to the Public Offering) vote against the Business Combination and elect to exercise their redemption rights, the Business Combination will not be consummated. In the event a Business Combination is consummated, public stockholders voting against a Business Combination will be entitled to redeem their stock for a pro rata share of the aggregate amount of cash then on deposit in the Trust Account, including their pro rata portion of the deferred underwriting discount and any interest earned on the Trust Account, net of income taxes payable on such interest income. However, voting against the Business Combination alone will not constitute an election to exercise a stockholder's redemption rights. All of the Company's stockholders prior to the Public Offering, including all of the directors and officers of the Company, have agreed to vote all of the shares of common stock acquired by them prior to the Public Offering in accordance with the vote of the majority in interest of all other stockholders of the Company.

ARCADE ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

Note A—Description of Organization and Business Operations (Continued)

In the event that holders of more than 20% but less than 30% of the shares of common stock sold in the Public Offering elect to redeem their shares, the Company's initial stockholders have agreed to forfeit, on a pro rata basis and return to the Company for cancellation, that number of shares (up to a maximum of 234,375) that will result in them owning collectively no more than 23.81% of the Company's outstanding common stock immediately prior to the consummation of such Business Combination after giving effect to the redemption (without taking into account any shares that they may have acquired in the aftermarket). If any such shares are forfeited, the financial statements subsequent to such forfeiture would reflect a decrease in total shares outstanding.

In the event that the Company does not consummate a Business Combination by May 21, 2009, the Company's corporate existence will cease and the proceeds held in the Trust Account will be distributed to the Company's public stockholders, excluding the initial stockholders to the extent of their initial stock holdings.

Note B—Summary of Significant Accounting Policies

Unaudited interim financial information:

The interim financial statements at June 30, 2008 and for the six months ended June 30, 2008 and 2007 and for the period January 30, 2007 (inception) to June 30, 2008 are unaudited; however, in the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation have been included. Results of interim periods are not necessarily indicative of results to be expected for the entire year.

Basis of presentation:

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America, and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the "SEC").

Common stock:

On May 15, 2007, the Company effected a 1.2-for-one stock split in the form of a stock dividend, which resulted in the issuance of an additional 312,500 shares to the Company's initial stockholders. The Company's financial statements give retroactive effect to the stock split.

Financial instruments:

The fair value of the Company's assets and liabilities, which qualify as financial instruments under SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," approximates the carrying amounts represented in the accompanying balance sheet.

Investment in Trust Account:

Investment in Trust Account as of June 30, 2008 consisted primarily of U.S. government securities with maturities of 180 days or less and money market funds purchased without maturity. The Company recognizes Investment in Trust Account as a non-current asset in the accompanying balance sheets, and such assets totaled $67,951,299 as of June 30, 2008. Interest income is recorded on an accrual basis.

ARCADE ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

Earnings per common share:

(a)
The Company complies with SFAS No. 128 "Earnings Per Share" which requires dual presentation of basic and diluted earnings per share on the face of the statement of operations. Basic earnings per common share is computed by dividing the net income applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income per common share reflects the potential dilution assuming common shares were issued upon the exercise of outstanding "in the money" warrants and the proceeds thereof were used to purchase common shares at the average market price during the period.

(b)
The Company's statement of operations includes a presentation of earning per share for common stock subject to possible redemption in a manner similar to the two-class method of earnings per share in accordance with Emerging Issues Task Force, Topic No. D-98 "Classification and Measurement of Redeemable Securities" ("EITF D-98"). The basic and diluted net income per common share amount for the maximum number of shares subject to possible redemption is calculated by dividing interest income attributable to common shares subject to redemption (nil for the six months ended June 30, 2008 and for the period January 30, 2007 (date of inception) to June 30, 2008) by the weighted average number of shares subject to possible redemption. The basic and diluted net income per common share amount for the shares outstanding not subject to possible redemption is calculated by dividing the income exclusive of the net interest income attributable to common shares subject to redemption by the weighted average number of shares not subject to possible redemption.

At June 30, 2008 (unaudited) and December 31, 2007, the Company had outstanding warrants to purchase 10,625,000 shares of common stock.

Redeemable common stock:

The Company accounts for redeemable common stock in accordance with Emerging Issue Task Force ("EITF") D-98 "Classification and Measurement of Redeemable Securities." Securities that are redeemable for cash or other assets are classified outside of permanent equity if they are redeemable at the option of the holder. The Company recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the redeemable common stock to equal its redemption value at the end of each reporting period.

As discussed in Note A, if the Company does not consummate a Business Combination by May 21, 2009, the Company's corporate existence will cease and in the event that 30% or more of the outstanding stock (excluding, for this purpose, those shares of common stock issued prior to the Public Offering) vote against the Business Combination and elect to exercise their redemption rights, the Business Combination will not be consummated. In accordance with EITF D-98, redeemable shares are not classified outside of permanent equity if the redemption causes a liquidation event. Accordingly, 2,587,499 shares (30% of the shares sold in the Public Offering, minus 1 share) have been classified outside of permanent equity at redemption value. At June 30, 2008 (unaudited) and December 31, 2007, the per share redemption value was approximately $7.86.

Concentration of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times may, exceed the Federal depository insurance coverage. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

ARCADE ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

Note B—Summary of Significant Accounting Policies (Continued)

Use of estimates:

The preparation of interim financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently issued accounting standard:

In December 2007, the FASB issued SFAS 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51". SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. Upon the successful completion of a Business Combination, the Company will evaluate the potential application of SFAS 160.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Income taxes:

The Company complies with SFAS 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Note C—Initial Public Offering

On May 25, 2007, the Company consummated the sale of 7,500,000 units ("Units") at a price of $8.00 per Unit in the Public Offering. On June 7, 2007, the underwriters exercised their over-allotment option and purchased an additional 1,125,000 Units at the offering price of $8.00 per Unit. Each Unit consists of one share of the Company's common stock, $0.0001 par value, and one redeemable common stock purchase warrant ("Warrants"). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing on the later of (i) May 21, 2008 or (ii) the completion of a Business Combination, and expires on May 21, 2011. The Warrants are redeemable at a price of $0.01 per Warrant upon 30 days' prior notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Warrants during the exercise period, there will be no cash settlement of the Warrants and the Warrants will expire worthless.

ARCADE ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

Note D—Related Party Transactions

On February 5, 2007 and April 4, 2007, the Company issued two unsecured promissory notes to an affiliate of the Company's officers and directors, Arcade Partners, LLC, in the aggregate amount of $225,000. The notes, which bore interest at 4% per annum, were repaid on May 25, 2007.

On February 13, 2007, the Company issued 1,875,000 shares of common stock (the "Initial Shares") for proceeds of $25,000 to the officers and directors of the Company and an affiliate of the Company's officers and directors.

The Company has a service agreement with Arcade Partners, LLC, an affiliate of the Company's officers and directors, whereby the Company pays a monthly service fee of $7,500. Such fee is to cover general and administrative services provided by the affiliate, including office space and utilities. For the period ended December 31, 2007, approximately $55,000 has been paid under this arrangement.

On May 23, 2007, Arcade Acquisition Investors, LLC, an affiliate of the Company's officers and directors, purchased, in the Private Placement, 2,000,000 warrants at $1.00 per warrant (the "Insider Warrants"). The aggregate proceeds of the Private Placement of $2,000,000 are being held in the Trust Account described in Note A. Arcade Acquisition Investors, LLC has agreed that it will not sell or otherwise transfer the Insider Warrants until after the Company consummates a Business Combination other than to its members in proportion to their membership interests, which members are subject to the same restriction on transferability, except in certain limited circumstances.

Note E—Income Taxes

For the six months ended June 30, 2008 (unaudited) and period January 30, 2007 (inception) to December 31, 2007, the components of the provision for income taxes are as follows:

	For the six months ended June 30, 2008	For the period January 30, 2007 (date of inception) to December 31, 2007
	(unaudited)
Current:
Federal	$323,000	$655,000
State	21,000	43,000
Deferred:
Federal	(390,000)	(68,000)

	$(46,000)	$630,000

The Company has not begun its trade or business for U.S. tax purposes. Accordingly, it could not yet recognize losses for start-up expenditures. As a result, a deferred tax asset of approximately $390,000 and $68,000 at June 30, 2008 (unaudited) and December 31, 2007, respectively, was established for these start-up expenditures.

The effective tax rate differs from the statutory rate for the period presented due to the removal of the valuation allowance during the period.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 provides recognition criteria and a related measurement model for tax positions taken by companies. In accordance with FIN 48, a tax position is a position in a previously filed tax return or a position expected to be taken in a future tax filing that is reflected in measuring current or deferred income tax assets and liabilities. Tax positions shall be recognized only when it is more likely

ARCADE ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

Note E—Income Taxes (Continued)

than not (likelihood of greater than 50%), based on technical merits, that the position will be sustained upon examination.

Tax positions that meet the more likely than not threshold should be measured using a probability weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. The Company adopted FIN 48, which had no effect on the Company's financial positions and results of operations at this time given its limited operations and activities.

Note F—Commitments

The Company paid an underwriting discount of 3.5% of the gross offering proceeds to the underwriters at the closing of the Public Offering, with an additional fee of 3.5% of the gross offering proceeds payable upon the Company's consummation of a Business Combination. The deferred underwriting discount of $2,415,000 will be forfeited in its entirety in the event there is no Business Combination, and $724,500 of the deferred underwriting discount is subject to forfeiture on a pro rata basis to the extent of shares that are redeemed upon approval of a Business Combination. The underwriters will not be entitled to any interest accrued on the deferred discount.

The Company sold to the underwriters, for $100, an option to purchase up to a total of 750,000 units at a per-unit price of $10.00 that expires on May 21, 2012. The units issuable upon exercise of this option are identical to those sold in the Public Offering except that warrants included in the option have an exercise price of $7.00. The Company has accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the Public Offering resulting in a charge directly to stockholder's equity.

The Company determined, based upon a Black-Scholes model, that the fair value of the option on the date of sale was approximately $2.35 per unit, or approximately $1,760,000 in total, using an expected life of five years, volatility of 32.9% and a risk-free interest rate of 4.81%. The volatility calculation of 32.9% was based on the most recent trading day average volatility of a representative sample of 21 blank check companies that completed a business combination and had a sufficient subsequent trading history (the "Sample Companies"). Because the Company did not have a trading history, the Company needed to estimate the potential volatility of its common stock price, which depends on a number of factors that could not be ascertained at that time. The Company referred to the average volatility of the Sample Companies because management believes that the average volatility of such companies is a reasonable benchmark to use in estimating the expected volatility of the Company's common stock post-business combination. Although an expected life of five years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate a Business Combination within the prescribed time period and liquidates, the option would become worthless.

Note G—Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Note H—Registration Rights

The holders of the Initial Shares and the Insider Warrants (and underlying securities), are entitled to certain registration rights. The holders of the majority of the Initial Shares will be entitled to make up to two demands that the Company register such securities at any time after their release from escrow. The holders of a majority of the Insider Warrants (or underlying securities) are entitled to one demand that the Company register such securities at any time after the Company consummates a business combination. In addition, such holders will have certain

ARCADE ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

Note H—Registration Rights (Continued)

"piggy-back" registration rights on registration statements filed subsequent to the date on which such securities are released from escrow. On the date of the Public Offering, all of our initial stockholders placed their Initial Shares and Insider Warrants into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. The Initial Shares will not be released from escrow until one year after the consummation of a Business Combination, or earlier if, following a Business Combination, we engage in a subsequent transaction resulting in our stockholders having the right to exchange their shares for cash or other securities or if we liquidate and dissolve. The Insider Warrants will not be released from escrow until 30 days after the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Note I—Accrued Expenses

Accrued expenses at June 30, 2008 (unaudited) totaled $819,584. These expenses related to due diligence costs, franchise taxes, legal, accounting and printing costs, and trustee and transfer agent fees.

Accrued expenses at December 31, 2007 primarily relates to amounts due for franchise taxes.

Note J—Fair Value Measurements

Effective January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements ("SFAS 157"), for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, the Company has elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The Company is evaluating the impact, if any, this standard will have on its non-financial assets and its non-financial liabilities.

The adoption of SFAS 157 to the Company's financial assets and liabilities and non-financial assets and liabilities that are re-measured and reported at fair value at least annually did not have an impact on the Company's financial results.

The following table presents information about the Company's assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2008 (unaudited), and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Assets Measured at Fair Value	June 30, 2008	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Input (Level 2)	Significant Unobservable Inputs (Level 3)
	(unaudited)
Assets:
Investment in Trust Account	67,951,299	67,951,299	—	—

Total	$67,951,299	$67,951,299	$—	$—

ARCADE ACQUISITION CORP.
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS (Continued)

Note J—Fair Value Measurements (Continued)

The fair values of the Company's Investment in Trust Account are determined through market, observable and corroborated sources.

The carrying amounts reflected in the balance sheets for other current assets and accrued expenses approximate fair value due to their short-term maturities.

Note K—Subsequent Event

On September 19, 2008, the Company entered into a Membership Interest Purchase and Sale Agreement and several related agreements (collectively, the "Acquisition Agreements") pursuant to which it has agreed to purchase, through a newly-formed, wholly-owned, Marshall Islands subsidiary, Conbulk Corporation, ("Conbulk"), 10 containerships through the acquisition of 10 special purpose vehicles (each an "SPV", and collectively, the "SPVs") owned by a wholly-owned subsidiary of Palmosa Shipping Corporation, a global shipping company with management headquarters in Greece ("Palmosa"). Each SPV is an offshore limited liability company owning a memorandum of agreement (each an "MOA", and collectively, the "MOAs") to acquire one container vessel. Six of the MOAs are for the purchase of vessels from Palmosa and its affiliates and four of the MOAs are for the purchase of vessels from companies whose vessels are managed by Tsakos Shipping & Trading S.A., or Tsakos, a large global shipping company. We refer to this acquisition of the SPV membership interests as the "Interest Acquisition" and the Interest Acquisition, together with the SPVs' acquisition of the vessels pursuant to the MOAs, as the "Acquisition." In order to effectuate the Acquisition, Arcade and Conbulk will enter into an agreement and plan of merger (the "Merger Agreement") on the date of the initial closing of the Acquisition, pursuant to which Arcade will merge with and into Conbulk immediately prior to the initial closing of the Acquisition, with Conbulk being the surviving entity (the "Redomiciliation Merger").

The aggregate purchase price for the Acquisition is $261,677,521, consisting of approximately $185,544,000 in cash and 9,661,614 common shares of Conbulk. The Palmosa principals have agreed to accept only stock for their equity interest in the Palmosa vessels. The breakdown between cash and stock is an estimate based on an assumed December 31, 2008 closing for all of the Palmosa vessels and the associated debt balances. To the extent closings occur after such date, the outstanding debt on the Palmosa vessels may be reduced by regularly scheduled principal amortization. This will result in lowering the cash portion of the purchase price and correspondingly increasing the stock portion. Any change in allocation between cash and stock will be calculated at $7.88 per share of Conbulk stock. Conbulk may issue up to an additional 3,500,000 common shares, subject to its achievement of certain annual earning targets during the fiscals years ending December 31, 2010 and 2011, all as more particularly described in the joint proxy statement/prospectus.

The Acquisition is expected to be completed pursuant to several closings. On the effective date of the Redomiciliation Merger and the Interest Acquisition, Conbulk, through the applicable SPVs, will close on MOAs to acquire at least two of the Palmosa vessels and accept delivery thereof. The agreements provide that this initial closing must occur on or prior to January 30, 2009. Conbulk expects to close on the other MOAs held by the SPVs and take delivery of the remaining vessels within several weeks after the initial closing of the Acquisition.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in equity and cash flows present fairly, in all material respects, the financial position of Palmosa Shipping Corporation and its subsidiaries at December 31, 2007 and December 31, 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers S.A.
Athens, Greece
September 29, 2008

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

CONSOLIDATED BALANCE SHEET

		As at December 31,
		Group
	Note	2007	2006
ASSETS
Non-current assets
Vessels	5	18,261,146	9,958,974

		18,261,146	9,958,974

Current assets
Inventories	7	191,600	344,670
Trade and other receivables	6	51,241	180,357
Restricted cash	9	2,400,000	1,400,000
Cash and cash equivalents	8	5,764,878	12,379,851

Total current assets		8,407,719	14,304,878

Total assets		26,668,865	24,263,852

EQUITY
Share capital (500 Shares of no par value)	10	—	—
Paid-in capital	10	4,438,995	4,438,995
Retained earnings	10	1,213,020	954,197

		5,652,015	5,393,192

Minority interest		772,579	706,066

Total equity		6,424,594	6,099,258

LIABILITIES
Non-current liabilities
Borrowings	11	12,350,000	8,550,000

Total non-current liabilities		12,350,000	8,550,000

Current liabilities
Trade and other payables	12	381,513	4,262,264
Accrued expenses	13	134,884	118,903
Deferred revenue		367,731	—
Due to related parties	22	3,110,143	2,933,427
Borrowings	11	3,900,000	2,300,000

Total current liabilities		7,894,271	9,614,594

Total liabilities		20,244,271	18,164,594

Total equity and liabilities		26,668,865	24,263,852

The notes on pages F-20 to F-42 are an integral part of these financial statements.

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

CONSOLIDATED INCOME STATEMENT

		Year ended December 31,
	Note	2007	2006	2005
Revenue	14	7,056,259	7,128,909	12,492,440
Gains on vessels' disposals	5	—	6,496,057	—
Operating expenses and other income
Voyage expenses	15	(44,761)	(38,600)	(68,351)
Operating expenses	16	(3,717,557)	(3,211,482)	(5,798,244)
Depreciation charge	5	(1,245,801)	(2,269,154)	(3,374,820)
Commissions	17	(265,654)	(157,235)	(212,060)
Management fees	16	(763,466)	(702,071)	(567,005)
Other (expenses)/income, net	18	(62,146)	806,672	994,565

		(6,099,385)	(5,571,870)	(9,025,915)

Profit from operations		956,874	8,053,096	3,466,525

Finance costs	19	(1,090,850)	(834,590)	(1,133,142)
Finance income	19	459,312	438,056	—

Finance cost-net		(631,538)	(396,534)	(1,133,142)

Profit for the year		325,336	7,656,562	2,333,383

Attributable to:
Equity holders		258,823	7,656,562	2,333,383
Minority interest		66,513	—	—

		325,336	7,656,562	2,333,383

The notes on pages F-20 to F-42 are an integral part of these financial statements.

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Share Capital and Paid-in Capital	Retained Earnings	Minority Interest	Total
Balance at January 1, 2006	4,438,995	4,054,914	—	8,493,909
Profit for the year	—	7,656,562	—	7,656,562
Transfers	—	(706,066)	706,066	—
Distribution	—	(10,051,213)	—	(10,051,213)

Balance at December 31, 2006	4,438,995	954,197	706,066	6,099,258

Balance at January 1, 2007	4,438,995	954,197	706,066	6,099,258
Profit for the year	—	258,823	66,513	325,336

Balance at December 31, 2007	4,438,995	1,213,020	772,579	6,424,594

The notes on pages F-20 to F-42 are an integral part of these financial statements.

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

CONSOLIDATED CASH FLOW STATEMENT

		Year ended 31 December
	Note	2007	2006	2005
Cash flows from operating activities:
Cash generated from operations	20	3,360,452	4,500,190	8,178,840
Interest received		459,312	438,056	—

Net cash generated from operating activities		3,819,764	4,938,246	8,178,840

Cash flows from investing activities:
Acquisitions of vessels	5	(9,529,426)	—	—
Net proceeds from sale of vessels	5	—	23,908,971	—
Payments for dry-dockings and special surveys	5	(389,260)	—	(1,243,203)

Net cash (used in)/generated from investing activities		(9,918,686)	23,908,971	(1,243,203)

Cash flows from financing activities:
Proceeds from borrowings		8,500,000	12,000,000	—
Principal payments on borrowings		(3,100,000)	(20,032,327)	(6,295,001)
Interest and finance costs paid		(1,074,053)	(841,402)	(1,139,205)
Deposits of restricted cash		(1,000,000)	(1,400,000)
Distributions		(3,841,998)	(6,209,215)	—

Net cash used in financing activities		(516,051)	(16,482,944)	(7,434,206)

Net (decrease)/increase in cash and cash equivalents		(6,614,973)	12,364,273	(498,569)
Cash and cash equivalents at beginning of year		12,379,851	15,578	514,147

Cash and cash equivalents at end of year	8	5,764,878	12,379,851	15,578

The notes on pages F-20 to F-42 are an integral part of these financial statements.

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS

1. General information

a)
Palmosa Shipping Corporation (the Holding Company) was incorporated in Marshall Islands in December 2001. The Holding Company owns and leases a fleet of container type vessels providing worldwide marine transportation under short, medium and long term time based charters (collectively, the "Group").

The Group is controlled by Press Publications S.A. (incorporated in the Marshall Islands), which owns 100% of the company's shares. Press Publications S.A. is owned by Mr. D. Dalakouras and Bertius Holdings. The ultimate controlling party of the group is Mr. D. Dalakouras.

As of December 31, 2007, the Group comprises of the following companies which are consolidated in accordance with International Financial Reporting Standards. All intercompany transactions between companies within the Group have been eliminated on consolidation.

Company	Nature of operations	Vessel's name	Participation percentage
Castella Shipping Inc	Vessel owner	M/V MSC ZANZIBAR (ex-M/V Mediterranean Express)	74%
Objective Finance S.A.	Vessel owner	M/V MSC BALI*	100%
Rouen Maritime Inc		—	100%
Ortencia Navigation Ltd		—	100%
Blontar Shipping Company Ltd		—	100%
Porter Navigation Company Ltd		—	100%
Nature Shipholding Ltd		—	100%
Edwyn Shipmanagement Co.		—	100%
Balance Management Ltd		—	100%
Klaus Maritime Inc.		—	100%
*M/V MSC BALI was acquired during 2007		—
b)
The operations of the vessels are carried out by Conbulk Shipping S.A., a Liberian corporation having an office in Greece established under Laws 89/1967 and 378/1968 as amended. Conbulk Shipping S.A. provides chartering, technical and accounting services to the Group's vessels through a management agreement with the Holding Company. Conbulk is a common controlled company.

The services rendered by the Management Company are as follows:

•
Crew Management Services

•
Technical Management Services

•
Commercial Management Services

•
Insurance Arrangement Services

2. Summary of significant accounting policies

  •
  Accounting Services

  •
  Services regarding the purchase or sale of vessels

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

  •
  Services regarding provisions' supply and

  •
  Services regarding the provision of bunker fuel

  The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

2.1. Basis of preparation

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ('IASB') and are based on the historical cost convention.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group's accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 4.

2.2. New standards, amendments to standards and interpretations

Certain new standards, amendments to standards and interpretations have been issued that are mandatory for periods beginning during the current reporting period and subsequent reporting periods. The Group's evaluation of the effect of these new standards, amendments to standards and interpretations is as follows:

Standards effective for 2007

IFRS 7—Financial Instruments: Disclosures and the complementary amendment to IAS 1—Presentation of Financial Statements: Capital Disclosures, introduces new disclosures relating to financial instruments and does not have any impact on the classification and valuation of the group's financial instruments, or the disclosures relating to taxation and trade and other payables.

Interpretations effective for 2007

IFRIC 7—Applying the Restatement Approach under IAS 29

This interpretation provides guidance on how to apply requirements of IAS 29 in a reporting period in which a company identifies the existence of hyperinflation in the economy of its functional currency, when the economy was not hyperinflationary in the prior period. As the Group does not operate in a hyperinflationary economy this interpretation does not affect the Group's consolidated financial statements.

IFRIC 8—Scope of IFRS 2

This interpretation considers transactions involving the issuance of equity instruments—where the identifiable consideration received is less than the fair value of the equity instruments issued—to establish whether or not they fall within the scope of IFRS 2. This interpretation will not affect the Group's consolidated financial statements.

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

IFRIC 9—Reassessment of Embedded Derivatives

This interpretation requires an entity to assess whether an embedded derivative is required to be separated from the host contract and accounted for as a derivative when the entity first becomes a party to the contract. Management has performed a review of the Group's contractual arrangements and has concluded that this interpretation will not affect the Group's consolidated financial statements.

IFRIC 10—Interim Financial Reporting and Impairment

This interpretation prohibits the impairment losses recognised in an interim period on goodwill, investments in equity instruments and investments in financial assets carried at cost to be reversed at a subsequent balance sheet date. This interpretation does not have any impact on the Group's consolidated financial statements since the Group does not prepare interim financial statements.

Standards effective after January 1, 2008

IFRS 2—Share Based Payments—vesting conditions and cancellations

The amendment is effective for annual periods beginning on or after January 1, 2009 and restricts the definition of a vesting condition to a condition that includes an explicit or implicit requirement to provide services. Any other conditions are non-vesting conditions, which have to be taken into account to determine the fair value of the equity instruments granted. In the case that the award does not vest as the result of a failure to meet a non-vesting condition that is within the control of either the group or counterparty, this must be accounted for as a cancellation. The amendment is not currently relevant to the Group.

IFRS 3 (Revised)—Business Combinations

The revised standard is applicable prospectively to business combinations occurring in accounting periods beginning on or after July 1, 2009 but early adoption is permitted. If an entity early adopts, then it must early adopt both revised IFRS 3 and IAS 27 at the same time. The revised standard still requires the purchase method of accounting to be applied to business combinations but will introduce some changes to existing accounting treatment. For example, contingent consideration should be measured at fair value at the date of acquisition and subsequently remeasured to fair value with changes recognized through the income statement. All transaction costs will be expensed. The group is currently assessing the potential impact of this amendment on the group's consolidated financial statements.

IFRS 8—Operating Segments

This standard is effective for annual periods beginning on or after January 1, 2009, it supersedes IAS 14, and requires the reporting of segments based on the Group's internal component classification for management reporting purposes. Management does not expect segment disclosures to be affected under the new standard. Furthermore, the standard is not relevant to goodwill balances that would be affected given the group has no goodwill.

IAS 1 (Revised)—Presentation of Financial Statements

IAS 1 (Revised) prescribes the basis for presentation of financial statements to ensure comparability both with the entity's financial statements of previous periods and with the financial statements of other entities. IAS 1 (Revised) introduces a number of changes to the requirements for the presentation of financial statements,

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

which include the following: the separate presentation and owner and non owner changes in equity; requirement for entities making restatements or reclassifications of comparative information to present a balance sheet as at the beginning of the comparative period and optional name changes for certain of the primary statements. The group is currently assessing the impact of the revision on the presentation of its financial statements.

IAS 23—Borrowing Costs

This standard is effective for annual periods beginning on or after January 1, 2009 and replaces the previous version of IAS 23. The main change is the removal of the option of immediately recognising as an expense borrowing costs that relate to assets that need a substantial period of time to get ready for use or sale. The Group will apply IAS 23 from January 1, 2009, but is currently not applicable to the group as there are no qualifying assets.

IAS 27 (Revised)—Consolidated and Separate Financial Statements

This revised standard is effective on or after July 1, 2009 but early adoption is permitted. If an entity elects to early adopt, then it must adopt both this standard and revised IFRS 3 at the same time. IAS 27 (Revised) requires the effects of all transactions with non controlling interests to be recorded in equity if there is no change in control. Such transactions will no longer result in goodwill or gains or losses being recorded. IAS 27 (Revised) also specifies that when control is lost, any remaining interest should be re measured to fair value and a gain or loss recorded through the income statement. The group is currently assessing the potential impact of this revised standard on its consolidated financial statements.

Interpretations effective after January 1, 2008

IFRIC 11—IFRS 2: Group and Treasury share transactions

This interpretation is effective for annual periods beginning on or after March 1, 2007 and clarifies the treatment where employees of a subsidiary receive the shares of a parent. It also clarifies whether certain types of transactions are accounted for as equity-settled or cash-settled transactions. This interpretation is not applicable to the Group as no such arrangements are in place.

IFRIC 12—Service Concession Arrangements

This interpretation is effective for annual periods beginning on or after January 1, 2008 and applies to companies that participate in service concession arrangements. This interpretation is not relevant to the Group's operations.

IFRIC 13—Customer Loyalty Programmes

This interpretation is effective for annual periods beginning on or after July 1, 2008 and clarifies the treatment of entities that grant loyalty award credits such as "points" and "travel miles" to customers who buy other goods or services. This interpretation is not relevant to the Group's operations.

IFRIC 14—The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction

This interpretation is effective for annual periods beginning on or after January 1, 2008 and applies to post-employment and other long-term employee defined benefit plans. The interpretation clarifies when

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

refunds or reductions in future contributions should be regarded as available, how a minimum funding requirement might affect the availability of reductions in future contributions and when a minimum funding requirement might give rise to a liability. As the Group does not operate any such benefit plans for its employees, this interpretation is not relevant to the Group.

2.3. Consolidation

Subsidiaries are all entities (including special purpose entities) over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

The purchase method of accounting is used to account for the acquisition of subsidiaries by the group. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Group's share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognised directly in the income statement.

Inter-company transactions, balances and unrealised gains on transactions between group companies are eliminated. Unrealised losses are also eliminated but considered an impairment indicator of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

The Group applies a policy of treating transactions with minority interests as transactions with equity owners of the Group. For purchases from minority interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to minority interests are also recorded in equity.

2.4. Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each of the Group's entities are measured using the currency of the primary economic environment in which the entity operates (the 'functional currency'). Due to the international nature of the Group's operations, the consolidated financial statements are presented in US Dollars, which is the presentational currency for the Group.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

transactions and from the translation at the year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement.

2.5. Vessels

The Group's vessels are shown at cost less subsequent depreciation and impairment. Cost includes expenditure that is directly attributable to the acquisition of the vessels, i.e. contract price, major initial repairs and improvements, supervision fees, delivery and acquisition expenses.

Subsequent costs are included in the vessel's carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the relevant asset owning entity and the cost of the item can be measured reliably.

It is the Group's policy to dispose of vessels when suitable opportunities occur and not necessarily to keep them until the end of their useful life. Accordingly, gains or losses on disposal of vessels are determined by reference to their carrying amount and are included in the income statement under "Gain or Loss on sale of vessel".

Vessels' depreciation

Depreciation is calculated on a straight-line basis to write off the vessels' cost to a residual scrap value, as estimated at the date of acquisition, over the vessels' estimated useful life of 30 years from the original construction date of the vessels.

The vessels' useful economic life and residual scrap value are reviewed and adjusted, if appropriate, at each balance sheet date. An asset's carrying amount is written down immediately to its recoverable amount if the asset's carrying amount is greater than its estimated recoverable amount (see Note 2.6). As of January 1, 2007 the useful economic life of vessel M/V MSC Zanzibar was reviewed and changed from 25 to 30 years.

Vessels' dry-docking and special survey costs

Vessels' dry-docking costs, special survey expenditure and major renovations are treated as a separate component of the respective vessel and amortised over the remaining useful life of the related vessel or to the date of the next dry-docking (2.5 years), special survey (5 years) or major renovation, whichever is earlier. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

The component of the vessels' initial capitalized cost that relates to dry-docking or special survey expenditure, calculated by reference to the estimated economic benefits to be derived until the next scheduled dry-docking, is treated as a separate component of the vessels' initial acquisition cost and is accounted for as described in the previous paragraph.

2.6. Impairment of non-financial assets

Non-current assets that are subject to depreciation are reviewed for impairment, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value, less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

units). Non-financial assets that suffered impairment are reviewed for possible reversal of the impairment at each reporting date.

2.7. Inventories

Inventories, which comprise bunkers and lubricants on board the vessel, are valued at the lower of cost as determined on a first-in-first-out basis and net realisable value. It excludes borrowing costs. Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

2.8. Trade and other receivables

Trade and other receivables are recognised initially at fair value and subsequently measured at amortised cost, using the effective interest method, less provision for impairment. A provision for impairment of trade receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganisation and default or delinquency in payments are considered indicators that the trade receivable is impaired. The amount of the provision is the difference between the asset's carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

2.9. Insurance and other claims

Insurance and other claims are included as other receivables and are recorded on the accrual basis and represent the claimable expenses, net of deductibles, which are expected to be recovered from insurance companies. Such contingent assets are not recognised until collection is virtually certain. Proceeds from insurance claims are recognized as other income in the year that the cash is received to the extent that the proceeds exceed the claim amounts. The classification of claims between current and non-current assets is based on management's expectations as to their collection dates.

2.10.  Cash and cash equivalents

Cash and cash equivalents include deposits held at call with banks and other short term highly liquid investments with original maturities of three months or less.

2.11.  Restricted cash

Restricted cash comprise deposits that are used in order to secure loan instalments. Such deposits are deposited in the Company's account and use is restricted by the bank solely for the purpose of making loan repayments. Accordingly, these deposits are classified as restricted cash under current assets.

2.12.  Share capital and Paid-in Capital

Share capital comprises ordinary shares.

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction, net of tax (if applicable), from the proceeds.

Paid-in capital represents amounts contributed by the shareholders in excess of the ordinary shares in order to finance the acquisition of vessels, as well as, to strengthen the Group's working capital position. Upon the sale of the vessels, this surplus, if not required, will be distributed to the shareholders. In the Marshall Island, surplus refers to paid-in capital and retained earnings.

2.13.  Trade and other payables

Trade and other payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

2.14.  Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the income statement over the period of the borrowings using the effective interest method.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

2.15.  Current and deferred income tax

The companies in the Group are not liable for corporate income tax, either in the country of incorporation or, in the case of the vessel owning companies, in the country of the vessel's registration. The companies in the Group therefore do not provide either for corporate income tax or for deferred taxation.

The Group's vessel owning companies are liable to pay an annual tonnage tax to the tax authorities of the country where the vessel is registered. This tax has been included in vessel's operating expenses.

2.16.  Pension and retirement benefit obligations-crew

The ship-owning companies included in the consolidation employ crew on board the vessel, under short-term contracts (usually up to nine months) and accordingly, they are not liable for any pension or post retirement benefits.

2.17.  Provisions and contingencies

Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events and it is probable that an outflow of economic resources will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

Provisions are measured at the best estimate of the expenditure required to settle the obligation and are reviewed at each balance sheet date.

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

Contingent liabilities are not recognised in the financial statements but are disclosed unless the possibility of an outflow of resources embodying economic benefits is remote. Contingent assets are not recognised in the financial statements but are disclosed when an inflow of economic benefits is probable.

2.18.  Insurances—Protection and Indemnity back calls

The Group participates in Protection and Indemnity insurance coverage plans, provided by mutual insurance societies known as P & I clubs. Under the terms of these plans, participants may be required to pay additional premiums to fund operating deficits incurred by the clubs ("back calls"). Historically, the Group has never been required to pay such additional premiums. The Group would record the related liability when it is probable that the clubs would require additional payments for back calls from the Group.

2.19.  Revenue recognition

The Group's revenue is derived from contracts that provide for the use of the vessel over a specified period of time ("Time Charter Contracts").

Time charter revenue

The Group accounts for time charter revenue under International Accounting Standard 17—Leases.

The Group generates its revenues from charterers for the charter hire of its vessels. Vessels are chartered using time charters, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charter hire rate. Revenue is recognised as it is earned, evenly over the duration of the period of each time charter.

A time charter involves placing a vessel at the charterers' disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Under time charters, operating cost such as for crews, maintenance and insurance are typically paid by the owner of the vessel.

Revenue from chartering the vessels on time charter basis is recognised in income on a straight line basis over the term of the respective time charter contract. For time charters in progress at the balance sheet date, the proportion of income earned up to the balance sheet date is recognised in the income statement.

Accrued income represents revenue applicable to the current period, which has not yet been invoiced.

Charter revenue received in advance

Charter revenue received in advance that relates to revenue applicable to the period after the balance sheet date is recorded as deferred income within current liabilities until the respective charter services are rendered.

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

Interest income

Interest income is recognised on a time-proportion basis using the effective interest method.

2.20.  Operating and voyage expenses

Operating expenses consist of all expenses relating to the operation of the vessels, including crewing, repairs and maintenance, insurance, stores, lubricants, provisions, miscellaneous expenses and communications. Voyage expenses comprise all expenses relating to particular voyages, including bunkers, port expenses and other voyage expenses.

2.21.  Dividend distribution

Dividend distribution to shareholders is recognised as a liability in the financial statements in the period in which the dividends are approved by the shareholders.

2.22.  Comparative figures

Certain prior year amounts have been reclassified to conform to the current year presentation.

3. Financial risk management

The Group's activities expose it to a variety of financial risks: market risk (including cash flow and fair value interest rate risk, foreign exchange risk and price risk), credit risk, liquidity risk.

Risk management is carried out under policies approved by the Group's management who provide guidelines for overall risk management, as well as policies covering specific areas.

3.1. Market risk management

3.1.1.  Cash flow and fair value interest rate risk

Interest rate risk arises from the possibility that changes in interest rates will affect the value of the Group's borrowings. Borrowings issued at variable rates expose the Group to cash flow interest rate risk. The Group monitors the interest rate on borrowings closely to ensure that the borrowings are maintained at favourable rates. If interest rates on currency-denominated borrowings had been 1% higher/lower with all other variables held constant, the profit for the year would have been $147,020 (2006: $101,352, 2005: $193,270) lower/higher, mainly as a result of higher/lower interest expense on floating rate borrowings.

3.1.2.  Foreign exchange risk

The Group is not exposed to significant foreign exchange risk since substantially all of its revenue, expenses, financial assets and financial liabilities are incurred/denominated in US Dollars which is also the functional currency of all entities within the Group.

3.1.3.  Price risk

The Group is exposed to price risk in connection with the daily charter rates that it can secure on its vessel(s). The Group seeks to mitigate this risk by entering into time charter agreements at fixed daily rates.

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

3. Financial risk management (Continued)

3.2. Credit risk management

Credit risk arises from cash and cash equivalents, deposits with banks and financial institutions and credit exposure to charterers, including outstanding receivables. The Company transacts with well established banks and financial institutions. For charterers, risk control assesses the credit quality of the charterer, taking into account its financial position, past experience and other factors.

The following table provides revenue information with respect to charterers who, individually, accounted for more than 10% of the Group's revenues for the years ended December 31, 2007 and 2006:

	2007	2006	2005
Lloyd Triestino di Navigazione	—	1,539,471	6,148,378
Hapag-Lloyd GNBH	—	3,871,876	6,344,062
APL LTD	—	760,553	—
SCI	—	957,009	—
MSC GENEVA	6,308,525	—	—
CMA CGM	747,734	—	—

3.3. Liquidity risk management

Prudent liquidity risk management implies maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. Due to the dynamic nature of the underlying businesses, group treasury maintains flexibility in funding by maintaining availability under committed credit lines.

The table below analyses the Group's financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date and the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances as the impact of discounting is not significant.

Since the amounts included in the table are the contractual undiscounted cash flows, these amounts will not necessarily reconcile to the amounts disclosed on the balance sheet for borrowings.

At 31 December 2007	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years
Borrowings	4,869,963	4,393,427	9,167,276
Trade and other payables	1,603,402	—	—
At 31 December 2006	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years
Borrowings	3,026,229	2,855,381	6,740,620
Trade and other payables	539,169	—	—

3.4. Capital risk management

The Group's objectives when managing capital are to safeguard the Group's ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

3. Financial risk management (Continued)

optimal capital structure to reduce the cost of capital. The Group monitors capital on the basis of the gearing ratio. This ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings (including 'current and non-current borrowings' as shown in the combined balance sheet) less cash and cash equivalents. Total capital is calculated as 'equity' as shown in the consolidated balance sheet plus net debt.

The gearing ratios at December 31, 2007 and 2006 were as follows:

	31/12/2007	31/12/2006
Total borrowings (Note 11)	16,250,000	10,850,000
Less: Cash and cash equivalents (Notes 8, 9)	8,164,878	13,779,851

Net debt	8,085,122	(2,929,851)
Total Equity	6,424,594	6,099,258

Total capital	14,509,716	3,169,407

Gearing ratio	55.72%	—

4. Critical accounting estimates and judgements

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results.

The estimates and assumptions that have a risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year relate to the assessment of vessel's life, the scrap value of the vessel and recoverability of vessel's carrying value, which are subject to future market events. Note 5 sets out any circumstances where estimates and assumptions are used in respect of vessels.

Estimates are also made by management in respect of provisions, claims and contingent liabilities that arise from the day to day running of the operations of the vessels. Note 21 sets out management estimation of such items.

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

5. Vessels

	Vessels	Special surveys & Dry-docking	Total
Year ended December 31, 2006
Opening net book value	28,279,473	1,630,642	29,910,115
Disposals	(20,627,261)	(917,970)	(21,545,231)
Accumulated depreciation/amortisation of vessels sold	3,809,273	323,044	4,132,317
Depreciation/amortisation charge for the year	(2,269,154)	(269,073)	(2,538,227)

Closing net book value	9,192,331	766,643	9,958,974

At December 31, 2006
Cost	15,026,062	1,243,203	16,269,265
Accumulated depreciation/amortisation	(5,833,731)	(476,560)	(6,310,291)

Net book value	9,192,331	766,643	9,958,974

Year ended December 31, 2007
Opening net book value	9,192,331	766,643	9,958,974
Additions	9,529,426	389,260	9,918,686
Depreciation/amortisation charge for the year	(1,245,801)	(370,713)	(1,616,514)

Closing net book value	17,475,956	785,190	18,261,146

At December 31, 2007
Cost	24,555,488	1,632,463	26,187,951
Accumulated depreciation/amortisation	(7,079,532)	(847,273)	(7,926,805)

Net book value	17,475,956	785,190	18,261,146

First preferred mortgages have been registered on the Group's vessels in order to secure the loan facilities referred to in Note 11 below.

The vessels' fair market values as at December 31, 2007 were estimated by shipbroker "Bright Cook & Co. Limited" on a charter free basis, without physical inspection of the vessel and in a sound and seaworthy condition without defects to the following amounts:

M/V MSC ZANZIBAR	$14,500,000
M/V MSC BALI	$13,500,000

Total	$28,000,000

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

5. Vessels (Continued)

  Vessel acquisitions and disposals

Acquisition Vessel's name	MOA date	Delivery Date
M/V MSC BALI	June 6, 2007	June 15, 2007
Disposals Vessel's name	MOA date	Delivery Date
M/V VLAHERNA	February 2, 2006	March 31, 2006
M/V AGIA SOFIA	February 2, 2006	April 4, 2006

  Gain on disposal of vessels comprises:

	2007	2006
Proceeds from sale of vessels (M/V Vlaherna and M/V Sofia)	—	24,650,000
Less: Commissions paid and other sale expenses	—	(741,029)

Net proceeds from sale of vessels	—	23,908,971

Cost of vessels sold	—	21,545,231
Accumulated depreciation of vessels sold	—	(4,132,317)

Net book value at the date of sale	—	17,412,914

Net gain on disposal	—	6,496,057

6. Trade and other receivables

	2007	2006
Charterers	14,533	103,232
Master accounts	2,215	—
Accrued income	—	61,777
Prepaid expenses	30,385	10,348
Other	4,108	5,000

	51,241	180,357

The fair values of trade and other receivables approximate their book values.

There are no past-due receivables.

The carrying amounts of the group's trade and other receivables are denominated in United States dollars.

The other classes within trade and other receivables do not contain impaired assets.

The maximum exposure to credit risk at the reporting date is the fair value of each class of receivable mentioned above. The group does not hold any collateral as security.

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

7. Inventories

	2007	2006
Bunkers	—	271,170
Lubricants	191,600	73,500

	191,600	344,670

8. Cash and cash equivalents

	2007	2006
Cash at bank	5,764,878	12,379,851

	5,764,878	12,379,851

9. Restricted Cash

	2007	2006
Retention accounts	2,400,000	1,400,000

	2,400,000	1,400,000

10. Share capital, Paid-in Capital and Minority Interest

	Share capital	Paid-in Capital	Minority Interest
Balance at January 1, 2006	—	4,438,995	—

Transfers			706,066

Balance at December 31, 2006	—	4,438,995	706,066

Balance at January 1, 2007	—	4,438,995	706,066

Income			66,513

Balance at December 31, 2007	—	4,438,995	772,579

The share capital consists of 500 ordinary shares of no par value.

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

11. Borrowings

	2007	2006
Non-current
Long term borrowings net of current portion	12,350,000	8,550,000

Total non-current borrowings	12,350,000	8,550,000

Current
Current portion of long term borrowings	3,900,000	2,300,000

Total current borrowings	3,900,000	2,300,000

Total borrowings	16,250,000	10,850,000

The fair values of non current borrowings closely approximate their book values.

The Companies Castella Shipping Inc, Rouen Maritime Inc and Ortensia Navigation Ltd were jointly and severally liable under a loan agreement dated on June 16, 2004 with EFG Eurobank for an amount of US$24,000,000. Of the total drawdown, an amount of US $12,000,000 was taken up by Castella Shipping Inc to partly finance the acquisition of its vessel. The balance of US$12,000,000 was utilised by Rouen Maritime Inc and Ortensia Navigation Ltd ($6,000,000 each) in order to re-finance in full existing debts. The outstanding balance of the loan of US$15,720,000 as of December 31, 2005 was fully repaid on April 6, 2006.

During 2006, a loan facility of US$12,000,000 was granted to Palmosa Shipping Corporation by Aegean Baltic Bank. The purpose of this loan facility was to provide Palmosa Shipping Corporation with liquidity for general corporate/investment purposes against senior securities on the vessel M/V MSC Zanzibar (ex-M/V Mediterranean Express), owned by Castella Shipping Inc, which acts as the guarantor of Holding Company for the respective loan facility.

The Group during the current financial year ended December 31, 2007, has also successfully completed the financing of M/V MSC Bali. The financing of the vessel was effected through a loan agreement with EFG Bank dated on June 15, 2007 for a loan facility amounting to US$8,500,000.

Security and covenants

Bank borrowings referred to above are secured by a first priority mortgage over the vessels M/V MSC Zanzibar and M/V MSC Bali, a cash collateral account amounting to US$1,400,000 for Palmosa Shipping Corporation and US$1,000,000 for Objective Finance S.A., a first priority assignment of all Earnings and Insurances of the vessels, a specific assignment of any and all time-charters of the vessels exceeding 6 months for M/V MSC Zanzibar and 9 months for M/V MSC Bali and a pledge of Guarantors' earnings and Companies' retention accounts maintained with the banks.

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

11. Borrowings (Continued)

  Repayment Terms

Aegean Baltic Bank
Palmosa Shipping Corporation (Holding Company)	The Company's outstanding loan balance of US $8,550,000 is payable in ten quarter-annual instalments of US$575,000 each and a balloon payment of US$2,800,000 payable on May 19, 2010. The repayments of the loan began on September 29, 2006.
EFG Bank
Objective Finance S.A. (M/V MSC Bali)	The Company's outstanding loan balance of US$7,700,000 is payable in five quarter-annual instalments of US$400,000 each, nine quarter annual instalments of US$325,000 and a balloon payment of US$2,775,000 payable on June 11, 2011. The repayments of the loan began on September 15, 2007.

The Group's borrowings are at floating rates of interest, which are LIBOR plus a fixed margin (different for each borrowing) per annum.

12. Trade and other payables

	2007	2006
Suppliers/Creditors	256,045	164,869
Repairers	97,644	228,750
Agents	6,220	10,000
Salaries due	8,294	5,981
Due to shareholders	—	3,841,998
Other	13,310	10,666

	381,513	4,262,264

The fair values of trade and other payables approximate their book values.

13. Accrued expenses

	2007	2006
Accrued expenses	111,655	112,471
Accrued interest	23,229	6,432

	134,884	118,903

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

14. Revenue

	1.1.2007 to 31.12.2007	1.1.2006 to 31.12.2006	1.1.2005 to 31.12.2005
Time charter hires	7,056,259	7,128,909	12,492,440

	7,056,259	7,128,909	12,492,440

The future minimum lease payments receivable under non-cancellable operating leases as of December 31, 2007 are as follows:

2007
Not later than 1 year	10,037,500
Later than 1 year but not later than 5 years	17,185,575
Later than 5 years	—

27,223,075

15. Voyage expenses

	1.1.2007 to 31.12.2007	1.1.2006 to 31.12.2006	1.1.2005 to 31.12.2005
Bunkers	11,854	(31,739)	15,357
Port expenses	30,731	64,141	51,654
Other voyage expenses	2,176	6,198	1,340

	44,761	38,600	68,351

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

16. Operating expenses

Total operating expenses comprise:

	1.1.2007 to 31.12.2007	1.1.2006 to 31.12.2006	1.1.2005 to 31.12.2005
Wages	1,063,680	767,286	1,315,339
Victualling	104,052	69,719	157,379
Insurances	312,789	286,203	503,561
Lubricants	334,588	218,864	364,679
Repairs & Maintenance	465,938	570,172	1,299,519
Components and spares	700,727	703,403	1,208,753
Tonnage tax	6,528	19,352	12,139
Crew travelling & Repatriation	153,512	109,498	214,091
Water & Laundry	14,135	14,094	40,171
Telephone & Radio	108,358	81,716	101,838
Dry-docking/Special survey amortization	370,713	269,073	473,106
Other expenses	82,537	102,102	107,669

Total operating expenses (excl. management fees)	3,717,557	3,211,482	5,798,244

Management fees	763,466	702,071	567,005

Total operating expenses (incl. management fees)	4,481,023	3,913,553	6,365,249

17. Commissions

Commissions comprise address and brokerage commissions paid in respect of revenues generated from time charters.

18. Other (expenses)/income, net

Other (expenses)/income include proceeds from insurance claims and foreign exchange differences.

	1.1.2007 to 31.12.2007	1.1.2006 to 31.12.2006	1.1.2005 to 31.12.2005
Insurance proceeds	—	780,135	850,700
Foreign exchange differences	(62,146)	26,537	143,865

Total	(62,146)	806,672	994,565

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

19. Finance income and costs

	1.1.2007 to 31.12.2007	1.1.2006 to 31.12.2006	1.1.2005 to 31.12.2005
Interest expense
—Bank borrowings	(1,006,614)	(684,270)	(959,569)

Total interest expense	(1,006,614)	(684,270)	(959,569)

Other finance expense
—Other finance expenses	(84,236)	(150,320)	(173,573)

Finance costs	(1,090,850)	(834,590)	(1,133,142)

Finance income
—Interest income on short-term bank deposits	459,312	438,056	—

Net finance costs	(631,538)	(396,534)	(1,133,142)

20. Cash generated from operations

		Year ended 31 December
	Note	2007	2006	2005
Profit for the year Adjustments for:		325,336	7,656,562	2,333,383
Vessels depreciation and amortisation	5	1,616,514	2,538,227	3,847,926
Profit on disposal of vessels	5	—	(6,496,057)	—
Interest income	19	(459,312)	(438,056)	—
Interest expense	19	1,006,614	684,270	959,569
Other finance expenses	19	84,236	150,320	173,573

		2,573,388	4,095,266	7,314,451

Changes in working capital:
Trade and other receivables	0	129,116	(104,715)	330,762
Inventories	7	153,070	(252,403)	(36,869)
Trade and other payables	12	504,878	762,042	570,496

		787,064	404,924	864,389

Net cash generated from operating activities		3,360,452	4,500,190	8,178,840

21. Commitments and contingencies

Commitments

As at December 31, 2007 the Group had no outstanding capital commitments.

Contingencies

Various claims, lawsuits and complaints may arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

21. Commitments and contingencies (Continued)

the activity of the Group's vessels. While such claims are subject to settlement negotiations or litigation, the management of the Group is unable to predict the amount of the vessels' ultimate liabilities in respect of such claims.

There are no material legal proceedings to which the Group is a party, or to which any of its properties, is the subject, other than routine litigation incidental to the Group's business. In the opinion of the management, the disposition of these lawsuits should not have a material impact on the Group's results of operations, financial position and cash flows.

22. Related-party transactions

22.1.  Related party entities

There are several transactions between the Group Companies which have been eliminated for the purpose of the consolidation.

The Group has transactions and balances outstanding with the following entity that is related to the Group but it is not consolidated in these Group financial statements.

Conbulk Shipping S.A.

The Group's vessels receive a variety of services from Conbulk Shipping S.A., pursuant to a ship management agreement between each of the vessel-owning companies and Conbulk Shipping S.A. The services rendered by the Management Company are as follows:

  •
  Crew Management Services

  •
  Technical Management Services

  •
  Commercial Management Services

  •
  Insurance Arrangement Services

  •
  Accounting Services

  •
  Services regarding the purchase or sale of vessels

  •
  Services regarding provisions' supply and

  •
  Services regarding the provision of bunker fuel

  Under these agreements, Conbulk Shipping S.A. received management fees of US$763,466 for 2007 (2006: US$702,071).

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

22. Related-party transactions (Continued)

22.2.  Amounts charged by the related parties for services rendered:

	2007	2006
Entities under common control
—Management fees	763,466	702,071

	763,466	702,071

22.3.  The following balances were outstanding as at the year end with the related parties:

Year-end balances:	2007	2006
Due to related parties
Conbulk Shipping S.A.	3,110,143	2,933,427

	3,110,143	2,933,427

These balances are non-interest bearing, not secured and due upon demand.

22.4.
During 2006, one of the shareholders of Bertius Holdings (one of the owners of Press Publications S.A.) was given a direct 26% shareholding in the Holding Company's subsidiary Castella Shipping Inc. which resulted in the recognition of a minority interest during 2006 at the consolidated level. No consideration was given to the parent by the shareholder in exchange for this minority interest and therefore a loss was recognised directly in equity at the consolidated level. However, this shareholder simultaneously gave up his ownership in Bertius Holdings to the other shareholders. As this was a transaction between shareholders, it had no impact on either the parent company or at the consolidated level.

23. Key management compensation

The Group is managed by its shareholders. The shareholders receive only dividends and do not receive any management compensation. During 2006, an amount of $10,051,213 was declared as dividends, from which $6,209,215 was paid during 2006 and the remaining $3,841,998 during 2007.

24. Post balance sheet events

On January 4, 2008, the Group entered into new agreements for the purchase of the following four vessels:

Vessel's name	Year built	Purchase price	Delivery dates
Kuo Lung	1998	$24,000,000	February 14, 2008
Kuo Fu	1995	$21,250,000	February 27, 2008
Kuo Tai	1995	$21,250,000	March 7, 2008
Kuo Hung	1997	$23,500,000	May 26, 2008

PALMOSA SHIPPING CORPORATION

Years ended December 31, 2007, 2006 and 2005
(Amounts in US Dollars unless otherwise stated)

NOTES TO THE FINANCIAL STATEMENTS (Continued)

24. Post balance sheet events (Continued)

On February 2, 2008, Palmosa Shipping Corporation entered into a new loan agreement, amounting to US$67,500,000, with Lloyds TSB Bank Plc in order to finance the acquisition of the four abovementioned vessels.

On January 17, 2008, Castella Shipping Inc (ship-owning Company of the M/V MSC Zanzibar) entered into a new loan agreement, amounting to US$8,575,000, with the National Bank of Greece (NBG).

On March 18, 2008, Objective Finance SA (ship-owning company of M/V MSC Bali) entered into a new loan agreement, amounting to US$7,300,000 with Aegean Baltic Bank.

Independent Auditor's Report
to the Board of Directors and Shareholders of
THE TSAKOS COMPANIES

We have audited the combined balance sheets of THE TSAKOS COMPANIES as of 31 December, 2007 and 2006, and the related combined statements of income, changes in equity, and cash flows for each of the two years ended 31 December, 2007 and 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U. S. generally accepted Auditing Standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of THE TSAKOS COMPANIES at 31 December, 2007 and 2006, and the combined results of its operations and its cash flows for each of the two years ended 31 December, 2007 and 2006 in conformity with International Financial Reporting Standards as issued by the IASB.

/s/ Moore Stephens Chartered Accountants A.E.

Piraeus, Greece
30 June 2008

THE TSAKOS COMPANIES
COMBINED BALANCE SHEET
AS AT 31 DECEMBER, 2007 AND 2006
(Expressed in United States Dollars)

	Note	2007	2006
ASSETS
NON CURRENT ASSETS
Vessels—net	7	40,412,013	43,387,338
Deferred expenses—net	7	2,786,287	3,267,528

		43,198,300	46,654,866

Other financial assets	12	93,327	283,278

Total non current assets		43,291,627	46,938,144

CURRENT ASSETS
Inventories	11	437,043	407,764
Trade and other accounts receivable	9	1,802,504	3,186,041
Related parties	10	38,935,237	24,629,809
Other financial assets	12	—	176,049
Other assets	13	358,377	350,704
Cash and cash equivalents	8	340,826	6,430

Total current assets		41,873,987	28,756,797

Total assets		85,165,614	75,694,941

EQUITY AND LIABILITIES
EQUITY
Share Capital—authorised and issued 2,600 bearer shares	14	14,247	14,247
Capital surplus	14	18,621,441	18,621,441
Retained earnings	14	2,116,483	26,033,219
Hedging reserves		(221,526)	459,327

Total equity		20,530,645	45,128,234

NON-CURRENT LIABILITIES
Long term debt	15	39,664,510	16,675,834
Other financial liabilities		314,853	—

Total long term liabilities		39,979,363	16,675,834

CURRENT LIABILITIES
Current portion of long term debt	15	7,698,824	6,182,500
Trade and other accounts payable	16	2,715,363	3,237,625
Related parties	17	13,249,183	3,297,999
Other liabilities	18	992,236	1,172,749

Total current liabilities		24,655,606	13,890,873

Total liabilities		64,634,969	30,566,707

Total equity and liabilities		85,165,614	75,694,941

The notes on pages F-48 to F-61 form an integral part of these combined financial statements

THE TSAKOS COMPANIES
COMBINED INCOME STATEMENT
FOR THE YEAR ENDED 31 DECEMBER, 2007 AND 2006
(Expressed in United States Dollars)

	Note	2007	2006
Revenue from Freight / Hire		27,866,203	28,793,482

Operating Expenses
Direct voyage costs		1,626,517	2,126,737
Operating costs		11,511,383	10,278,984

		13,137,900	12,405,721

Gross profit from shipping operations	20	14,728,303	16,387,761
Depreciation and amortisation	5,7	4,088,304	5,688,224
Management fees	4.14	828,000	792,000
Administration expenses		203,976	33,209

		5,120,280	6,513,433

Operating Profit		9,608,023	9,874,328

Other income
Interest earned		36,323	—
Gain on currency interest rate swap		400,710	469,936
Previous years income		—	81,337
Sundry income		303,327	—

		740,360	551,273

Financial Expenses
Loan interest		1,662,303	1,632,892
Bank interest and charges		115,403	63,924
Other loan expenses		68,433	—

		1,846,139	1,696,816

Other Expenses
Previous years' expenses		205,452	—
Exchange losses		135,161	74,096

		340,613	74,096

Profit for the year		8,161,631	8,654,689

The notes on pages F-48 to F-61 form an integral part of these combined financial statements

THE TSAKOS COMPANIES
COMBINED STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 31 DECEMBER, 2007 AND 2006
(Expressed in United States Dollars)

	Share Capital
			Capital Surplus	Retained earnings	Hedging reserves
	No.	Amount				Total
Balance, 1 January, 2006	2,600	14,247	18,621,441	17,378,530	808,247	36,822,465
Net movement					(348,920)	(348,920)
Profit for the year ended 31 December, 2006				8,654,689		8,654,689

Balance,1 January, 2007	2,600	14,247	18,621,441	26,033,219	459,327	45,128,234
Net movement					(680,853)	(680,853)
Profit for the year ended 31 December, 2007				8,161,631		8,161,631
Dividends declared				(32,078,367)		(32,078,367)

Balance 31 December, 2007	2,600	14,247	18,621,441	2,116,483	(221,526)	20,530,645

The notes on pages F-48 to F-61 form an integral part of these combined financial statements

THE TSAKOS COMPANIES
COMBINED CASH FLOW STATEMENT
FOR THE YEAR ENDED 31 DECEMBER, 2007 AND 2006
(Expressed in United States Dollars)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Profit for the year	8,161,631	8,654,689
Adjustments to reconcile income to net cash provided by operations
Depreciation of fixed assets	2,975,325	3,610,300
Interest expenses	1,777,706	1,696,816
Amortisation of deferred expenses	1,112,979	2,077,924

	14,027,641	16,039,729
Change in operating assets and liabilities
Trade accounts receivable	1,383,535	(2,284,197)
Related Parties	(4,365,094)	(3,748,755)
Inventories	(29,279)	(96,270)
Other assets	(7,672)	77,048
Trade accounts payable	(511,412)	19,029
Other liabilities	(531,812)	(133,019)

Net cash provided by operating activities	9,965,907	9,873,565
CASH FLOWS FROM INVESTING ACTIVITIES
Dry-docking and special surveys	(631,738)	(1,993,960)

Net cash used in investing activities	(631,738)	(1,993,960)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long term debt	40,600,000	—
Repayments of long term debt	(16,095,000)	(6,182,500)
Interest paid	(1,426,406)	(1,690,675)
Dividends paid	(32,078,367)	—

Net cash used in financing activities	(8,999,773)	(7,873,175)

NET INCREASE IN CASH AND CASH EQUIVALENTS	334,396	6,430
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	6,430	NIL

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	340,826	6,430

The notes on pages F-48 to F-61 form an integral part of these combined financial statements

THE TSAKOS COMPANIES

Notes to the combined financial statements
for the year ended 31 December, 2007 and 2006
(expressed in United States Dollars)

1. Presentation of combined financial statements

The expression "THE TSAKOS COMPANIES", referred to hereunder as the "Group" is used for convenience purposes in order to reflect for ease of reference the combined financial position of the following companies and groups of companies all under common management and control:

Tango Shipping S.A.	c.v. "CMA CGM Limon"	(ex "Irenes Logos")	Panama
Maribel Shipping Corp.	c.v. "MSC Sardinia"	(ex "Hong Kong")	Liberia
Hedgestone Shipping Co. Ltd.	c.v. "MSC Brazilia"		Panama
Korinia Shipping Co. Ltd.	c.v. "MSC London"	(ex "Keelung")	Cyprus
Filiria Marine Co. Ltd.	ex owner of c.v. "MSC Sardinia"	(ex "Hong Kong")	Cyprus

2. Critical accounting judgements and key sources of estimation uncertainty

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year comprise the annual impairment review of vessels and vessels under construction.

3. Adoption of new and revised International Financial Reporting Standards

In the current period, the company has adopted IFRS 7 Financial Instruments: Disclosures which is effective for annual reporting periods beginning on or after 1 January 2007, and the consequential amendments to IAS 1 Presentation of Financial Statements.

The impact of the adoption of IFRS 7 and the changes to IAS 1 has been to expand the disclosures provided in the financial statements regarding the company's financial instruments and management of capital.

Four Interpretations issued by the International Financial Reporting Interpretations Committee are effective for the current period. These are:

IFRIC 7	Applying the Restatement Approach under IAS 29 Financial Reporting in Hyperinflationary Economies;
IFRIC 8	Scope of IFRS 2;
IFRIC 9	Reassessment of Embedded Derivatives; and
IFRIC 10	Interim Financial Reporting and Impairment

The adoption of these Interpretations has not led to any changes in the company's accounting policies.

The above notes form an integral part of these combined financial statements

THE TSAKOS COMPANIES

Notes to the combined financial statements
for the year ended 31 December, 2007 and 2006
(expressed in United States Dollars) (Continued)

3. Adoption of new and revised International Financial Reporting Standards (Continued)

At the date of authorisation of these financial statements, the following Standards and Interpretations were in issue but not yet effective:

IAS 1	(Revised) Presentation of Financial Statements (effective 1 January 2009);
IAS 23	(Revised) Borrowing Costs (effective 1 January 2009);
IFRS 8	Operating Segments (effective 1 January 2009);
IFRIC 11	IFRS 2: Group and Treasury Share Transactions (effective 1 March 2007);
IFRIC 12	Service Concession Arrangements (effective 1 January 2008);
IFRIC 13	Customer Loyalty Programmes (effective 1 July 2008) and
IFRIC 14	IAS 19: The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction (effective 1 January 2008).

The directors anticipate that the adoption of these Standards and Interpretations in future periods will have no material impact on the financial statements of the company.

4. Significant Accounting Policies

The combined financial statements of THE TSAKOS COMPANIES ("the Group"), have been prepared under the historical cost convention, except for the valuation of certain financial instruments and in accordance with International Financial Reporting Standards. The financial statements are presented in United States Dollars since that is the currency in which the majority of the Group's transactions are denominated.

The principal accounting policies adopted remain unchanged from the previous period and are set out below.

4.1  Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognised as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

4.2  Accounting estimates

The preparation of financial statements in conformity with International Financial Reporting Standards requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

The above notes form an integral part of these combined financial statements

THE TSAKOS COMPANIES

Notes to the combined financial statements
for the year ended 31 December, 2007 and 2006
(expressed in United States Dollars) (Continued)

4. Significant Accounting Policies (Continued)

disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4.3  Revenue recognition

Vessels' gross operating profit

In the case of time charters, voyage revenues and expenses are recognised to the end of each financial year.

Voyage revenues and expenses are recognised on the percentage of completion method of accounting based on voyage costs incurred to date as compared to estimated total voyage costs. Estimated losses on voyages are provided for in full at the time such losses become evident. Revenue collected in advance is recorded as deferred income and recognised as revenue at the end of the voyage.

4.4  Interest revenue

Interest revenue is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset's net carrying amount.

4.5  Foreign currency transactions

Transactions denominated in foreign currencies are translated into US Dollars using the rate ruling at the date of the transaction.

Monetary assets and liabilities denominated into foreign currencies are translated into US Dollars, at year end rates.

All resultant exchange differences are dealt within the statement of operations.

4.6  Financial instruments

Financial assets and liabilities are recognised on the Group's balance sheet when the Group has become a party to the contractual provisions of the instrument.

Cash and cash equivalents

Securities and commercial paper with original maturities of up to three months are included in cash and cash equivalents in the accompanying balance sheets and statements of cash flows. Restricted cash have been treated as cash equivalents for cash flow purposes.

Restricted Cash

Includes cash which is not readily available for use as it is restricted by loan covenants, usually for the payment of the next loan instalment.

The above notes form an integral part of these combined financial statements

THE TSAKOS COMPANIES

Notes to the combined financial statements
for the year ended 31 December, 2007 and 2006
(expressed in United States Dollars) (Continued)

4. Significant Accounting Policies (Continued)

Bank borrowings

Interest bearing bank loans and overdrafts are initially measured at fair value, and are subsequently measured at amortised cost, using the effective interest rate method. Any difference between the proceeds (net of transaction costs) and the settlement of the borrowings is recognised over the term of the borrowings in accordance with the Group's accounting policy for borrowing costs (see note 4.7).

Trade payables

Trade payables are initially measured at fair value, and are subsequently measured at amortised cost, using the effective interest rate method.

Equity instruments

Equity instruments are recorded at the proceeds received, net of direct issue costs.

Derivative financial instruments

The Group may use financial instruments that reduce exposure to fluctuations in interest rates and foreign currency exchange rates. These instruments which mainly comprise of interest rate swaps, are initially recorded at cost and are remeasured to fair value at subsequent reporting dates.

Changes in the fair value of derivative financial instruments that are designated as effective cash flow hedges are recognised directly in equity. Amounts deferred in equity are recognised in the income statement in the same period in which the hedged firm commitment or forecasted transaction affects net profit or loss.

Changes in the fair value of derivative financial instruments that do not qualify for hedge accounting are recognised in the income statement as they arise.

4.7  Borrowing costs

Interest payable directly attributable to finance newbuildings under construction, which are assets that necessarily take a substantial period of time to get ready for their intended use, is added to the cost of those newbuildings, until such time as the newbuildings are ready for their intended use and are delivered to the Group.

Interest bearing bank loans and overdrafts are recorded at the proceeds received, net of direct issue costs.

All other borrowing costs are recognised in the income statement of the period in which they are incurred.

4.8  Trade and other accounts receivable

Trade receivable

Trade receivables are carried at anticipated realisable value. An estimate is made for doubtful receivables based on a review of all outstanding amounts at year end. Bad debts are written off during the year in which they are identified.

The above notes form an integral part of these combined financial statements

THE TSAKOS COMPANIES

Notes to the combined financial statements
for the year ended 31 December, 2007 and 2006
(expressed in United States Dollars) (Continued)

4. Significant Accounting Policies (Continued)

Claims

Claims against underwriters are recorded when costs are incurred and include claims not yet submitted or adjusted. They represent the claimable expense, net of deductibles.

4.9  Inventories

Inventories mainly consist of bunkers, lubricants, stores and spares remaining on board the vessels at the end of each period and are valued at actual cost determined on the FIFO basis.

4.10  Vessels (net)

The vessels are shown at contract price plus capitalised expenditure net of accumulated depreciation. The cost of each vessel, less an estimated residual value is depreciated on a straight line basis over its estimated remaining useful life. Each vessel's useful life is estimated at 25 years from the date of its construction and its residual value is based on its scrap value. The estimated useful lives, residual values and depreciation are reviewed at each year end, with the effect of any changes in estimate accounted for on a prospective basis.

Maintenance and repairs that do not extend the useful life of the asset are charged to operations as incurred. Major renovation costs and modifications are capitalised and depreciated over the estimated remaining useful life.

4.11  Impairment of assets

At each balance sheet date, the Group reviews the carrying amounts of its tangible and intangible assets, by preparing discounted cash flow projections and comparing them to the assets book value, to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss.

If the recoverable amount of the asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. Impairment losses are recognised as an expense immediately. Where an impairment loss subsequently reverses, the carrying amount of an asset is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. A reversal of an impairment loss is recognised as income immediately.

4.12  Deferred charges

Deferred charges mainly consist of special surveys and dry-docking expenses, are deferred in the year they are incurred and are amortised on a straight line basis over the period to the next special survey or dry-docking, usually five or two and a half years respectively. When significant special survey or dry-docking expenditure occur prior to the expiry of the period, the remaining balance is expended in the month of the subsequent special survey or dry-docking. Deferred charges are shown net of accumulated amortisation.

The above notes form an integral part of these combined financial statements

THE TSAKOS COMPANIES

Notes to the combined financial statements
for the year ended 31 December, 2007 and 2006
(expressed in United States Dollars) (Continued)

4. Significant Accounting Policies (Continued)

4.13  Taxation

The Group's companies are taxed on the basis of tonnage of their vessels and no tax is payable on income.

4.14  Management fees

The Group's vessels are managed either by Tsakos Shipping and Trading S.A. charged with a monthly management fee ranging from $12,500 to $15,000, or by Sovereign Navigation Corp. charged with a monthly management fee of $18,000.

5. Profit for the year

Profit for the year has been arrived at after charging (crediting):

	2007	2006
Depreciation and amortisation
Depreciation of property, plant and equipment	2,975,325	3,610,300
Amortisation of intangible assets	1,112,979	2,077,924

Total depreciation and amortisation expense	4,088,304	5,688,224

Attributable to:
Continuing operations	(4,088,304)	(5,688,224)

6. Segmental information

The Group operates in a single business segment, shipping on a worldwide basis.

The above notes form an integral part of these combined financial statements

THE TSAKOS COMPANIES

Notes to the combined financial statements
for the year ended 31 December, 2007 and 2006
(expressed in United States Dollars)

7. Fixed assets

7.1

Vessels
Cost
At 1 January and 31 December, 2007	73,977,653

Accumulated depreciation
At 1 January, 2007	30,590,315
Charge for the year	2,975,325

At 31 December, 2007	33,565,640

Net Book Value
At 1 January, 2007	43,387,338

At 31 December, 2007	40,412,013

7.2

Vessels
Cost
At 1 January and 31 December, 2006	73,977,653

Accumulated depreciation
At 1 January, 2006	26,980,015
Charge for the year	3,610,000

At 31 December, 2006	30,590,315

Net Book Value
At 1 January, 2006	46,997,638

At 31 December, 2006	43,387,338

The above notes form an integral part of these combined financial statements

THE TSAKOS COMPANIES

Notes to the combined financial statements
for the year ended 31 December, 2007 and 2006
(expressed in United States Dollars) (Continued)

7. Fixed assets (Continued)

7.3  Vessels

The amount of $40,412,013 shown above is analysed below:

Vessel's name	Cost	Accumulated Depreciation	Net Book Value
c.v. "CCNI Mejillones"	13,787,252	(3,106,386)	10,680,866
c.v. "MSC Sardinia"	16,602,481	(6,621,282)	9,981,199
c.v. "MSC Brazilia"	21,971,304	(12,096,330)	9,874,974
c.v. "MSC London"	21,616,616	(11,741,642)	9,874,974

	73,977,653	(33,565,640)	40,412,013

a)
The above vessels are insured for US$ 100,000,000

b)
The above vessels are mortgaged as security for loans as per note 15.

7.4  Deferred Expenses

Deferred expenses representing dry-docking and special survey costs are analysed as follows:

	2007	2006
Cost
At 1 January, 2007 and 2006	5,874,793	5,249,965
Capitalised during the year	631,738	1,993,960
Written off*	(1,516,362)	(1,369,132)

At 31 December, 2007 and 2006	4,990,169	5,874,793

Accumulated Amortisation
At 1 January, 2007 and 2006	2,607,265	1,898,473
Charge for the year	1,112,979	2,077,924
Written off*	(1,516,362)	(1,369,132)

At 31 December, 2007 and 2006	2,203,882	2,607,265

Net Book Value
At 31 December, 2007 and 2006	2,786,287	3,267,528

At 31 December, 2006 and 2005	3,267,528	3,351,492

*
Amounts written off represent, either deferred expenses fully amortised in the year, or deferred expenses written off due to sale of vessels

The above notes form an integral part of these combined financial statements

THE TSAKOS COMPANIES

Notes to the combined financial statements
for the year ended 31 December, 2007 and 2006
(expressed in United States Dollars) (Continued)

7. Fixed assets (Continued)

The next scheduled special survey dates are as follows:

c.v. "CMA CGM Limon"	2010
c.v. "MSC Sardinia"	2009
c.v. "MSC Brazilia"	2009
c.v. "MSC London"	2009

8. Cash and cash equivalents

	2007	2006
Current accounts	340,826	6,430

	340,826	6,430

9. Trade and other accounts receivable

	2007	2006
Charterers	124,543	165,275
Suppliers	37,914	32,285
Claims	1,528,987	2,980,015
Agents	109,250	3,615
Other	1,810	4,851

	1,802,504	3,186,041

10. Related parties

	2007	2006
Tsakos Shipping and Trading S.A.	38,935,237	24,629,809

	38,935,237	24,629,809

See also note 22.

The above notes form an integral part of these combined financial statements

THE TSAKOS COMPANIES

Notes to the combined financial statements
for the year ended 31 December, 2007 and 2006
(expressed in United States Dollars) (Continued)

11. Inventories at cost

The amount of $437,043 (2006: $407,764) shown as inventories at cost represents the cost of inventories on board the vessels as at the end of the year.

	2007	2006
Lubricants	364,431	330,753
Victualling	51,762	47,512
Stores	20,850	29,499

	437,043	407,764

12. Other financial assets

	2007	2006
Receivable under swap contracts, current	93,327	283,278
Receivable under swap contracts, long-term	—	176,049

	93,327	459,327

13. Other assets

	2007	2006
Unexpired insurance and club calls	328,852	287,195
Accrued income	29,525	63,509

	358,377	350,704

14. Share Capital, Capital Surplus and Retained Earnings

The share capital, capital surplus and retained earnings of the companies combined are as follows:

Company Name	Vessel Name	Share capital	Capital surplus	Retained Earning
Tango Shipping S.A.	c.v. "CMA CGM Limon"	10,000	1,990,000	194,984
Maribel Shipping Corp. and Filiria Marine Co. Ltd.	c.v. "MSC Sardinia"	1,877	16,631,441	160,132
Hedgestone Shipping Co. Ltd.	c.v. "MSC Brazilia"	500	—	1,245,713
Korinia Shipping Co. Ltd.	c.v. "MSC London"	1,870	—	515,654

Total		14,247	18,621,441	2,116,483

The above notes form an integral part of these combined financial statements

THE TSAKOS COMPANIES

Notes to the combined financial statements
for the year ended 31 December, 2007 and 2006
(expressed in United States Dollars) (Continued)

15. Long term debt.

The Group's long term debt as of 31 December, 2007, consisted of the following:

		2007	2006
a.	Loan facility of up to $70,000,000. Semi annual principal payments ranging from $860,000 $1,100,000, a bullet payment of $21,335,000 due in 2004 and a final payment of $2,865,000 due in 2008. The loan was refinanced in 2007.	—	5,445,000
b.	Loan facility of $11,500,000. Quarterly principal payments of $265,625 with a final payment of $3,000,000 due in 2010. The loan was refinanced in 2007.	—	7,250,000
c.	Part of a joint loan facility of $85,000,000. Semi annual principal payments ranging from $610,235 to $1,093,235 with a final payment of $8,502,118 due in 2017.	40,600,000	—
d.	Loan facility of $58,895,000. Semi annual principal payments ranging from $1,700,000 to $2,500,000 with a final payment of $3,363,333 due in 2009.	6,763,334	10,163,334

	Totals	47,363,334	22,858,334
	Less: Current portion	7,698,824	6,182,500

		39,664,510	16,675,834

The above loan facilities bear interest ranging from 0.785% to 1.35%, over LIBOR rates.

The following is a summary of scheduled debt maturities by year:

	2007	2006
1st year	7,698,824	6,182,500
2nd year	7,662,157	8,187,500
3rd year	4,298,824	8,488,334
4th year	4,298,824	—
5th year	2,483,765	—
Thereafter	20,920,940	—

Total	47,363,334	22,858,334

The above facilities are collateralized by first priority mortgages over the Group's vessels, as well as assignments of such vessels' earnings and insurance. The facilities restrict the Group from making dividends or other distributions to the shareholders without prior consent of the lenders.

The above notes form an integral part of these combined financial statements

THE TSAKOS COMPANIES

Notes to the combined financial statements
for the year ended 31 December, 2007 and 2006
(expressed in United States Dollars) (Continued)

16. Trade and other accounts payable

	2007	2006
Suppliers	2,272,333	2,623,194
Agents	130,735	179,683
Brokers	42,354	36,640
Charterers	8,369	41,692
Masters	68,949	188,067
Withholdings	13,935	19,760
Other	178,688	148,589

	2,715,363	3,237,625

17. Related parties

	2007	2006
Midway Shipping Co. Ltd.	13,249,183	3,297,999

	13,249,183	3,297,999

See also note 22.

18. Other liabilities

	2007	2006
Accrued expenses	883,273	586,125
Income received in advance	108,963	586,624

	992,236	1,172,749

19. Financial instruments

Interest rate swaps

Under interest rate swap contracts, the Group agrees to exchange the difference between fixed and floating rate interest amounts calculated on agreed notional principal amounts. Such contracts enable the Group to mitigate the risk of changing interest rates on the fair value of issued fixed rate debt held and the cash flow exposures on the issued variable rate debt held.

The group, has entered into contracts with initial notional values totaling of $62,718,733, to fix interest payments at rates ranging from 2.58% to 4.49% for periods up to April 2012. Included within income statement, are amounts of $400,710 and $469,936 for the years ended 31 December 2007 and 2006 respectively, representing the realised gain on these hedges during the financial year.

The above notes form an integral part of these combined financial statements

THE TSAKOS COMPANIES

Notes to the combined financial statements
for the year ended 31 December, 2007 and 2006
(expressed in United States Dollars) (Continued)

19. Financial instruments (Continued)

The net fair value of swaps that the Group entered into, at 31 December, 2007 is estimated at a loss of $221,526. This amount is based on market values of equivalent instruments at the balance sheet date. All of these interest rate swaps are designated and effective as cash flow hedges and the fair value thereof has been deferred in equity.

20. Gross profit from shipping operations

The amount of $14,728,303 (2006: $16,387,761) is analysed as follows:

	2007	2006
Operating revenue
Hire	27,789,416	28,569,768
Other voyage revenue	76,787	223,714

Total revenues	27,866,203	28,793,482
Direct voyage costs
Bunkers	19,498	439,713
Port Expenses	209,506	233,821
Agency fees	53,021	30,220
Brokerage and Commission	1,344,492	1,422,983

	1,626,517	2,126,737

Operating Costs
Wages	2,919,309	2,680,922
Victualling	265,588	255,991
Crew, medical and transportation	610,221	497,941
Spares	1,566,418	1,528,455
Stores	690,935	798,232
Lubricants	1,673,796	1,462,301
Insurance	928,483	1,006,227
Club Calls	375,745	345,640
Maintenance	1,419,440	1,316,442
Tonnage taxes	30,632	28,096
Sundry Expenses	1,030,816	358,737

	11,511,383	10,278,984

Total direct and operating costs	13,137,900	12,405,721

Gross profit from shipping operations	14,728,303	16,387,761

The above notes form an integral part of these combined financial statements

THE TSAKOS COMPANIES

Notes to the combined financial statements
for the year ended 31 December, 2007 and 2006
(expressed in United States Dollars) (Continued)

21. Concentration of risk

For the years ended 31 December, 2007 and 2006 the Group had major customers, each comprising 10% or more of total revenues as follows:

	2007	2006
Customer A	77%	78%
Customer B	23%	—
Customer C	—	11%

22. Related party transactions

a)
During the year ended 31 December, 2007, the Group was charged by Argosy Insurance Company Ltd., an amount of $912,685 (2006: $961,732) which represents Hull & Machinery insurance premiums of the Group's vessels.

b)
As at 31 December, 2007 an amount of $38,935,237 (2006: $24,629,809,) was due from Tsakos Shipping and Trading S.A., the technical managers of the Group, representing receipts less payments made by the technical manager in the normal course of business on behalf of the companies of the Group.

During the year ended 31 December, 2007, the Group's companies Tango Shipping S.A., Filiria Marine Co. Ltd. and Maribel Shipping Corp., were charged by Tsakos Shipping and Trading S.A., an amount of $396,000 (2006: $360,000,) which represents vessels' management fees.

c)
As at 31 December, 2007 an amount of $(13,249,183) (2006: $(3,297,999),) was due from Midway Shipping Co. Ltd., the Holding Company of Hedgestone Shipping Co. Ltd. and Korinia Shipping Co. Ltd., representing receipts less payments made by the Holding Company on behalf of these companies.

These two companies were charged during the year ended 31 December, 2007, by Sovereign Navigation Corp. (managers of their vessels), through Midway Shipping Co. Ltd., an amount of $432,000 (2006: $432,000,) which represents vessels' management fees.

23. Capital commitments and contingencies

There are no material legal proceedings to which the Group is a party or to which any of the shipowning companies are the subject other than routine litigation incidental to the Group's business. In the opinion of management, the disposition of these lawsuits should not have a material impact on the Group's results of operations, financial position and cash flows.

The above notes form an integral part of these combined financial statements

 Appendix A

MEMBERSHIP INTEREST PURCHASE AND SALE
AGREEMENT
DATED September 19, 2008
BY AND AMONG
ARCADE ACQUISITION CORP.
("ARCADE")
PALMOSA SHIPPING CORPORATION
("PALMOSA")
AND

TDB SPV LLC
("TDB")

A-i

A-ii

Page
ANNEX A		A-1
SCHEDULES:		S-1
Schedule 2.1(a)	Buyer Nominees
Schedule 3.4(b)	Consents and Approvals of TDB
Schedule 3.13	Absence of Certain Changes
Schedule 4.1	Formation and Organization of Buyer
Schedule 4.4(b)	Consents and Approvals of Buyer
Schedule 5.1	Formation and Organization of Arcade
Schedule 5.5	Arcade Contracts
Schedule 5.19	Arcade Brokerages
EXHIBITS		E-1
Exhibit A(1)	Form of Employment Agreement
Exhibit A(2)	Form of Consulting Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Release Agreement
Exhibit E	Supplemental Agreement
Exhibit F	General Management Agreement
Exhibit G	Merger Agreement
Exhibit H	Incentive Plan

A-iii

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (including the Exhibits and Schedules hereto, this "Agreement") is made and entered into as of this 19th day of September, 2008, by and among (i) Arcade Acquisition Corp., a Delaware corporation ("Arcade"), (ii) Palmosa Shipping Corporation, a corporation organized under the laws of the Republic of the Marshall Islands ("Palmosa"); and (iii) TDB SPV LLC, a Marshall Islands limited liability company and a wholly-owned Subsidiary of Palmosa ("TDB").

W I T N E S S E T H:

WHEREAS, unless otherwise defined herein, the capitalized terms used herein shall have the meanings set forth in Annex A hereto;

WHEREAS, Arcade has formed Conbulk Corporation, a Marshall Islands corporation and a wholly-owned Subsidiary of Arcade (the "Buyer"), for the sole purpose of effecting the Business Combination;

WHEREAS, Arcade will, as part a single integrated transaction, merge with and into the Buyer pursuant to the Merger Agreement, with Buyer being the surviving corporation (the "Merger"), and Buyer will immediately thereafter concurrently consummate the Interest Acquisition and, through the applicable Shipco SPV acquired in the Interest Acquisition, consummate the Kuo Vessel Acquisition, in each case pursuant to this Agreement, subject to Arcade Stockholders' Approval, it being understood that none of the Merger, Interest Acquisition and Kuo Vessel Acquisition (collectively, the "Initial Transaction") will occur without the other two components of the Initial Transaction;

WHEREAS, following the Initial Transaction, the Buyer will, pursuant to the terms of the MOAs and, as applicable, the Supplemental Agreement, consummate the acquisition of all Vessels not acquired as part of the Initial Transaction (such acquisitions, together with the Kuo Vessel Acquisition, the "Acquisition", and the Acquisition, together with the Interest Acquisition and the Merger, the "Business Combination");

WHEREAS, for various commercial and other reasons, the Buyer desires to remain an inactive shell prior to the Merger;

WHEREAS, Palmosa has agreed, among other things, to form TDB and cause TDB to: (i) negotiate and enter into the MOAs providing for the acquisition of the Vessels; (ii) establish special purpose Shipco SPVs and to designate the relevant Shipco SPV as its nominee as buyer under each relevant MOA; and (iii) transfer the Interests in the Shipco SPVs, along with all of their right, title and interest in the MOAs, to the Buyer at the Closing, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1.
DEFINITIONS

1.1    Definitions.    Certain capitalized terms used in this Agreement and the Exhibits and Schedules delivered pursuant hereto and to the extent incorporated in the other Transaction Documents, are defined in Annex A.

1.2    Terms Generally; Certain Rules of Construction.    Definitions in this Agreement and the other Transaction Documents shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references in this Agreement or any other Transaction Document to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement or any other Transaction Document in which used, except as otherwise provided. Unless otherwise expressly provided herein or unless the context shall otherwise require, any references as of any time to the "Certificate of Incorporation," "Bylaws" or other organizational or constituent documents of any Person, to any Contract, instrument or document or to any Law or any specific section or other provision thereof, shall be deemed a reference to the foregoing as amended and supplemented through such time (and, in the case of a Law or specific section or other provision thereof, to any successor of such Law, section or other provision). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. Unless otherwise expressly provided herein or unless the context shall otherwise require, any provision using a defined term which is based on a specified relationship between one Person and one or more other Persons shall, as of any time, refer only to such Persons who have the specified relationship as of that particular time.

ARTICLE 2.
THE PURCHASE

2.1  Purchase and Sale of the Interests and Vessels.

  (a)
  Designation of Buyer-Nominees.    Subject to and upon the terms and conditions of this Agreement, TDB hereby designates each Shipco SPV set forth on Schedule 2.1(a) as its buyer nominee under the MOA to take delivery of the Vessel set forth next to the name of such Shipco SPV on Schedule 2.1(a).

  (b)  Interest Acquisition.    In exchange for the Interest Acquisition Consideration, TDB agrees to sell, transfer, convey, assign and deliver to the Buyer, and Arcade shall cause the Buyer to purchase, acquire and accept, at Closing, the Interests, free and clear of any Restrictions whatsoever, along with appropriate membership interest powers duly executed by TDB (the "Interest Acquisition").

  (c)  Kuo Vessel Acquisition.    Subject to the terms and conditions of this Agreement, Arcade shall cause the Buyer to purchase, acquire and accept, at the Closing, through the applicable Shipco SPVs, the Closing Vessels, upon the terms and subject to satisfaction or waiver of the conditions contained in the MOAs, including the Supplemental Agreement (the "Kuo Vessel Acquisition").

2.2  Closing.

  (a)
  Closing Date Determination.    Upon the terms and subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the Initial Transaction (the "Closing") will take place as of the earliest date (the "Closing Date") on which legal title to at least two (2) of the Kuo Vessels can be concurrently delivered and transferred to the Shipco SPVs set forth next to the names of such Kuo Vessels on Schedule 2.1(a) under their respective MOAs (such Kuo Vessels, together with any other Vessels to be acquired by any Shipco SPVs at Closing, the "Closing Vessels"). TDB shall copy Arcade and the Buyer on all written correspondence between itself and the relevant Sellers of these two vessels in respect of the date of delivery thereof under their respective MOAs and notify Arcade and the Buyer of such delivery date ("Closing Notification").

  (b)  Location.    The Closing shall take place on the Closing Date at the premises of the lender that will provide financing for the Closing Vessels, except that the Closing on Interest Acquisition shall concurrently take place on the Closing Date, in coordination with the Closing on the Vessels, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF PALMOSA AND TDB

Palmosa and TDB hereby represent and warrant, jointly and severally, to Arcade that:

3.1  Organization and Qualification.

  (a)
  TDB has been duly organized and is validly existing as a limited liability company in good standing under the laws of the Republic of the Marshall Islands, with power and authority (corporate and other) to own its properties and conduct its business as currently conducted. TDB is not required to be duly qualified for the transaction of business in any other jurisdiction. All the membership interests of TDB have been duly authorized and validly issued, are fully-paid and non-assessable, and are owned by Palmosa free and clear of all Restrictions.

  (b)  Each of the Shipco SPVs has been duly organized and is validly existing as a limited liability company in good standing under the laws of the Republic of the Marshall Islands, with power and authority (corporate and other) to own its properties and conduct its business as currently conducted. All the Interests have been duly authorized and validly issued, are fully-paid and non-assessable, and are owned by TDB free and clear of all Restrictions.

  (c)  The copies of the respective certificates of formation and limited liability company agreements of each of TDB and the Shipco SPVs, as delivered to Arcade, are true and complete copies of these documents as now in effect. The minute books of TDB and the Shipco SPVs are accurate in all material respects.

3.2    Subsidiaries.    Other than Shipco SPVs, TDB does not hold any equity interest in any other Person.

3.3    Ownership of Interests.    As of immediately prior to the Closing, one hundred percent (100%) of the issued and outstanding membership interests of TDB will be owned by Palmosa and the Interests, which will represent one hundred percent (100%) of the issued and outstanding membership interests of the Shipco SPVs, will be owned by TDB.

3.4  Authority; Non-Contravention; Approvals.

  (a)
  Each of TDB and Palmosa have full power and authority to enter into this Agreement, the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. TDB's execution and delivery of this Agreement, the other Transaction Documents and its consummation of the transactions contemplated hereby and thereby, have been duly authorized by Palmosa, in its capacity as sole Managing Member, and no other action on its part is necessary to authorize its execution and delivery of this Agreement, the other Transaction Documents and its consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by each of TDB and Palmosa, and constitutes their valid and binding agreement, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles ((i) and (ii) together, the "Enforceability Exception"). Each of the other Transaction Documents to which TDB or Palmosa is a party will, when executed and delivered by TDB and/or Palmosa, constitute their valid and binding agreement, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to the Enforceability Exception.

  (b)  Except as set forth on Schedule 3.4(b), no Consent, notice, declaration, filing or registration with respect to any Person or Governmental Authority is required in connection with the execution, delivery and performance by TDB and Palmosa of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

  (c)  TDB and Palmosa's execution and delivery of this Agreement or any of the other Transaction Documents does not, and its consummation of the transactions contemplated herein and therein will not, violate, conflict with or result in a breach of any provision of, or constitute any default (or an event which, with notice or lapse of time or both, would constitute an event of default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Restrictions upon any of its properties or assets under any of the terms, conditions or provisions of (i) the certificate of formation or the limited liability agreement of TDB, Palmosa or any of the Shipco SPVs, (ii) any Consent, Law or Order, injunction, writ, permit or license of any Governmental Authority applicable to it or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which it is now a party or by which it or any of its properties or assets may be bound; excluding from the foregoing clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Restrictions that do not, in the aggregate, have a Palmosa Material Adverse Effect.

3.5    Contracts.    Other than the Transaction Documents to which it is a party, neither TDB nor any Shipco SPV has entered into any Contract.

3.6    Litigation.    There is no (i) Claim or other Legal Proceeding pending or, to the knowledge of TDB or Palmosa, threatened against or directly relating to TDB or any Shipco SPV, or (ii) outstanding Order, or application, request or motion therefor, of any Governmental Authority in a proceeding to which TDB, any Shipco SPV, or any of their assets was or is a party, except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either materially impair or preclude TDB's ability to consummate the Business Combination or have a Palmosa Material Adverse Effect.

3.7  Taxes.

  (a)
  Neither TDB nor any Shipco SPVs is subject to any Taxes or is obligated to file any Tax Returns.

  (b)  No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other Taxes are payable in the Marshall Islands in connection with TDB's sale and transfer of the Interests to the Buyer or the acquisition of the Vessels by the Shipco SPVs.

3.8    Compliance with Law; Permits.    Each of TDB and the Shipco SPVs has conducted its business in compliance with, and is in compliance with, all applicable Laws and Orders and Permits in all jurisdictions in which it carries on its business. Neither TDB nor any of the Shipco SPVs has received any written notice of any investigation with respect to, any alleged default under, or any violation or nonconformity with any Law or Order. Each of TDB and the Shipco SPVs has all Permits which are required for the ownership of its assets or the conduct of its business as presently conducted. Neither TDB nor any of the Shipco SPVs is in violation of any material term or provision or requirement of any of such Permits, and no Person has threatened in writing to revoke, amend or impose conditions in respect of any of such Permits.

3.9    Environmental Laws and Regulations.    There are no pending, and to the knowledge of TDB or Palmosa there have been no threatened, Environmental Claims against TDB, any Shipco SPV or any Vessel and, to the knowledge of TDB or Palmosa, there are no circumstances with respect to any Vessel which could reasonably be anticipated (i) to form the basis of an Environmental Claim against any Shipco SPV or any Vessel or (ii) to cause such Vessel to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law.

3.10    Properties.    Neither TDB nor any Shipco SPV owns any properties (other than, in the case of TDB, the Interests, and in the case of the Shipco SPVs, the MOAs).

3.11    Financial Statements.    Prior to the date of this Agreement, Palmosa has previously furnished to Arcade a true and correct copy of the Palmosa Financial Statements. The Palmosa Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of Palmosa and its Subsidiaries as of the dates, period and year indicated, prepared in accordance with IFRS. Without limiting the generality of the foregoing, (i) as of the date of the most recent consolidated balance sheet comprising a portion of the Palmosa Financial Statements, there was no material debt, liability or obligation of any nature not reflected or reserved against in the Palmosa Financial Statements or in the notes thereto required to be so reflected or reserved in accordance with IFRS, and (ii) there are no assets of Palmosa or any of its Subsidiaries the value of which (in the reasonable judgment of Palmosa) is materially overstated in the Palmosa Financial Statements. Except as incurred in the ordinary course of business since December 31, 2007, neither Palmosa nor any of its Subsidiaries has any known material contingent liabilities (including liabilities for Taxes) other than as contemplated hereunder or in connection herewith. Neither Palmosa nor any of its Subsidiaries is a party to any contract or agreement for the forward purchase or sale of any foreign currency and has not invested in any "derivatives."

3.12    Proxy Statement.    None of the information to be supplied by, on behalf of or with respect to Palmosa or TDB for inclusion in the Proxy Statement, or in any amendments or supplements thereto, to be distributed to the stockholders of Arcade in connection with the meeting of such stockholders at the time of the mailing of the Proxy Statement and at the time of the meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.13    Absence of Certain Changes or Events.    Except as set forth in Schedule 3.13 or in connection with this Agreement and the transactions contemplated hereby, since the date of formation of TDB and each Shipco SPV, there has not been (a) any Palmosa Material Adverse Change and (b) any occurrence not included in paragraph (a) of this Section 3.13 which has resulted, or which Palmosa or TDB has reason to believe, could reasonably be expected to result, in a Palmosa Material Adverse Effect.

3.14    Dividends and Distributions.    No dividends and other distributions have been or shall be declared on or paid in respect of the Interests.

3.15    Books, Records and Accounts.    The Books and Records and accounts of TDB and Shipco SPVs fairly and accurately reflect in all material respects transactions involving TDB and the Shipco SPVs relating to the Vessels.

3.16    Brokers and Finders.    Except for Morgan Joseph, TDB has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

3.17    Business.    TDB and each Shipco SPV, since its respective formation, has engaged, and pending the Closing will engage, in no business other than as necessary or appropriate to facilitate the Buyer's acquisition, through the Shipco SPVs, of the Vessels pursuant to the terms of the MOAs and this Agreement. Neither TDB nor any of the Shipco SPVs have any employees.

3.18    No Omissions or Untrue Statements.    No representation or warranty made by TDB or Palmosa to Arcade in this Agreement or in any certificate required to be delivered to the Buyer or Arcade pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein in light of the circumstances in which made not misleading.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF ARCADE WITH RESPECT TO BUYER

Arcade hereby represents and warrants to TDB and Palmosa that:

4.1  Organization and Qualification.

  (a)
  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands, with power and authority (corporate and other) to own its properties and conduct its business as currently conducted. The Buyer has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction set forth in the Schedule 4.1 and, to the Buyer's knowledge, such jurisdictions are the only ones in which it owns or leases properties, or conducts any business, so as to require such qualification, other than those jurisdictions where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect.

  (b)  The copies of the Articles of Incorporation and Bylaws of the Buyer, as amended to date and delivered to TDB, are true and complete copies of these documents as now in effect. The minute books of the Buyer are accurate in all material respects.

4.2    No Subsidiaries.    Prior to the Closing, the Buyer does not hold any equity interest in any Person.

4.3    Capitalization.    The authorized capital stock of the Buyer consists of One Thousand (1,000) common shares, $0.0001 par value, of which, as of immediately prior to the Closing, One Hundred (100) common shares will be issued and outstanding. All of the issued and outstanding shares of capital stock of the Buyer are owned by Arcade free and clear of all Restrictions.

4.4  Authority; Non-Contravention; Approvals.

  (a)
  The Buyer has full corporate power and authority to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The Buyer's execution and delivery of the Transaction Documents to which it is a party and its consummation of the transactions contemplated hereby and thereby, have been duly authorized by its board of directors, and no other corporate proceedings on its part is necessary to authorize its execution and delivery of the Transaction Documents to which it is a party and its consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which the Buyer is a party will, when executed and delivered by the Buyer, constitute its valid and binding agreement, enforceable against it in accordance with its terms, except that such enforcement may be subject to the Enforceability Exception.

  (b)  Except as set forth on Schedule 4.4(b), no Consent, or declaration, filing or registration by the Buyer with any Person or Governmental Authority is required in connection with the execution, delivery and performance by the Buyer or Arcade of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

  (c)  The Buyer's execution and delivery of the Transaction Documents to which it is a party does not, and its consummation of the transactions contemplated hereby and thereby and therein will not, violate, conflict with or result in a breach of any provision of, or constitute any default (or an event which, with notice or lapse of time or both, would constitute an event of default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Restrictions upon any of its properties or assets under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of the Buyer, (ii) any Consent, Law or Order, injunction, writ, permit or license of any Governmental Authority applicable to it or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which it is now a party or by which it or any of its properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Restrictions that do not, in the aggregate, have a Buyer Material Adverse Effect.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF ARCADE WITH RESPECT TO ARCADE

Arcade hereby represents and warrants to TDB and Palmosa as follows:

5.1    Organization and Qualification.    Arcade is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Arcade has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions set forth in Schedule 5.1, and to Arcade's knowledge, such jurisdictions are the only ones in which the properties owned, leased or operated by Arcade or the nature of the business conducted by Arcade makes such qualification necessary, except where the failure to qualify (individually or in the aggregate) will not have any Buyer Material Adverse Effect. The copies of the Certificate of Incorporation and Bylaws of Arcade, as amended to date and delivered to TDB, are true and complete copies of these documents as now in effect. The minute books of Arcade are accurate in all material respects.

5.2    Capitalization.    The authorized capital stock of Arcade as of the date hereof consists of 39,000,000 shares of Common Stock, $0.0001 par value per share, of which 10,500,000 shares are issued and outstanding and 1,000,000 shares of preferred shares, $0.0001 par value, none of which are outstanding. All of the outstanding securities of Arcade are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any Person. All of the outstanding securities of Arcade were issued in compliance with all applicable securities laws. No shares of capital stock are held in the treasury of Arcade. Other than as stated in this Section 5.2, there are no outstanding subscriptions, options, warrants, calls or rights of any kind issued or granted by, or binding upon Arcade, to purchase or otherwise acquire any shares of capital stock of Arcade or other securities of Arcade. Except as stated in this Section 5.2, there are no outstanding securities convertible or exchangeable, actually or contingently, into shares of Common Stock or other securities of Arcade.

5.3    Subsidiaries.    Arcade has one Subsidiary, the Buyer. Arcade owns all of the issued and outstanding shares of stock of the Buyer, free and clear of any Restrictions, and does not hold any equity interest in any other Person.

5.4  Authority; Non-Contravention; Consents.

  (a)
  Arcade has full corporate power and authority to enter into this Agreement, the other Transaction Documents and, subject to the Arcade Stockholders' Approval, to consummate the transactions contemplated hereby and thereby. Arcade's execution and delivery of this Agreement, the other Transaction Documents and its consummation of the transactions contemplated hereby and thereby, have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize its execution and delivery of this Agreement and its consummation of the transactions contemplated hereby, except for Arcade Stockholders' Approval. This Agreement has been duly and validly executed and delivered by Arcade, and constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except that such enforcement may be subject to the Enforceability Exception. Each of the other Transaction Documents to which Arcade is a party will, when executed and delivered by Arcade, constitute its valid and binding agreement, enforceable against it in accordance with its terms, except that such enforcement may be subject to the Enforceability Exception.

  (b)  Arcade's execution and delivery of this Agreement and any of the other Transaction Documents does not, and its consummation of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Restrictions upon any of its properties or assets under any of the terms, conditions or provisions of (i) its Certificate of Incorporation or Bylaws, (ii) subject to obtaining Arcade Stockholders' Approval, any Law or Order, injunction, writ, permit or license of any Governmental Authority applicable to it or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which it is now a party or by which it or any of its properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Restrictions that do not, in the aggregate, have a Buyer Material Adverse Effect.

  (c)  Except for the filing and clearance of the Proxy Statement with the SEC pursuant to the Exchange Act, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for Arcade's execution and delivery of this Agreement or its consummation of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Buyer Material Adverse Effect.

5.5    Contracts Listed; No Default.    All material Contracts, easements, Permits, rights of way, commitments and understandings, written or oral, connected with or relating in any respect to the present or future operations of Arcade are, with the exception of this Agreement and the transactions contemplated hereby, described in Arcade's SEC Reports and listed as exhibits thereto or set forth on Schedule 5.5 hereto (the "Arcade Contracts"). Arcade Contracts are valid and binding upon Arcade, and to Arcade's knowledge, the other parties thereto, and are in full force and effect and enforceable in accordance with their terms, subject to the Enforceability Exception and neither Arcade, nor to Arcade's knowledge, any other party to any Arcade Contract, has materially breached any provision of, nor has any event occurred which, with the lapse of time or action by a Third Party, could result in a material default under, the terms thereof. To the knowledge of Arcade, no stockholder of Arcade has received any payment in violation of law from any contracting party in connection with or as an inducement for causing Arcade to enter into any Arcade Contract.

5.6    Litigation.    There is no (i) Claim or other Legal Proceeding pending or, to Arcade's knowledge, threatened against or directly relating to Arcade before any Governmental Authority, or (ii) outstanding Order, or application, request or motion therefor, of any Governmental Authority in a proceeding to which Arcade or any of its assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either materially impair or preclude Arcade's ability to consummate the Merger or the transactions contemplated hereby or have a Buyer Material Adverse Effect.

5.7    Taxes.    Arcade has duly filed with the appropriate Governmental Authorities all Tax Returns required to be filed by it other than Tax Returns which the failure to file would have no Buyer Material Adverse Effect. All such Tax Returns were, when filed, and are accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. Arcade has paid or will pay in full or has adequately reserved against all Taxes shown as due on such Tax Returns. Arcade is not a party to any pending action or proceeding by any Governmental Authority for the assessment of any Tax, and no written claim for assessment or collection of any Tax has been asserted against Arcade that has not been paid. There are no Tax Liens upon the assets of Arcade (other than liens for Taxes not yet due and payable).

5.8    Employee Plans.    Arcade has no employee benefit plans as defined in Section 3(3) of ERISA nor any employment agreements.

5.9    No Violation of Law.    Arcade is not in violation of and has not been given notice or been charged with any violation of, any Law, or Order, (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect. Arcade has not received any written notice that any investigation or review with respect to it by any Governmental Authority is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a Buyer Material Adverse Effect. Arcade has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted, except for those, the absence of which, alone or in the aggregate, would not have a Buyer Material Adverse Effect (collectively, the "Arcade Permits"). Arcade (a) has duly and timely filed all reports and other information required to be filed with any Governmental Authority in connection with Arcade Permits, and (b) is not in violation of the terms of any of the Arcade Permits, except for such omissions or delays in filings, reports or violations which, alone or in the aggregate, would not have a Buyer Material Adverse Effect.

5.10    Properties.    Arcade has good and marketable title to all of the assets and properties which it purports to own as reflected on the most recent balance sheet comprising a portion of the Arcade Financial Statements or thereafter acquired (except assets and properties sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business). Arcade has a valid leasehold interest in all properties of which it is the lessee and each such lease is valid, binding and enforceable against Arcade, and, to the knowledge of Arcade, the other parties thereto in accordance with its terms, subject to the Enforceability Exception. Neither Arcade nor, to Arcade's knowledge, the other parties thereto are in default in the performance of any material provision thereunder. Neither the whole nor any material portion of the assets of Arcade is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Arcade, has any such condemnation, expropriation or taking been proposed. None of the material assets of Arcade is subject to any restriction which would have a Buyer Material Adverse Effect.

5.11    Proxy Statement.    None of the information to be supplied by Arcade with respect to Arcade for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and at the time of the Arcade Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.12    Business.    Arcade, since its formation, has engaged in no business other than to seek to serve as a vehicle for the acquisition of an operating business, and, except for this Agreement, is not a party to any contract or agreement for the acquisition of an operating business.

5.13    Financial Statements.    The Arcade Financial Statements included in Arcade's SEC Reports present fairly, in all material respects, the financial position and results of operations of Arcade as of the respective dates, years and periods indicated, prepared in accordance with GAAP, applied on a consistent basis, and to the knowledge of Arcade, in accordance with Regulation S-X of the SEC and, in particular, Rules 1-02 and 3-05 thereunder (subject, in the case of unaudited interim period financial statements, to normal and recurring year-end adjustments which, individually or collectively, are not material to Arcade). Without limiting the generality of the foregoing, (i) there is no basis for any assertion against Arcade as of the date of the most recent balance sheet comprising a portion of the Arcade Financial Statements of any material debt, liability or obligation of any nature not fully reflected or reserved against in the Arcade Financial Statements or in the notes thereto required to be so reflected or reserved in accordance with GAAP; and (ii) there are no assets of Arcade, the value of which (in the reasonable judgment of Arcade) is materially overstated in the Arcade Financial Statements. Except as disclosed therein or as incurred in the ordinary course of business since December 31, 2007, Arcade has no known material contingent liabilities (including liabilities for Taxes) other than as a result of the transactions contemplated by this Agreement. Arcade is not a party to any contract or agreement for the forward purchase or sale of any foreign currency and has not invested in any "derivatives."

5.14    Arcade's SEC Reports.    The Common Stock has been registered under Section 12 of the Exchange Act on Form 8-A. Since its inception, Arcade has filed all reports, registration statements and other documents, together with any amendments thereto, required to be filed under the Securities Act and the Exchange Act, including but not limited to reports on Form 10-K and Form 10-Q, and Arcade will file all such reports, registration statements and other documents required to be filed by it from the date of this Agreement to the Closing Date (all such reports, registration statements and documents filed or to be filed with the SEC, including Arcade's initial registration statement relating to the securities issued in Arcade's initial public offering, with the exception of the Proxy Statement, are collectively referred to as "Arcade's SEC Reports"). As of their respective dates, Arcade's SEC Reports complied or will comply in all material respects with all rules and regulations promulgated by the SEC and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Arcade nor any of its respective directors or officers is the subject of any investigation, inquiry or proceeding before the SEC or any state securities commission or administrative agency.

5.15    Absence of Certain Changes or Events.    Since December 31, 2007 there has not been:

  (a)  any Buyer Material Adverse Change;

  (b)  any material damage, destruction or loss of any material properties of Arcade, whether or not covered by insurance, which would have a Buyer Material Adverse Effect;

  (c)  any change in the manner in which the business of Arcade has been conducted;

  (d)  any material change in the treatment and protection of trade secrets or other confidential information of Arcade, which would have a Buyer Material Adverse Effect; and

  (e)  any occurrence not included in paragraphs (a) through (d) of this Section which has resulted, or which Arcade has reason to believe, could reasonably be expected to result, in a Buyer Material Adverse Effect.

5.16    Books, Records and Accounts.    Arcade's books, records and accounts fairly and accurately reflect in all material respects transactions and dispositions of assets by Arcade, and to the knowledge of Arcade, the system of internal accounting controls of Arcade is sufficient to assure that: (a) transactions are executed in accordance with management's authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management's authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.17    Disclosure Controls.    Arcade has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which (i) are designed to ensure that material information relating to Arcade is made known to Arcade's principal executive officer and its principal financial officer by others within those entities, particularly during the preparation of the Proxy Statement; (ii) have been evaluated for effectiveness as of the date of this Agreement; and (iii) are effective in all material respects to perform the functions for which they were established.

5.18    Absence of Material Weaknesses.    Based on the evaluation of its internal controls over financial reporting, Arcade is not aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Arcade's ability to record, process, summarize and report financial information; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting.

5.19    Brokers and Finders.    Except as set forth on Schedule 5.19, Arcade has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

5.20    No Omissions or Untrue Statements.    No representation or warranty made by Arcade to TDB in this Agreement, any Schedules thereto or in any certificate of a Arcade officer required to be delivered to TDB pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein in light of the circumstances in which made not misleading as of the date hereof and as of the Closing Date.

ARTICLE 6.
CONDITIONS TO CLOSING AND CLOSING DELIVERIES

6.1    Condition to the Obligations of Arcade and TDB.    The obligations of Arcade, the Buyer and TDB to consummate the Closing are subject to the satisfaction of all the following conditions:

  (a)  Laws; Orders.    No provision of any applicable Law or Order shall prohibit or impose any condition on the consummation of the transactions contemplated hereby.

  (b)  Third-Party Proceedings.    There shall not be pending or threatened any proceeding by a Third Party to enjoin or otherwise restrict the consummation of the transactions contemplated hereby.

  (c)  Approval of Arcade's Stockholders.    Arcade shall have obtained the Arcade Stockholders Approval.

6.2    Conditions to Obligations of Arcade.    The obligations of Arcade to consummate the Closing shall be subject to the following conditions, unless waived in writing by Arcade:

  (a)  Representations and Warranties.    The representations and warranties of Palmosa and TDB contained in this Agreement shall be true in all respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date).

  (b)  Compliance.    Each of Palmosa, TDB and Shipco SPVs shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

  (c)  Officer's Certificate.    The Buyer shall have received from TDB (dated the Closing Date and in form and substance reasonably satisfactory to Arcade) a certificate of the Secretary of TDB, certifying and setting forth (i) that the conditions specified in subsection (a) and (b) of this Section 6.2 have been fulfilled, (ii) the names, signatures and positions of the officers of TDB, as applicable, authorized to execute any agreements contemplated herein to which TDB is a party, and (iii) a copy of the resolutions of TDB adopted by Palmosa, in its capacity as sole Managing Member of TDB, authorizing the execution, delivery and performance of this Agreement, any agreement contemplated herein to which TDB is a party and the transactions contemplated thereby, as applicable.

  (d)  No Palmosa Material Adverse Change.    During the period from the date hereof through the Closing Date, there shall have been no Palmosa Material Adverse Change.

  (e)  Required Consents.    All material Consents from Third Parties and all waiting periods required under any Agreement to which any Shipco SPV is a party or subject, as applicable in each case required to enter into, and consummate the Business Combinations, shall have been obtained, expired or the necessity for such Consent or waiting periods shall have been waived in writing by such Third Party.

  (f)  Delivery of Securities.    TDB shall have tendered to the Buyer the certificates representing the Interests duly endorsed in blank with executed blank membership interest powers, and each Shipco SPV shall have cancelled the Interests issued by it in the name of TDB and reissued certificate(s) representing the Interests in the name of the Buyer.

  (g)  Minute Books; Books and Records.    The Buyer shall have received a copy of the minute books of each applicable Shipco SPV, certified by its respective Secretary as of the Closing Date, and the related Books and Records.

  (h)  Organizational Documents.    Buyer shall have received a copy of (i) the Certificates of Formation (or similar organizational documents), of each Shipco SPV, certified by the appropriate government official in the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than five days prior to such Closing Date accompanied, if available, by a certification by the appropriate government official that each such entity is validly existing and in good standing under the laws of the jurisdiction of its incorporation and accompanied by a certificate of the Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such Certificate of Formation (or similar organizational documents) since such date, and (ii) the limited liability company agreement of each Shipco SPV, certified by the Secretary of each such entity.

  (i)  Financing.    TDB shall have arranged for and on behalf of the Buyer debt financing sufficient to enable the Buyer and the Shipco SPVs to consummate the acquisitions of the Vessels and the transactions contemplated by this Agreement.

  (j)  Vessel Acquisition.    The legal ownership of the Closing Vessels shall have been delivered to the respective Shipco SPVs under their respective MOAs.

  (k)  Insurance.    The Buyer shall have received insurance certificates or other documentation to its satisfaction, evidencing that the Shipco SPVs and the Buyer have insurance with respect to the ownership and operation of the Vessels in customary amount and coverage, satisfactory to any lenders providing debt financing in connection with the acquisition of the Vessels.

  (l)  Transaction Documents.    Each of the Transaction Documents shall have been executed and delivered by Palmosa, Tsakos, Conbulk, Conbulk Manco, TDB and their respective Affiliates.

  (m)  Check-the-Box Election.    Each of the Shipco SPVs shall have made an election to be treated as a disregarded entity for U.S. federal income tax purposes, which shall be filed and effective prior to the Closing Date.

6.3    Conditions to Obligations of TDB.    The obligation of TDB to consummate the Closing with respect to Arcade shall be subject to the following additional conditions unless waived in writing by TDB:

  (a)  Representations and Warranties.    The representations and warranties of Arcade contained in this Agreement shall be true in all material respects at and as of such Closing Date with the same effect as though such representations and warranties were made at and as of such Closing Date.

  (b)  Compliance.    Arcade shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

  (c)  Officer's Certificate.    TDB shall have received from Arcade (dated the related Closing Date and in form and substance reasonably satisfactory to TDB) a certificate of an officer of Arcade certifying and setting forth (i) that the conditions specified in subsections (a) and (b) of this Section 6.3 as to Arcade have been fulfilled, (ii) the names, signatures and positions of the Persons authorized to execute this Agreement and any other Transaction Documents to which Arcade is a party on behalf of Arcade and the Buyer and (iii) a copy of the Board resolutions of each of Arcade and the Buyer authorizing the execution, delivery and performance of this Agreement.

  (d)  No Buyer Material Adverse Change.    During the period from December 31, 2007 to the date hereof and during the period from the date hereof through the Closing Date, there shall have been no Buyer Material Adverse Change.

  (e)  Required Consents.    All material Consents from Third Parties and all waiting periods required under any Agreement to which any Arcade is a party or subject, as applicable in each case required to enter into, and consummate the Business Combinations, shall have been obtained, expired or the necessity for such Consent or waiting periods shall have been waived in writing by such Third Party.

  (f)  Merger.

      (i)  The Buyer and Arcade shall have entered into an agreement and plan of merger in form and substance reasonably satisfactory to TDB;

      (ii)  The Buyer and Arcade shall have completed the Merger to the reasonable satisfaction of TDB;

     (iii)  the Certificate of Incorporation and Bylaws of Arcade, as in effect immediately prior to the Merger, shall cease and the Articles of Incorporation and Bylaws of the Buyer shall be the Articles of Incorporation and Bylaws of the Buyer, as the surviving corporation, which Articles of Incorporation and Bylaws of the Buyer shall be in form and substance reasonably satisfactory to TDB; and

     (iv)  the board of directors of the Buyer shall consist of those persons elected to serve as directors in accordance with Section 8.2(c).

  (g)  Transaction Documents.    Each of the Transaction Documents shall have been executed and delivered by the Buyer, Arcade and their respective Affiliates.

  (h)  Payment.    Arcade shall have caused the Buyer to deliver the amount set forth in Section 2.1(a), as well as the amounts due under the respective MOAs for the Closing Vessels.

  (i)  Incentive Plan.    Arcade shall have caused the Incentive Plan to be adopted and instituted by the Buyer.

ARTICLE 7.
RESTRICTIVE COVENANTS

7.1    Non-Compete/Non-Solicitation.    TDB, on behalf of itself and its Affiliates, agrees that, during the period ending on the date that is four (4) years from and after the Closing Date (the "Restrictive Period"), none of TDB or its Affiliates, without the prior written consent of Buyer, directly or indirectly, individually or jointly with others, will: (a) in whole or in part, own, manage, control, sponsor, organize, promote, operate, be employed by, consult for or otherwise cooperate with any business or Person which directly competes with or is a customer of or licensor to the Buyer or any Affiliate of the Buyer (collectively, the "Buyer Group") (other than in a position unrelated to the Business and that does not affect the Business or the Buyer Group); (b) solicit or hire any employee of the Buyer Group or in any way interfere with the relationship between Buyer Group and any employee thereof; or (c) induce, encourage or attempt to induce or encourage any customer, supplier, consultant, licensee, licensor or other business relation of Buyer Group to cease doing business with Buyer Group. Notwithstanding anything in the foregoing to the contrary, nothing contained in this Section 7.1 shall prohibit any of TDB or its Affiliates from holding shares in any public company; provided TDB or its Affiliates is merely a passive investor and has no active role in the public company and further provided, that TDB and its Affiliates each hold no more than one percent (1%) of the voting shares of the public company. TDB, on behalf of itself and its Affiliates, acknowledges and agree that the scope of the foregoing covenant is reasonable and necessary in order to protect the legitimate interests of Buyer.

7.2    Equitable Relief/Interpretation.    Each party hereto acknowledges that a breach of the covenants contained herein, including the covenants contained in this Article 7 may cause irreparable damage to the business of the other parties, the amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each party agrees, that, in addition to any other remedy which may be available at law or in equity, the other parties shall be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach. The parties acknowledge that the time, scope and other provisions of this Article 7 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. In the event that any provision in this Article 7 or any other provision contained in this Agreement shall be determined by any Arbitrator or any court of competent jurisdiction to be unenforceable, such provisions shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by any Arbitrator or such court in such action so as to be enforceable to the extent consistent with then applicable Law.

ARTICLE 8.
OTHER COVENANTS AND AGREEMENTS

8.1    Covenants To Be Observed by Palmosa and TDB.    From the date hereof until the date of Closing, Palmosa and TDB hereby covenant and agree to the following and to cause the Shipco SPVs to comply with the following:

  (a)  Operation of Business in the Ordinary Course.    Each of TDB and the Shipco SPVs shall not engage in any business other than as necessary or appropriate to facilitate the Buyer's acquisition, through the SPV Shipcos, of the Vessels pursuant to the terms of, and as contemplated by, the MOAs and this Agreement.

  (b)  Insurance; Defaults; Litigation.    Each of TDB and each of the Shipco SPVs shall (i) obtain insurance policies appropriate to insure its assets and business; (ii) comply in all respects with all Transaction Documents to which they are a party and not suffer or permit to exist any condition or event that, with notice or lapse of time or both, would constitute a default by it under any license or governmental Consent or Permit; (iii) duly observe and conform, in all material respects, to all applicable Laws; and (iv) notify the Buyer of any Claim that after the date hereof is threatened or commenced against it.

  (c)  Access.    TDB shall, upon reasonable notice, afford the Buyer and its accountants, managers, members, officers, partners, employees, counsel, agents and other representatives, reasonable access to the Vessels, in coordination with Palmosa and Tsakos and only as permitted by the applicable MOA, and the Books and Records of TDB, Palmosa and the Shipco SPVs (to the extent relating to the Vessels) and TDB shall permit them to make extracts from and copies of such Books and Records, and will from time to time furnish the Buyer with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or further prospects of TDB and the Shipco SPVs, as the Buyer requests; provided, however, that the Arcade agrees to keep, and to cause the Buyer to keep, all information obtained as a result of such access in strict confidence in the event the transactions contemplated by this Agreement are terminated as described in Article 10 hereunder, and all such information shall be returned to TDB and the Shipco SPVs within a reasonable time. Until the Closing Date, TDB shall cause its independent certified public accountants to make available to the Buyer and its independent certified public accountants the work papers relating to any audits of any Vessels.

  (d)  Notice of Material Adverse Changes.    TDB shall promptly notify, and shall cause the Shipco SPVs to promptly notify, the Buyer of (i) any Palmosa Material Adverse Change; (ii) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any claims or causes of action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of TDB or any Shipco SPV to any such Person; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) the occurrence of any fact or circumstance which could make any representation made hereunder by TDB or Palmosa untrue or incorrect.

  (e)  Exclusivity.

      (i)  In consideration of Arcade entering into this Agreement and devoting significant time and resources towards exploring a possible transaction, (1) Palmosa and TDB will cease, and will cause their Affiliates and their respective employees, legal counsel, accountants, financial advisors, accountants, consultants and other representatives to cease, all existing discussions with any Third Party with respect to any Acquisition Proposal and (2) prior to any termination of this Agreement as set forth in Section 10 hereto, Palmosa and TDB will not engage in or continue any Solicitation or take any action to authorize or permit any of the foregoing to engage in or continue any Solicitation. Each of the Palmosa and TDB hereby represents that it is not now engaged in discussions or negotiations with any other party other than Arcade with respect to any Acquisition Proposal. The term "Acquisition Proposal" shall mean any proposal for (A) a sale or issuance of any shares of capital stock in Palmosa, TDB and/or the Shipco SPVs, (B) a merger, consolidation, sale of a substantial portion of the assets or any similar transaction or business combination involving Palmosa, TDB, the Shipco SPVs and/or the Vessels, (C) any other transaction involving TDB or any of its securities or assets that would have an effect similar to the transactions described in (A) or (B), or (D) any other transaction that would defeat the intent of this Agreement, excluding, without limitation, any recapitalization or financing necessary in the ordinary course of its business. The term "Solicitation" shall mean any action or activity pursuant to which any Person, directly or indirectly, solicits, entertains or enters into any agreement, negotiations with, or furnishes any information to, any Person (other than Arcade or any agent, affiliate, representative or other designee of Arcade), with respect to any Acquisition Proposal, other than discussions among Palmosa and Tsakos in furtherance of the transactions contemplated by this Agreement.

      (ii)  Before responding to any Acquisition Proposal, Palmosa and TDB shall, and shall cause their Affiliates to, (a) immediately notify Arcade (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal, (b) promptly notify Arcade of the terms of any proposal that it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, (c) promptly provide Arcade with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (d) keep Arcade informed of the status of such offer and the offeror's efforts and activities with respect thereto.

  (f)  Debt Financing.    TDB will, and will cause each of the Shipco SPVs and other Affiliates to, provide (at no expense or liability to any of them) all cooperation reasonably requested by Arcade in connection with the debt financing for consummation of the transactions contemplated by the Business Combination, including (A) making available appropriate officers and employees, on reasonable advance notice, to meet with prospective lenders and investors in meetings, presentations, and due diligence sessions, (B) assisting with the preparation of disclosure documents in connection therewith, (C) requesting its independent accountants to provide reasonable assistance to Arcade at Arcade's expense, and (D) executing and delivering any commitment letters, pledge and security documents, other definitive financing documents, or other requested certificates or documents; provided, that none of the letters, agreements, documents and certificates referenced in the immediately preceding clause (D) will be executed and delivered except in connection with the Closings.

  (g)  Review of Proxy Statement.    TDB and Palmosa shall review the Proxy Statement and any amendments or supplements thereto, in each case prior to its distribution to the stockholders of Arcade in connection with the meeting of such stockholders, and shall ensure that, to the best of their knowledge, any and all information regarding Palmosa, TDB, the Vessels, and the industries in which Palmosa and TDB operate contained in the Proxy Statement or any amendments or supplements thereto shall be complete in all respects, shall not contain any untrue statement of a material fact, and shall not omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  (h)  Financial Statements.    TDB and Palmosa shall deliver to Arcade (i) in conjunction with the preparation of the Proxy Statement, but in any event no later than on the date the Proxy Statement is first filed with the SEC, audited consolidated balance sheet of Palmosa and its consolidated Subsidiaries as at December 31, 2007, and the related audited consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, and (ii) no later than forty-five (45) days after the date hereof, the unaudited internal consolidated balance sheet, and the related unaudited internal consolidated statements of income for the six (6) month period ended June 30, 2008, in each case including the related notes and schedules thereto.

8.2    Mutual Covenants.    Arcade, Palmosa and TDB shall cooperate with each other with respect to the following:

  (a)  Best Efforts; Further Assurances.    Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of TDB and each Shipco SPV as reasonably requested by Arcade, to consummate and implement expeditiously the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

  (b)  Preparation of the Proxy Statement; Arcade Stockholders Meetings.

As soon as practicable following the date of this Agreement, Arcade shall, with the reasonable assistance of TDB and Palmosa, prepare and file with the SEC the Proxy Statement in preliminary form, and shall use all reasonable efforts with the reasonable assistance of TDB and Palmosa to respond as promptly as practicable to any comments of the SEC with respect thereto and use all reasonable efforts to cause the SEC review of the Proxy Statement to be completed as promptly as practicable. TDB, its counsel and its accountants shall be given an opportunity to review and comment on the Proxy Statement and any amendments thereto prior to the filing thereof with the SEC. Arcade shall use all reasonable efforts to cause the Proxy Statement to be mailed to Arcade's stockholders as promptly as practicable after resolving all comments of the SEC thereon. Arcade shall notify TDB as soon as practicable of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information.

If prior to the Proxy Statement being declared effective by the SEC, any event occurs with respect to TDB or any of its Subsidiaries, or any change occurs with respect to other information supplied by TDB or Palmosa for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, TDB shall promptly notify Arcade of such event, and Palmosa, TDB and Arcade shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by law, in disseminating the information contained in such amendment or supplement to Arcade's stockholders.

Arcade shall, as soon as practicable following the approval of the Proxy Statement by the SEC, duly call, give notice of, convene and hold a meeting of its stockholders (the "Arcade Stockholders Meeting") for the purpose of seeking the Arcade Stockholder Approval. Arcade shall use all reasonable efforts to cause the Proxy Statement to be mailed to Arcade's stockholders as promptly as practicable after resolving all comments of the SEC thereon. Arcade shall, through the Arcade Board, recommend to its stockholders that they give the Arcade Stockholder Approval, except to the extent that the Arcade Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger, which withdrawal or modification shall be made only if the Arcade Board, in good faith, upon consultation with outside counsel, determines that failure to withdraw or modify its approval or recommendation of this Agreement and the Merger would be inconsistent with its fiduciary duties under applicable Law.

  (c)  Exchange Listing; Board Composition.    TDB and Palmosa agree that Buyer shall use its commercially reasonable efforts to list Buyer's securities on the Nasdaq Global Market concurrently with the Closing or in any event no later than sixty (60) days following the Closing. In connection with such efforts, TDB and Palmosa agree that Buyer, concurrently with the Closing, will effect the changes in its board composition set forth in the subsequent two (2) sentences and to establish the committees of the Board for the purpose of complying with the requirements of such securities exchange. The Buyer's board shall consist of nine (9) individuals, the majorities of which at all times qualify as independent persons. Two (2) of such individuals shall be nominees of Arcade, each of which shall at all times qualify as an independent person, and the remaining seven (7) individuals shall be nominees of TDB, three (3) of which shall at all times qualify as independent persons.

  (d)  Publicity; Form 8-K.

Subject to Section 8.2(e), from the date hereof through the Closing Date, no public release or announcement concerning this Agreement, the Merger or the other transactions contemplated hereby shall be issued by any party without the prior consent of Arcade and TDB (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that TDB, and Arcade may, in consultation with each other, make internal announcements to their respective employees that are consistent with the parties' prior public disclosures regarding the Business Combination after reasonable prior notice to and consultation with the other.

TDB acknowledges that Arcade will prepare and file one or more Current Reports on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and the other Transaction Agreements, as well as to file additional proxy solicitation materials. Any language included in such Current Report that reflects TDB's comments, as well as any text as to which TDB has not commented after being given a reasonable opportunity to do so, shall, notwithstanding the provisions of this Section 8.2(d), be deemed to have been approved by TDB and may thereafter be used by Arcade in other filings made by it with the SEC and in other documents distributed by Arcade in connection with the Business Combinations without further review or consent of TDB.

  (e)  Confidentiality.    Except as otherwise required by law, no party shall disclose to any other Person or use (whether for the account of any such party or any other party) any confidential information or proprietary work product of (i) Arcade, the Buyer or their advisors, without the prior written consent of Arcade, or a person authorized thereby, or (ii) TDB or its advisors, without the prior written consent of TDB, or a person authorized thereby; provided, however, that any such party may disclose or use any such information (a) as has become generally available to the public other than through a breach of this Agreement by such party or any of its Affiliates and representatives, (b) as becomes available to such party on a non-confidential basis from a source other than any other party hereto or such other party's Affiliates or representatives, provided that such source is not known or reasonably believed by such party to be bound by a confidentiality agreement or other obligations of secrecy, (c) as may be required in any report, statement or testimony required to be submitted to any Governmental Authority having or claiming to have jurisdiction over it, or as may be otherwise required by applicable Law, or as may be required in response to any summons or subpoena or in connection with any litigation, (d) as may reasonably be required to obtain any Consent from a Governmental Authority or other Person required in order to consummate the transactions contemplated by this Agreement, or (e) as may be necessary to establish such party's rights under this Agreement. In the event either party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party, shall give timely written notice to the other parties so that the other parties may have an opportunity to obtain a protective order or other appropriate relief. The parties hereto shall cooperate fully in any such action.

  (f)  Confidentiality of Transaction.    Any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law, none of Arcade, Palmosa, TDB, nor any of their respective Affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential. Except as required by Law, each party shall retain all information obtained from the other and their lawyers on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential. Except as required by law, each of Arcade, Palmosa and TDB, on their own behalves and on behalf of their respective Affiliates, agree that neither they nor their agents or Affiliates shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of Arcade, Palmosa and TDB. Notwithstanding the foregoing, Palmosa and TDB acknowledge that Arcade is subject to the Exchange Act and the rules and regulations promulgated thereunder and specifically acknowledges that presentations to investors and potential investors as well as press releases announcing the transactions contemplated in this Agreement will be filed with the SEC and will thus become available to the public; provided. however. that Arcade shall consult with TDB with respect to such presentation materials and press releases and shall not finalize any such presentation materials or press releases without the consent of TDB (not to be unreasonably withheld, delayed or conditioned) unless otherwise required by law.

  (g)  Taxes.    The parties hereto agree to cooperate with each other in connection with the preparation and filing of any Tax Returns required to be filed by Arcade, Buyer or any of the Shipco SPVs after the Closing Date.

ARTICLE 9.
GOVERNING LAW; DISPUTE RESOLUTION

9.1    Governing Law.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

9.2    Dispute Resolution.    Any dispute, controversy or Claim arising out of or relating to this Agreement or any Transaction Document, or the breach thereof, shall be settled by binding arbitration, before three Arbitrators (one selected by Arcade/Buyer, one selected by Palmosa/TDB and the third selected by the foregoing two Arbitrators); the decision of three Arbitrators or that of any two of them shall be final, and for the purpose of enforcing any award under this Agreement or any Transaction Document may be made a rule of the court. The proceedings shall be conducted in accordance with the Maritime Arbitration Rules of the Society of Maritime Arbitrators, Inc., New York, as amended from time to time.

ARTICLE 10.
TERMINATION

10.1    Termination of Agreement.    Anything to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated:

  (a)  Agreement.    By mutual consent in writing of Arcade and TDB; and

  (b)  Automatic.    Automatically, if the Closing shall not have occurred by 11:59 p.m. New York time, January 30, 2009.

10.2    Effect of Termination.    If this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to the other; provided, however, that the obligations of the parties contained in Article 9, this Section 10.2, Article 11 and the definitions set forth in Annex A. hereof shall survive any such termination.

ARTICLE 11.
MISCELLANEOUS PROVISIONS

Except as provided otherwise in this Agreement, the following provisions shall apply hereto:

11.1    Actions by Buyer.    Any reference in this Agreement to an action or determination by the Buyer following the Closing shall mean an action or determination, as the case may be, taken or made by no less than a majority vote of the Buyer's Board, provided that the directors voting in the affirmative therefor shall have included no less than a majority of the independent directors then seated on the Buyer's Board.

11.2    Waiver of Claims against Trust Account.    TDB and Palmosa, on their own behalves and on behalf of each of their Affiliates:

  (a)  acknowledge that they have read the Final Prospectus of Arcade, dated May 21, 2007 (the "Prospectus");

  (b)  acknowledge and understand that Arcade has established the Trust Account, initially in an amount of at least $59,150,000 for the benefit of the Public Stockholders and the Underwriters of Arcade's initial public offering (the "Underwriters"), and that, except for a portion of the interest earned on the amounts held in the Trust Account, Arcade may disburse monies from the Trust Account only: (i) to the Public Stockholders in the event of the redemption of their shares or in the dissolution and liquidation of Arcade, or (ii) to Arcade and the

  Underwriters after it consummates a Business Combination (as such term is specifically defined in the Prospectus);

  (c)  agree that neither TDB, nor Palmosa, nor any of their Affiliates have any right, title, interest or claim of any kind in or to any monies in the Trust Account (a "Trust Claim");

  (d)  waive any Trust Claim any of TDB, Palmosa or any of their Affiliates may have in the future as a result of, or arising out of, any agreements that may be entered into with Arcade (including this Agreement and the Transaction Documents); and

  (e)  agree that neither TDB, Palmosa, nor any of their Affiliates will seek recourse against the Trust Account until such time as monies have been released or authorized for release from the Trust Account to Arcade or its successor.

Capitalized terms used and not otherwise defined in this Section 11.2 or elsewhere in this Agreement shall have the meanings assigned to them in the Prospectus.

11.3    Amendment and Modifications.    Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement between the parties hereto (or their successors in interest) which states that it is intended to be a modification of this Agreement.

11.4    Waiver of Compliance.    Any failure of TDB or Palmosa, on the one hand, or Arcade (prior to the Closing) or Buyer (at or following the Closing), on the other hand, to comply with any obligation, covenant, agreement or condition in this Agreement may be expressly waived in writing by Arcade (prior to the Closing) or Buyer (at or following the Closing), on the one hand, and TDB or Palmosa, on the other hand, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure by TDB, Palmosa, the Buyer or Arcade.

11.5    Expenses.    In the event the Closing occurs, Buyer (as successor in interest to Arcade) shall bear all reasonable costs and expenses of TDB and Palmosa in connection with the transactions contemplated by this Agreement, including, without limitation, Closing expenses, the transaction fee payable to Morgan Joseph & Co. Inc. ("Morgan Joseph") pursuant to a letter agreement, dated April 18, 2008, by and between Morgan Joseph and Palmosa, a copy of which letter agreement has been provided to Arcade, as well as legal, financing and audit expenses of TDB or Palmosa. In the event that the Closing shall not take place, then subject to all rights and remedies that a party may have against another party for breach of this Agreement all fees and expenses incurred by each party in connection with the transactions contemplated by this Agreement shall be borne by the party incurring such fees and expenses, including all fees of legal counsel, investment bankers and accountants.

11.6    No Waiver of Rights.    No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

11.7    Notices.    Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if

(i) delivered in Person, (ii) sent by registered or certified mail, return receipt requested, postage and fees prepaid, or (iii) sent by a national overnight delivery service, return receipt requested, fees prepaid, to the parties as follows:

  (a)  if to Arcade or the Buyer, to:

    Arcade Acquisition Corp.
    c/o Arcade Partners, LLC
    62 La Salle Road, Suite 304
    West Hartford, Connecticut 06107
    Attn: John Chapman
    Facsimile: (860) 236-6325
    email: jchapman@arcadepartners.com

  With copies to (which shall not constitute notice):

    Loeb & Loeb LLP
    345 Park Avenue
    New York, NY 10154
    Attn: Stan Johnson
    Facsimile: 212-407-4990
    email: sjohnson@loeb.com

or to such other Person or address as Arcade (prior to Closing) or the Buyer (at or following the Closing) shall furnish to TDB in writing.

  (b)  if to TDB at the following address:

    Conbulk Corporation
    c/o Palmosa Shipping Corporation
    107 A. Papanastasiou Street
    Kastella-Piraeus, Greece 18533
    Attn: Dimitris Dalakouras
    Facsimile: +30 (210) 4137639
    email: ddalakouras@conbulk.gr

    with a copy to:

    Seward & Kissel LLP
    One Battery Park Plaza
    New York, New York 10004
    Attn: Derick Betts, Esq.
    Facsimile: 212-480-8421
    email: betts@sewkis.com

or to such other address as TDB shall furnish to Arcade (prior to the Closing) or the Buyer (at or following the Closing) in writing. Any notice given under this Section 11.7 shall be effective (i) if delivered personally, when delivered, (ii) if delivered overnight by international overnight courier, the end of the next Business Day after deposit with such courier, and (iii) if mailed, the third Business Day after mailing. Any of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section 11.7. The date of the giving of any notice sent by mail shall be the date of the posting of the mail.

11.8    Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

11.9    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but shall constitute one and the same instrument.

11.10    Headings.    The headings of the Sections and Articles are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of such Agreement.

11.11    Entire Agreement.    This Agreement and the other Transaction Documents set forth the entire agreement of the parties hereto in respect of the subject matter contained therein, and supersede all prior agreements, whether oral or written, by any officer, employee of any party hereto with respect to the subject matter hereof.

11.12    Third Party Beneficiaries.    Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

11.13    Severability.    If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum, extent permitted to preserve the parties' original intent; failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or of rendering invalid any other provisions contained therein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

COUNTERPART SIGNATURE PAGE—MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

ARCADE ACQUISITION CORP.
By:	/s/ JONATHAN FURER
Name:	Jonathan Furer
Title:	Chief Executive Officer
PALMOSA SHIPPING CORPORATION
By:	/s/ DIMITRIS DALAKOURAS
Name:	Dimitris Dalakouras
Title:	President
By:	/s/ GEORGE BAMIOTIS
Name:	George Bamiotis
Title:	Secretary
TDB SPV LLC
By:	/s/ DIMITRIS DALAKOURAS
Name:	Dimitris Dalakouras
Title:

 Annex A

CERTAIN DEFINITIONS

"Acquisition" has the meaning set forth in the recitals.

"Acquisition Proposal" has the meaning set forth in Section 8.1(e).

"Affiliate" means, as to any Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. With respect to any natural person, the term Affiliate shall also include any member of said person's immediate family, any family limited partnership for said person and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person's immediate family is a beneficiary. With respect to any trust, the term Affiliate shall also include any beneficiary or trustee of such trust. For purposes of the foregoing, the term "control" and variations thereof means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

"Agreement" has the meaning set forth in the recitals.

"Arbitrator" means an arbitrator with respect to a dispute resolution pursuant to Section 9.2.

"Arcade" has the meaning set forth in the recitals.

"Arcade Board" means the Board of Directors of Arcade.

"Arcade Contracts" has the meaning set forth in Section 5.5.

"Arcade Financial Statements" means the audited consolidated balance sheets of Arcade and its consolidated Subsidiaries as of December 31, 2007, and related consolidated statements of operations and stockholders' equity and cash flows for the year then ended, including footnotes thereto, audited by Rothstein, Kass & Company, P.C., registered independent public accountants.

"Arcade Permits" has the meaning set forth in Section 5.9.

"Arcade's SEC Reports" has the meaning set forth in Section 5.14.

"Arcade Stockholders' Approval" means the approval of the Business Combination by the holders of the Common Stock at a meeting of the stockholders of Arcade at which a quorum is present by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock voted by the public stockholders of Arcade; provided, however, that the stockholders of Arcade holding thirty percent (30%) or more of the Common Stock shall not have voted against the Business Combination and requested redemption of their shares.

"Arcade Stockholder's Meeting" has the meaning set forth in Section 8.2(b).

"Books and Records" means all books and records, ledgers, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by any of the parties hereto.

"Business" means the business of owning, chartering or operating container ships of between 1,000 and 3,999 TEU for any lawful purpose.

"Business Combination" has the meaning set forth in the recitals.

"Business Day" means any day other than a Saturday, Sunday or legal holiday in connection with which banks in New York, New York, London, United Kingdom or Piraeus, Greece are authorized or permitted to close.

"Buyer" has the meaning set forth in the recitals.

"Buyer Group" has the meaning set forth in Section 7.1.

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"Buyer Material Adverse Change" means a material adverse change (i) in the properties, prospects, results of operations, or financial condition of the Buyer or Arcade, taken individually and as a whole or (ii) in the ability of the Buyer or Arcade to consummate the transactions contemplated by this Agreement.

"Buyer Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of any or all of the Buyer or Arcade, as the context requires.

"Charter" with respect to any Vessel, means the time charter to which such Vessel is to be subject on delivery under the relevant MOA and which must be novated to the relevant SPV Shipco taking delivery of the Vessel under the MOA as provided for therein.

"Charterer" means the time charterer of a Vessel pursuant to its Charter.

"Claims" means any and all notices, claims, demands, Legal Proceedings, deficiencies Orders, and Losses assessed or sustained, including, without limitation, the defense or settlement of any such Claim and the enforcement of all rights to indemnification under this Agreement.

"Closing" has the meaning set forth in Section 2.2(a).

"Closing Date" has the meaning set forth in Section 2.2(a).

"Closing Notification" has the meaning set forth in Section 2.2(a).

"Closing Vessels" has the meaning set forth in Section 2.2(a).

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Common Stock" means the common stock of Arcade prior to the Merger and of the Buyer after the Merger, $.0001 par value per share.

"Conbulk" means Conbulk Shipping S.A., a Liberian corporation and the current technical manager of the Palmosa Vessels.

"Conbulk Manco" means Conbulk Management Ltd., a Marshall Islands corporation beneficially owned and controlled by Dimitris Dalakouras, George Bamiotis, Stefanos Kardamakis and Maria Tsakos.

"Conbulk TSA" means the Technical Services Agreement to be entered into between Conbulk Manco and Conbulk pursuant to which Conbulk Manco subcontracts to Conbulk responsibility for the technical management of the Palmosa Vessels.

"Consent" means any consent, authorization or approval.

"Consulting Agreements" means the consulting agreements between the Buyer and each of Minuet Consultants Corp, Tivoli Consultants S.A. and Raven International Corp., each a corporation organized under the laws of the Republic of the Marshall Islands, and each wholly owned and controlled by Dimitris Dalakouras, George Bamiotis and Stefanos Kardamakis, respectively, entered into as of the Closing Date, in the form attached hereto as Exhibit A(2).

"Contract" means any contract, agreement, commitment, arrangement or understanding (whether written or oral, whether formal or informal), including with respect to each Shipco SPV its applicable MOA.

"Dividend Subordination Agreement" shall mean a Dividend Subordination Agreement, or agreement of similar title, in a form mutually agreed upon by the parties hereto.

"Employment Agreements" means the employment agreements between the Buyer and each of Dimitris Dalakouras, George Bamiotis and Stefanos Kardamakis, entered into as of the Closing Date, in the form attached hereto as Exhibit A(1).

"Enforceability Exception" has the meaning set forth in Section 3.4(a).

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"Environmental Claims" means Claims relating in any way to any Environmental Law or any Environmental Permit, including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

"Environmental Laws" means any federal, state, regional or foreign law, statute, treaty, regulation, policy, guidance, order, injunction, judgment or decision of any Governmental Authority relating to the protection of natural resources, the environment and public and employee health and safety and shall include, without limitation, the International Convention for the Prevention of Pollution from Ships, and, in each case, the regulations promulgated pursuant thereto, and any applicable analogous state statutes, and the regulations promulgated pursuant thereto, as such laws have been amended or supplemented.

"Environmental Permits" means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

"Exchange Act" means the U.S. Securities Exchange Act of 1934.

"GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

"General Management Agreement" means the General Management Agreement to be entered into at the Closing between the Buyer, for and on behalf of itself and its Shipco SPVs, and Conbulk Manco, in which the Buyer appoints Conbulk Manco to supervise and oversee the commercial and technical operations of the Vessels commencing upon the Shipco SPVs taking title to the Vessels under the MOAs, the form of which is attached hereto as Exhibit F.

"Governmental Authority" means any government or agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal, taxing authority or other instrumentality of any government, whether federal, state or local, domestic or foreign and quasi-governmental authorities including the International Maritime Organization.

"Hazardous Materials" means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum or petroleum-based substances or wastes and spills or releases of petroleum products; and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Authority under any Environmental Law.

"IFRS" means International Financial Reporting Standards.

"Incentive Plan" means that certain Conbulk Corporation 2008 Incentive Plan, as amended, in substantially the form attached hereto as Exhibit H.

"Indebtedness" shall mean all payment obligations (including obligations under capitalized leases) of a Person to any bank, insurance company, finance company or other institutional lender or other Person for money borrowed; provided, however, that Indebtedness shall not include trade payables and accruals in accordance with GAAP or IFRS.

"Initial Transaction" shall have the meaning set forth in the Recitals.

"Interest Acquisition" has the meaning set forth in Section 2.1(b).

"Interest Acquisition Consideration" means ten dollars ($10) in the aggregate ($1.00 per Shipco SPV).

"Interests" means one hundred percent (100%) of the issued and outstanding membership interests of each of the Shipco SPVs.

"Kuo Vessel Acquisition" has the meaning set forth in Section 2.1(c).

"Kuo Vessels" means the following Palmosa Vessels: Kuo Fu, Kuo Tai, Kuo Hung and Kuo Lung.

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"Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Authority and any Order.

"Legal Proceedings" means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or governmental proceedings.

"Letter of Intent" means that certain letter from Arcade to Palmosa dated June 17, 2008.

"Lock-Up Agreements" means those certain Lock-Up Agreements by and between the Buyer and each recipient of Common Stock pursuant to the Business Combination, in the form attached hereto as Exhibit B.

"Losses" means any and all losses, damages, debts, liabilities, obligations, deficiencies, penalties, amounts paid in connection with Claims, amounts paid in settlement, costs (including court costs) and expenses, including reasonable attorneys' and other professionals' fees and disbursements and other amounts paid or incurred in connection with the enforcement of rights (whether by law or pursuant to this Agreement) to recover Losses but shall not include any punitive damages.

"Management Agreements" means the General Management Agreement, the Conbulk TSA and the Tsakos TSA.

"Merger" has the meaning set forth in the recitals.

"Merger Agreement" means that certain agreement and plan of merger by and between the Buyer and Arcade in the form attached hereto as Exhibit G.

"MOAs" means the ten (10) memoranda of agreement entered into concurrent herewith between TDB and each Seller as identified in Schedule 3 to the Supplemental Agreement.

"Morgan Joseph" means Morgan Joseph & Co. Inc.

"Novation Agreements" means the Novation Agreements with respect to the Vessels, each of which are to be entered into by and among the relevant Seller, the relevant Shipco SPV and the relevant Charterer, the terms of which shall be reasonably satisfactory to the respective Shipco SPVs.

"Order" means any decree, injunction, judgment, order, award, ruling, assessment or writ by a court, administrative agency, other Governmental Authority, arbitrator or arbitration panel.

"Palmosa" has the meaning set forth in the recitals.

"Palmosa Financial Statements" means with respect to the Palmosa Vessels (i) the audited consolidated balance sheet of Palmosa and its consolidated Subsidiaries as at December 31, 2006, and the related audited consolidated statements of income, retained earnings and cash flows for the fiscal year then ended together with the reports therein by Palmosa's independent certified public accountants, and (ii) the unaudited internal consolidated balance sheet of Palmosa and its consolidated Subsidiaries as at December 31, 2007, and the related unaudited internal consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, in each case including the related notes and schedules thereto.

"Palmosa Material Adverse Change" means a material adverse change (i) in the properties, prospects, results of operations, or financial condition of any or all of TDB, Palmosa, any of the Shipco SPVs and the Vessels taken individually and as a whole or (ii) in the ability of the TDB, Palmosa or any of the Shipco SPVs to consummate the transactions contemplated by this Agreement and/or the applicable MOA.

"Palmosa Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of any or all of TDB, Palmosa, or the Shipco SPVs, as the context requires.

"Palmosa Vessels" means the Kuo Fu, Kuo Tai, Kuo Hung, Kuo Lung, MSC Bali and MSC Zanzibar.

"Permits" means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

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"Person" means any individual, partnership, joint venture, corporation, limited liability company, trust, estate, unincorporated organization or Governmental Authority.

"Prospectus" has the meaning set forth in Section 11.2.

"Proxy Statement" means the joint proxy statement/prospectus relating to the Arcade Stockholder Approval.

"Registration Rights Agreement" means that certain Registration Rights Agreement by and among the Buyer and each recipient of Common Stock pursuant to the Business Combination, in the form attached hereto as Exhibit C.

"Release Agreement" means that certain Release Agreement pursuant to which TDB releases any Claims against the Shipco SPVs, in the form attached hereto as Exhibit D.

"Restrictive Period" has the meaning set forth in Section 7.1.

"Restrictions" means all liens, pledges, encumbrances, security interests, charges, Taxes, voting trusts, options, warrants, calls and rights of first refusal.

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the U.S. Securities Act of 1933.

"Seller" means each respective seller of a Vessel under the applicable MOA as identified in Schedule 3 of the Supplemental Agreement.

"Shipco SPV" means each of the following Marshall Islands limited liability companies: Sea Rhapsody LLC, Sea Symphony LLC, Sea Melody LLC, Sea Majesty LLC, Sea Glory LLC, Sea Victory LLC, Sea Destiny LLC, Sea Beauty LLC, Sea Georgeous LLC and Sea Harmony LLC.

"Solicitation" has the meaning set forth in Section 8.1(e).

"Subsidiary" of a Person means each entity, at least fifty percent (50%) of the capital stock or other equity or voting securities of which are controlled or owned, directly or indirectly, by such Person.

"Supplemental Agreement" means that certain Supplemental Agreement, dated the date hereof, entered into by and among Arcade and TDB, providing, among other things, for the timing of the delivery of, and payment of the consideration for, the Vessels under the MOAs, in the form attached hereto as Exhibit E.

"Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature imposed by any Governmental Authority (including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits taxes), including any liability therefore as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, by reason of being a successor-in-interest or transferee of another entity, together with any interest, penalties, additions to tax, or additional amounts or imposed thereon or with respect thereto.

"Tax Return" includes any return, declaration, report, Claim for refund or credit, information return or statement, and any amendment thereto, including any consolidated, combined, unitary or separate return or other document (including any related or supporting information or schedule), required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or the administration of any laws, regulations or administrative requirements relating to Taxes.

"Third Party" means any Person other than the parties hereto, the Shipco SPVs or any of their respective Affiliates.

"Transaction Documents" shall mean, collectively, this Agreement, the Merger Agreement, the Lock-Up Agreement, the Registration Rights Agreement, Release Agreement, the Management Agreements, the

5

Employment Agreements, the Consulting Agreements, the MOAs, the Supplemental Agreement, the Novation Agreements, the Dividend Subordination Agreement and the Letter of Intent.

"Trust Claim" has the meaning set forth in Section 11.2.

"Tsakos" means Tsakos Shipping & Trading S.A., a Panamanian corporation and the current technical manager of the Tsakos Vessels.

"Tsakos TSA" means the Technical Services Agreement to be entered into between Conbulk Manco and Tsakos pursuant to which Conbulk Manco subcontracts to Tsakos responsibility for the technical management of the Tsakos Vessels.

"Tsakos Vessels" means CCNI Mejillones, MSC Brasilia, MSC London and MSC Sardinia.

"Underwriters" has the meaning set forth in Section 11.2.

"Vessel" means each of the Tsakos Vessels and the Palmosa Vessels.

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SCHEDULES

Schedule 2.1(a)	Buyer Nominees
Schedule 3.4(b)	Consents and Approvals of TDB
Schedule 3.13	Absence of Certain Changes
Schedule 4.1(a)	Formation and Organization of Buyer
Schedule 4.4(b)	Consents and Approvals of Buyer
Schedule 5.1(b)	Formation and Organization of Arcade
Schedule 5.5	Arcade Contracts
Schedule 5.19	Arcade Brokerages

EXHIBITS

Exhibit A(1)	Form of Employment Agreement
Exhibit A(2)	Form of Consulting Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Release Agreement
Exhibit E	Form of Supplemental Agreement
Exhibit F	Form of General Management Agreement
Exhibit G	Form of Merger Agreement
Exhibit H	Form of Incentive Plan

Schedule 2.1(a)
Designation of Buyer Nominees

CCNI MEJILLONES	Sea Beauty Shipping LLC
KUO FU	Sea Destiny Shipping LLC
KUO HUNG	Sea Gorgeous Shipping LLC
KUO LUNG	Sea Glory Shipping LLC
KUO TAI	Sea Harmony Shipping LLC
MSC BALI	Sea Majesty Shipping LLC
MSC BRASILIA	Sea Melody Shipping LLC
MSC LONDON	Sea Rhapsody Shipping LLC
MSC SARDINIA	Sea Symphony Shipping LLC
MSC ZANZIBAR	Sea Victory Shipping LLC

 Appendix B

AGREEMENT AND PLAN OF MERGER
BETWEEN
A Delaware Domestic Corporation
AND
A Marshall Islands Corporation

This Agreement and Plan of Merger (this "Agreement") made and entered into on this         day of                           , 200  , by and between Arcade Acquisition Corp., a Delaware corporation ("Arcade"), and Conbulk Corporation, a Marshall Islands corporation ("MergerCo," and, together with Arcade, the "Constituent Corporations").

WITNESSETH:

WHEREAS, Arcade is a corporation organized and existing under the laws of the State of Delaware, its Certificate of Incorporation having been filed in the Office of the Secretary of State of the State of Delaware (the "Secretary of State") on January 30, 2007; and

WHEREAS, MergerCo is a corporation organized and existing under the laws of the Republic of the Marshall Islands, its Articles of Incorporation having been filed in the Office of the Registrar of Corporations (the "Registrar") of the Republic of the Marshall Islands on September 2, 2008; and

WHEREAS, the aggregate number of shares which Arcade has authority to issue is Forty Million (40,000,000), of which Thirty-Nine Million (39,000,000) are common shares, par value $0.0001, and One Million (1,000,000) are Preferred Stock, par value $0.0001, of which 10,500,000 shares of common stock are issued and outstanding;

WHEREAS, the aggregate number of shares which MergerCo has authority to issue is One Thousand (1000), of which all are common shares, par value $0.0001, of which One Hundred (100) shares of common stock are issued and outstanding and have all voting power; and

WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable that Arcade be merged with and into MergerCo (the "Merger") on terms and conditions hereinafter set forth, in accordance with the applicable provisions of the statutes of the State of Delaware and the Republic of the Marshall Islands, respectively, each of which permit such Merger;

NOW, THEREFORE, in consideration for the premises and of the agreements, covenants and provisions hereinafter contained, the Constituent Corporations, by their respective Boards of Directors, have agreed and do hereby agree, each with the other as follows;

ARTICLE I
Principal Terms of Merger

Section 1.01    Merger.    The Constituent Corporations shall be merged into a single corporation, in accordance with the applicable provisions of the laws of the Republic of the Marshall Islands and the State of Delaware, by Arcade merging with and into MergerCo, which shall be the surviving corporation (the "Surviving Corporation").

Section 1.02    Effective Time of Merger.    The Merger shall be effective as of the completion of all filing requirements specified in Sections 6.03 and 6.04 of this Agreement, and such date and time is hereinafter referred to as the "Effective Time".

ARTICLE II
Articles of Incorporation, Bylaws and Directors

Section 2.01    Articles of Incorporation.    The Articles of Incorporation of MergerCo, in effect at the Effective Time and in a form mutually agreed upon by the Constituent Corporations and consistent with the joint proxy statement/prospectus of the Constituent Corporations filed with the U.S. Securities and Exchange Commission in connection with the Merger, shall be the Articles of Incorporation of the Surviving Corporation, to remain unchanged until amended as provided by law.

Section 2.02    Bylaws.    The Bylaws of MergerCo in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, to remain unchanged until amended as provided by law.

Section 2.03    Directors.    At the Effective Time, the number of directors of MergerCo shall be nine (9), and the names of the directors who shall act until their successors are duly elected and qualified are:

  Michael Jolliffe
  Dimitris Dalakouras
  George Bamiotis
  Stefanos Kardamakis
  Maria Tsakos
  Dimitris Potamitis
  Frans Malmros
  Jonathan Furer
  John Chapman

ARTICLE III
Conversion of Securities

The manner of converting the outstanding shares of each of the Constituent Corporations shall be as follows.

Section 3.01    Conversion of Arcade Shares.    At the Effective Time, each share of the Arcade common stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into one (1) share of the Surviving Corporations common shares (the "Conversion Ratio"), subject to any adjustments made pursuant to Section 3.05 hereof. At the Effective Time, all such shares of Arcade common stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. Each certificate previously evidencing Arcade common stock shall be exchanged for a certificate representing such number of shares of the Surviving Corporation common shares calculated by multiplying the Conversion Ratio by the number of shares of Arcade common stock previously evidenced by the canceled certificates upon the surrender of such certificate.

Section 3.02    Conversion of Stock Rights.    At the Effective Time warrants to purchase Arcade common stock (collectively, "Arcade Stock Rights") then outstanding shall be converted into one substantially equivalent warrant to purchase the Surviving Corporations common shares (collectively, the "Surviving Corporation Share Rights"), except that (i) each of the Surviving Corporation Share Rights will be exercisable for that number of whole shares of the Surviving Corporation common shares equal to the product of the number of shares of Arcade common stock that were issuable upon exercise of such warrant immediately prior to the Effective Time multiplied by the Conversion Ratio and rounded down to the nearest whole number of shares of the Surviving Corporation common shares, and (ii) the per share exercise price for the shares of the Surviving Corporation common shares issuable upon exercise of such Surviving Corporation Share Rights will be equal to the quotient determined by dividing the exercise price per share of Arcade common stock at which each such warrant was exercisable immediately prior to the Effective Time by the Conversion Ratio, rounded down to the nearest whole cent. At the Effective Time, the Arcade Stock Rights shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

Section 3.03    Cancellation of Arcade Shares.    At the Effective Time, all shares of Arcade common stock that are owned by Arcade as treasury stock and each share of Arcade common stock owned by any direct or indirect wholly owned subsidiary of Arcade immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

Section 3.04    Cancellation of MergerCo Shares.    At the Effective Time, the one hundred issued and outstanding shares of MergerCo common stock held by Arcade immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

Section 3.05    Conversion Ratio Adjustments.    The Conversion Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into MergerCo common shares or Arcade common stock), reorganization, recapitalization or other like change with respect to MergerCo common shares or Arcade common stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Arcade common stock and MergerCo common shares the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization or like change.

ARTICLE IV
Representations and Warranties

Section 4.01    Representations and Warranties of MergerCo.    MergerCo hereby makes the following representations and warranties to Arcade as of the date hereof and as of the Effective Time (unless otherwise indicated):

(a)  Corporate Existence and Power.    MergerCo is a corporation duly formed, validly existing and in good standing under and by virtue of the Laws of the Republic of the Marshall Islands, and has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted.

(b)  Corporate Authorization.    The execution, delivery and performance by MergerCo of this Agreement and the consummation by MergerCo of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary action on the part of MergerCo, including the approval of its sole stockholder. This Agreement constitutes a valid and legally binding agreement of MergerCo, enforceable against the same in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

(c)  Charter Documents; Legality.    MergerCo has previously delivered to Arcade true and complete copies of its Articles of Incorporation, minute books and stock books (the "MergerCo Charter Documents"), as in effect or constituted on the date hereof. The execution, delivery, and performance by MergerCo of this Agreement and any additional agreement to which the same is to be a party has not violated and will not violate, and the consummation by MergerCo of the transactions contemplated hereby or thereby will not violate, any of the MergerCo Charter Documents or any law or order.

(d)  Litigation.    There is no action (or any basis therefor) pending against, or to the knowledge of MergerCo, threatened against or affecting MergerCo, any of its officers or directors, any stockholder, or any action before any court or arbitrator or any governmental body, agency or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against MergerCo.

(e)  Compliance with Laws.    MergerCo is not in violation of, has not violated, and to the knowledge of MergerCo, is not under investigation with respect to, nor has been threatened to be charged with or given notice of, any violation or alleged violation of, any law or order, nor is there any basis for any such charge.

Section 4.02    Representations and Warranties of Arcade.    Arcade hereby makes the following representations and warranties to MergerCo as of the date hereof and as of the Effective Time (unless otherwise indicated):

(a)  Corporate Existence and Power.    Arcade is a corporation duly formed, validly existing and in good standing under and by virtue of the Laws of the State of Delaware, and has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted.

(b)  Corporate Authorization.    The execution, delivery and performance by Arcade of this Agreement and the consummation by Arcade of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary action on the part of Arcade, other than the approval of its stockholders. This Agreement constitutes a valid and legally binding agreement of Arcade, enforceable against the same in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, or (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

(c)  Charter Documents; Legality.    Arcade has previously delivered to MergerCo true and complete copies of its Certificate of Incorporation, by-laws, minute books and stock books (the "Arcade Charter Documents"), as in effect or constituted on the date hereof. The execution, delivery, and performance by Arcade of this Agreement and any additional agreement to which the same is to be a party has not violated and will not violate, and the consummation by Arcade of the transactions contemplated hereby or thereby will not violate, any of the Arcade Charter Documents or any law or order.

(d)  Litigation.    There is no action (or any basis therefor) pending against, or to the knowledge of Arcade, threatened against or affecting Arcade, any of its officers or directors, any stockholder, or any action before any court or arbitrator or any governmental body, agency or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against Arcade.

(e)  Compliance with Laws.    Arcade is not in violation of, has not violated, and to the knowledge of Arcade, is not under investigation with respect to, nor has been threatened to be charged with or given notice of, any violation or alleged violation of, any law or order, nor is there any basis for any such charge.

ARTICLE V
Conditions Precedent

The obligation of each of the Constituent Corporations to effectuate the Merger is subject to the following conditions:

Section 5.01    Stockholder Approval.    The stockholders of Arcade and MergerCo shall have adopted this Agreement in accordance with the requirements of the laws of the State of Delaware and the Republic of the Marshall Islands.

Section 5.02    Membership Interest Purchase and Sale Agreement.    Other than the consummation of the Merger, all conditions precedent to the performance of each of the parties to that certain Membership Interest Purchase and Sale Agreement, dated [                                        ], 2008 (as may be amended or amended and restated from time to time, the "Purchase Agreement"), by and among Arcade, TDB SPV LLC, Palmosa Shipping Corporation and the shareholders thereof shall have been satisfied or waived.

ARTICLE VI
Adoption and Termination

Section 6.01    Submission to Vote of Stockholders.    This Agreement shall be submitted to the stockholders of Arcade and MergerCo, respectively, as provided by applicable law, and shall take effect, and be deemed to be the Agreement of the Constituent Corporations, upon the approval or adoption thereof by said stockholders of Arcade and MergerCo, respectively, in accordance with the requirements of the laws of the State of Delaware and the Republic of the Marshall Islands.

Section 6.02    Termination of Agreement.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of the Constituent Corporations, by mutual written agreement of the Constituent Corporations, or unilaterally by one party to this Agreement if the other party to this Agreement materially breaches one of its material representation and warranties or fails to comply with a condition in this Agreement. In the event of termination of this Agreement by either of the Constituent Corporations, this Agreement will become void and there shall be no further obligation on the part of either Constituent Corporation. No party shall be relieved from liability for any breach of this Agreement.

Section 6.03    Filing of Certificate of Merger in Delaware.    As soon as practicable after the satisfaction of the conditions precedent set forth in Article V hereof, a Certificate of Merger to effectuate the terms of this Agreement shall be executed by the Surviving Corporation and shall be delivered to the Secretary of State for filing and recording in accordance with applicable law, unless this Agreement has been terminated pursuant to Section 6.02 hereof, and the Surviving Corporation shall thereafter make all other filings or recordings required by Delaware law in connection with the Merger.

Section 6.04    Filing of Articles of Merger in the Marshall Islands.    As soon as practicable after the satisfaction of the conditions precedent set forth in Article V hereof, Articles of Merger to effectuate the terms of this Agreement shall be executed by each of the Constituent Corporations and shall be delivered to the Registrar in accordance with Marshall Islands law, unless this Agreement has been terminated pursuant to Section 6.02 hereof and the Surviving Corporation shall thereafter make all other filings, payments or recordings required by Marshall Islands law in connection with the Merger.

ARTICLE VII
Post Merger Undertakings

The Surviving Corporation agrees that it may be served with process in the State of Delaware, and in the Republic of the Marshall Islands, in any proceeding for enforcement of any obligation of any Constituent Corporation of Delaware, as well as for enforcement of any obligation of the Surviving Corporation arising from this Merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL, and irrevocably appoints the Secretary of State as its agent to accept service of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving Corporation at Conbulk Corporation, c/o Palmosa Shipping Corporation, 107 A. Papanastasiou Street, Kastella-Piraeus, Greece 18533, Attn: Dimitris Dalakouras, Facsimile: +30 (210) 4137639, email: ddalakouras@conbulk.gr.

[Signature page follows]

IN WITNESS WHEREOF, each of the Constituent Corporations, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, has caused this Agreement to be executed by an authorized officer of each party thereto.

ARCADE ACQUISITION CORP. of Delaware
By:	Name: Title:
CONBULK CORPORATION of the Marshall Islands
By:	Name: Title:

 Appendix C

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
Dated:	SALEFORM 1993
Revised 1966, 1983 and 1986/87.

	hereinafter called the Sellers, have agreed to sell, and TDB SPV LLC, Majuro,	1
Marshall Islands or nominee
hereinafter called the Buyers, have agreed to buy		2
Name:		3
Classification Society/Class:		4
Built:	By:	5
Flag:	Place of Registration:	6
Call Sign:	Grt/Nrt:	7
~~Register~~ IMO Number:		8

hereinafter called the Vessel, on the following terms and conditions:		9

Definitions		10
"Banking days" are days on which banks are open both in the country of the currency		11
stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.		12
"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa,		13
a registered letter, telex, telefax or other modern form of written communication.		14
"Classification Society" or "Class" means the Society referred to in line 4.		15
1.	Purchase Price	16

~~2.~~	~~Deposit~~	17
~~As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10%~~		18
~~(ten per cent) of the Purchase Price within banking days from the date of this~~		19
~~Agreement. This deposit shall be placed with~~ 		20
~~and held by them in a joint account for the Sellers and the Buyers, to be released in accordance~~		21
~~with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the~~		22
~~Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the~~		23
~~Buyers.~~		24
3.	Payment	25
~~The said Purchase Price shall be paid in full free of bank charges to~~		26
~~on delivery of Vessel, but not later than 3 banking days after the Vessel is in every respect~~		27
~~physically ready for delivery in accordance with the terms and conditions of this Agreement and~~		28
~~Notice of Readiness has been given in accordance with Clause 5.~~ The Purchase Price shall be paid		29
as provided in the Palmosa Supplemental Agreement (as defined in Clause 22).
4.	Inspections	30
a)*	The Buyers ~~have inspected and accepted the Vessel's classification records. The Buyers~~	31
	~~have also inspected the Vessel at/in on~~	32
	~~and~~ have accepted the Vessel ~~following this inspection~~ and the sale is outright and definite,	33
	subject only to the terms and conditions of this Agreement.	34
~~b)*~~	~~The Buyers shall have the right to inspect the Vessel's classification records and declare~~	35
	~~whether same are accepted or not within~~	36

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

	~~The Sellers shall provide for inspection of the Vessel at/in~~	37
	~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~	38
	~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~	39
	~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~	40
	~~During the inspection, the Vessel's deck and engine log books shall be made available for~~	41
	~~examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall~~	42
	~~become outright and definite, subject only to the terms and conditions of this Agreement,~~	43
	~~provided the Sellers receive written notice of acceptance from the Buyers within 72 hours~~	44
	~~after completion of such inspection.~~	45
	~~Should notice of acceptance of the Vessel's classification records and of the Vessel not be~~	46
	~~received by the Sellers as aforesaid, the deposit together with interest earned shall be~~	47
	~~released immediately to the Buyers, whereafter this Agreement shall be null and void.~~	48
*	4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions,	49
	alternative 4a) to apply.	50
5.	Notices, time and place of delivery	51
~~a)~~	~~The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall~~	52
	~~provide the Buyers with , , and days notice of the estimated time of arrival at the~~	53
	~~intended place of drydocking/underwater inspection/delivery. When the Vessel is at the place~~	54
	~~of delivery and in every respect physically ready for delivery in accordance with this~~	55
	~~Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.~~ The	56
	Vessel shall be delivered pursuant to the terms of the Palmosa Supplemental Agreement.
b)	The Vessel shall be delivered and taken over safely afloat at sea or at a safe and accessible berth or	57
	anchorage at/in a port worldwide (range/s to be advised)	58
	in the Sellers' option.	59
	Expected time of delivery: See Palmosa Supplemental Agreement.	60
	~~Date of c~~Cancelling ~~(see Clauses 5 c), 6 b)(iii) and 14~~): as per Palmosa Supplemental Agreement.	61
~~c)~~	~~If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the~~	62
	~~Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in~~	63
	~~writing stating the date when they anticipate that the Vessel will be ready for delivery and~~	64
	~~propose a new cancelling date. Upon receipt of such notification the Buyers shall have the~~	65
	~~option of either cancelling this Agreement in accordance with Clause 14 within 7 running~~	66
	~~days of receipt of the notice or of accepting the new date as the new cancelling date. If the~~	67
	~~Buyers have not declared their option within 7 running days of receipt of the Sellers'~~	68
	~~notification or if the Buyers accept the new date, the date proposed in the Sellers' notification~~	69
	~~shall be deemed to be the new cancelling date and shall be substituted for the cancelling~~	70
	~~date stipulated in line 61.~~	71
	~~If this Agreement is maintained with the new cancelling date all other terms and conditions~~	72
	~~hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full~~	73
	~~force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any~~	74
	~~claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by~~	75
	~~the original cancelling date.~~	76
d)	Should the Vessel become an actual, constructive or compromised total loss before delivery	77
	~~the deposit together with interest earned shall be released immediately to the Buyers~~	78
	~~whereafter~~ this Agreement shall be null and void.	79
~~6.~~	~~Drydocking/Divers Inspection~~ See Clause 19	80
~~a)**~~	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~	81
	~~Classification Society of the Vessel's underwater parts below the deepest load line, the~~	82
	~~extent of the inspection being in accordance with the Classification Society's rules. If the~~	83
	~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~	84
	~~broken, damaged or defective so as to affect the Vessel's class, such defects shall be made~~	85
	~~good at the Sellers' expense to the satisfaction of the Classification Society without~~	86

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

	~~condition/recommendation*.~~	87
~~b)**~~	~~(i) The Vessel is to be delivered without drydocking. However, the Buyers shall~~	88
	~~have the right at their expense to arrange for an underwater inspection by a diver approved~~	89
	~~by the Classification society prior to the delivery of the Vessel. The Sellers shall at their~~	90
	~~cost make the Vessel available for such inspection. The extent of the inspection and the~~	91
	~~conditions under which it is performed shall be to the satisfaction of the Classification~~	92
	~~Society. If the conditions at the port of delivery are unsuitable for such inspection, the~~	93
	~~Sellers shall make the Vessel available at a suitable alternative place near to the delivery~~	94
	~~port.~~	95
	~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line~~	96
	~~are found broken, damaged or defective so as to affect the Vessel's class, then unless~~	97
	~~repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers~~	98
	~~shall arrange for the Vessel to be drydocked at their expense for inspection by the~~	99
	~~Classification Society of the Vessel's underwater parts below the deepest load line, the~~	100
	~~extent of the inspection being in accordance with the Classification Society's rules. If the~~	101
	~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~	102
	~~broken, damaged or defective so as to affect the Vessel's class, such defects shall be made~~	103
	~~good by the Sellers at their expense to the satisfaction of the Classification Society~~	104
	~~without condition/recommendation*. In such event the Sellers are to pay also for the cost of~~	105
	~~the underwater inspection and the Classification Society's attendance.~~	106
	~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry~~	107
	~~docking facilities are available at the port of delivery, the Sellers shall take the Vessel~~	108
	~~to a port where suitable drydocking facilities are available, whether within or outside the~~	109
	~~delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver~~	110
	~~the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the~~	111
	~~purpose of this Clause, become the new port of delivery. In such event the cancelling date~~	112
	~~provided for in Clause 5 b)) shall be extended by the additional time required for the~~	113
	~~drydocking and extra steaming, but limited to a maximum of 14 running days.~~	114
~~c)~~	~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~	115
	~~(i) the Classification Society may require survey of the tailshaft system, the extent of~~	116
	~~the survey being to the satisfaction of the Classification surveyor. If such survey is not~~	117
	~~required by the Classification Society, the Buyers shall have the right to require the tailshaft~~	118
	~~to be drawn and surveyed by the Classification Society, the extent of the survey being in~~	119
	~~accordance with the Classification Society's rules for tailshaft survey and consistent with~~	120
	~~the current stage of the Vessel's survey cycle. The Buyers shall declare whether they~~	121
	~~require the tailshaft to be drawn and surveyed not later than by the completion of the~~	122
	~~inspection by the Classification Society. The drawing and refitting of the tailshaft shall be~~	123
	~~arranged by the Sellers. Should any parts of the tailshaft system be condemned or found~~	124
	~~defective so as to affect the Vessel's class, those parts shall be renewed or made good at~~	125
	~~the Sellers' expense to the satisfaction of the Classification Society without~~	126
	~~condition/recommendation*.~~	127
	~~(ii) the expenses relating to the survey of the tailshaft system shall be borne~~	128
	~~by the Buyers unless the Classification Society requires such survey to be carried out, in~~	129
	~~which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses~~	130
	~~if the Buyers require the survey and parts of the system are condemned or found defective~~	131
	~~or broken so as to affect the Vessel's class*.~~	132
	~~(iii) the expenses in connection with putting the Vessel in and taking her out of~~	133
	~~drydock, including the drydock dues and the Classification Society's fees shall be paid by~~	134
	~~the Sellers if the Classification Society issues any condition/recommendation* as a result~~	135
	~~of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers~~	136
	~~shall pay the aforesaid expenses, dues and fees.~~	137
	~~(iv) the Buyers' representative shall have the right to be present in the drydock, but~~	138
	~~without interfering with the work or decisions of the Classification surveyor.~~	139
	~~(v) the Buyers shall have the right to have the underwater parts of the Vessel~~	140
	~~cleaned and painted at their risk and expense without interfering with the Sellers' or the~~	141
	~~Classification surveyor's work, if any, and without affecting the Vessel's timely delivery. If,~~	142
	~~however, the Buyers' work in drydock is still in progress when the Sellers have~~	143
	~~completed the work which the Sellers are required to do, the additional docking time~~	144
	~~needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event~~	145
	~~that the Buyers' work requires such additional time, the Sellers may upon completion of the~~	146
	~~Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock~~	147
	~~and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether~~	148

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

	~~the Vessel is in drydock or not and irrespective of Clause 5 b).~~	149
~~*~~	~~Notes, if any, in the surveyor's report which are accepted by the Classification Society~~	150
	~~without condition/recommendation are not to be taken into account.~~	151
~~**~~	~~6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~	152
	~~alternative 6 a) to apply.~~	153
7.	Spares~~/Bunkers,~~ etc.	154
The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on		155
shore. All spare parts and spare equipment including spare tail - end shaft(s) and/or spare		156
propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or		157
unused, whether on board or not shall become the Buyers' property, but spares on order are to be		158
excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to		159
replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which		160
are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the		161
property of the Buyers. The radio installation and navigational equipment shall be included in the sale		162
without extra payment if they are the property of the Sellers. Unused stores and provisions shall be		163
included in the sale and be taken over by the Buyers without extra payment.		164
The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the		165
Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc.,		166
exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's,		167
Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale,		168
as well as the following additional items (including items on hire): Unitor oxygen and acetylene bottles.		169
The Buyers shall take over the remaining ~~bunkers and~~ unused lubricating oils in storage tanks and		170
sealed drums and pay as per the Sellers' net Invoice prices of last supply the current net market		171
price (excluding barging expenses) at the port and date
of delivery of the Vessel.		172
Payment under this Clause shall be made at the same time and place and in the same currency as		173
the Purchase Price. Quantities on board to be certified in writing by the Vessel's chief engineer		174
and countersigned by its first assistant engineer.
8.	Documentation	175
The place of closing: New York, USA or Piraeus, Greece, Buyers' option		176
In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery		177
documents, namely:		178
a)	Legal Bill of Sale in a form recordable in the existing vessel registry (~~the~~ or in such other country in which the Buyers ~~are~~ propose	179
	to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages	180
	and maritime liens or any other debts or claims whatsoever (other than the existing	181
	charter described in Schedule 4 of the Palmosa Supplemental Agreement), duly
	notarially attested and, if required,
	legalized by the consul of such country or other competent authority.	182
b)	~~Current~~ Certificate of Ownership and Encumbrance, Transcript of Register, or similar	183
	document, with English translation if issued in another language, issued by the
	competent authorities of the flag state of
	the Vessel on the delivery date, certifying that the whole of the Vessel is owned by the	184
	Sellers and that the Vessel is free of registered encumbrances.
c)	Confirmation of Class ~~issued within 72 hours prior to delivery~~certificate issued by the	185
	Vessel's classification society not earlier than three Banking Days prior to delivery,
	certifying that the Vessel is in class with no outstanding recommendations, together
	with a complete classification society Survey Status Report of even date.
d)	Current Certificate issued by the competent authorities stating that the Vessel is free from	186
	registered encumbrances.	187
e)	If required due to change of registry, a Certificate of Deletion of the Vessel from the	188
	Vessel's registry or other official evidence of
	deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the	189
	registry does not as a matter of practice issue such documentation immediately, a written	190
	undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a	191
	Certificate or other official evidence of deletion to the Buyers promptly and latest within 4	192

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

	(four) weeks after the Purchase Price has been paid and the Vessel has been delivered.	193
f)	Any such additional documents as may reasonably be required by the competent authorities	194
	for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such	195
	documents as soon as possible after the date of this Agreement. See Clause 20.	196
	At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of	197
	Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the	198
	Buyers; and Sellers to provide written certification called for in Clause 19.	199
	At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all	200
	~~P~~plans, Instruction booklets, maintenance records,- etc., which are on board the Vessel. Other	201
	certificates which are on board the Vessel shall also
	be handed over to the Buyers unless the Sellers are required to retain same, in which case the	202
	Buyers to have the right to take copies. Other technical documentation which may	203
	be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense~~, if they so~~	204
	~~request~~. The Sellers may keep the Vessel's log books but the Buyers to have the right to take	205
	copies of same.	206
9.	Encumbrances	207
	The Sellers warrant that the Vessel, at the time of delivery, is free from all charters (other than the	208
	existing charter described in Schedule 4 of the Palmosa Supplemental Agreement),
	encumbrances,
	mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake	209
	to indemnify the Buyers against all consequences of claims made against the Vessel which have	210
	been incurred prior to the time of delivery.	211
10.	Taxes, etc.	212
	Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag	213
	shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers'	214
	register shall be for the Sellers' account.	215
11.	Condition on delivery	216
	The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is	217
	delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be	218
	delivered and taken over as she was at the time of inspection, fair wear and tear excepted.	219
	However, the Vessel shall be delivered with her class maintained without condition/recommendation*,	220
	free of average damage affecting the Vessel's class, and with her classification certificates and	221
	International/national certificates, as well as all other certificates the Vessel had at the time of	222
	inspection, valid and
	unextended without condition/recommendation* by Class or the relevant authorities for a	223
	minimum of one month from ~~at~~ the time of
	delivery.	224
	"Inspection" in this Clause 11 and in Clause 7, shall mean the Buyers' inspection according to	225
	Clause 4 a) or 4 b), if
	applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over	226
	without inspection, the date of this Agreement shall be the relevant date.	227
*	Notes, if any, in the surveyor's report which are accepted by the Classification Society	228
	without condition/recommendation are not to be taken into account.	229
12.	Name/markings	230
	Upon delivery the Buyers ~~undertake~~shall, subject to such restriction or limitations as may exist in	231
	the existing charter described in Schedule 4 of the Palmosa Supplemental Agreement, have the
	option to change the name of the Vessel and alter funnel markings.
13.	Buyers' default	232
	~~Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this~~	233
	~~Agreement, and they shall be entitled to claim compensation for their losses and for all expenses~~	234
	~~incurred together with interest.~~	235
	Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to	236
	cancel the Agreement, in which case ~~the deposit together with interest earned shall be released to the~~	237
	~~Sellers. If the deposit does not cover their loss~~, the Sellers shall be entitled to claim ~~further~~	238

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

compensation for their losses and for all expenses incurred together with interest.		239
14.	Sellers' default as per the Palmosa Supplemental Agreement	240
~~Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready~~		241
~~to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have~~		242
~~the option of cancelling this Agreement provided always that the Sellers shall be granted a~~		243
~~maximum of 3 banking days after Notice of Readiness has been given to make arrangements~~		244
~~for the documentation set out in Clause 8. If after Notice of Readiness has been given but before~~		245
~~the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not~~		246
~~made physically ready again in every respect by the date stipulated in line 61 and new Notice of~~		247
~~Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect~~		248
~~to cancel this Agreement the deposit together with interest earned shall be released to them~~		249
~~immediately.~~		250
~~Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready~~		251
~~to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for~~		252
~~their loss and for all expenses together with interest if their failure is due to proven~~		253
~~negligence and whether or not the Buyers cancel this Agreement.~~		254
15.	Buyers' representatives	255
~~After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers~~		256
~~have the right to place two representatives on board the Vessel at their sole risk and expense upon~~		257
~~arrival at on or about~~ 		258
~~These representatives are on board for the purpose of familiarisation and in the capacity of~~		259
~~observers only, and they shall not interfere in any respect with the operation of the Vessel. The~~		260
~~Buyers' representatives shall sign the Sellers' letter of indemnity prior to their embarkation.~~		261
16.	Arbitration	262
~~a)*~~	~~This Agreement shall be governed by and construed in accordance with English law and~~	263
~~any dispute arising out of this Agreement shall be referred to arbitration in London in~~		264
~~accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or~~		265
~~re-enactment thereof for the time being in force, one arbitrator being appointed by each~~		266
~~party. On the receipt by one party of the nomination in writing of the other party's arbitrator,~~		267
~~that party shall appoint their arbitrator within fourteen days, failing which the decision of the~~		268
~~single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree~~		269
~~they shall appoint an umpire whose decision shall be final.~~		270
b)*	This Agreement shall be governed by and construed in accordance with Title 9 of the	271
United States Code and the Law of the State of New York and should any dispute arise out of		272
this Agreement, the matter in dispute shall be referred to three persons at New York, one to		273
be appointed by each of the parties hereto, and the third by the two so chosen; their		274
decision or that of any two of them shall be final, and for purpose of enforcing any award, this		275
Agreement may be made a rule of the Court.		276
The proceedings shall be conducted in accordance with the rules of the Society of Maritime		277
Arbitrators, Inc. New York.		278
~~c)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at~~	279
 ~~, subject to the procedures applicable there.~~		280
~~The laws of shall govern this Agreement.~~		281
*	16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of	282
deletions, alternative 16 a) to apply.		283
Clauses 17 – 22, inclusive, constitute a part of this Agreement.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

ADDITIONAL CLAUSES
TO THE MEMORANDUM OF AGREEMENT)—SALE FORM 1993
DATED SEPTEMBER                           , 2008 FOR M.V. KUO FU (THE VESSEL)
BETWEEN KLAUS MARITIME INC. (THE SELLERS)
AND TDB SPV LLC OR NOMINEE (THE BUYERS)

CLAUSE 17

The sale of the Vessel is part of an en bloc sale and delivery of the following additional Motor Vessels:

registered in the respective ownership of the following Owners:

and all, as well as the Vessel, ultimately beneficially owned by Palmosa Shipping Corporation ("Palmosa"). Pursuant to the Palmosa Supplemental Agreement, Palmosa has guaranteed the performance of the Sellers under this Agreement as well as the Sellers of the other vessels identified above pursuant to their respective purchase agreements.

CLAUSE 18

This sale is subject to:

  i)

  ARCADE ACQUISITION CORP ("Arcade") an OTC Bulletin Board listed company and the parent company of Conbulk Corporation filing a joint proxy/registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") and such Registration Statement being declared effective by the SEC;

  ii)

  Upon the foregoing Registration Statement being declared effective by the SEC, Arcade obtaining the requisite approval of its stockholders at a duly convened stockholders meeting for the Business Combination (as defined in Palmosa Supplemental Agreement) and the purchase of the Vessel and the other vessels referred to in Clause 17 above as provided for in the Palmosa Supplemental Agreement; and

  iii)

  A Novation Agreement (the "Novation Agreement"), in such form as the Sellers, the Buyers and the relevant charterer shall agree, shall have been executed and delivered by each of the parties thereto transferring the Vessel's current time charter to the Buyers, as well as any guarantees of charterer's obligations thereunder.

CLAUSE 19

The Vessel is to be delivered without drydocking or an underwater inspection by diver. The Sellers shall warrant and certify in writing concurrent with delivery that to the best of their knowledge, the Vessel has not touched bottom nor incurred any damage to its underwater parts since its last scheduled drydocking. In case damage to the Vessel's underwater parts affecting her Class is found after delivery and it is proved by a preponderance of the evidence that same was caused prior to delivery to the Buyers then the Sellers shall repair same at their own cost and expense and in this regard, the deleted provisions of Clauses 6 b) (ii) and (iii) and 6 c) of this Agreement shall be deemed to be reinstated and to apply with full force and effect.

CLAUSE 20

The Sellers and the Buyers shall supply such documentation as may be reasonably required and to be mutually agreed for the legal transfer of the Vessel and for the registration of the Vessel under its current country of registry (or under such other registry as the Buyers shall designate, such designation to be made no less than 15 days prior to the Vessel's estimated delivery date) (such list to form an addendum to this Agreement).

At the time of delivery, in addition to the other documents to be agreed per this clause and called for under Clause 8, the Buyers shall furnish the Sellers with the following delivery documents:

  (i)

  Novation Agreement duly executed by the relevant Shipco SPV (as defined in the Palmosa Supplemental Agreement) designated by the Buyers to take delivery of the Vessel, subject to such Agreement having been duly executed and delivered by the Sellers and the relevant charterer of the Vessel;

  (ii)

  Secretary's Certificate of the Buyers authorizing this Agreement, the Palmosa Supplemental Agreement, the LLC Purchase Agreement and a Secretary's Certificate of the relevant Shipco SPV designated by the Buyers to take delivery of the Vessel authorizing the Novation Agreement in respect of the charter of the Vessel, together with incumbency certificates; and

  (iii)

  Secretary's Certificate of Arcade authorizing the LLC Purchase Agreement and the Palmosa Supplemental Agreement, together with incumbency certificates.

At the time of delivery, in addition to other documents to be agreed per this clause and Clause 8, the Sellers shall furnish the Buyers with the following delivery documents:

  (i)

  Novation Agreement duly executed by the Sellers and the charterer;

  (ii)

  Secretary's Certificate of the Sellers authorizing this Agreement, the Palmosa Supplemental Agreement, and the Novation Agreement in respect of the charter of the Vessel, together with an incumbency certificate;

  (iii)

  Secretary's Certificate of Palmosa Shipping Corporation authorizing the LLC Purchase Agreement and the Palmosa Supplemental Agreement, together with an incumbency certificate;

  (iv)

  A commercial invoice for the Vessel;

  (v)

  Invoices for the lubricating oils on board the Vessel;

  (vi)

  Letter certifying that the Vessel has not touched bottom or suffered any underwater damage since date of its inspection; and

  (vii)

  A good standing certificate covering the Sellers, its secretary's certificate attaching constituent documents and resolutions of directors and shareholders authorizing the transactions contemplated by this Agreement, as well as any power of attorney for individuals signing on behalf of the Sellers.

At the time of delivery, in addition to any other documents which may be agreed per this clause and Clause 8, the Buyers shall furnish the Sellers with a good standing certificate covering the Buyers, its secretary's certificate attaching constituent documents and resolutions of directors and shareholders authorizing the transactions contemplated by this Agreement, as well as any power of attorney for individuals signing on behalf of Buyers.

CLAUSE 21

The Sellers warrant that on the date hereof and on the date of closing, the Vessel shall be entitled to trade worldwide within Institute Warranty Limits without restriction or limitation.

CLAUSE 22

This Agreement is one of the "Palmosa MOAs" referred to and defined in (i) that certain Supplemental Agreement dated the date hereof (the "Palmosa Supplemental Agreement") and executed and delivered concurrently herewith by and among the Buyers, Arcade as the ultimate 100pct parent of the Buyers, the Sellers of the Vessel and the sellers of each of the other vessels referred to in Clause 17, and Palmosa , as the 100 pct parent of each of TDB SPV LLC, the Sellers of the Vessel and each of the sellers of the other vessels and is incorporated herein by reference, and (ii) the LLC Purchase Agreement (as defined in the Palmosa Supplemental Agreement) dated the date hereof and executed and delivered concurrently herewith by the Sellers' Beneficial Owner, the Buyers and Arcade, and is incorporated by reference. If there is any inconsistency between the terms of this Agreement and the terms of the Palmosa Supplemental Agreement and/or the LLC Purchase Agreement, the terms of the Palmosa Supplemental Agreement and/or the LLC Purchase Agreement, as the case may be, shall control.

TDB SPV LLC
By	By

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
Dated:	SALEFORM 1993
Revised 1966, 1983 and 1986/87.

hereinafter called the Sellers, have agreed to sell, and TDB SPV LLC, Majuro Marshall Islands		1
or its guaranteed nominee. TDB SPV LLC, Majuro to remain liable for the full and timely fulfillment of all obligations of Buyers under the terms of this Agreement,
hereinafter called the Buyers, have agreed to buy		2
Name:		3
Classification Society/Class:		4
Built:	By:	5
Flag:	Place of registration:	6
Call Sign:	Grt/Nrt:	7
Register Number/IMO:		8

hereinafter called the Vessel, on the following terms and conditions:		9

Definition		10
"Banking days" are days on which banks are open both in the country of the currency		11
stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause B.		12
' 'In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa,		13
a registered letter, telex, telefax or other modern form of written communication.		14
"Classification Society" or "Class" means the Society referred to in line 4.		15
1.	Purchase price US $	16
2.	Deposit	17
~~As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10%~~		18
~~(ten per cent) of the Purchase Price within banking days from the date of this~~		19
~~Agreement. This deposit shall be placed with~~ 		20
~~and held by them in a joint account for the Sellers and the Buyers, to be released in accordance~~		21
~~with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the~~		22
~~Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the~~		23
~~Buyers.~~		24
3.	Payment	25
The said Purchase Price shall be paid in full free of bank charges to the Sellers nominated Account		26
on delivery of vessel, but not later than 3 banking days after the Vessel is in every respect		27
physically ready for delivery in accordance with the terms and conditions of this Agreement and		28
Notice of Readiness has been given in accordance with clause 5. The purchase price shall be payable		29
as follows cash and . In kind represented by [equivalent shares at the price of per share] common shares of Conbulk Corporation a Marshall Islands
Corporation.
The Stock Consideration and Cash Consideration shall be ~~payable~~ paid as per Sellers
Instructions .~~of the Sellers~~

4.	Inspections	30
a)*	~~The Buyers have inspected and accepted the Vessel's classification records~~. The Buyers	31
	representatives have reviewed and accepted the vessel's class status reports and records as
	existed onboard during the vessel's inspection by Buyers Representatives. The Buyers waive
	any further inspection of the vessel's classification records. The Buyers have also inspected the
	Vessel at/in on	32
b)*	and have accepted the Vessel following this inspection and the sale is outright and definite,	33
	subject only to the terms and conditions of this Agreement.	34
	~~The Buyers shall have the right to inspect the Vessel's classification records and declare~~	35
	~~whether same are accepted or not within~~	36
	~~The Seller shall provide for inspection of the Vessel at/in~~	37
	~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~	38
	~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~	39
	~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~	40
	~~During the inspection, the Vessel's deck and engine log books shall be made available for~~	41
	~~examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall~~	42
	~~become outright and definite, subject only to the terms and conditions of this Agreement~~	43
	~~provided the Sellers receive written notice of acceptance from the Buyers within 72 hours~~	44
	~~after completion of such inspection.~~	45
	~~Should notice of acceptance of the Vessel's classification records and of the Vessel not be~~	46
	~~received by the Sellers as aforesaid, the deposit together with interest earned shall be~~	47
	~~released immediately to the Buyers, whereafter this Agreement shall be null and void.~~	48
	4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions,	49
	alternative 4a) to apply.	50
5.	Notice, time and place of delivery	51
a)	The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall	52
	subject to clause 18 provide the Buyers with 5 and 2 days approximate and 1 day definite	53
	notice of the estimated date ~~time~~ of arrival at the intended place of ~~drydocking/underwater~~	54
	~~inspection/~~delivery. When the Vessel is at the place of delivery and in every respect physically	55
	ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written	56
	Notice of Readiness for delivery.
b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or	57
	anchorage at/in a port/position worldwide in accordance to vessel's then applicable schedule	58
	in the Sellers' option.
	Expected time of delivery: Within Thirty (30) days after Buyers notification that the subject	59
	condition In Clause 18 ~~being lifted by Buyers~~ has been satisfied
	Date of cancelling for delivery of vessel (see clauses 5 c), 6 b) (iii) and 14): ~~Within~~ The ~~Thirty~~	60
	thirtieth (30th) days after Buyers notification that the subject condition in Clause 18 ~~being~~	61
	~~lifted by Buyers~~ has been satisfied
c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the	62
	Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in	63
	writing stating the date when they anticipate that the Vessel will be ready for delivery and	64
	propose a new cancelling date. Upon receipt of such notification the Buyers shall have the	65
	option of either cancelling this Agreement in accordance with Clause 14 within ~~7 running~~	66
	2 banking days of receipt of the notice or of accepting the new date as the new cancelling date.	67
	If the Buyers have not declared their option within ~~7 running~~ 2 banking days of receipt of the	68
	Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers'	69
	notification shall be deemed to be the new cancelling date and shall be substituted for the	70
	cancelling date stipulated in ~~line 61~~ clause 5(b).	71
		72
	If this Agreement is maintained with the new cancelling date all other terms and conditions	73

	hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full	74
	force and effect. ~~Cancellation or failure to cancel shall be entirely without prejudice to any~~	75
	~~claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by~~	76
	~~the original cancelling date.~~
d)	Should the Vessel become an actual, constructive or compromised total loss before delivery	77
	~~the deposit together with interest earned shall be released immediately to the Buyers~~	78
	~~whereafter~~ this Agreement shall be null and void.	79
6.	Drydocking/Divers Inspection	80
a)**	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~	81
	~~Classification Society of the Vessel's underwater parts below the deepest load line, the~~	82
	~~extent of the inspection being in accordance with Classification Society's rules. If the~~	83
	~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~	84
	~~broken, damaged or defective so as to affect the Vessel's class, such defects shall be made~~	85
	~~good at the Sellers' expense to the satisfaction of the Classification Society without~~	86
	~~condition/recommendation*.~~	87
b)**	~~(i) The Vessel is to be delivered without drydocking. However, the Buyers shall~~	88
	~~have the right at their expense to arrange for an underwater inspection by a diver approved~~	89
	~~by the Classification society prior to the delivery of the Vessel. The Sellers shall at their~~	90
	~~cost make the Vessel available for such inspection. The extent of the inspection and the~~	91
	~~conditions under which it is performed shall be to the satisfaction of the Classification~~	92
	~~Society. If the conditions at the port of delivery are unsuitable for such inspection, the~~	93
	~~Sellers shall make the Vessel available at a suitable alternative place near to the delivery~~	94
	~~port.~~	95
	(ii) ~~If the rudder, propeller, bottom or other underwater parts below the deepest load line~~	96
	~~are found broken, damaged or defective so as to effect the Vessel's class, then unless~~	97
	~~repairs can be carried out afloat to the satisfaction of the Classification society the Sellers~~	98
	~~shall arrange for the vessel to be drydocked at their expense for inspection by the~~	99
	~~Classification society of the Vessel's underwater parts below the deepost load line, the~~	100
	~~extent of the inspection being in accordance with the Classification Society's rules. If the~~	101
	~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~	102
	~~broken, damaged or defective so as to effect the Vessel's class such defects shall be made~~	103
	~~good by the Sellers at their expense to the satisfaction of the classification society~~	104
	~~without condition/recommendation*. In such event the Sellers are to pay also for the cost of~~	105
	~~the underwater inspection and the Classification Society's attendance.~~	106
	~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-~~	107
	~~docking facilities are available at the port of delivery, the Sellers shall take the Vessel~~	108
	~~to a port where suitable drydocking facilities are available, whether within or outside the~~	109
	~~delivery range as per Clause 5 b) Once drydocking has taken place the Sellers shall deliver~~	110
	~~the Vessel at a port within the delivery range as per clause 5 b) which shall, for the~~	111
	~~purpose of this clause, become the new port of delivery. In such event the cancelling date~~	112
	~~provided for in clause 5 b) shall be extended by the additional time required for the~~	113
	~~drydocking and extra steaming, but limited to a maximum of 14 running days.~~	114
c)	~~If the vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~	115
	~~(i) the Classification Society may require survey of the tailshaft system, the extent of~~	116
	~~the survey being to the satisfaction of the Classification surveyor. If such survey is not~~	117
	~~required by the Classification Society, the Buyers shall have the right to require the tailshaft~~	118
	~~to be drawn and surveyed by Classification Society, the extent of the survey being in~~	119
	~~accordance with the Classification Society's rules for tailshaft survey and consistent with~~	120
	~~the current stage of the Vessel survey cycle. The Buyers shall declare whether they~~	121
	~~require the tailshaft to be drawn and surveyed not later than by the completion of the~~	122
	~~inspection of the Classification Society. The drawing and refitting of the tailshaft shall be~~	123
	~~arranged by the Sellers. Should any parts of the tailshaft system be condemned or found~~	124
	~~defective so as to effect the Vessel's class, those parts shall be renewed or made good at~~	125
	~~the Sellers' expense to the satisfaction of the Classification Society without~~	126
	~~condition/recommendation*.~~	127

	~~(ii) the expenses relating to the survey of the tailshaft system shall be borne~~	128
	~~by the Buyers unless the Classification Society requires such survey to be carried out, in~~	129
	~~which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses~~	130
	~~if the Buyers require the survey and parts of the system are condemned or found defective~~	131
	~~or broken so as to effect the vessel's class*~~	132
	~~(iii) the expenses in connection with putting the Vessel in and taking her out~~	133
	~~of drydock, including the drydock dues and the Classification Society's fees shall be paid by~~	134
	~~the Sellers if the Classification Society issues any condition/recommendation* as a result~~	135
	~~of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers~~	136
	~~shall pay the aforesaid expenses, dues and fees.~~	137
	~~(iv) the Buyers' representative shall have the right to be present in the drydock, but~~	138
	~~without interfering with the work or decisions of the Classification surveyor.~~	139
	~~(v) the Buyers shall have the right to have the underwater parts of the Vessel~~	140
	~~cleaned and painted at their risk and expense without interfering with the Sellers' or the~~	141
	~~Classifications surveyor's work, if any, and without affecting the Vessel's timely delivery. If,~~	142
	~~however, the Buyers, work in drydock is still in progress when the Sellers have~~	143
	~~completed the work which the Sellers are required to do, the additional docking time~~	144
	~~needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event~~	145
	~~that the Buyers' work requires such additional time, the Sellers may upon completion of the~~	146
	~~Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock~~	147
	~~and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether~~	148
	~~the vessel is in drydock or not and irrespective of Clause 5 b)~~	149
	~~* Notes, if any, in the surveyor's report which are accepted by the classification Society~~	150
	~~without condition/recommendation are not to be taken into account.~~	151
	~~** 6a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~	152
	~~alternative 6 a) to apply.~~	153
7.	Spares/bunkers, etc.	154
	The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore.	155
	All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller	156
	blade(s). If any, belonging to the Vessel at the time of inspection used or	157
	unused, whether on board or not shall become the Buyers' property, but spares on order are to be	158
	excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to	159
	replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which	160
	are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the	161
	property of the Buyers. The radio installation and navigational equipment shall be included in the sale	162
	without extra payment if they are the property of the Sellers. Unused stores and provisions shall be	163
	included in the sale and be taken over by the Buyers without extra payment.	164
	The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the	165
	Seller's flag or name, provided they replace same with similar unmarked items. Library, forms, etc.,	166
	exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's	167
	Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale,	168
	as well as the following additional items (including items on hire): ~~to be advised~~No hired items	169
		170
	The Buyers shall take over the remaining ~~bunkers and~~ unused lubricating oils in storage tanks and	171
	sealed drums and pay as per Sellers ~~the current net marked price (excluding barging expenses)~~ net	172
	quotations to be taken approximately 3 days prior Sellers tendering N.O.R from the vessel's main	173
	lubricant suppliers at the port ~~and date~~ of delivery of the Vessel.	174
	Payment under this Clause shall be made at the same time and place and in the same currency as
	the Purchase Price.
8.	Documentation.
	The place of closing : New York, USA or Piraeus, Greece Buyers' option

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery		177
documents, namely: see clause 20		178
a)	~~Legal Bill of State in a form recordable in (the country in which the Buyers are~~	179
	~~to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages~~	180
	~~and maritime liens or any other debts or claims whatsoever, duly notarially attested and~~	181
	~~legalized by the consul of such country or other competent authority.~~	182
b)	~~Current Certificate of Ownership issued by the competent authorities of the flag state of~~	183
	~~the Vessel.~~	184
c)	~~Confirmation of Class issued within 72 hours prior to delivery.~~	185
d)	~~Current Certificate issued by the competent authorities stating that the Vessel is free from~~	186
	~~register encumbrances.~~	187
e)	~~Certificate of deletion of the Vessel from the Vessel's registry or other official evidence of~~	188
	~~deletion appropriate to the Vessel's registry at the time of delivery or in the event that the~~	189
	~~registry does not as a matter of practice issue such documentation immediately, a written~~	190
	~~undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a~~	191
	~~Certificate or other official evidence of deletion to the Buyers promptly and latest within 4~~	192
	~~(four) weeks after the purchase Price has been paid and the Vessel has been delivered.~~	193
f)	Any such additional documents as may reasonably be required by the competent authorities	194
	for the purpose of registering the Vessel provided the Buyers notify the Sellers of any such	195
	documents as soon as possible after the date of this Agreement. See clause 20.	196
	At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of	197
	Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the	198
	Buyers; and Sellers to provide written certification called for in clause 19.	199
	At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all	200
	plans instruction books, maintenance records etc., which are on board the Vessel. Other certificates	201
	which are on board the Vessel shall also	202
	be handed over to the Buyers unless the Sellers are required to retain same. In which case the	203
	Buyers to have the right to take copies. Other technical documentation which may	204
	be in the Sellers' possession shall be promptly forwarded to the Buyers at Buyers expense, if they so	205
	request. The Sellers may keep the Vessel's log books but the Buyers to have the right to take	206
	copies of same.
9.	Encumbrances	207
The Sellers warrant that the Vessel, at the time of delivery, is free from all charters (other than the		208
existing charter referred to in clause 20), encumbrances,		209
mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake		210
to indemnify the Buyers against all consequences of claims made against the Vessel which have		211
been incurred prior to the time of delivery.
10.	Taxes, etc.	212
Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag		213
shall be for the Buyers account, where as similar charges in connection with the closing of the Sellers'		214
register shall be for the Sellers' account.		215
11.	Condition on delivery	216
The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is		217
delivered to the Buyers, but subject to the terms and conditions of this Agreements she shall be		218
delivered and taken over as she was at the time of inspection, fair wear and tear excepted.		219
However, the Vessel shall be delivered with her class maintained ~~without condition/recommendation~~		220
free of average damage affecting the Vessel's class, and with her classification certificates and		221
national certificates, as well as all other certificates the Vessel had at the time of inspection and/or as renewed / extended at the time of vessel's delivery. Sellers will compensate the Buyers if any recommendations reported after the date of Vessel's Class status report attached to this
Agreement by the average direct cost required to rectify same as per quotations provided one by
Sellers and one by Buyers ~~at the time of~~

	~~vessel's delivery.~~	225
	"Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4 a) or 4 b), if	226
	applicable, or the buyers inspection prior to the signing of this Agreement. If the Vessel is taken over	227
	without inspection, the date of this Agreement shall be the relevant date.
*	Notes, if any, in the surveyor's reports which are accepted by the Classification Society	228
	without condition/recommendation are not to be taken into account.	229
12.	Name/markings	230
	Upon delivery the Buyers undertake subject to such restrictions or limitations as may exist in the	231
	existing charter referred to in clause 20, to change the name of the Vessel and alter funnel markings.
13.	Buyers' default	232
	~~Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this~~	233
	~~Agreement, and they shall be entitled to claim compensation for their losses and for all expenses~~	234
	~~incurred together with interest.~~	235
	Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to	236
	cancel the Agreement, in which case ~~the deposit together with interest earned shall be released to the~~	237
	~~Sellers. If the deposit does not cover their loss~~ the Sellers shall be entitled to claim  ~~further~~	238
	compensation for their losses and for all expenses incurred together with interest.	239
14.	Sellers' default	240
	Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready	241
	to validly complete a legal transfer by the date stipulated in ~~line 61~~ in clause 5b) and or clause 5c) if	242
	applicable the Buyers shall have	243
	the option of cancelling this Agreement provided always that the Sellers shall be granted a	244
	maximum of 3 banking days after Notice of Readiness has been given to make arrangements	245
	for the documentation set out in Clause 8. If after Notice of Readiness has been given but before	246
	the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not	247
	made physically ready again in every respect by the date stipulated in ~~line 61~~  in clause 5b) and or	248
	clause 5c) if applicable and new Notice of	249
	Readiness given, the Buyers shall retain their option to cancel. ~~In the event that the Buyers elect~~	250
	~~to cancel this Agreement the deposit together with interest earned shall be released to them~~
	~~immediately.~~
	Should the Sellers fail to give Notice of Readiness by the date stipulated in ~~line 61~~  in clause 5b) and or	251
	clause 5c) if applicable or fail to be ready	252
	to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for	253
	their loss and for all expenses together with interest if their failure is due to proven	254
	negligence but excluding cancellation or failure to cancel under clause 5c). ~~and whether or not the~~
	~~Buyers cancel this Agreement.~~
15.	Buyers' representatives	255
	After this Agreement has been signed by both parties and the subject under clause 18 lifted, ~~and the~~	256
	~~deposit has been lodged~~, the Buyers	257
	have the right to place two representatives on board the Vessel at their sole risk and expense at a	258
	suitable port within vessel's schedule.~~upon~~
	~~arrival at on or about~~
	These representatives are on board for the purpose of familiarisation and in the capacity of	259
	observers only, and they shall not interfere in any respect with the operation of the Vessel. The	260
	Buyers' representatives shall sign the Sellers' letter of indemnity prior to their embarkation.	261
16.	Arbitration	262
a)*	This Agreement shall be governed by and construed in accordance with English law and	263
	any dispute arising out of this Agreement shall be referred to arbitration in London in	264
	accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or	265
	re-enactment thereof for the time being in force, one arbitrator being appointed by each	266
	party. On the receipt by one party of the nomination in writing of the other party's arbitrator,	267

	that party shall appoint their arbitrator within fourteen days, failing which the decision of the	268
	single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree	269
	they shall not agree they shall appoint an umpire whose decision shall be final.	270
b)*	~~This Agreement shall be governed by and construed in accordance with Title 9 of the~~	271
	~~United Stage Code and the Law of the State of New York and should any dispute arise out of~~	272
	~~this Agreement, the matter in dispute shall be referred to three persons at New York, one to~~	273
	~~be appointed by each of the parties hereto, and the third by the two so chosen; their~~	274
	~~decision or that of any two of them shall be final, and for purpose of enforcing any award, this~~	275
	~~Agreement may be made a rule of the Court.~~	276
	~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime~~	277
	~~Arbitrators Inc. New York.~~	278
c)*	~~Any dispute arising out of this Agreement shall be referred to arbitration at~~	279
	 ~~, subject to the procedures applicable there.~~	280
	~~The laws of shall govern this Agreement.~~	281
	16a), 16b) and 16c) are alternatives; delete whichever is not applicable. In the absence of	282
	deletions, alternative 16 a) to apply.	283
	Clauses 17-21 both inclusive are deemed to be part of this Agreement.

ADDITIONAL CLAUSES
TO THE MEMORANDUM oF AGREEMENT-SALE FORM I993
DATED [17 September 2008] ("MoA") FoR M.V' MSC BRASILIA  (THE VESSEL)
BETWEEN HEDGESTONE SHIPPING COMPANY LTD (THE SELLERS)
AND TDB SPV LLC oR ITS GUARANTEED NOMINEE (THE BUYERS)

CLAUSE 17

The sale of the Vessel is part of the en bloc sale and delivery of the following additional Motor Vessels:

Registered in the respective ownership of the following Owners :

This Agreement is part of an enbloc sale involving above vessels however notwithstanding the foregoing completion of the sale of the above vessels shall not be conditional on the sale of                           and vice versa.

CLAUSE 18

The sale is subject to Buyers' IPO arrangements have been completed by Friday 30 January 2009. If the subject condition is satisfied Buyers shall notify Sellers forthwith. If the subject condition is not satisfied by the aforementioned date this MOA shall be null and void and both parties shall be released from their respective rights and obligations under this MOA.

CLAUSE 19

The Vessel is to be delivered without drydocking or an underwater inspection by diver. Sellers to warrant and certify in writing concurrent with delivery that to the best of their knowledge, the Vessel has not touched bottom nor incurred any damage to its underwater parts since its last scheduled drydocking.

CLAUSE 20

In addition to the documentation required under Clause 8, the Sellers and the Buyers to supply such additional documentation which may be ~~reasonably~~ required and to be mutually agreed for the legal transfer of the Vessel and for the registration of the Vessel under its current country of registry (or under such other registry as the Buyers shall designate, such designation to be made no less than 30 days prior to the Vessel's estimated delivery date). ~~(s~~Such list to be incorporated ~~form~~ as an addendum to the MOA and be an integral part of this MOA. ~~its~~ Its execution should not delays the signing of this MOA.

At the time of delivery, in addition to the other documents to be agreed per this clause the Buyers shall furnish the Sellers with the following delivery documents:

(i)

Novation Agreement (as defined below), duly executed by the relevant SPV Shipco designated by Buyer to take delivery of the Vessel, subject to such Agreement having been duly executed and delivered by the Sellers and the Charterer (as defined below);

(ii)

Secretary's Certificate of the Buyers authorizing this MOA and the Novation Agreement in respect of the Existing Charter (as defined below) of the Vessel, together with incumbency certificates.

At the time of delivery, in addition to other documents to be agreed per this clause the Sellers shall furnish the Buyers with the following delivery documents:

  (i) Novation Agreement, substantially in the form of Exhibit A hereto with such changes as the Buyers/Sellers/Charterers mutually may approve ("Novation Agreement"), in respect to that certain time charter dated ~~[           ]~~                           as attached in the form of Exhibit B, by and among the relevant SPV Shipco designated by Buyers to take delivery of the Vessel, Sellers and ~~[           ]~~                                          , ("Charterer") to which the Vessel is current subject ("Existing Charter") duly executed by the Sellers and the charterer;

  (ii)

  Secretary's Certificate of the Sellers authorizing this MOA and the Novation Agreement, together with incumbency certificates.

CLAUSE 21

The Sellers warrant that on the date hereof and on the date of closing, the Vessel shall be entitled to trade worldwide within Institute Warranty Limits without restriction or limitation.

THE SELLERS	THE BUYERS
TDB SPV LLC

 Appendix D

PALMOSA SUPPLEMENTAL AGREEMENT

This Palmosa Supplemental Agreement is entered into as of this 19th day of September, 2008 by and among (i) Arcade Acquisition Corp. ("Arcade "), a Delaware corporation, (ii) TDB SPV LLC ("TDB"), a Marshall Islands limited liability company, (ii) each of the Palmosa Sellers (as defined in Schedule 1) and (iv) Palmosa Shipping Corporation, a Marshall Islands corporation, the 100% percent owner of each of the Palmosa Sellers ("Palmosa").

Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in Schedule 1 hereto.

The purpose of this Palmosa Supplement Agreement is, inter alia, to provide for the timing of the delivery of, and payment of the consideration for, the Palmosa Vessels as provided for under the Palmosa MOAs which are being concurrently executed and delivered herewith.

In consideration of the premises, the parties hereto agree as follows:

1.  Upon the failure of the Initial Transaction to be consummated by 11:59 p.m. New York time, January 30, 2009, or upon the earlier termination of the LLC Purchase Agreement in accordance with its terms, (i) the Palmosa MOAs and this Palmosa Supplemental Agreement shall be deemed terminated, cancelled and of no further force and effect, in each case without any further action required of the parties, and no party hereto shall have any liability to any other party hereunder or thereunder, and (ii) Arcade will, upon written instructions from TDB, and in consideration of U.S. $1.00 promptly dissolve Conbulk or, at TDB's option, transfer to TDB or its nominee all of its right, title and interest in and to Conbulk Corporation ("Conbulk"), a Marshall Islands corporation.

2.  Should the Business Combination be approved by the requisite vote of the Arcade shareholders, the parties hereto shall proceed forthwith to take all actions necessary to implement the Initial Transaction on the Effective Date of Merger. The parties hereto undertake to cause the Effective Date of the Merger to occur no later than January 30, 2009.

3.  The initial Palmosa Vessel deliveries shall consist of at least two Palmosa Vessels whose names as shown in Schedule 2 hereto begin with "KUO" and these deliveries shall take place on the Effective Date of Merger and as nearly simultaneously as possible, but in no event later than January 30, 2009. The remaining Palmosa Vessel deliveries shall take place promptly after the Effective Date of Merger at the earliest opportunity, subject to the considerations described in the remaining part of this Clause 3, but in no event later than March 2, 2009. The parties acknowledge and agree that the Palmosa Vessels are operating under time charters as set out in Schedule 4 hereto, true copies of which, as warranted by Palmosa, are attached hereto as Exhibit A, in time-sensitive trades with strict schedules, and that close coordination and good cooperation will be required to minimize any possible inconvenience to the Palmosa Vessels. Accordingly, subject to the first sentence of this Clause 3, the parties shall meet and confer as necessary to determine the optimal schedule for deliveries taking into consideration, among other things, operational needs, vessel re-registration requirements, the requirements of Conbulk's ship mortgage lenders and underwriters, and the requirements of the time charterers.

4.  Subject to the sale and transfer by TDB of the Shipco SPVs to Conbulk pursuant to the LLC Purchase Agreement, Conbulk shall arrange for the payment of that portion of the Aggregate Purchase Price applicable to each Palmosa Vessel concurrent with the delivery thereof under the relevant Palmosa MOA, each such purchase price for a Palmosa Vessel to consist of two components: (1) the Stock Consideration and (2) the Cash Consideration, as set forth in Schedule 2 hereto. The Stock Consideration and Cash Consideration shall be payable per instructions of the relevant Palmosa Seller.

5.  Concurrent with delivery, each Palmosa Seller shall arrange for the novation of its applicable Palmosa Vessel time charter to the relevant Shipco SPV purchaser of such Palmosa Vessel pursuant to a novation agreement, the terms of which to be reasonably satisfactory to the relevant Shipco SPV.

6.  If any Palmosa Seller or the seller of any Tsakos Vessel is unable to deliver its Vessel pursuant to and in compliance with the terms of its respective Palmosa MOA or Tsakos MOA, as appropriate (unless caused by an event set out in Clause 5d) of the relevant MOA), then upon the written request of Conbulk, Palmosa shall use its commercially reasonable best efforts to obtain, not later than six months from the required delivery date of such Vessel as set out in its MOA, a comparable replacement vessel having comparable charter employment. The replacement vessel, the terms and conditions of its proposed acquisition, and its charter employment shall be acceptable to Conbulk, in its sole discretion. If any such Palmosa Seller cannot find a suitable replacement vessel acceptable to Conbulk within such 6 month period, Conbulk shall have the right to terminate the Palmosa MOA for such Vessel and claim compensation for its losses arising out of the failure to deliver such Vessel in accordance with the terms of such Palmosa MOA and expenses incurred with interest. Any provision hereof to the contrary notwithstanding, the initial two Palmosa Vessels to be delivered must be selected from among the four Palmosa Vessels whose names as shown in Schedule 2 hereto begin with "KUO" and no substitutions are permitted.

7.  Palmosa hereby guarantees the due and punctual performance by each Palmosa Seller of its obligations under this Palmosa Supplemental Agreement and under its relevant MOA.

8.  This Palmosa Supplemental Agreement shall be governed and construed in accordance with Title 9 of the Unites States Code and the Law of the State of New York.

9.  Should any dispute arise out of this Palmosa Supplemental Agreement, the matter in dispute shall be referred to three persons in New York, one to be appointed by each of Arcade (or, if such appointment occurs after the Effective Date of Merger, Arcade's successor in interest, Conbulk) and Palmosa, and the third by the two chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Palmosa Supplemental Agreement may be made a rule of the Court. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.

10.  In the event of any conflict between the provisions of any Palmosa MOA and this Palmosa Supplemental Agreement, the provisions of this Palmosa Supplement Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be executed and delivered as of this date first above indicated by these duly authorized officers or representatives.

ARCADE ACQUISITION CORP.
By:	/s/ JONATHAN FURER Name: Jonathan Furer Title: Chief Executive Officer
TDB SPV LLC
By:	/s/ DIMITRIS DALAKOURAS Name: Dimitris Dalakouras Title:
PALMOSA SHIPPING CORPORATION
By:	/s/ DIMITRIS DALAKOURAS Name: Dimitris Dalakouras Title:
/s/ GEORGE BAMIOTIS Name: George Bamiotis Title:

SELLERS:
KLAUS MARITIME INC.
By:	/s/ DIMITRIS DALAKOURAS Name: Dimitris Dalakouras Title: President
NATURE SHIPHOLDING LTD.
By:	/s/ DIMITRIS DALAKOURAS Name: Dimitris Dalakouras Title:
BALANCE MANAGEMENT LTD.
By:	/s/ DIMITRIS DALAKOURAS Name: Dimitris Dalakouras Title:
EDWYN SHIPMANAGEMENT CO.
By:	/s/ DIMITRIS DALAKOURAS Name: Dimitris Dalakouras Title: President
OBJECTIVE FINANCE S.A.
By:	/s/ DIMITRIS DALAKOURAS Name: Dimitris Dalakouras Title:
CASTELLA SHIPPING INC.
By:	/s/ DIMITRIS DALAKOURAS Name: Dimitris Dalakouras Title:

 SCHEDULE 1

DEFINITIONS

As used in the Supplemental Agreement to which this Schedule 1 is attached, the following terms have the meanings set forth below:

"Aggregate Purchase Price"	shall mean $151,042,520.
"Business Combination"	shall have the meaning set forth in the LLC Purchase Agreement
"Cash Consideration "	shall mean as to each Palmosa Vessel, the amount shown in Schedule 2 in the column so headed.
"Common Stock"	shall mean the common stock, par value $0.0001 per share, of Conbulk.
"Effective Date of Merger"	shall mean the date on which the merger of Arcade into Conbulk becomes effective.
"Initial Transaction"	shall have the meaning set forth in the LLC Purchase Agreement.
"LLC Purchase Agreement"	shall mean that certain Membership Interest Purchase and Sale Agreement, dated as of September , 2008, by and among Arcade, TDB and Palmosa.
"Merger"	shall have the meaning set forth in the LLC Purchase Agreement.
"MOAs"	shall mean the Palmosa MOAs and the Tsakos MOAs.
"Palmosa MOAs"	shall mean, collectively, the memoranda of agreement listed and described under the heading "Palmosa Memoranda of Agreement" in Schedule 3.
"Palmosa Sellers"	shall mean, collectively, those entities affiliated with the Palmosa, identified as sellers of the Palmosa Vessels in the Palmosa MOAs listed in Schedule 3.
"Palmosa Vessels"	shall mean, collectively, the six vessels to be delivered under the Palmosa MOAs.
"Shipco SPVs"
shall mean, collectively, the six Marshall Islands limited liability companies formed by TDB and to be sold and transferred for $1.00 each to Conbulk pursuant to the terms of the LLC Purchase Agreement and which will become the respective registered owners of the six Palmosa Vessels upon completion of the transactions contemplated hereby.
"Stock Consideration"	shall mean, as to each Palmosa Vessel, the amount shown in Schedule 2 in the column so headed.
"Tsakos MOAs"	shall mean, collectively, the memoranda of agreement listed and described under the heading "Tsakos Memoranda of Agreement" in Schedule 3.
"Tsakos Vessels"	shall mean, collectively, the four Vessels to be delivered under the Tsakos MOAs.
"Vessels"	shall mean, collectively, the six Palmosa Vessels and the four Tsakos Vessels.

 SCHEDULE 2

AGGREGATE PURCHASE PRICE ALLOCATION

Vessel Name	Flag	Aggregate Price Allocation		Cash Consideration(1)		Stock Consideration(1)
KUO FU	Panama		$29,510,630		$18,001,500		$11,509,000
KUO HUNG	Panama		31,510,630		20,551,800		10,959,000
KUO LUNG	Panama		32,510,630		20,190,500		12,320,000
KUO TAI	Panama		29,510,630		18,062,700		11,448,000
MSC BALI	Marshall Islands		13,500,000		6,400,000		7,100,000
MSC ZANZIBAR	Panama		14,500,000		7,702,500		6,798,000

		Total: $	151,042,520	Total: $	90,909,000	Total: $	60,134,000

(1)
Estimated amounts, based upon scheduled debt amortization through December 31, 2008. It is the intent of all parties that the cash consideration for each Palmosa Vessel will equal the actual amount of outstanding third-party debt on such vessel at closing and that the difference between the aggregate price allocation and the cash consideration for each such vessel will constitute the stock consideration. Accordingly, the cash consideration and the stock consideration for each such vessel will be adjusted to reflect the true amount of outstanding third-party debt at the time of closing. The actual number of shares that are issued for any vessel will equal the corresponding stock consideration divided by $7.88.

 SCHEDULE 3

PALMOSA MEMORANDA OF AGREEMENT

Memorandum of Agreement relating to the KUO FU dated September 19, 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Klaus Maritime Inc., as seller.

Memorandum of Agreement relating to the KUO TAI dated September 19, 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Nature Shipholding Ltd., as seller.

Memorandum of Agreement relating to the KUO HUNG dated September 19, 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Balance Management Ltd., as seller.

Memorandum of Agreement relating to the KUO LUNG dated September 19, 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Edwyn Shipmanagement Co., as seller.

Memorandum of Agreement relating to the MSC BALI dated September 19, 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Objective Finance S.A., as seller.

Memorandum of Agreement relating to the MSC ZANZIBAR dated September 19, 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Castella Shipping Inc., as seller.

TSAKOS MEMORANDA OF AGREEMENT

Memorandum of Agreement relating to the CCNI MEJILLONES dated September 17, 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Tango Shipping S.A., as seller.

Memorandum of Agreement relating to the MSC SARDINIA dated September 17, 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Maribel Shipping Corp., as seller.

Memorandum of Agreement relating to MSC LONDON dated September 17, 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Korinia Shipping Company Limited., as seller.

Memorandum of Agreement relating to MSC BRASILIA dated September 17, 2008 between TDB SPV LLC or its nominee as designated in the LLC Purchase Agreement, as buyer, and Hedgestone Shipping Company Ltd., as seller.

 SCHEDULE 4

Vessel	Charter
KUO FU	Cheng Lie Navigation Co. (S) Pte. Ltd. NYPE (81) 14-Feb 2008
KUO HUNG	Kuo Hsin Maritime, S.A. NYPE (81) 14-Feb 2008
KUO LUNG	Ching and Son Maritime S.A. NYPE (81) 14-Feb 2008
KUO TAI	CnC Line Limited NYPE (81) 14-Feb 2008
MSC BALI	Mediterranean Shipping Company S.A. NYPE (46) 08-May-2007
MSC ZANZIBAR	Mediterranean Shipping Company S.A. NYPE (46) 22-Mar-2007

 Appendix E

FORM OF PROXY

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

ARCADE ACQUISITION CORP.
c/o Arcade Partners, LLC
62 La Salle Road, Suite 304
West Hartford, Connecticut

SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF ARCADE ACQUISITION CORP.

The undersigned appoints                                        and                                         , and each of them with full power to act without the other, as proxies, each with the power to appoint a substitute, and thereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Arcade Acquisition Corp. held of record by the undersigned on                                        , 2008 at the Special Meeting of Stockholders to be held on                                        , 2008, and any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL. ARCADE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSALS SHOWN ON THE REVERSE SIDE.

(Continued and to be signed on reverse side)

VOTE BY TELEPHONE OR INTERNET

QUICK *** EASY *** IMMEDIATE

Arcade Acquisition Corp.

Voting by telephone or Internet is quick, easy and immediate. As an Arcade Acquisition Corp. stockholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern standard time, on                                         , 2008.

To Vote Your Proxy By Internet

It's fast, convenient, and your vote is immediately confirmed and posted. Follow these four easy steps.

1.  Read the accompanying proxy statement/prospectus and Proxy Card.

2.  Go to the Website http://www.proxyvote.com

3.  Enter your 12-digit Control Number located on your Proxy Card above your name.

4.  Follow the instructions provided.

YOUR VOTE IS IMPORTANT! http://www.                                         !

To Vote Your Proxy By Phone

It's fast, convenient and immediate. Follow these four easy steps:

1.  Read the accompanying proxy statement/prospectus and Proxy Card.

2.  Call the toll-free number (       )

3.  Enter your 12-digit Control Number located on your Proxy Card above your name.

4.  Follow the recorded instructions.

YOUR VOTE IS IMPORTANT! Call                                        !

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

To Vote Your Proxy By Mail

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL. ARCADE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.

1.    To approve the Redomiciliation Merger of Arcade with and into its wholly-owned Marshall Islands subsidiary, Conbulk, for the purpose of redomiciling Arcade to the Marshall Islands.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.    To approve the acquisition by Conbulk of all the outstanding membership interests of ten SPVs owned by Palmosa, and the transactions contemplated thereby.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Only if you voted "AGAINST" Proposal Number 2 and you hold shares of Arcade common stock issued in its initial public offering, you may exercise your redemption rights and demand that Arcade redeem your shares of common stock into a pro rata portion of the IPO trust account by marking the "Exercise Redemption Rights" box below. If you exercise your redemption rights, then you will be exchanging your shares of Arcade common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the acquisition is completed and you continue to hold these shares through the closing of the acquisition and tender your stock certificate to the combined company.

EXERCISE REDEMPTION RIGHTS    ☐

3.    To permit Arcade's Board of Directors or its chairman, in their discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to adopt Proposal Number 1 or Proposal Number 2.

☐ FOR	☐ AGAINST	☐ ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    ☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

Signature	Signature

Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Conbulk's articles of incorporation provide that all persons whom it may indemnify pursuant to Section 60 the Marshall Islands Business Corporations Act ("BCA") shall be entitled to be indemnified by it to the fullest extent permitted thereunder.

Section 60 of the BCA provides as follows:

Indemnification of directors and officers.

(a)
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(b)
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(c)
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(d)
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(e)
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(f)
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)
Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 21.    Exhibits

Exhibit No.	Description of Exhibit
2.1	Form of Agreement and Plan of Merger by and between Arcade and Conbulk (Attached as Appendix B to the joint proxy statement/prospectus, which is part of this registration statement on Form F-1/F-4.)
3.1	Amended and Restated Articles of Incorporation of Conbulk**
3.2	Amended and Restated Bylaws of Conbulk**
4.1	Specimen Common Stock Certificate**
4.2	Specimen Warrant Certificate**
4.3
Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Arcade Acquisition Corp. (Incorporated by reference to Arcade Acquisition Corp.'s Registration Statement on Form S-1 (File No. 333-140814))
4.4	Form of Unit Purchase Option granted to Morgan Joseph & Co. Inc. (Incorporated by reference to Arcade Acquisition Corp.'s Registration Statement on Form S-1 (File No. 333-140814))
10.1
Membership Interest Purchase Agreement, dated as of September 19, 2008, by and among Arcade, Palmosa and Palmosa Sub* (Attached as Appendix A to the joint proxy statement/prospectus, which is part of this registration statement on Form F-1/F-4.)
10.2
Supplemental Agreement, dated as of September 19, 2008, by and among Arcade, Palmosa, Palmosa Sub and each of the Palmosa affiliates selling vessels under the MOAs* (Attached as Exhibit D to the joint proxy statement/prospectus, which is part of this registration statement on Form F-1/F-4.)
10.3
Form of Memorandum of Agreement by and among Palmosa Sub and the Palmosa affiliates selling vessels thereunder (Attached as Appendix C to the joint proxy statement/prospectus, which is part of this registration statement on Form F-1/F-4.)
10.4
Form of Memorandum of Agreement by and among Palmosa Sub and the owner of the Tsakos vessels (Attached as Appendix C to the joint proxy statement/prospectus, which is part of this registration statement on Form F-1/F-4.)
10.5	Management Agreement, dated as of September 19, 2008, by and among Conbulk and the Manager
10.6	Time Charter for Kuo Lung, dated February 14, 2008**
10.7	Time Charter for Kuo Fu, dated February 14, 2008**
10.8	Time Charter for Kuo Hung, dated February 14, 2008**
10.9	Time Charter for Kuo Tai, dated February 14, 2008**
10.10	Time Charter for MSC Bali, dated May 8, 2007**
10.11	Time Charter for MSC Zanzibar, dated March 22, 2007**

Exhibit No.	Description of Exhibit
10.12	Time Charter for MSC Brazilia, dated November 12, 2003**
10.13	Time Charter for MSC London, dated November 12, 2003**
10.14	Time Charter for MSC Sardinia, dated June 23, 2004**
10.15	Recap of Time Charter for CCNI Mejillones
10.16	Form of Employment Agreement by and between Conbulk and each of Dimitris Dalakouras, George Bamiotis and Stefanos Kardamakis
10.17	Form of Consulting Agreement by and between Conbulk and each of Minuet Consultants Corp, Tivoli Consultants S.A. and Raven International Corp.
10.18	Form of Conbulk Corporation 2008 Incentive Plan
10.19	Form of Dividend Subordination Agreement**
10.20	Form of Registration Rights Agreement, by and between Conbulk and each recipient of common shares pursuant to the Purchase Agreement and Management Agreement
10.21	Form of Lock-Up Agreement, by and between Conbulk and each recipient of common shares pursuant to the Purchase Agreement and Management Agreement.
10.22
Form of Registration Rights Agreement among Arcade Acquisition Corp. and Arcade Acquisition Investors, LLC, Jonathan Furer, John Chapman and Muhit Rahman (incorporated by reference to Arcade Acquisition Corp.'s Registration Statement on Form S-1 (File No. 333-140814)).
5.1	Legal opinion of Seward & Kissel LLP.**
23.1	Consent of Rothstein Kass & Company, P.C.
23.2	Consent of PriceWaterhouseCoopers
23.3	Consent of Moore Stephens Chartered Accountants A.E.
23.4	Consent of Dimitris Dalakouras
23.5	Consent of Stefanos Kardamakis
23.6	Consent of George Bamiotis
23.7	Consent of Maria Tsakos
23.8	Consent of Michael Jolliffe
23.9	Consent of Dimitris Potamitis
23.10	Consent of Frans Malmros
23.11	Consent of Drewery Shipping Consultants Ltd

*
Exhibits and schedules have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

**
To be filed by amendment.

Item 22.    Undertakings

A.
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
If the Registrant is relying on Rule 430(B):

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement in reliance on Rule 430B as of the date the filed prospectus was deemed part of and included in this registration statement.

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

    (ii)
    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (6)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

    The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (7)
  The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (8)
  The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 7 immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

C.
The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

D.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Hartford, State of Connecticut, on September 29, 2008.

CONBULK CORPORATION (Registrant)
By:	/s/ JONATHAN FURER Name: Jonathan Furer Title: President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jonathan Furer, John Chapman and Muhit Rahman as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JONATHAN FURER Jonathan Furer	President (Principal Executive Officer) Director	September 29, 2008
/s/ JOHN CHAPMAN John Chapman	Treasurer (Principal Financial Officer and Principal Accounting Officer) Director	September 29, 2008
/s/ MUHIT RAHMAN Muhit Rahman	Secretary Director	September 29, 2008

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States, has signed this registration statement in the City of West Hartford, State of Connecticut, on September 29, 2008.

/s/ JONATHAN FURER
Jonathan Furer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Form of Agreement and Plan of Merger by and between Arcade and Conbulk (Attached as Appendix B to the joint proxy statement/prospectus, which is part of this registration statement on Form F-1/F-4.)
3.1	Amended and Restated Articles of Incorporation of Conbulk**
3.2	Amended and Restated Bylaws of Conbulk**
4.1	Specimen Common Stock Certificate**
4.2	Specimen Warrant Certificate**
4.3
Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Arcade Acquisition Corp. (Incorporated by reference to Arcade Acquisition Corp.'s Registration Statement on Form S-1 (File No. 333-140814))
4.4	Form of Unit Purchase Option granted to Morgan Joseph & Co. Inc. (Incorporated by reference to Arcade Acquisition Corp.'s Registration Statement on Form S-1 (File No. 333-140814))
10.1
Membership Interest Purchase Agreement, dated as of September 19, 2008, by and among Arcade, Palmosa and Palmosa Sub* (Attached as Appendix A to the joint proxy statement/prospectus, which is part of this registration statement on Form F-1/F-4.)
10.2
Supplemental Agreement, dated as of September 19, 2008, by and among Arcade, Palmosa, Palmosa Sub and each of the Palmosa affiliates selling vessels under the MOAs* (Attached as Exhibit D to the joint proxy statement/prospectus, which is part of this registration statement on Form F-1/F-4.)
10.3
Form of Memorandum of Agreement by and among Palmosa Sub and the Palmosa affiliates selling vessels thereunder (Attached as Appendix C to the joint proxy statement/prospectus, which is part of this registration statement on Form F-1/F-4.)
10.4
Form of Memorandum of Agreement by and among Palmosa Sub and the owner of the Tsakos vessels (Attached as Appendix C to the joint proxy statement/prospectus, which is part of this registration statement on Form F-1/F-4.)
10.5	Management Agreement, dated as of September 19, 2008, by and among Conbulk and the Manager
10.6	Time Charter for Kuo Lung, dated February 14, 2008**
10.7	Time Charter for Kuo Fu, dated February 14, 2008**
10.8	Time Charter for Kuo Hung, dated February 14, 2008**
10.9	Time Charter for Kuo Tai, dated February 14, 2008**
10.10	Time Charter for MSC Bali, dated May 8, 2007**
10.11	Time Charter for MSC Zanzibar, dated March 22, 2007**

Exhibit No.	Description of Exhibit
10.12	Time Charter for MSC Brazilia, dated November 12, 2003**
10.13	Time Charter for MSC London, dated November 12, 2003**
10.14	Time Charter for MSC Sardinia, dated June 23, 2004**
10.15	Recap of Time Charter for CCNI Mejillones
10.16	Form of Employment Agreement by and between Conbulk and each of Dimitris Dalakouras, George Bamiotis and Stefanos Kardamakis
10.17	Form of Consulting Agreement by and between Conbulk and each of Minuet Consultants Corp, Tivoli Consultants S.A. and Raven International Corp.
10.18	Form of Conbulk Corporation 2008 Incentive Plan
10.19	Form of Dividend Subordination Agreement**
10.20	Form of Registration Rights Agreement, by and between Conbulk and each recipient of common shares pursuant to the Purchase Agreement and Management Agreement
10.21	Form of Lock-Up Agreement, by and between Conbulk and each recipient of common shares pursuant to the Purchase Agreement and Management Agreement.
10.22
Form of Registration Rights Agreement among Arcade Acquisition Corp. and Arcade Acquisition Investors, LLC, Jonathan Furer, John Chapman and Muhit Rahman (incorporated by reference to Arcade Acquisition Corp.'s Registration Statement on Form S-1 (File No. 333-140814)).
5.1	Legal opinion of Seward & Kissel LLP.**
23.1	Consent of Rothstein Kass & Company, P.C.
23.2	Consent of PriceWaterhouseCoopers
23.3	Consent of Moore Stephens Chartered Accountants A.E.
23.4	Consent of Dimitris Dalakouras
23.5	Consent of Stefanos Kardamakis
23.6	Consent of George Bamiotis
23.7	Consent of Maria Tsakos
23.8	Consent of Michael Jolliffe
23.9	Consent of Dimitris Potamitis
23.10	Consent of Frans Malmros
23.11	Consent of Drewery Shipping Consultants Ltd

*
Exhibits and schedules have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

**
To be filed by amendment.

QuickLinks

CONBULK CORPORATION NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ARCADE ACQUISITION CORP. (a corporation in the development stage) BALANCE SHEET
ARCADE ACQUISITION CORP. (a corporation in the development stage) STATEMENT OF OPERATIONS
ARCADE ACQUISITION CORP. (a corporation in the development stage) STATEMENT OF STOCKHOLDERS' EQUITY For the period January 30, 2007 (date of inception) to June 30, 2008
ARCADE ACQUISITION CORP. (a corporation in the development stage) STATEMENT OF CASH FLOWS
ARCADE ACQUISITION CORP. (a corporation in the development stage) NOTES TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PALMOSA SHIPPING CORPORATION Years ended December 31, 2007, 2006 and 2005 (Amounts in US Dollars unless otherwise stated) CONSOLIDATED BALANCE SHEET
PALMOSA SHIPPING CORPORATION Years ended December 31, 2007, 2006 and 2005 (Amounts in US Dollars unless otherwise stated) CONSOLIDATED INCOME STATEMENT
PALMOSA SHIPPING CORPORATION Years ended December 31, 2007, 2006 and 2005 (Amounts in US Dollars unless otherwise stated) CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
PALMOSA SHIPPING CORPORATION Years ended December 31, 2007, 2006 and 2005 (Amounts in US Dollars unless otherwise stated) CONSOLIDATED CASH FLOW STATEMENT
PALMOSA SHIPPING CORPORATION Years ended December 31, 2007, 2006 and 2005 (Amounts in US Dollars unless otherwise stated) NOTES TO THE FINANCIAL STATEMENTS
THE TSAKOS COMPANIES COMBINED BALANCE SHEET AS AT 31 DECEMBER, 2007 AND 2006 (Expressed in United States Dollars)
THE TSAKOS COMPANIES COMBINED INCOME STATEMENT FOR THE YEAR ENDED 31 DECEMBER, 2007 AND 2006 (Expressed in United States Dollars)
THE TSAKOS COMPANIES COMBINED STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED 31 DECEMBER, 2007 AND 2006 (Expressed in United States Dollars)
THE TSAKOS COMPANIES COMBINED CASH FLOW STATEMENT FOR THE YEAR ENDED 31 DECEMBER, 2007 AND 2006 (Expressed in United States Dollars)
THE TSAKOS COMPANIES Notes to the combined financial statements for the year ended 31 December, 2007 and 2006 (expressed in United States Dollars)
THE TSAKOS COMPANIES Notes to the combined financial statements for the year ended 31 December, 2007 and 2006 (expressed in United States Dollars)
  Appendix A
  Annex A
  Appendix B
  Appendix C
  Appendix D
  SCHEDULE 1
  SCHEDULE 2
  SCHEDULE 3
  SCHEDULE 4
  Appendix E
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits
  Item 22. Undertakings